   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 2002

                                                      REGISTRATION NO. 333-97723
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

       (SUCCESSOR REGISTRANT TO LOEWS CINEPLEX ENTERTAINMENT CORPORATION


              PURSUANT TO RULE 414 OF THE SECURITIES ACT OF 1933)

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------


             DELAWARE                             7832                            48-1281416
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NO.)             IDENTIFICATION NO.)


                                711 FIFTH AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 833-6200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                  TRAVIS REID
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                711 FIFTH AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 833-6200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

     JOEL I. GREENBERG, ESQ.              MICHAEL POLITI, ESQ.              JOHN T. GAFFNEY, ESQ.
      LYNN TOBY FISHER, ESQ.          VICE PRESIDENT AND CORPORATE         CRAVATH, SWAINE & MOORE
         KAYE SCHOLER LLP                       COUNSEL                       825 EIGHTH AVENUE
         425 PARK AVENUE              LOEWS CINEPLEX ENTERTAINMENT         NEW YORK, NEW YORK 10019
     NEW YORK, NEW YORK 10022                 CORPORATION                       (212) 474-1000
          (212) 836-8000                    711 FIFTH AVENUE
                                        NEW YORK, NEW YORK 10022
                                             (646) 521-6000


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM         PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO       AMOUNT TO BE            OFFERING PRICE         AGGREGATE OFFERING
           BE REGISTERED                  REGISTERED(1)             PER SHARE(2)               PRICE(2)
--------------------------------------------------------------------------------------------------------------
Class A common stock, par value $.01
  per share...                                        shares                                 $300,000,000
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

------------------------------------  ----------------------
------------------------------------  ----------------------

TITLE OF EACH CLASS OF SECURITIES TO        AMOUNT OF
           BE REGISTERED                 REGISTRATION FEE
------------------------------------  ----------------------
Class A common stock, par value $.01
  per share...                            $27,600.00(3)
-----------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(3) Previously paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           IMPORTANT EXPLANATORY NOTE

     This Registration Statement contains a prospectus to be used in connection with an underwritten initial public offering of our class A common stock in the United States (the "Underwritten Offering"). We intend to file by amendment a prospectus to be used in connection with the issuance of class A common stock in exchange for the exchangeable shares to be offered in Canada by our subsidiaries in an underwritten offering (the "Exchangeable Offering") concurrently with our initial public offering in the United States. The two prospectuses will be substantially identical in all respects except for the front and back cover pages; the "Use of Proceeds" section; and the section entitled "Underwriting" in the prospectus relating to the Underwritten Offering, which will be replaced by a section entitled "Plan of Distribution" in the prospectus relating to the Exchangeable Offering.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, Dated           , 2002

                                     SHARES

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                       LOEWS CINEPLEX ENTERTAINMENT LOGO
                              CLASS A COMMON STOCK
                               $       PER SHARE

                             ----------------------

     We are offering           shares of class A common stock to the public and
the selling stockholder is offering           shares of class A common stock to
the public. We will not receive any of the proceeds from the shares sold by the selling stockholder. We anticipate that the initial public offering price will be between $ and $ per share.

     Concurrently with this offering, two of our Canadian subsidiaries are offering exchangeable shares in an underwritten offering in Canada. Each exchangeable share will be exchangeable at the option of the holder into one share of our class A common stock.

     We, our subsidiaries and the selling stockholder will sell a combined total
of           shares of class A common stock and exchangeable shares. In addition, we, our subsidiaries and the selling stockholder have granted the
underwriters options to purchase up to an aggregate of      additional shares of
class A common stock and exchangeable shares to cover over-allotments.

     No public market currently exists for shares of our class A common stock. We have applied to list our class A common stock on the New York Stock Exchange under the symbol "LWC".

                             ----------------------

     Investing in our common stock involves risks. See "Risk Factors" on page
11.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

                                                              Per Share    Total
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discount.......................................  $           $
Proceeds to us before expenses..............................  $           $
Proceeds to the selling stockholder before expenses.........  $           $

     The underwriters expect to deliver the shares of class A common stock to
purchasers on or about           , 2002.

                             ----------------------

GOLDMAN, SACHS & CO.                                        SALOMON SMITH BARNEY

                             ----------------------

CREDIT SUISSE FIRST BOSTON                                   MERRILL LYNCH & CO.

                       Prospectus dated           , 2002.

                              [INSIDE COVER PAGE]

                               COVER ART TO COME

                               TABLE OF CONTENTS


About This Prospectus..................    i
Prospectus Summary.....................    1
Risk Factors...........................   11
Special Note Regarding Forward-Looking
  Statements...........................   20
Market and Currency Information........   20
Use of Proceeds........................   21
Dividend Policy........................   21
Capitalization.........................   22
Dilution...............................   24
Selected Historical Financial and
  Operating Data.......................   25
Unaudited Pro Forma Combined Financial
  Statements...........................   30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   38
Film Exhibition Industry...............   62
Business...............................   65
Management.............................   78
Certain Relationships and Related
  Transactions.........................   90
Principal and Selling Stockholders.....   95
Description of Capital Stock...........   97
Material U.S. Federal Income Tax
  Considerations for Non-U.S.
  Holders..............................  103
Shares Eligible for Future Sale........  106
Underwriting...........................  108
Legal Matters..........................  112
Experts................................  112
Where You Can Find More Information....  112
Index to Financial Statements..........  F-1


                             ---------------------

     Until           , 2002, all dealers that effect transactions in our class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ABOUT THIS PROSPECTUS

     Unless the context otherwise indicates or requires, as used in this prospectus:


     - our "holding company formation" refers to (i) the October 2002 transactions in which Loews Cineplex Entertainment Corporation (renamed Loews Cineplex Theatres, Inc.) became our indirect wholly owned subsidiary and we changed our name from LCEC Corp. to Loews Cineplex Entertainment Corporation to facilitate this offering and our subsidiary's concurrent debt financings, and (ii) related transactions that will occur concurrently with this offering;



     - "we," "us," "our," "Loews" or "Loews Cineplex" means, at any date before our holding company formation on October 23, 2002, Loews Cineplex Entertainment Corporation and its subsidiaries, and at any date from October 23, 2002 means LCEC Corp. (renamed Loews Cineplex Entertainment Corporation) and its subsidiaries; "Loews Cineplex Theatres" means Loews Cineplex Theatres, Inc. and its subsidiaries; and "Loews Canada" means Loews Cineplex Entertainment Corporation Canada;


     - "this offering" means the offering of class A common stock by us and the selling stockholder and the concurrent offering of Loews Canada exchangeable shares;


     - all references to class A common stock and class B common stock before October 23, 2002 mean the common stock of Loews Cineplex Entertainment Corporation before the holding company formation, and at any date from October 23, 2002 mean the class A common stock and class B common stock of LCEC Corp. (renamed Loews Cineplex Entertainment Corporation);


     - all share data (1) assume the issuance of the shares of our class A common stock issuable upon exchange of all Loews Canada exchangeable shares that will be outstanding after this offering, (2) assume the over-allotment options to purchase up to an aggregate of shares of class A common stock and exchangeable shares are not
           exercised and (3) give effect to a   :  stock-split we will effect
           immediately prior to the closing of this offering;

     - our description of our business, including screen and theatre counts, gives effect to our acquisition of Grupo Cinemex, S.A. de C.V., or Grupo Cinemex, and the partnership interest in Loeks-Star Partners, or Loeks-Star Theatres, that we did not previously own;

     - Grupo Cinemex's fiscal year is the calendar year and, therefore, its fiscal quarters end two months prior to our fiscal quarters. Our financial data as of and for the six months ended August 31, 2002 include the financial data of Grupo Cinemex on a combined basis as of June 30, 2002 or for the period from June 19, 2002, the date it became an entity under common control, to June 30, 2002;

     - "pro forma" refers to data giving effect to (1) our acquisition of Grupo Cinemex, (2) our acquisition of an additional 49% interest in Loeks-Star Theatres, (3) our bankruptcy reorganization and (4) our adoption of Statement of Financial Accounting Standards No. 142;

     - "pro forma, as adjusted" refers to pro forma data adjusted to give effect to (1) this offering, (2) borrowings under the new senior secured credit facilities of Loews Cineplex Theatres and Grupo Cinemex, (3) the concurrent notes offering and (4) the application of our net proceeds from the foregoing as described in "Use of Proceeds;"

     -     "as adjusted" refers to historical data adjusted to give effect to
           (1) this offering, (2) borrowings under the new senior secured credit facilities of Loews Cineplex Theatres and Grupo Cinemex, (3) the concurrent notes offering and (4) the application of our net proceeds from the foregoing as described in "Use of Proceeds;"

     - "market share" refers to share of aggregate box office revenues in the relevant market, and market information refers to information for calendar year 2001; and

     - "domestic" refers to the U.S. and Canada and "international" refers to all countries other than the U.S. and Canada.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the securities being sold in this offering, the financial statements and notes thereto and the pro forma financial data appearing elsewhere in this prospectus.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

  OVERVIEW

     We are one of the world's leading film exhibition companies, with theatres in the United States, Canada, Mexico, Spain and South Korea. As of August 31, 2002, we owned, operated or had an interest in 2,761 screens in 280 theatres. The majority of our theatres are concentrated in major metropolitan markets and we have a leading market share, based on box office revenues, in some of the most important markets in the countries in which we operate. We believe our concentration in major metropolitan markets increases our strategic importance to film studios, concession suppliers, advertisers and real estate owners and developers. We operate theatres under the Loews Theatres, Cinemex Theatres, Cineplex Odeon and Star Theatres names. Our partnerships operate theatres under the Magic Johnson Theatres, Yelmo Cineplex and Megabox names.

     In the U.S., we operate 1,527 screens in 151 theatres in 19 states and the District of Columbia. We have the number one market share in the metropolitan areas of New York, Chicago, Detroit and Washington, D.C. and an important market presence in Los Angeles, San Francisco, Boston, Seattle, Dallas, Houston and Baltimore. More than 75% of our U.S. theatres are located in the top 10 designated market areas, or DMAs, and more than 90% of our U.S. theatres are located in the top 25 DMAs.

     In Canada, we are one of the two leading exhibitors and own, operate or have an interest in 620 screens in 72 theatres in six provinces. Our Canadian circuit has approximately a 25% share of the total film exhibition market in Canada. More than 90% of our Canadian theatres are located in the top 10 DMAs.

     In Mexico, we have approximately a 50% market share in the Mexico City metropolitan area, where 26 of our 31 theatres and 289 of our 349 screens are located. Our Mexican circuit is modern, with an average theatre age of less than four years. We also own 50% interests in partnerships that operate theatres in Spain and South Korea. Yelmo Cineplex, our Spanish partnership, is the largest film exhibitor in Spain measured by total screens, with 223 screens in 21 theatres. Megabox Cineplex, our South Korean partnership, operates 42 screens in five theatres.

  OUR COMPETITIVE STRENGTHS

     We believe that the following competitive strengths position us well for future growth and profitability:

     Highly Concentrated and Well Positioned in Major Metropolitan Markets. Our theatre circuit is concentrated in some of the largest cities in our domestic and international markets. We believe that our concentration and market position in major metropolitan markets with desirable demographics increase our strategic importance to film studios, concession suppliers and real estate owners and developers, enhance our ability to generate ancillary revenue opportunities, such as advertising, and improve our asset utilization rate.

     Reduced Leverage and Increased Flexibility. We believe that our reduced leverage, as reflected on our pro forma, as adjusted, balance sheet, compares favorably to our reporting competitors. Combined with our cash flow from operations, we believe our balance sheet allows us substantial strategic flexibility in operating our business and in pursuing selected growth opportunities.

     Reorganization Significantly Enhanced Our Theatre Portfolio. In the course of our reorganization, we closed 119 theatres with 748 screens, which were primarily non-strategic and underperforming theatres. During the same period, we also amended the terms of 86 of our continuing theatre leases to obtain significant rent reductions, lease termination rights, shortened lease terms or other landlord concessions. As a result of this process, we believe we have significantly enhanced the quality, profitability and operating flexibility of our theatre portfolio.

     Positioned to Capitalize on Growth in Select International Markets. We believe our international theatres are in some of the most attractive metropolitan markets in the countries in which they are located. They collectively generate a higher operating margin than our domestic operations and provide us with strong growth opportunities. As theatre infrastructure improves in these and other international markets and patrons around the world continue to develop American-style moviegoing habits, we believe that per capita attendance, box office revenues and concession sales in international markets will continue to rise.

  OUR STRATEGY

     Key elements of our strategy include:

     Maximizing Financial Returns from our Existing Markets. We believe that our prominent position in the major metropolitan markets in which we have a presence and our focus on customer satisfaction will continue to drive growth in our revenues and profitability. Our market concentration and experience in these markets enable us to manage our film, concession and other theatre-level costs effectively, thereby maximizing our operating efficiencies. In addition to our focus on improving and refurbishing our existing assets, we seek complementary development and acquisition opportunities to further enhance our competitive position in our domestic and international markets.

     Capitalizing on Ancillary Revenue Opportunities. We seek to expand and develop ancillary revenue opportunities, such as advertising, which have attractive margins. We believe that our strong presence and leading market position in major metropolitan markets position us to capitalize on ancillary revenue opportunities as they develop.

     Pursuing Selected Growth Opportunities in New Markets. We intend to selectively pursue expansion opportunities domestically and internationally that meet our strategic and financial return criteria. We look for opportunities that will provide us with a platform to establish strong concentrations in major metropolitan markets. We believe that we have the financial strength, experience and flexibility to pursue attractive acquisitions.

  OUR INDUSTRY


     Global box office revenues reached record levels in 2001, increasing to $18.5 billion from $13.9 billion in 1995. In the U.S., 2001 was the tenth consecutive year of box office revenue growth, reaching record levels of approximately $8.4 billion. That growth has continued in 2002, with U.S. box office revenues up 14% year over year through December 12, 2002.


     From 1995 to mid-year 2000, the domestic film exhibition industry experienced a period of significant expansion. In 2000 and 2001, an oversupply of screens, combined with a heavy reliance on debt financing and below average film product, created financial pressures that caused many major film exhibitors to declare bankruptcy. We believe the reductions in screen count that resulted from these bankruptcies, combined with strong film releases, have meaningfully improved the economics of the film exhibition industry.

     We believe that the film exhibition industry will continue to benefit from the following trends:

     - increased studio spending on the production and marketing of new film releases;

     - development of strong film franchises and increased appeal of a diversity of films;

     -     importance of international markets;

     -     favorable attendance trends;

     -     screen rationalization; and

     -     reduced seasonality of revenues.

  OUR REORGANIZATION

     On February 15, 2001, we and all of our wholly owned U.S. subsidiaries filed voluntary petitions to reorganize under chapter 11 of the U.S. Bankruptcy Code. In Canada, on the same date, we obtained an order to initiate a restructuring of obligations and operations of our wholly owned subsidiary, Cineplex Odeon Corporation, or Cineplex Odeon, and certain of its Canadian subsidiaries under the Companies' Creditors Arrangement Act, or the CCAA. We emerged from bankruptcy reorganization effective March 21, 2002.

     Pursuant to our plan of reorganization, in consideration for $300.0 million of pre-petition bank debt and $35.0 million in cash, we issued [60,000] shares of our class B common stock to Onex Corporation, or Onex, and [40,000] shares of our class A common stock to OCM Cinema Holdings, LLC, or OCM Cinema. As a result, following our emergence from bankruptcy reorganization, Onex and OCM Cinema owned 60% and 40%, respectively, of our common stock.

     During our reorganization, we closed 119 theatres that generated marginal or negative cash flows and were not strategically important to us. We were also able to renegotiate the terms of 86 of our continuing theatre leases. These theatre closings and lease renegotiations significantly reduced our operating expenses and enhanced our flexibility in responding to changing market conditions.

     Although we emerged from bankruptcy on March 21, 2002, for accounting purposes we have accounted for our reorganization as of March 31, 2002. Accordingly, our historical financial information reflects the financial condition and results of operations of our predecessor company (prior to reorganization) for all periods presented through March 31, 2002 and our successor company for the period April 1 through August 31, 2002.

  RECENT DEVELOPMENTS


     Holding Company Formation. To facilitate this offering and the concurrent debt financings by our subsidiary, Loews Cineplex Theatres, in October 2002, we effected a series of transactions with our subsidiaries to create a new holding company structure. As a result of these transactions:


     - the historical Loews Cineplex Entertainment Corporation, renamed Loews Cineplex Theatres, Inc., became our indirect wholly owned subsidiary,

     - the outstanding class A common stock and class B common stock of Loews Cineplex Theatres was exchanged for our class A common stock and class B common stock, respectively, and

     -     we renamed ourselves Loews Cineplex Entertainment Corporation.

     Concurrently with the closing of this offering, Loews Cineplex Theatres will distribute to us its interest in Yelmo Cineplex and Megabox Cineplex. As a result of this distribution, we will conduct our domestic film exhibition operations through Loews Cineplex Theatres and our international film exhibition operations through other subsidiaries.

     Loeks-Star Theatres Acquisition. We have owned a 50% interest in Loeks-Star Theatres since it was formed in 1988. On April 2, 2002, Onex and OCM Cinema acquired a 49% interest in Loeks-Star Theatres from our partner for $38.3 million, and agreed to acquire the remaining 1% interest not later than May 1, 2003 for $800,000. Loeks-Star Theatres owns and operates 10 Star Theatres in Michigan, comprising 156 screens.

     Grupo Cinemex Acquisition. On June 19, 2002, Onex and OCM Cinema acquired Grupo Cinemex, the operator of Cinemex Theatres, for $223.9 million and the assumption of $71.3 million of debt. Grupo Cinemex owns and operates 349 screens in 31 theatres in Mexico, and is the largest film exhibition company in the Mexico City metropolitan area based on box office revenues.

     Loeks-Star Theatres and Grupo Cinemex Combinations. Concurrently with the closing of this offering, Onex and OCM Cinema will cause their interests in Grupo Cinemex and Loeks-Star Theatres to be combined with us. As a result, Grupo Cinemex and Loeks-Star Theatres will become our wholly owned subsidiaries, excluding an approximate 2% interest in Grupo Cinemex to be held by its chief executive officer and giving effect to our agreement to purchase the remaining 1% interest in Loeks-Star Theatres.

     Megabox Cineplex Acquisition. On July 31, 2002, we acquired an additional 25.4% interest in the Megabox Cineplex partnership in South Korea for $20.6 million, bringing our total interest to 50.0%. Megabox Cineplex owns and operates 42 screens in five theatres in South Korea, including a 16-screen theatre located in Seoul that had approximately 5.7 million patrons in 2001. We believe this theatre is among the most attended theatres in the world.


 OUR RISKS


     Despite the competitive strengths described above, our business is subject to a number of risks:

     -     We operate in an industry that is fragmented and highly competitive.

     - We compete with other theatre circuits with respect to film product, attracting patrons, acquiring and developing new theatre sites and acquiring theatre circuits.

     - Poor performance of, or any disruption in the production or distribution of, first-run motion pictures, or a reduction in the marketing efforts of the film distributors, would hurt our business and results of operations.

     - If we fail to maintain the operating efficiencies we have generated in the past, our results of operations may suffer.

     - $ million of the net proceeds of this offering will be used to repay indebtedness outstanding under our existing credit facilities, and will therefore not be available for working capital or other corporate purposes.

     For a discussion of these and other risks, please see "Risk Factors" beginning on page 11.

                            ------------------------

     We were originally incorporated under the name LCEC Corp. in the State of Delaware in October 2002. Our principal executive offices are located at 711 Fifth Avenue, New York, New York 10022. Our telephone number is (212) 833-6200. Our website address is www.loewscineplex.com. The information on our website does not constitute part of this prospectus.

                                  THE OFFERING

Shares offered............................                   shares

     Class A common stock offered by
Loews.....................................                   shares

     Class A common stock offered by the
selling stockholder.......................                   shares

     Exchangeable shares offered by our
subsidiaries..............................                   exchangeable shares

Common stock to be outstanding after this offering

     Class A..............................                   shares. In
                                              calculating the number of
                                              outstanding shares, we have
                                              included shares issuable upon
                                              exchange of all exchangeable
                                              shares that will be outstanding
                                              after this offering. See
                                              "--Concurrent Financings."

     Class B..............................                   shares

Use of proceeds...........................    We estimate that our net proceeds
                                              from this offering and the
                                              concurrent offering of
                                              exchangeable shares will be
                                              approximately $     million. We
                                              will not receive any of the
                                              proceeds from the sale of shares
                                              by the selling stockholder. We
                                              expect to use our net proceeds to
                                              repay a portion of our existing
                                              debt, for working capital and
                                              capital expenditures and for
                                              general corporate purposes. See
                                              "Use of Proceeds."

Over-allotment options....................    We, our subsidiaries and the
                                              selling stockholder have granted
                                              the underwriters 30-day options to
                                              purchase up to an additional
                                                             shares of class A
                                              common stock and
                                              exchangeable shares, to cover
                                              over-allotments.

New York Stock Exchange symbol............    "LWC"

Dividend policy...........................    We currently intend to retain all
                                              future earnings to fund
                                              development and growth of our
                                              business. We do not anticipate
                                              paying cash dividends on our
                                              common stock in the foreseeable
                                              future.
---------------
     The number of shares of class A common stock and class B common stock to be outstanding after this offering is based on the number of shares outstanding as
of           , 2002 and excludes:

     -     an aggregate of           shares of class A common stock and
           exchangeable shares issuable upon exercise of the underwriters' over-allotment options;

     -     approximately                shares of class A common stock issuable
           upon the exercise of options and approximately                shares
           of restricted stock, which we will grant or issue to directors, officers and other employees concurrently with the closing of this offering pursuant to our long-term incentive plan; and

     - [1,575] shares and [727] shares of class A common stock issuable pursuant to warrants we have agreed to issue to OCM Cinema and Onex, respectively.

                             CONCURRENT FINANCINGS

EXCHANGEABLE SHARE OFFERING

     Concurrently with the offer and sale of shares of our class A common stock pursuant to this prospectus, two of our subsidiaries are offering exchangeable shares of Loews Cineplex Entertainment Corporation Canada, or Loews Canada, for sale in an underwritten offering in Canada. Each exchangeable share will be exchangeable at the option of the holder into one share of our class A common stock, subject to compliance with the applicable exchange procedures and securities laws. We, our subsidiaries and the selling stockholder will sell a
combined total of           shares of our class A common stock and exchangeable
shares of Loews Canada, assuming the over-allotment options for an aggregate of shares of class A common stock and exchangeable shares are not exercised. We will reduce the number of shares of our class A common stock we sell in this offering by the number of exchangeable shares sold by our subsidiaries in the concurrent offering.

     The exchangeable shares sold in the concurrent offering may not be resold or otherwise transferred in the United States except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from registration under the Securities Act. The issuance of the shares of our class A common stock issuable upon exchange of the exchangeable shares is registered under the same registration statement as the offer and sale of our shares of class A common stock pursuant to this prospectus. The offering of exchangeable shares will enable Canadian investors to acquire shares that are not foreign property for Canadian federal income tax purposes. The offering of class A common stock pursuant to this prospectus and the offering of the exchangeable shares of Loews Canada will close at the same time.

SENIOR SUBORDINATED NOTES OFFERING

     Concurrently with this offering, our subsidiary, Loews Cineplex Theatres,
is selling $  million aggregate principal amount of its      % senior
subordinated notes due 20 in an offering exempt from registration under the Securities Act.

SENIOR SECURED CREDIT FACILITIES

     Concurrently with this offering, Loews Cineplex Theatres will enter into a
senior secured credit facility consisting of a $     million seven-year term
loan and a $     million five-year revolving credit facility. Prior to or
concurrently with this offering, Grupo Cinemex will enter into a senior secured
credit facility consisting of a      million Mexican pesos (approximately $
million)           -year term loan.

                            ------------------------

     This offering is contingent on the closings of the concurrent notes offering and the Loews Cineplex Theatres senior secured credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     You should read the summary historical and pro forma financial and operating data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Statements" and the financial statements and related notes and other financial information included elsewhere in this prospectus. See the notes to our financial statements for a description of the differences between U.S. and Canadian generally accepted accounting principles.

SUMMARY FINANCIAL DATA

                                                     PREDECESSOR                           SUCCESSOR     PRO FORMA, AS ADJUSTED
                             -----------------------------------------------------------   ----------   -------------------------
                                                                 SIX MONTHS                                 YEAR       SIX MONTHS
                               YEAR ENDED FEBRUARY 28 OR 29,       ENDED      MARCH 1 TO   APRIL 1 TO      ENDED         ENDED
                             ---------------------------------   AUGUST 31,   MARCH 31,    AUGUST 31,   FEBRUARY 28,   AUGUST 31,
                               2000        2001        2002         2001         2002       2002(A)         2002          2002
                             ---------   ---------   ---------   ----------   ----------   ----------   ------------   ----------
                                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
  Revenues:
    Box office.............  $ 647,774   $ 628,851   $ 600,725   $ 317,335     $ 52,514    $ 301,895
    Concessions............    243,511     241,034     224,289     118,649       20,869      120,109
    Other..................     37,182      35,383      31,139      16,153        2,156       14,531
                             ---------   ---------   ---------   ---------     --------    ---------     ----------     --------
        Total operating
          revenues(b)......    928,467     905,268     856,153     452,137       75,539      436,535
  Expenses:
    Theatre operations and
      other expenses.......    694,712     714,132     652,944     339,438       54,890      319,328
    Cost of concessions....     38,245      39,061      35,080      19,495        2,609       16,963
    General and
      administrative.......     53,031      50,369      42,186      21,103        3,906       24,924
    Depreciation and
      amortization.........    112,236     124,119     108,823      53,543        6,307       28,570
    Restructuring
      charges(c)...........         --      12,653       9,549         629        1,445           --
    Loss on sale/disposal
      of theatres and
      other(c).............      8,388     240,609      33,810      17,815           --           --
                             ---------   ---------   ---------   ---------     --------    ---------     ----------     --------
        Total operating
          expenses.........    906,612   1,180,943     882,392     452,023       69,157      389,785
  Income/(loss) from
    operations.............     21,855    (275,675)    (26,239)        114        6,382       46,750
  Interest expense.........     72,728      98,601      60,866      33,111        3,914       18,068
  Equity (income)/loss in
    long-term
    investments(b).........     (1,145)      8,385       1,748       1,607          (87)      (1,602)
  Reorganization
    costs(c)...............         --      42,146      96,497      18,587        2,573           --
                             ---------   ---------   ---------   ---------     --------    ---------     ----------     --------
  Income/(loss) before
    income taxes,
    extraordinary gain and
    cumulative effect of
    change in accounting
    principle..............    (49,728)   (424,807)   (185,350)    (53,191)         (18)      30,284
    Income tax expense.....      1,662       3,598       2,550       1,187          199        1,141
                             ---------   ---------   ---------   ---------     --------    ---------     ----------     --------
  Income/(loss) before
    extraordinary gain and
    cumulative effect of
    change in accounting
    principle..............    (51,390)   (428,405)   (187,900)    (54,378)        (217)      29,143
  Extraordinary gain, net
    of tax(d)..............         --          --          --          --      474,290           --
  Cumulative effect of
    change in accounting
    principle, net of
    tax(e).................         --       7,841          --          --           --           --
                             ---------   ---------   ---------   ---------     --------    ---------     ----------     --------
  Net income/(loss)(b).....  $ (51,390)  $(436,246)  $(187,900)  $ (54,378)    $474,073    $  29,143
                             =========   =========   =========   =========     ========    =========     ==========     ========

OTHER FINANCIAL DATA:
  Capital expenditures.....  $ 185,350   $ 150,859   $  55,888   $  22,856     $  1,512    $  13,430
  Cash provided by/(used
    in):
    Operating
      activities(f)........     57,097     (43,231)     61,155      30,536      (47,272)       1,330
    Investing activities...   (218,503)   (148,226)    (53,254)    (20,960)       3,416      (15,060)
    Financing activities...    144,967     206,922       6,067       1,033       73,272       14,456

  EBITDA(b)(g).............    135,236    (202,087)    (15,661)     33,463       10,203       76,922

                                                                           Table
continued on following page.

                                                               AS OF AUGUST 31, 2002
                                                              ------------------------
                                                              SUCCESSOR
                                                              ----------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents(b)..............................  $   91,310    $
  Total assets..............................................   1,567,014
  Total debt(b).............................................     667,753
  Total liabilities.........................................     917,738
  Stockholders' equity......................................     649,276

---------------

(a) Includes the financial results of Loeks-Star Theatres on a combined basis from April 2, 2002, the date Loeks-Star Theatres became an entity under common control. Prior to April 2, 2002, we accounted for Loeks-Star Theatres under the equity method of accounting based on our 50% interest in the partnership. Also includes the financial results of Grupo Cinemex on a combined basis from June 19, 2002, the date Grupo Cinemex became an entity under common control, to June 30, 2002.

(b) The following information sets forth our percentage share, based on our equity ownership, of the financial condition and results of operations of our partnerships. These amounts are not included in the respective line items. None of this information is a presentation made in accordance with generally accepted accounting principles or is a measure of financial condition or profitability. This financial information is included in this prospectus to provide additional information that our management uses to assess our company as a whole, including the value of our equity interests in our partnerships and our partnerships' operations from period to period. We believe that the performance of our partnerships is of interest to investors in evaluating our company as a whole.

    We do not control the decision-making for our partnerships, and our ability to transfer cash from these partnerships is restricted. The debt of our partnerships is non-recourse to us.


                                                                                  PREDECESSOR                         SUCCESSOR
                                                             -----------------------------------------------------    ----------
                                                                     YEAR ENDED            SIX MONTHS
                                                                 FEBRUARY 28 OR 29,          ENDED      MARCH 1 TO    APRIL 1 TO
                                                             ---------------------------   AUGUST 31,   MARCH 31,     AUGUST 31,
                                                              2000      2001      2002        2001         2002          2002
                                                             -------   -------   -------   ----------   ----------    ----------
                                                                                (IN THOUSANDS)
      Our share of partnership revenues....................  $59,400   $66,878   $77,345    $39,450      $ 7,627       $31,438
      Our share of partnership EBITDA......................   11,796    10,602    13,679      7,733        1,642         6,581
      Our share of partnership net (income)/loss...........   (1,145)    8,385     1,748      1,607          (87)       (1,602)
      Our share of partnership cash (at period end)........    4,006     3,390     2,524      7,922        2,450         4,533
      Our share of partnership debt (at period end)........   31,048    40,241    41,033     39,442       42,087        21,780


(c) See the notes to our financial statements with respect to our bankruptcy and financial reporting in accordance with Statement of Financial Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," and our restructuring charges, loss on sale/disposal of theatres and other and reorganization costs.

(d) Represents the extraordinary gain, net of tax, resulting from the extinguishment of liabilities subject to compromise in connection with our reorganization.

(e) Represents a one-time charge to reflect the adoption of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," regarding the accounting for advance sales. See the further discussion in the notes to our financial statements.

(f) Cash provided by/(used in) operating activities reflects the payment of restructuring charges, bankruptcy claims and reorganization costs, as follows:

                                                                                  PREDECESSOR                         SUCCESSOR
                                                             -----------------------------------------------------    ----------
                                                                     YEAR ENDED            SIX MONTHS
                                                                 FEBRUARY 28 OR 29,          ENDED      MARCH 1 TO    APRIL 1 TO
                                                             ---------------------------   AUGUST 31,   MARCH 31,     AUGUST 31,
                                                              2000      2001      2002        2001         2002          2002
                                                             -------   -------   -------   ----------   ----------    ----------
                                                                                (IN THOUSANDS)
      Restructuring charges paid during the period.........  $    --   $12,653   $ 1,549    $   629      $    32       $ 7,773
      Payment of bankruptcy claims.........................       --        --        --         --       45,000        16,502
      Reorganization costs paid during the period..........       --     3,852    21,913      8,648        6,009        19,376
                                                             -------   -------   -------    -------      -------       -------
              Total........................................  $    --   $16,505   $23,462    $ 9,277      $51,041       $43,651
                                                             =======   =======   =======    =======      =======       =======

                                          Footnotes continued on following page.

(g) EBITDA represents income/(loss) before extraordinary gain and cumulative effect of change in accounting principle, before interest expense, income taxes, depreciation and amortization expense. EBITDA is not a presentation made in accordance with generally accepted accounting principles and is not a measure of financial condition or profitability. This financial information is included in this prospectus to provide additional information that our management uses to assess our company. While our management uses this measure, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of EBITDA is shown below:

                                                       PREDECESSOR                           SUCCESSOR
                                ----------------------------------------------------------   ----------
                                                                   SIX MONTHS
                                 YEAR ENDED FEBRUARY 28 OR 29,       ENDED      MARCH 1 TO   APRIL 1 TO
                                --------------------------------   AUGUST 31,   MARCH 31,    AUGUST 31,
                                  2000       2001        2002         2001         2002         2002
                                --------   ---------   ---------   ----------   ----------   ----------
                                                                   (IN THOUSANDS)
      Income/(loss) before
        extraordinary gain and
        cumulative effect of
        change in accounting
        principle.............  $(51,390)  $(428,405)  $(187,900)   $(54,378)    $   (217)    $29,143
      Depreciation and
        amortization..........   112,236     124,119     108,823      53,543        6,307      28,570
      Interest expense........    72,728      98,601      60,866      33,111        3,914      18,068
      Income tax expense......     1,662       3,598       2,550       1,187          199       1,141
                                --------   ---------   ---------    --------     --------     -------
      EBITDA..................  $135,236   $(202,087)  $ (15,661)   $ 33,463     $ 10,203     $76,922
                                ========   =========   =========    ========     ========     =======

                                  PRO FORMA, AS ADJUSTED
                                ---------------------------
                                    YEAR        SIX MONTHS
                                   ENDED          ENDED
                                FEBRUARY 28,    AUGUST 31,
                                    2002           2002
                                ------------   ------------

      Income/(loss) before
        extraordinary gain and
        cumulative effect of
        change in accounting
        principle.............
      Depreciation and
        amortization..........
      Interest expense........
      Income tax expense......
                                ------------   ------------
      EBITDA..................
                                ============   ============

    The following is a summary of various charges and other items that had a significant effect on EBITDA for the periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Liquidity and Capital Resources--EBITDA" for a further discussion of these items and their impact on EBITDA.


                                                      PREDECESSOR                           SUCCESSOR      PRO FORMA, AS ADJUSTED
                               ----------------------------------------------------------   ----------   ---------------------------
                                                                  SIX MONTHS                                 YEAR        SIX MONTHS
                                YEAR ENDED FEBRUARY 28 OR 29,       ENDED      MARCH 1 TO   APRIL 1 TO      ENDED          ENDED
                               --------------------------------   AUGUST 31,   MARCH 31,    AUGUST 31,   FEBRUARY 28,    AUGUST 31,
                                 2000       2001        2002         2001         2002         2002          2002           2002
                               --------   ---------   ---------   ----------   ----------   ----------   ------------   ------------
                                                                  (IN THOUSANDS)
      Advisory fee...........  $     --   $      --   $      --    $     --     $    417     $ 4,583

      Loss on sale/disposal
        of theatres and
        other................     8,388     240,609      33,810      17,815           --          --
      Restructuring
        charges..............        --      12,653       9,549         629        1,445          --
      Equity (income)/loss in
        long-term
        investments..........    (1,145)      8,385       1,748       1,607          (87)     (1,602)
      Reorganization costs...        --      42,146      96,497      18,587        2,573          --
                               --------   ---------   ---------    --------     --------     -------     ------------   ------------
              Total..........  $  7,243   $ 303,793   $ 141,604    $ 38,638     $  4,348     $ 2,981
                               ========   =========   =========    ========     ========     =======     ============   ============

SUMMARY OPERATING DATA

     The table below sets forth unaudited historical and pro forma operating data for each of the periods indicated. Our management views these data as key operating measures and believes that investors may find them useful in analyzing companies in the film exhibition industry. No one measure is more meaningful than another and our management uses these measures, among others, to assess our operating performance. In order to arrive at a more meaningful presentation of operating data related to our productivity and performance, all amounts below include 100% of the operating results and theatre, screen and attendance counts of all our partnerships including Loeks-Star Theatres, in which we had a 50% interest prior to April 2, 2002 and subsequent thereto on a combined basis have a 100% interest, and the Magic Johnson Theatres, Yelmo Cineplex and Megabox Cineplex partnerships, in each of which we have a 50% interest. Prior to July 31, 2002, our interest in Megabox Cineplex was 24.6%. The pro forma, as adjusted, data below reflect the operations of Grupo Cinemex as of the beginning of the relevant period.

                                                     PREDECESSOR                           SUCCESSOR     PRO FORMA, AS ADJUSTED
                             -----------------------------------------------------------   ----------   -------------------------
                                                                 SIX MONTHS                                            SIX MONTHS
                               YEAR ENDED FEBRUARY 28 OR 29,       ENDED      MARCH 1 TO   APRIL 1 TO    YEAR ENDED      ENDED
                             ---------------------------------   AUGUST 31,   MARCH 31,    AUGUST 31,   FEBRUARY 28,   AUGUST 31,
                               2000        2001        2002         2001         2002       2002(A)         2002          2002
                             ---------   ---------   ---------   ----------   ----------   ----------   ------------   ----------
  U.S. AND CANADA:
        Theatres operated
          (at period
          end).............        367         273         240         256          238          223           240           223
        Screens operated
          (at period
          end).............      2,777       2,375       2,243       2,309        2,232        2,147         2,243         2,147
        Average screens per
          theatre..........        7.6         8.7         9.3         9.0          9.4          9.6           9.3           9.6
        Average admission
          per patron.......  $    5.48   $    5.71   $    6.09    $   6.05     $   5.98     $   6.10      $   6.09      $   6.08
        Average concessions
          per patron.......  $    2.09   $    2.22   $    2.32    $   2.31     $   2.41     $   2.43      $   2.32      $   2.43
        Attendance (in
          thousands).......    128,663     120,601     109,242      58,247        9,738       51,155       109,242        60,893

  INTERNATIONAL:
        Theatres operated
          (at period
          end).............         18          21          22          20           23           57            52            57
        Screens operated
          (at period
          end).............        149         188         205         183          225          614           542           614
        Average screens per
          theatre..........        8.3         9.0         9.3         9.2          9.8         10.8          10.4          10.8
        Average admission
          per patron.......  $    3.75   $    3.83   $    3.99    $   3.99     $   4.03     $   4.25      $   3.26      $   2.87
        Average concessions
          per patron.......  $    1.11   $    1.08   $    1.07    $   1.02     $   1.16     $   1.27      $   1.39      $   1.22
        Attendance (in
          thousands).......      6,618       9,707      14,363       6,667        1,397        9,344        43,297        30,150

  WORLDWIDE:
        Theatres operated
          (at period
          end).............        385         294         262         276          261          280           292           280
        Screens operated
          (at period
          end).............      2,926       2,563       2,448       2,492        2,457        2,761         2,785         2,761
        Average screens per
          theatre..........        7.6         8.7         9.3         9.0          9.4          9.9           9.5           9.9
        Average admission
          per patron.......  $    5.39   $    5.57   $    5.84    $   5.83     $   5.73     $   5.80      $   5.28      $   5.33
        Average concessions
          per patron.......  $    2.05   $    2.14   $    2.17    $   2.18     $   2.25     $   2.26      $   2.06      $   2.16
        Attendance (in
          thousands).......    135,281     130,308     123,605      64,914       11,135       60,499       152,539        85,698

------------

(a) Includes the operations of Grupo Cinemex for the period from June 19 to June 30, 2002.

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

LACK OF MOTION PICTURE PRODUCTION AND POOR PERFORMANCE OF MOTION PICTURES WOULD HAVE A NEGATIVE EFFECT ON FILM ATTENDANCE.

     Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of these motion pictures in our markets. We license first-run motion pictures, the success of which is dependent upon their quality, as well as on the marketing efforts of the major film studios and distributors. Poor performance of these motion pictures, or any disruption in the production or release of motion pictures, including by reason of a strike or threat of a strike, or a reduction in the marketing efforts of the major film studios and distributors, would have a negative effect on film attendance and adversely affect our business and results of operations. In addition, a significant change in the type and breadth of motion pictures offered by film studios may adversely affect attendance levels of various demographic bases of moviegoers, which could adversely affect our business and results of operations.

WE OPERATE IN A COMPETITIVE ENVIRONMENT, AND AN OVERSUPPLY OF SCREENS COULD ADVERSELY AFFECT THE PERFORMANCE OF OUR THEATRES.

     The film exhibition industry is fragmented and highly competitive, particularly with respect to film licensing, attracting patrons, acquiring and developing new theatre sites and acquiring theatre circuits. Theatres operated by national and regional circuits and by independent exhibitors compete with our theatres. In recent years, the industry-wide strategy of aggressively building megaplexes, some of which have as many as 30 screens in a single theatre, generated significant competition and resulted in an oversupply of screens in the domestic market. We believe there continues to be an oversupply of screens in the domestic film exhibition industry, which has affected and may continue to affect the performance of some of our theatres by reducing per screen attendance levels.

     There are no significant barriers to entry in the film exhibition industry. Although there has been a recent decline in the number of screens industry-wide, particularly as a result of the bankruptcy reorganizations of many major exhibitors, our competitors, including new film exhibitors, may build new theatres or screens in areas in which we operate. This may result in excess capacity in those areas, harming attendance at our theatres as well as negatively affecting our ability to license the films we want to exhibit. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing, show times available and the theatre's amenities. Even where we are the only exhibitor in a film licensing zone, we still may experience competition for patrons from theatres in neighboring zones.

     There have also been a number of consolidations in the film exhibition industry, which could have an adverse effect on our business and results of operations if greater size were to give larger operators an advantage in negotiating film licensing terms and concession supply agreements and attracting ancillary revenue opportunities. In addition, a change in consumer preferences or technology may cause increased competition or require us to make large capital expenditures in order to compete effectively.

     The distribution of motion pictures in the U.S. is in large part regulated by U.S. federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

WE MAY NOT GENERATE SUFFICIENT CASH FLOW TO MEET OUR NEEDS.

     Servicing our indebtedness and funding capital expenditures for theatre construction, expansion or renovation will require a significant amount of cash. Our ability to make scheduled payments of principal and to pay the interest on or refinance our indebtedness is subject to general industry, economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations to meet our needs.

WE MAY NOT BE ABLE TO GENERATE ADDITIONAL ANCILLARY REVENUES.

     We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our competitors have stated that they intend to make significant capital investments in digital exhibition capability, and the success of this delivery system could make it more difficult for us to compete for advertising revenues. We cannot assure you that we will be able to effectively generate additional ancillary revenues and our inability to do so, or to effectively compete with delivery systems developed by our competitors, could have an adverse effect on our business and results of operations.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY INCREASED COSTS, INCLUDING INSURANCE COSTS AND HIGHER WAGES.

     The terrorist attacks on the United States have resulted in significant increases in the cost of our property and liability insurance, have made some insurance coverage available only on unfavorable terms or not at all and have resulted in significant increases in the deductible amount for our liability insurance. In addition, we are unable to obtain property insurance coverage for damage resulting from terrorist attacks. Future increases in insurance costs, coupled with the increase in our deductible, will result in higher theatre operating costs and increased risk.

     Approximately 90% of our U.S. and Canadian employees and 85% of our Mexican employees are hourly workers whose compensation is based on the prevailing federal or provincial minimum wages. Any increase in these minimum wages, and any significant inflation, will increase our employee-related costs.

THE MARKET FOR NEW THEATRE SITES IS COMPETITIVE, AND THE DEVELOPMENT OF THOSE SITES POSES A NUMBER OF RISKS.

     We plan to continue to expand our operations through the development of new theatres and the expansion of existing theatres. Desirable sites for new theatres may be unavailable or expensive. We face significant competition for potential theatre locations, and therefore we may be unable to add to our theatre circuit on terms we consider acceptable. In addition, many of our leases contain restrictions which prohibit us from opening new theatres within a defined radius. Even if we do identify and secure suitable sites, developing new theatres poses a number of risks, including construction cost overruns, delays or unanticipated expenses. Additionally, the market potential of new theatre sites cannot be precisely determined and newly constructed theatres may not perform up to our expectations. Theatres may face competition from unexpected sources, and the markets in which such theatres are located may deteriorate over time.

THE MARKET FOR THEATRE CIRCUIT ACQUISITIONS IS COMPETITIVE, AND WE MAY NOT BENEFIT FROM FUTURE ACQUISITIONS.

     We plan to continue to expand our operations through the acquisition of theatre circuits. We may have difficulty identifying suitable acquisition candidates and, even if we do identify suitable candidates, we anticipate significant competition from other film exhibitors, some of whom may be financially stronger than we are, as well as from financial buyers. Therefore, we cannot assure you that we will be able to acquire additional circuits at reasonable prices, on favorable terms or at all. If we cannot identify and successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and our business could be adversely affected.

     In most acquisitions, we expect to benefit from cost savings and operating efficiencies through, for example, the reduction of overhead and theatre-level costs, and from increased revenues resulting from the acquisition. However, we cannot assure you that we will achieve these or other benefits or be able to generate sufficient cash flow from these acquisitions to service any debt we incur to finance these acquisitions. We also cannot assure you that our profitability will be improved by any one or more acquisitions. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our business and results of operations would be adversely affected.

     In addition, any acquisition, including our acquisition of Grupo Cinemex, may involve various risks, such as:

     - the difficulty of integrating the acquired operations and personnel with our current business;

     -     the potential disruption of our ongoing business;

     -     the diversion of management's attention and other resources;

     - the possible inability of management to maintain uniform standards, controls, procedures and policies;

     - the risks of entering markets in which we have little or no experience;

     - the political, economic and other uncertainties in international markets; and

     - the possibility that any acquired theatres do not perform as we expect.

AN INCREASE IN THE USE OF ALTERNATIVE FILM DELIVERY METHODS OR OTHER FORMS OF ENTERTAINMENT MAY DRIVE DOWN OUR ATTENDANCE AND LIMIT OUR TICKET PRICES.

     We compete with other movie delivery vehicles, including cable and satellite television, DVDs and video cassettes, as well as pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, live music concerts, live theatre and restaurants. These alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

OUR RECENT BANKRUPTCY REORGANIZATION MAY ADVERSELY AFFECT THE PERCEPTION OF OUR FINANCIAL CONDITION.

     Our past inability to meet our obligations that resulted in our filing for bankruptcy protection, or the perception that we may not be able to meet our obligations in the future, could adversely affect our ability to obtain adequate financing, to enter into new leases for theatres or to retain or attract high-quality employees. It could also adversely affect our relationships with film distributors, concession suppliers and real estate owners and developers. Our relationships with existing business partners, or our attempts to enter into agreements in the future, could also be adversely affected as a result of our rejection, attempted rejection and renegotiation of various agreements during the course of our bankruptcy.

A PROLONGED ECONOMIC DOWNTURN COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS BY REDUCING CONSUMER SPENDING IN OUR INDUSTRY.

     We depend on consumers to spend discretionary funds on leisure activities. Movie theatre attendance may be affected by prolonged, negative trends in the general economy that adversely affect consumer spending. Any reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our business and results of operations.

     From 1995 through mid-year 2000, the domestic film exhibition industry experienced significant new theatre construction and re-screening of old theatres, funded primarily through debt. The oversupply of screens that resulted led to significant declines in both attendance and revenues per screen and, eventually, to an inability by many major film exhibitors to satisfy their debt obligations. As a result, since the beginning of 2000, many major film exhibitors have reorganized through bankruptcy proceedings. If the film exhibition industry were to experience significant expansion in the future, there could be a similar downturn, which could contribute to many film exhibition companies, including ours, experiencing significant financial challenges.

DETERIORATION IN OUR RELATIONSHIPS WITH ANY OF THE MAJOR FILM DISTRIBUTORS COULD ADVERSELY AFFECT OUR ACCESS TO COMMERCIALLY SUCCESSFUL FILMS.

     Nine major film distributors accounted for approximately 93% of admission revenues and 49 of the 50 highest grossing films in 2000. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. A deterioration in our relationships with any of the major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films, which could adversely affect our business and results of operations.

DISRUPTION OF OUR RELATIONSHIPS WITH OUR PRIMARY CONCESSION SUPPLIERS COULD HARM OUR MARGINS ON CONCESSIONS.

     We rely on a single supplier for the distribution of a substantial portion of our concession supplies. If this distribution relationship were disrupted, we could be forced to negotiate a number of substitute arrangements with alternative distributors that could, in the aggregate, be less favorable to us than the current arrangement. Substantially all of our beverage concessions are products of a single major beverage company. If this relationship were disrupted, we would be forced to negotiate a substitute arrangement with a different supplier that could be less favorable to us than the current arrangement. Any such disruptions could therefore increase our cost of concessions and harm our operating margins.

THE LOSS OF SERVICES OF ONE OR MORE MEMBERS OF OUR SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND OUR ABILITY TO EFFECTIVELY PURSUE OUR BUSINESS STRATEGY.

     Our success depends upon the retention of our senior management, including Travis Reid, our President and Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could adversely affect our business, results of operations and our ability to effectively pursue our business strategy. We do not have employment agreements with any of our senior managers, other than Mr. Reid. We do not maintain key-man life insurance for any of our employees.

DEVELOPMENT OF DIGITAL TECHNOLOGY MAY INCREASE OUR CAPITAL EXPENSES.

     The film exhibition industry is in the early stages of conversion from a physical film-based medium to an electronic medium. There are a variety of constituencies associated with this anticipated change that may significantly impact film exhibitors, including content providers, distributors, equipment providers and exhibitors. It is impossible to predict accurately how the roles and allocation of costs among various industry participants may change as the industry changes from a film-based medium to an electronic medium. Some of our competitors have stated that they intend to make significant capital investments in electronic media. If the conversion process rapidly accelerates, we may have to raise additional capital to finance the associated conversion costs. The additional capital necessary may not be available to us on attractive terms or at all.

OUR OPERATIONS OUTSIDE THE UNITED STATES ARE POTENTIALLY SUBJECT TO ADVERSE REGULATIONS, CURRENCY EXCHANGE RISK AND OTHER UNPREDICTABLE RISKS.

     We operate or have an interest in 620 screens in 72 theatres in Canada and 614 screens in 57 theatres in Mexico, Spain and South Korea, collectively. Governmental regulation of the film exhibition industry in international markets differs from that in the United States and Canada. Regulations affecting price controls or admission prices, quota systems requiring the exhibition of films produced in the subject country and restrictions on ownership of land may adversely affect our international operations. Our international operations are also subject to certain political, economic and other uncertainties, which may not be encountered by our domestic operations.

     We also face the additional risks of currency fluctuations, hard currency shortages and controls of foreign currency exchange. We do not currently hedge against foreign currency exchange risk.

IF WE FAIL TO COMPLY WITH THE ADA, WE COULD BE SUBJECT TO PENALTIES.

     Our theatres in the United States must comply with Title III of the Americans with Disabilities Act of 1990, or the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or "technically infeasible" for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such non-compliance. Any imposition of injunctive relief, fines, damage awards or capital expenditures could adversely affect our business and results of operations. We are currently the subject of an ADA-compliance investigation in New York City. See "Business--Legal Proceedings."

IF WE DETERMINE THAT OUR ASSETS ARE IMPAIRED, WE WILL BE REQUIRED TO RECOGNIZE A CHARGE TO EARNINGS.

     The opening of megaplexes by us and certain of our competitors has tended to, and is expected to continue to, draw audiences away from less appealing older theatres, including some that we own. In addition, demographic changes and competitive pressures can lead to an impairment in the value of a theatre. We periodically review and monitor, among other things, our internal management reports and the competition in our markets for indicators of impairment of individual theatres. If we determine that any assets are impaired, we are required to recognize a charge to earnings. We had impairment charges totaling $240.6 million and $33.8 million in fiscal years 2001 and 2002, respectively. Our impairment charge recognized for fiscal 2001 was associated with our accelerated disposal plans for 189 theatres comprising 1,160 screens.

RISKS RELATED TO OUR CORPORATE STRUCTURE

THE INTERESTS OF OUR CONTROLLING STOCKHOLDER MAY CONFLICT WITH YOUR INTERESTS.

     Following this offering, Onex and its affiliates will own all of our outstanding class B common stock. Our class A common stock has one vote per share, as does each exchangeable share through the share of special voting stock we will issue to a trustee for the benefit of holders of exchangeable shares, while our class B common stock has 10 votes per share on all matters to be voted on by our stockholders. As a result, after this offering, Onex will control
     % of the combined voting power of our outstanding common stock. Accordingly, Onex will exercise a controlling influence over our business and affairs and will have the power to determine all matters submitted to a vote of our stockholders, including the election of directors and approval of significant corporate transactions such as amendments to our certificate of incorporation, mergers and the sale of all or substantially all of our assets. Such concentration of voting power could have the effect of deterring or preventing a change in control of Loews that might otherwise be beneficial to our stockholders. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex and a director of Loews, owns shares representing a majority of the voting rights of the shares of Onex and, therefore, effectively controls the affairs of Loews. See "Principal and Selling Stockholders" and "Description of Capital Stock."

OUR SUBSTANTIAL LEASE AND DEBT OBLIGATIONS COULD IMPAIR OUR FINANCIAL FLEXIBILITY, COMPETITIVE POSITION AND FINANCIAL CONDITION.

     We have substantial lease and debt obligations. For fiscal 2002, on a pro forma, as adjusted, basis, our total rent expense and debt service were
approximately $     million and $     million, respectively. As of August 31,
2002, on an as adjusted basis, we had total debt of $     million.

     On an as adjusted basis, as of August 31, 2002, we estimate our contractual cash obligations over the next several years to be as follows:


                                                             PAYMENTS DUE BY PERIOD
                                         ---------------------------------------------------------------
                                         CURRENT(A)   2-3 YEARS   4-5 YEARS   AFTER 5 YEARS     TOTAL
                                         ----------   ---------   ---------   -------------   ----------
                                                                 (IN THOUSANDS)
Debt...................................   $           $           $             $             $
Capital lease obligations..............       370        1,878       2,203        18,913          23,364
Operating leases.......................    55,052      211,434     208,834       967,515       1,442,835
Capital commitments and other
  obligations(b).......................    22,423        8,196          --            --          30,619
                                          -------     --------    --------      --------      ----------
     Total contractual cash
       obligations.....................   $           $           $             $             $
                                          =======     ========    ========      ========      ==========


---------------
(a) Represents the period September 1, 2002 through February 28, 2003.
(b) Does not include $46.8 million of planned capital investments of Grupo Cinemex that are not contractual obligations.

     In addition to these cash obligations, as of August 31, 2002 we have guaranteed $87.9 million of future minimum lease payments under theatre lease agreements entered into by Magic Johnson Theatres that expire between 2005 and 2030. At that date, we also have a $4.0 million standby letter of credit issued under our credit facility to support our commitment with respect to one of the theatre leases. If the operating cash flows of Magic Johnson Theatres are not sufficient to fund these guaranteed obligations, we would be required to pay the shortfall.

     Our substantial lease and debt service obligations could have important consequences to you. For example, they could:

     -     limit our ability to obtain necessary financing in the future;

     -     make it more difficult for us to satisfy our obligations;

     - reduce the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

     - make us more vulnerable to a downturn in our business and limit our flexibility to plan for, or react to, changes in our business; and

     - place us at a disadvantage compared to competitors that might have proportionately lower lease and debt obligations or have better access to capital.

     The agreements governing our debt obligations contain restrictive covenants that limit our ability to take specific actions or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. Among the restrictive covenants contained in our debt instruments are limitations on our or our subsidiaries' ability to:

     -     incur or guarantee any indebtedness for borrowed money;

     -     incur or permit to exist any liens;

     - make or own any investment in any entity, including any joint venture;

     -     become liable with respect to any contingent obligation;

     - pay any dividend or make any other distribution on account of our capital stock or any subordinated indebtedness; or

     -     make capital expenditures.

The financial maintenance requirements contained in our debt instruments are maximum leverage ratios, currently 5.15:1.00 and decreasing to 2.75:1.00 over the next four years, and minimum debt service coverage ratios, currently 1.25:1.00 and decreasing to 1.10:1.00 over the next four years.

     If we are unable to meet our lease and debt service obligations, including any violation of restrictive covenants or the failure to meet minimum financial requirements, we could be forced to restructure or refinance our obligations, seek additional equity financing or sell assets. We may not be able to do so on satisfactory terms or at all. As a result, our inability to meet our lease and debt service obligations could cause us to default on those obligations, which could, in turn, result in default under other agreements. Any such default could materially impair our financial condition.

OUR USE OF A SUBSTANTIAL PORTION OF OUR NET PROCEEDS FROM THIS OFFERING TO REPAY EXISTING DEBT WILL REDUCE THE CASH PROCEEDS FROM THIS OFFERING AVAILABLE TO US.

     We intend to use a substantial portion of the net proceeds to us from this
offering to repay approximately $     million owed by us under our existing
credit agreements. As a result, only approximately $     million of the cash
proceeds from this offering will be available to us for working capital and other general corporate purposes. We may therefore need to seek additional debt or equity financing to fund future growth. If financing is not available on acceptable terms or at all, we may be unable to operate or expand our business as we anticipate. If we are unable to operate or expand our business as we anticipate, our business, our results of operations and the market for our common stock could be adversely affected.

WE MAY BE SUBJECT TO RESTRICTIONS DUE TO OUR PARTNERS' INTERESTS IN OUR PARTNERSHIPS.

     Our significant partnerships include the Magic Johnson Theatres, Yelmo Cineplex and Megabox Cineplex partnerships. We have a 50% interest in each of these partnerships. These partnerships hold interests in and operate 325 screens in 31 theatres. The presence of our partners may, among other things, impede our ability to implement organizational efficiencies and transfer cash and other assets among our exhibition assets. We do not control the decision-making for these partnerships as each partner has the right to veto material decisions and transactions. Accordingly, we may not be able to cause the partnerships to take actions we think would be in our best interests. There also can be no assurance that our partners will have the capacity or willingness to fund the growth of the partnerships' operations.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN ANTI-TAKEOVER PROTECTIONS, WHICH MAY DISCOURAGE OR PREVENT A TAKEOVER OF OUR COMPANY, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions contained in our certificate of incorporation and bylaws, as well as provisions of the General Corporation Law of the State of Delaware, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. For example, our certificate of incorporation and bylaws do not permit cumulative voting in the election of directors, which would otherwise allow stockholders with less than a majority of the voting power to elect director nominees.

WE CURRENTLY DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS ON OUR COMMON STOCK.

     We currently do not anticipate paying cash dividends on our common stock in the foreseeable future. Our payment of dividends is and will continue to be restricted by or subject to, among other limitations, applicable provisions of federal and state laws, our earnings, various business considerations and restrictions in credit agreements or other contracts.

STOCK MARKET RISKS

OUR STOCK PRICE MAY BE VOLATILE AND DECLINE SUBSTANTIALLY.

     Prior to this offering, there has been no public market for our class A common stock, and there can be no assurance that an active trading market for our class A common stock will develop or continue upon completion of this offering. Because the number of shares of class A common stock we sell in this offering will be reduced by the number of exchangeable shares sold in the concurrent offering, in the event that a relatively large number of exchangeable shares is sold, the resulting smaller number of shares of our class A common stock tradeable in the public market could restrict the liquidity and depress the market price of our class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the price at which our class A common stock will trade after this offering.

     The stock market in general has experienced extreme price and volume fluctuations in recent years. These broad market fluctuations may adversely affect the market price of our class A common stock, regardless of our actual operating performance. You may be unable to sell your shares at or above the initial public offering price because of a number of factors, including:

     - actual or anticipated quarterly fluctuations in our operating results;

     - changes in expectations of future financial performance or changes in estimates of securities analysts;

     -     changes in the market valuations of other companies;

     - announcements relating to strategic relationships, acquisitions or industry consolidation; and

     - general economic, market and political conditions not directly related to our business.

OUR RESULTS OF OPERATIONS USUALLY FLUCTUATE ON A SEASONAL BASIS AND MAY BE UNPREDICTABLE, WHICH COULD INCREASE THE VOLATILITY OF OUR STOCK PRICE.

     Our revenues are usually seasonal because of the way the major film distributors release films. Generally, the most marketable movies are released during the summer and the late-November through December holiday seasons. Poor performance of these films, or a disruption in the release of films during these periods, could hurt our results for the entire fiscal year. An unexpected blockbuster film during other periods can alter the traditional seasonal trend. The timing of movie releases can therefore have a significant effect on our results of operations, and our results of operations for one quarter are not necessarily indicative of our results of operations for any other quarter. These variations in results could cause increased volatility in our stock price.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE COULD CAUSE THE MARKET PRICE FOR OUR CLASS A COMMON STOCK TO DECLINE.

     Prior to this offering, there has been no public market for our class A common stock. We cannot predict the effect, if any, that market sales of shares of our class A common stock or the availability of shares of our class A common stock for sale will have on the market price of our class A common stock prevailing from time to time. Sales of substantial amounts of shares of our class A common stock in the public market following this offering, or the perception that those sales will occur, could cause the market price of our class A common stock to decline.

     The           shares of class A common stock being sold in this offering
(including the number of shares of class A common stock issuable upon exchange of the exchangeable shares but excluding the number of shares issuable upon exercise of the underwriters' over-allotment options) will be freely tradeable without restriction in the public market in the United States unless acquired by one of our affiliates. Upon completion of this offering, in addition to the
foregoing, (1) we will have outstanding           shares of class A common stock
and           shares of class B common stock that may be converted into shares of class A common stock on a one-for-one basis and (2) [2,302] shares of our class A common stock will be issuable upon exercise of warrants we have agreed to issue to Onex and OCM Cinema. All of this additional common stock will constitute "restricted securities" under the Securities Act, substantially all of which may be sold commencing March 2003 in accordance with the conditions prescribed in Rule 144 under the Securities Act. Onex and OCM Cinema will also be able to sell their shares pursuant to the registration rights we granted to them as described in "Description of Capital Stock--Registration Rights." We cannot predict whether substantial amounts of our class A common stock will be sold in the open market in anticipation of, or following, any divestiture by Onex or OCM Cinema of their shares of our common stock.

     Other than with respect to the shares being sold pursuant to this offering, we, Onex and OCM Cinema, and our directors, executive officers and certain of our other employees, have entered into the lock-up agreements described in "Underwriting" and, with limited exceptions, have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus.

     An additional           shares of our class A common stock may be issued
pursuant to our long-term incentive plan, which does not contain resale restrictions on shares acquired under the plan. See "Management--Long-Term Incentive Plan." We expect to register under the Securities Act the sale of the class A common stock issued under the plan; these shares will thereafter be freely tradeable. See "Shares Eligible for Future Sale."

     The exchangeable shares sold in this offering will be exchangeable into our class A common stock, and any such class A common stock will be freely tradeable without restriction in the public market in the United States, subject to compliance with applicable securities laws. The exchange of a substantial number of exchangeable shares into shares of our class A common stock and the sale of those shares in the United States within a relatively short period of time could have the effect of depressing the market price of our class A common stock.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES MAY MAKE IT DIFFICULT FOR US TO SELL EQUITY SECURITIES IN THE FUTURE.

     Sales of a substantial number of shares of our class A common stock in the public market following this offering, or the perception that those sales will occur, might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. If we are unable to sell equity securities at times and prices that we deem appropriate, our ability to fund future growth could be adversely affected.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE OF CLASS A COMMON STOCK.

     The initial public offering price will be substantially higher than the pro forma, as adjusted, net tangible book value per share of our outstanding common stock upon the closing of this offering. If you purchase shares of our class A common stock, you will incur immediate and substantial dilution in the amount of
$     per share, based on an assumed initial public offering price of $     per
share.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements which reflect our current views with respect to future events and financial performance. You should not rely on forward-looking statements in this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the results predicted, and our reported results should not be considered as an indication of our future performance. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

     We disclaim any intention or obligation to update or revise any forward-looking statements, whether a change results from new information, future events or otherwise.

                        MARKET AND CURRENCY INFORMATION

     Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America, or MPAA, the National Association of Theatre Owners, or NATO, Nielsen EDI, Inc., Dodona Research and Screen Digest), industry analysts, and our management's knowledge of our business and markets.

     We take responsibility for compiling and extracting, but we have not independently verified, market and industry data provided by third parties or by industry or general publications, and we take no further responsibility for this data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

     References in this prospectus to DMAs, or designated market areas, represent market regions, defined by Nielsen Media Research, which are used by broadcasters and others to define media and advertising markets.

     All dollar amounts in this prospectus are expressed in United States dollars, except where we indicate otherwise.

                                USE OF PROCEEDS

     We estimate that our net proceeds from this offering will be approximately
$     million, or $     million if the underwriters exercise their
over-allotment options in full, based on an assumed initial public offering
price of $     per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares offered by the selling stockholder.

     Currently, we intend to use the net proceeds as follows:


     -     $     million to repay indebtedness outstanding under our existing credit facilities; and



     -     the balance of approximately $     million for general corporate
           purposes, including future construction, expansions, renovations, acquisitions and working capital.


     Existing Credit Facilities. On March 21, 2002, we issued $429.9 million of term debt. This term debt represents the restructuring of 98.25% of $437.2 million that was outstanding on March 21, 2002 under our pre-petition senior revolving credit facility. The term debt, of which $427.4 million is outstanding as of August 31, 2002, has a variable interest rate (5.375% per year at August 31, 2002) and matures on February 28, 2008. Additionally, on March 21, 2002, we entered into a $140 million senior secured credit agreement comprised of two tranches: (1) an $85 million exit revolving credit facility and (2) a $55 million exit term loan. The proceeds of these facilities were used to: (a) provide for our working capital requirements and general corporate purposes, (b) pay $45.0 million of costs and expenses related to our bankruptcy and (c) fund $10.0 million of the U.S. general unsecured creditors settlement. We have $54.7 million outstanding under our exit term loan as of August 31, 2002, which has a variable interest rate (5.625% per year at August 31, 2002) and matures on February 28, 2007. As of August 31, 2002, we have no amount outstanding under our exit revolving credit facility. We intend to repay all of this debt with borrowings under our new senior secured credit facility, together with
$     million of the net proceeds to us of this offering. Onex, OCM Cinema (or its affiliates) and affiliates of certain of the underwriters hold interests in our term debt. See "Certain Relationships and Related Transactions" and "Underwriting."


     New Senior Secured Credit Facilities and Senior Subordinated
Notes. Concurrently with the closing of this offering, our subsidiary, Loews Cineplex Theatres, will enter into a new senior secured credit facility
consisting of a $     million term loan and a $     million revolving credit
line, and will issue $     million aggregate principal amount of   % senior
subordinated notes due 20  . Prior to or concurrently with the closing of this
offering, Grupo Cinemex will enter into a new      million Mexican peso
(approximately $     million) senior secured term loan agreement.


     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for additional information regarding our outstanding and new debt.

                                DIVIDEND POLICY

     We currently intend to retain any future earnings to fund the development and growth of our business. In addition, our future dividend policy will depend on the requirements of financing agreements to which we may be a party. We do not anticipate paying any cash dividends in the foreseeable future.

     Concurrently with the closing of this offering, we will enter into a support agreement with Loews Canada under which we will agree to maintain the economic equivalence of the exchangeable shares and our class A common stock by, among other things, not declaring and paying dividends on our class A common stock unless Loews Canada is able to declare and pay economically equivalent dividends on the exchangeable shares in accordance with the terms of those shares. Loews Canada may also declare stock dividends from time to time as necessary to maintain the one-for-one economic equivalence between exchangeable shares and shares of class A common stock. The exchangeable shares do not carry any other right to receive dividends from Loews Canada.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and our capitalization:

     -     on an actual basis as of February 28, 2002 and as of August 31, 2002;
           and

     -     on an as adjusted basis to reflect (1) this offering, assuming an
           initial public offering price of $     per share, (2) borrowings
           under new senior secured credit facilities of Loews Cineplex Theatres and Grupo Cinemex, (3) the concurrent notes offering and (4) the application of the net proceeds from the foregoing as described in "Use of Proceeds," as if they had each occurred as of August 31, 2002.

     You should read this table together with our historical and unaudited pro forma financial information, and the related notes thereto, included elsewhere in this prospectus. For additional information regarding our outstanding indebtedness and our new credit facilities and notes, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations--Liquidity and Capital Resources."

                                                         PREDECESSOR             SUCCESSOR
                                                         ------------   ----------------------------
                                                                              AUGUST 31, 2002
                                                         FEBRUARY 28,   ----------------------------
                                                             2002       ACTUAL(A)    AS ADJUSTED(B)
                                                         ------------   ----------   ---------------
                                                                       (IN THOUSANDS)
Cash and cash equivalents..............................   $  61,168     $   91,310     $
                                                          =========     ==========     ==========
Total debt, including current maturities:
  Senior revolving credit facility.....................   $ 737,188     $       --     $
  Term debt............................................          --        427,432
  Exit term loan.......................................          --         54,725
  Exit revolving credit facility.......................          --             --
  Loeks-Star Theatres credit facility..................          --         52,191
  Grupo Cinemex credit facility........................          --         71,300
  Grupo Cinemex subordinated loan(c)...................          --         29,582
  New Loews Cineplex Theatres senior secured credit
     facility:
     Term loan.........................................          --             --
     Revolving credit facility.........................          --             --
  New Loews Cineplex Theatres senior subordinated
     notes.............................................          --             --
  New Grupo Cinemex term loan..........................          --             --               (d)
  Other indebtedness...................................      40,403         32,523
                                                          ---------     ----------     ----------
       Total debt......................................     777,591        667,753
                                                          ---------     ----------     ----------
Stockholders' equity:
Predecessor (as of February 28, 2002):
  Common stock ($.01 par value; authorized: 300,000,000
  shares; issued and outstanding: 58,538,646 shares)...         586             --
  Common stock-Class A non-voting ($.01 par value;
  authorized: 10,000,000 shares; issued and
  outstanding: no shares)..............................          --             --
  Common stock-Class B non-voting ($.01 par value;
  authorized: 10,000,000 shares; issued and
  outstanding: 84,000 shares)..........................           1             --

                                                                  Table continued on following page.

                                                         PREDECESSOR             SUCCESSOR
                                                         ------------   ----------------------------
                                                                              AUGUST 31, 2002
                                                         FEBRUARY 28,   ----------------------------
                                                             2002       ACTUAL(A)    AS ADJUSTED(B)
                                                         ------------   ----------   ---------------
                                                                       (IN THOUSANDS)
Successor (as of August 31, 2002):
  Preferred stock ($.01 par value; authorized: 25,000
  shares; issued and outstanding: no shares)...........          --             --
  Common stock-Class A ($.01 par value; authorized:
  250,000 shares,          shares as adjusted; issued
  and outstanding: 42,559 shares,          shares as
  adjusted)............................................          --             --               (e)
  Common stock-Class B ($.01 par value; authorized:
  70,000 shares,          shares as adjusted; issued
  and outstanding: 63,588 shares,          shares as
  adjusted)............................................          --              1
  Special voting stock ($.01 par value; authorized: no
  shares, 1 share as adjusted; issued and outstanding:
  no shares, 1 share as adjusted)......................          --             --               (f)

Additional paid-in capital.............................     671,707        617,765               (g)
Accumulated other comprehensive income/(loss)..........     (10,370)         2,367
Retained earnings/(deficit)............................    (677,471)        29,143
                                                          ---------     ----------     ----------
       Total stockholders' equity......................     (15,547)       649,276
                                                          ---------     ----------     ----------
                 Total capitalization..................   $ 762,044     $1,317,029     $
                                                          =========     ==========     ==========

------------
(a) Includes Grupo Cinemex financial information as of June 30, 2002.

(b) See "Unaudited Pro Forma Combined Financial Statements--Unaudited As Adjusted Combined Balance Sheet" and the notes thereto for additional information regarding the adjustments relating to this offering and our concurrent debt financings.

(c) Represents a loan from Onex and OCM Cinema to Grupo Cinemex. See "Certain Relationships and Related Transactions--Acquisitions of Grupo Cinemex and Interests in Loeks-Star Theatres and Megabox Cineplex."

(d) Prior to or concurrently with the closing of this offering, Grupo Cinemex
    will redeem a portion of Onex's and OCM Cinema's equity for $     million
    and $     million, respectively, in connection with Grupo Cinemex's
    refinancing of its credit facility.

(e) Prior to this offering, we sold an aggregate of       shares of class A
    common stock to an officer of a subsidiary and recently elected directors. See "Certain Relationships and Related Transactions--Recent Sales of Class A Common Stock."

(f) Concurrently with the closing of this offering, we will issue one share of special voting stock to a trustee to be held for the benefit of the holders of exchangeable shares.

(g) Does not include (i)         shares of class A common stock issuable upon
    exercise of the underwriters' over-allotment options, (ii) approximately shares of class A common stock issuable upon exercise of options we
    will grant, and approximately         shares of restricted stock we will
    issue, concurrently with the closing of this offering pursuant to our long-term incentive plan or (iii) [2,302] shares of class A common stock issuable pursuant to warrants we have agreed to issue to Onex and OCM Cinema.

                                    DILUTION

     As of August 31, 2002, our net tangible book value was $206.2 million, or
$      per share of class A common stock and class B common stock (together, our common stock). Net tangible book value per share represents an amount equal to our total assets (excluding intangible assets) less our total liabilities, divided by the number of shares of our common stock outstanding. After giving effect to this offering and the concurrent debt financings and our application of the estimated net proceeds to us as described under "Use of Proceeds," our as adjusted net tangible book value at August 31, 2002 would have been
approximately $     million, or $          per share of our common stock. See
"Use of Proceeds" and "Unaudited Pro Forma Combined Financial Statements." This
represents an immediate increase in net tangible book value of $     per share
to our existing stockholders and an immediate net tangible book value dilution
of $     per share to new investors purchasing shares in this offering. The following table illustrates this dilution:

Price per share to the public...............................        $--
     Net tangible book value per share at August 31, 2002...  $--
     Increase in net tangible book value per share
      attributable to new investors.........................
                                                              ---
As adjusted net tangible book value per share...............
                                                              ---   ---
Dilution per share to new investors.........................        $
                                                                    ===

     If the underwriters' over-allotment options are exercised in full, the increase in the net tangible book value per share to our existing stockholders
will be $     per share and the dilution per share to the new investors will be
$          .

     The following table illustrates the difference, as of August 31, 2002, between the number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid by our existing stockholders and by the new investors purchasing class A common stock in this
offering, based on an assumed initial public offering price of $     per share
and before deducting the underwriting discount and estimated offering expenses payable by us.

                                          SHARES PURCHASED         TOTAL CONSIDERATION
                                      ------------------------   ------------------------   AVERAGE PRICE
                                         NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
                                      -------------   --------   -------------   --------   -------------
                                      (IN MILLIONS)              (IN MILLIONS)
Existing stockholders...............                          %        $                 %        $
New investors.......................
     Total..........................                          %        $                 %        $

     Concurrently with the closing of this offering, pursuant to our long-term
incentive plan, we will issue approximately           shares of restricted stock
and grant options to purchase approximately           shares of class A common
stock at the price to the public set forth on the cover page of this prospectus. In addition, we have agreed to issue warrants to Onex and OCM Cinema to purchase an aggregate of [2,302] shares of our class A common stock at an exercise price of $[5,025] per share. New investors will experience further dilution to the extent restricted stock vests or any of our options or the warrants are exercised.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The financial data presented for each of the five years ended February 28, 2002 are derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP. The financial data presented for the six-month period ended August 31, 2001, the one-month period ended March 31, 2002 and the five-month period ended August 31, 2002 are derived from unaudited condensed financial statements which include, in the opinion of management, all adjustments necessary for a fair presentation of our financial position and results of operations for these periods.

     During the period from February 15, 2001 through March 21, 2002, we operated under the protection of chapter 11 of the U.S. Bankruptcy Code and the CCAA in Canada. For accounting purposes, we have accounted for the reorganization as of March 31, 2002. Accordingly, our historical financial information for all periods through March 31, 2002 reflects the financial condition and results of operations of our "predecessor company" (prior to reorganization), and our historical financial information for the period from April 1, 2002 through August 31, 2002 reflects that of our "successor company" (post-reorganization). As a result, U.S. generally accepted accounting principles require us to present our results of operations for the quarter ended August 31, 2002 on a segregated basis--one month ended March 31, 2002 and five months ended August 31, 2002.

     Our results of operations during the reorganization period were significantly affected by our bankruptcy proceedings and are therefore not comparable in all respects with our results for other periods presented. In addition, our results of operations for the five-month period ended August 31, 2002 are not necessarily indicative of the results to be expected for our full fiscal year 2003.

     You should read the selected historical financial data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Statements" and the financial statements and related notes and other financial information included elsewhere in this prospectus. See the notes to our financial statements for a description of the differences between U.S. and Canadian generally accepted accounting principles.

SELECTED HISTORICAL FINANCIAL DATA

                                                                  PREDECESSOR
                                      -------------------------------------------------------------------

                                                         YEAR ENDED FEBRUARY 28 OR 29,
                                      -------------------------------------------------------------------
                                         1998         1999(A)        2000          2001          2002
                                      -----------   -----------   -----------   -----------   -----------
                                                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues:
   Box office.......................  $   296,933   $   587,078   $   647,774   $   628,851   $   600,725
   Concessions......................      104,009       228,332       243,511       241,034       224,289
   Other............................        9,293        33,036        37,182        35,383        31,139
                                      -----------   -----------   -----------   -----------   -----------
       Total operating
        revenues(c).................      410,235       848,446       928,467       905,268       856,153
 Expenses:
   Theatre operations and other
     expenses.......................      291,421       618,946       694,712       714,132       652,944
   Cost of concessions..............       16,147        35,557        38,245        39,061        35,080
   General and administrative.......       28,917        47,882        53,031        50,369        42,186
   Depreciation and amortization....       52,307        90,720       112,236       124,119       108,823
   Restructuring charges(d).........           --            --            --        12,653         9,549
   Loss on sale/disposal of theatres
     and other(d)...................        7,787         4,532         8,388       240,609        33,810
                                      -----------   -----------   -----------   -----------   -----------
       Total operating expenses.....      396,579       797,637       906,612     1,180,943       882,392
   Income/(loss) from operations....       13,656        50,809        21,855      (275,675)      (26,239)
   Interest expense.................       14,319        57,216        72,728        98,601        60,866
   Equity (income)/loss in long-term
     investments(c).................       (3,275)       (2,714)       (1,145)        8,385         1,748
   Reorganization costs(d)..........           --            --            --        42,146        96,497
                                      -----------   -----------   -----------   -----------   -----------
   Income/(loss) before income
     taxes, extraordinary gain and
     cumulative effect of change in
     accounting principle...........        2,612        (3,693)      (49,728)     (424,807)     (185,350)
   Income tax expense...............        2,751         2,187         1,662         3,598         2,550
                                      -----------   -----------   -----------   -----------   -----------
   Income/(loss) before
     extraordinary gain and
     cumulative effect of change in
     accounting principle...........         (139)       (5,880)      (51,390)     (428,405)     (187,900)
   Extraordinary gain, net of
     tax(e).........................           --            --            --            --            --
   Cumulative effect of change in
     accounting principle, net of
     tax(f).........................           --            --            --         7,841            --
                                      -----------   -----------   -----------   -----------   -----------
 Net income/(loss)(c)...............  $      (139)  $    (5,880)  $   (51,390)  $  (436,246)  $  (187,900)
                                      ===========   ===========   ===========   ===========   ===========
 Income/(loss) per common share
   before cumulative effect of
   change in accounting principle
   and extraordinary gain: basic and
   diluted..........................  $     (0.01)  $     (0.12)  $     (0.88)  $     (7.31)  $     (3.21)
 Income/(loss) per common share:
   basic and diluted(g).............  $     (0.01)  $     (0.12)  $     (0.88)  $     (7.44)  $     (3.21)
 Weighted average shares and
   equivalent outstanding: basic and
   diluted..........................   20,472,807    47,834,541    58,622,646    58,622,646    58,622,646
OTHER FINANCIAL DATA:
 Capital expenditures...............  $    42,431   $   147,198   $   185,350   $   150,859   $    55,888
 Cash provided by/(used in):
   Operating activities(h)..........       64,185        82,711        57,097       (43,231)       61,155
   Investing activities.............      (51,439)      (91,741)     (218,503)     (148,226)      (53,254)
   Financing activities.............       (5,842)       48,140       144,967       206,922         6,067
 EBITDA(c)(i).......................       69,238       144,243       135,236      (202,087)      (15,661)
BALANCE SHEET DATA (AT PERIOD END):
 Cash and cash equivalents(c).......  $     9,064   $    48,174   $    31,735   $    47,200   $    61,168
 Total assets.......................      728,551     1,806,201     1,907,389     1,677,586     1,579,719
 Total debt(c)......................      307,616       756,208       902,395       779,977       777,591
 Total liabilities(j)...............      404,040     1,140,905     1,288,587     1,501,489     1,595,266
 Stockholders' equity/(deficit).....      324,511       665,296       618,802       176,097       (15,547)

                                             PREDECESSOR          SUCCESSOR
                                      -------------------------   ----------
                                      SIX MONTHS
                                         ENDED      MARCH 1 TO    APRIL 1 TO
                                      AUGUST 31,     MARCH 31,    AUGUST 31,
                                         2001          2002        2002(B)
                                      -----------   -----------   ----------
                                      (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues:
   Box office.......................  $   317,335   $    52,514   $  301,895
   Concessions......................      118,649        20,869      120,109
   Other............................       16,153         2,156       14,531
                                      -----------   -----------   ----------
       Total operating
        revenues(c).................      452,137        75,539      436,535
 Expenses:
   Theatre operations and other
     expenses.......................      339,438        54,890      319,328
   Cost of concessions..............       19,495         2,609       16,963
   General and administrative.......       21,103         3,906       24,924
   Depreciation and amortization....       53,543         6,307       28,570
   Restructuring charges(d).........          629         1,445           --
   Loss on sale/disposal of theatres
     and other(d)...................       17,815            --           --
                                      -----------   -----------   ----------
       Total operating expenses.....      452,023        69,157      389,785
   Income/(loss) from operations....          114         6,382       46,750
   Interest expense.................       33,111         3,914       18,068
   Equity (income)/loss in long-term
     investments(c).................        1,607           (87)      (1,602)
   Reorganization costs(d)..........       18,587         2,573           --
                                      -----------   -----------   ----------
   Income/(loss) before income
     taxes, extraordinary gain and
     cumulative effect of change in
     accounting principle...........      (53,191)          (18)      30,284
   Income tax expense...............        1,187           199        1,141
                                      -----------   -----------   ----------
   Income/(loss) before
     extraordinary gain and
     cumulative effect of change in
     accounting principle...........      (54,378)         (217)      29,143
   Extraordinary gain, net of
     tax(e).........................           --       474,290           --
   Cumulative effect of change in
     accounting principle, net of
     tax(f).........................           --            --           --
                                      -----------   -----------   ----------
 Net income/(loss)(c)...............  $   (54,378)  $   474,073   $   29,143
                                      ===========   ===========   ==========
 Income/(loss) per common share
   before cumulative effect of
   change in accounting principle
   and extraordinary gain: basic and
   diluted..........................  $     (0.93)  $     (0.00)  $   286.93
 Income/(loss) per common share:
   basic and diluted(g).............  $     (0.93)  $      8.09   $   286.93
 Weighted average shares and
   equivalent outstanding: basic and
   diluted..........................   58,622,646    58,622,646      101,567
OTHER FINANCIAL DATA:
 Capital expenditures...............  $    22,856   $     1,512   $   13,430
 Cash provided by/(used in):
   Operating activities(h)..........       30,536       (47,272)       1,330
   Investing activities.............      (20,960)        3,416      (15,060)
   Financing activities.............        1,033        73,272       14,456
 EBITDA(c)(i).......................       33,463        10,203       76,922
BALANCE SHEET DATA (AT PERIOD END):
 Cash and cash equivalents(c).......  $    57,809   $    90,585   $   91,310
 Total assets.......................    1,639,230     1,079,663    1,567,014
 Total debt(c)......................      782,981       517,890      667,753
 Total liabilities(j)...............    1,518,519       744,663      917,738
 Stockholders' equity/(deficit).....      120,711       335,000      649,276

                                                    Footnotes on following page.

(a) Includes the financial results of Cineplex Odeon beginning May 15, 1998, the date we acquired Cineplex Odeon.

(b) Includes the financial results of Loeks-Star Theatres on a combined basis from April 2, 2002, the date Loeks-Star Theatres became an entity under common control. Prior to April 2, 2002, we accounted for Loeks-Star Theatres under the equity method of accounting based on our 50% interest in the partnership. Also includes the financial results of Grupo Cinemex on a combined basis from June 19, 2002, the date Grupo Cinemex became an entity under common control, to June 30, 2002.

(c) The following information sets forth our percentage share, based on our equity ownership, of the financial condition and results of operations of our partnerships. These amounts are not included in the respective line items. None of this information is a presentation made in accordance with generally accepted accounting principles or is a measure of financial condition or profitability. This financial information is included in this prospectus to provide additional information that our management uses to assess our company as a whole, including the value of our equity interests in our partnerships and our partnerships' operations from period to period. We believe that the performance of our partnerships is of interest to investors in evaluating our company as a whole.

    We do not control the decision-making for our partnerships, and our ability to transfer cash from these partnerships is restricted. The debt of our partnerships is non-recourse to us.


                                                                        PREDECESSOR                                    SUCCESSOR
                                        ---------------------------------------------------------------------------    ----------
                                                                                           SIX MONTHS
                                                 YEAR ENDED FEBRUARY 28 OR 29,               ENDED       MARCH 1 TO    APRIL 1 TO
                                        -----------------------------------------------    AUGUST 31,    MARCH 31,     AUGUST 31,
                                         1998      1999      2000      2001      2002         2001          2002          2002
                                        -------   -------   -------   -------   -------   ------------   ----------    ----------
                                                                       (IN THOUSANDS)
    Our share of partnership
      revenues........................  $35,248   $49,538   $59,400   $66,878   $77,345     $39,450       $ 7,627       $31,438
                                        -------   -------   -------   -------   -------     -------       -------       -------
    Our share of partnership EBITDA...    6,339     8,538    11,796    10,602    13,679       7,733         1,642         6,581
    Our share of partnership net
      (income)/loss...................   (3,275)   (2,714)   (1,145)    8,385     1,748       1,607           (87)       (1,602)
    Our share of partnership cash (at
      period end).....................       --     2,869     4,006     3,390     2,524       7,922         2,450         4,533
    Our share of partnership debt (at
      period end).....................       --    22,968    31,048    40,241    41,033      39,442        42,087        21,780


(d) See the notes to our financial statements with respect to our bankruptcy and financial reporting in accordance with Statement of Financial Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," and our restructuring charges, loss on sale/disposal of theatres and other and reorganization costs.

(e) Represents the extraordinary gain, net of tax, resulting from the extinguishment of liabilities subject to compromise in connection with our reorganization.

(f) Represents a one-time charge to reflect the adoption of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," regarding the accounting for advance sales. See further discussion in the notes to our financial statements.

(g) Includes a loss per share of $0.13 in fiscal 2001 related to the cumulative effect of change in accounting principle related to the adoption of SAB 101 and an extraordinary gain per share of $8.09 in the period March 1 to March 31, 2002 related to the extinguishment of liabilities in connection with our reorganization.

(h) Cash provided by/(used in) operating activities reflects the payment of restructuring charges, bankruptcy claims and reorganization costs, as follows:

                                                                        PREDECESSOR                                    SUCCESSOR
                                        ---------------------------------------------------------------------------    ----------
                                                                                           SIX MONTHS
                                                 YEAR ENDED FEBRUARY 28 OR 29,               ENDED       MARCH 1 TO    APRIL 1 TO
                                        -----------------------------------------------    AUGUST 31,    MARCH 31,     AUGUST 31,
                                         1998      1999      2000      2001      2002         2001          2002          2002
                                        -------   -------   -------   -------   -------   ------------   ----------    ----------
                                                                      (IN THOUSANDS)
    Restructuring charges paid during
      the period......................  $    --   $    --   $    --   $12,653   $ 1,549     $   629       $    32       $ 7,773
    Payment of bankruptcy claims......       --        --        --        --        --          --        45,000        16,502
    Reorganization costs paid during
      the period......................       --        --        --     3,852    21,913       8,648         6,009        19,376
                                        -------   -------   -------   -------   -------     -------       -------       -------
            Total.....................  $    --   $    --   $    --   $16,505   $23,462     $ 9,277       $51,041       $43,651
                                        =======   =======   =======   =======   =======     =======       =======       =======

(i) EBITDA represents income/(loss) before extraordinary gain and cumulative effect of change in accounting principle, before interest expense, income taxes, depreciation and amortization expense. EBITDA is not a presentation made in accordance with generally accepted accounting principles and is not a measure of financial condition or profitability. This financial information is included in this prospectus to provide additional information that our management uses to assess our company. While our management uses this measure, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculations of EBITDA is shown below:

                                                                     PREDECESSOR                                       SUCCESSOR
                                   -------------------------------------------------------------------------------    -----------
                                                                                           SIX MONTHS
                                               YEAR ENDED FEBRUARY 28 OR 29,                 ENDED      MARCH 1 TO    APRIL 1 TO
                                   -----------------------------------------------------   AUGUST 31,   MARCH 31,     AUGUST 31,
                                    1998       1999       2000       2001        2002         2001         2002          2002
                                   -------   --------   --------   ---------   ---------   ----------   ----------    -----------
                                                                      (IN THOUSANDS)
      Income/(loss) before
       extraordinary gain and
       cumulative effect of
       change in accounting
       principle.................  $  (139)  $ (5,880)  $(51,390)  $(428,405)  $(187,900)   $(54,378)    $   (217)      $29,143
      Depreciation and
       amortization..............   52,307     90,720    112,236     124,119     108,823      53,543        6,307        28,570
      Interest expense...........   14,319     57,216     72,728      98,601      60,866      33,111        3,914        18,068
      Income tax expense.........    2,751      2,187      1,662       3,598       2,550       1,187          199         1,141
                                   -------   --------   --------   ---------   ---------    --------     --------       -------
      EBITDA.....................  $69,238   $144,243   $135,236   $(202,087)  $ (15,661)   $ 33,463     $ 10,203       $76,922
                                   =======   ========   ========   =========   =========    ========     ========       =======

    The following is a summary of various charges and other items that had a significant effect on EBITDA for the periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Liquidity and Capital Resources--EBITDA" for a further discussion of these items and their impact on EBITDA.


                                                                     PREDECESSOR                                       SUCCESSOR
                                   -------------------------------------------------------------------------------    -----------
                                                                                           SIX MONTHS
                                               YEAR ENDED FEBRUARY 28 OR 29,                 ENDED      MARCH 1 TO    APRIL 1 TO
                                   -----------------------------------------------------   AUGUST 31,   MARCH 31,     AUGUST 31,
                                    1998       1999       2000       2001        2002         2001         2002          2002
                                   -------   --------   --------   ---------   ---------   ----------   ----------    -----------
                                                                      (IN THOUSANDS)
      Advisory fee...............  $    --   $     --   $     --   $      --   $      --    $     --     $    417       $ 4,583

      Loss on sale/disposal of
       theatres and other........    7,787      4,532      8,388     240,609      33,810      17,815           --            --
      Restructuring charges......       --         --         --      12,653       9,549         629        1,445            --
      Equity (income)/loss in
       long-term investments.....   (3,275)    (2,714)    (1,145)      8,385       1,748       1,607          (87)       (1,602)
      Reorganization costs.......       --         --         --      42,146      96,497      18,587        2,573            --
                                   -------   --------   --------   ---------   ---------    --------     --------       -------
             Total...............  $ 4,512   $  1,818   $  7,243   $ 303,793   $ 141,604    $ 38,638     $  4,348       $ 2,981
                                   =======   ========   ========   =========   =========    ========     ========       =======


(j) Includes liabilities subject to compromise of $471,390 and $540,933 as of February 28, 2001 and 2002, respectively, and $480,099 as of August 31, 2001. There were no liabilities subject to compromise as of February 28 or 29, 1998 through 2000, as of March 31, 2002 or as of August 31, 2002.

SELECTED HISTORICAL OPERATING DATA

     The table below sets forth unaudited selected operating data for each of the periods indicated. Our management views these data as key operating measures and believes that investors may find them useful in analyzing companies in the film exhibition industry. No one measure is more meaningful than another and our management uses these measures, among others, to assess our operating performance. In order to arrive at a more meaningful presentation of operating data related to our productivity and performance, all amounts below include 100% of the operating results and theatre, screen and attendance counts of all our partnerships, including Loeks-Star Theatres, in which we had a 50% interest prior to April 2, 2002 and subsequent thereto on a combined basis have a 100% interest, and the Magic Johnson Theatres (formed in March 1994), Yelmo Cineplex (formed in June 1998) and Megabox Cineplex (formed in November 1999) partnerships, in each of which we have a 50% interest. Prior to July 31, 2002, our interest in Megabox Cineplex was 24.6%. These key operating data include Cineplex Odeon for all periods beginning May 15, 1998.

                                                                     PREDECESSOR                                       SUCCESSOR
                                  ----------------------------------------------------------------------------------   ----------
                                                                                             SIX MONTHS
                                               YEAR ENDED FEBRUARY 28 OR 29,                   ENDED      MARCH 1 TO   APRIL 1 TO
                                  --------------------------------------------------------   AUGUST 31,   MARCH 31,    AUGUST 31,
                                    1998       1999        2000        2001        2002         2001         2002       2002(A)
                                  --------------------------------------------------------   ----------   ----------   ----------
U.S. AND CANADA:
  Theatres operated (at period
    end)........................       139         408         367         273         240         256         238           223
  Screens operated (at period
    end)........................     1,035       2,762       2,777       2,375       2,243       2,309       2,232         2,147
  Average screens per theatre...       7.4         6.8         7.6         8.7         9.3         9.0         9.4           9.6
  Average admission per
    patron......................  $   5.91   $    5.21   $    5.48   $    5.71   $    6.09    $   6.05     $  5.98      $   6.10
  Average concessions per
    patron......................  $   2.14   $    2.06   $    2.09   $    2.22   $    2.32    $   2.31     $  2.41      $   2.43
  Attendance (in thousands).....    58,387     122,319     128,663     120,601     109,242      58,247       9,738        51,155

INTERNATIONAL:
  Theatres operated (at period
    end)........................        --          15          18          21          22          20          23            57
  Screens operated (at period
    end)........................        --         119         149         188         205         183         225           614
  Average screens per theatre...        --         7.9         8.3         9.0         9.3         9.2         9.8          10.8
  Average admission per
    patron......................  $     --   $    4.13   $    3.75   $    3.83   $    3.99    $   3.99     $  4.03      $   4.25
  Average concessions per
    patron......................  $     --   $    1.17   $    1.11   $    1.08   $    1.07    $   1.02     $  1.16      $   1.27
  Attendance (in thousands).....        --       4,236       6,618       9,707      14,363       6,667       1,397         9,344

WORLDWIDE:
  Theatres operated (at period
    end)........................       139         423         385         294         262         276         261           280
  Screens operated (at period
    end)........................     1,035       2,881       2,926       2,563       2,448       2,492       2,457         2,761
  Average screens per theatre...       7.4         6.8         7.6         8.7         9.3         9.0         9.4           9.9
  Average admission per
    patron......................  $   5.91   $    5.18   $    5.39   $    5.57   $    5.84    $   5.83     $  5.73      $   5.80
  Average concessions per
    patron......................  $   2.14   $    2.03   $    2.05   $    2.14   $    2.17    $   2.18     $  2.25      $   2.26
  Attendance (in thousands).....    58,387     126,605     135,281     130,308     123,605      64,914      11,135        60,499

---------------
(a) Includes the operations of Grupo Cinemex for the period from June 19 to June 30, 2002.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     We emerged from bankruptcy reorganization effective March 21, 2002. In accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," we adopted the provisions of fresh-start accounting which require, among other things, the allocation of the reorganization value to our assets in relation to their fair values, which resulted in a net write-down of assets, including goodwill. For accounting purposes, we have recorded the effects of our reorganization in our unaudited condensed financial statements as of March 31, 2002.

     On April 2, 2002, Onex and OCM Cinema acquired a 49% interest in Loeks-Star Theatres from our partner, and agreed to acquire the remaining 1% interest not later than May 1, 2003. We have owned a 50% interest in Loeks-Star Theatres since its formation and, accordingly, as of April 2, 2002, Onex has a controlling interest in Loeks-Star Theatres. We previously accounted for our 50% interest under the equity method of accounting. Beginning April 2, 2002, we have included the assets, liabilities and results of operations of Loeks-Star Theatres in our historical financial statements on a combined basis. Concurrently with the closing of this offering, Onex and OCM Cinema will contribute their interest in Loeks-Star Theatres to us, or otherwise cause that interest in Loeks-Star Theatres to be combined with us, in exchange for additional shares of our common stock.

     On June 19, 2002, Onex and OCM Cinema acquired Grupo Cinemex. Concurrently with the closing of this offering, Onex and OCM Cinema will cause their interest in Grupo Cinemex to be combined with us, in exchange for additional shares of our common stock. Grupo Cinemex's fiscal year is the calendar year and, therefore, its fiscal quarters end two months prior to our fiscal quarters. Our financial data as of and for the six months ended August 31, 2002 include the financial data of Grupo Cinemex on a combined basis as of June 30, 2002 or for the period from June 19, 2002 to June 30, 2002.

     On July 31, 2002, we acquired an additional 25.4% interest in Megabox Cineplex for a purchase price of $20.6 million, bringing our total ownership interest in that partnership to 50.0%. We funded this purchase through the sale of additional shares of our common stock to Onex and OCM Cinema.

     The unaudited as adjusted combined balance sheet assumes that this offering and borrowings by us and Grupo Cinemex under our new senior secured credit facilities, and our use of the estimated net proceeds and borrowings as
described in this prospectus, including the redemption of $          million of
equity in Grupo Cinemex held by Onex and OCM Cinema, had occurred as of August 31, 2002.

     The unaudited pro forma combined statements of operations for the year ended February 28, 2002 and the six months ended August 31, 2002 assume that each of the following had occurred as of March 1, 2001:

     - the acquisition by Onex and OCM Cinema of Grupo Cinemex and a 49% interest in Loeks-Star Theatres from our partner, and the combination of the entities that own these interests with Loews subsidiaries;

     - our issuance to Onex and OCM Cinema of an aggregate of [6,147] additional shares of our common stock, for an aggregate purchase price of $20.6 million, to fund our acquisition of an additional 25.4% interest in Megabox Cineplex;

     -     the effects of our reorganization, including:

      - the conversion of $300.0 million of pre-petition bank debt into equity,

      -     the revaluation of our assets,

      -     the renegotiation of leases and theatre closings, and

      - the elimination of certain non-recurring charges associated with the reorganization; and

     - the adoption of SFAS No. 142 which resulted in the cessation of amortization of our goodwill and indefinite-lived intangible assets.

     The unaudited pro forma, as adjusted, combined statements of operations for the year ended February 28, 2002 and the six months ended August 31, 2002 further assume that this offering, borrowings under our subsidiaries' new senior secured credit facilities, the concurrent notes offering and the application of the estimated net proceeds as described in this prospectus, had occurred as of March 1, 2001.

     The unaudited pro forma combined financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States. Please see the notes to our financial statements included elsewhere in this prospectus for a complete description of the differences between U.S. and Canadian GAAP. The principal differences that affect the pro forma combined financial statements are described below:

     - Under U.S. GAAP, our interests in our partnerships are accounted for under the equity method in our historical financial statements. Under Canadian GAAP, the equity method of accounting is prohibited for joint ventures such as our partnerships; rather, the proportionate consolidation method is required.

     - Under U.S. GAAP, the excess of the reorganization value over the fair value of the assets is recorded as goodwill. In accordance with Canadian GAAP, the excess of the reorganization value over the fair value of the assets is recorded as a reduction of stockholders' equity. Had the fresh-start adjustments been recorded in accordance with Canadian GAAP, goodwill, total assets, additional paid-in capital and total stockholders' equity would have been reduced by $95.6 million as of August 31, 2002.


     The unaudited pro forma combined financial statements are based on the estimates and assumptions set forth in the notes to these statements that management believes are reasonable. The unaudited pro forma combined financial statements are for information purposes only and do not purport to represent what our actual financial condition or results of operations would have been if these transactions been completed as of the date indicated or that may be achieved in the future.


     The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes and other financial information pertaining to us included elsewhere in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                  UNAUDITED AS ADJUSTED COMBINED BALANCE SHEET
                             AS OF AUGUST 31, 2002

                                                                 LOEWS       OFFERING
                                                              CINEPLEX(A)   ADJUSTMENTS      AS ADJUSTED
                                                              -----------   -----------      -----------
                                                                            (IN THOUSANDS)
Assets
Current assets:
  Cash and cash equivalents.................................  $   91,310     $                $
  Restricted cash...........................................      24,414
  Other current assets......................................      41,764
                                                              ----------     ---------        ----------
      Total current assets..................................     157,488
Property, equipment and leaseholds, net.....................     806,984
Investment in and advances to partnerships..................     129,016
Goodwill and other intangible assets........................     443,095
Other long-term assets......................................      30,431              (b),(c)
                                                              ----------     ---------        ----------
      Total assets..........................................  $1,567,014     $                $
                                                              ==========     =========        ==========
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable and accrued expenses.....................  $  165,398
  Deferred revenue..........................................      27,571
  Due to former Grupo Cinemex stockholders..................      24,414
  Due to subsidiary of Onex and OCM Cinema..................      29,582                              (d)
  Current maturities of long-term debt......................      13,354              (c),(e)
  Current portion of capital leases.........................         811
                                                              ----------     ---------        ----------
      Total current liabilities.............................     261,130
Long-term debt and other obligations........................     601,453              (c),(d)
New senior secured credit facilities........................          --              (c)
Senior subordinated notes...................................          --              (c)
Long-term capital lease obligations.........................      22,553
Other long-term obligations.................................      32,602
                                                              ----------     ---------        ----------
      Total liabilities.....................................     917,738
Stockholders' equity:
  Class A common stock......................................          --              (d),(f)
  Class B common stock......................................           1
  Special voting stock......................................          --              (g)
  Additional paid-in capital................................     617,765              (d),(f)
  Accumulated other comprehensive income....................       2,367
  Retained earnings.........................................      29,143
                                                              ----------     ---------        ----------
      Total stockholders' equity............................     649,276
                                                              ----------     ---------        ----------
Total liabilities and stockholders' equity..................  $1,567,014     $                $
                                                              ==========     =========        ==========

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED AS ADJUSTED COMBINED BALANCE SHEET


(a) Represents our financial position as of August 31, 2002, as reported, which includes the impact of fresh-start accounting in accordance with SOP 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" and the combinations of Loeks-Star Theatres as of April 2, 2002 and Grupo Cinemex as of June 19, 2002. The Grupo Cinemex assets and liabilities are reflected at estimated fair value (based upon the purchase price paid by Onex and OCM Cinema), which may be materially different based on the final allocation; the carrying value of these assets and liabilities may be affected by a valuation we have undertaken and we expect will be completed in the current fiscal year.


(b) Represents the write-off of unamortized deferred issuance costs associated with the refinancing of the existing long-term debt.

(c) Represents the proceeds from our subsidiaries' new senior secured credit facilities and senior subordinated notes, which are summarized as follows:

                                                                               ASSUMED            ASSUMED
    NATURE OF DEBT                                         AMOUNT           INTEREST RATE           TERM
    --------------                                         ------           -------------         -------
                                                       (IN THOUSANDS)
    Loews Cineplex Theatres term loan................     $                          %
    Loews Cineplex Theatres revolving credit
      facility.......................................
    Loews Cineplex Theatres senior subordinated
      notes..........................................
    Grupo Cinemex term loan..........................

   Issuance costs associated with the senior secured credit facilities and the
   senior subordinated notes are estimated to be $     million, $     million
   and $        million for the Loews Cineplex Theatres facility, the senior subordinated notes and the Grupo Cinemex facility, respectively, and will be
   amortized over the life of these financings (assumed to be    years,    years
   and    years, respectively).

   The proceeds from these debt financings, net of anticipated financing costs, will be used to repay existing long-term debt and, as to the Grupo Cinemex
   term loan, to redeem $      million of the equity in Grupo Cinemex held by
   Onex and OCM Cinema.

(d) The repayment of this loan will be subordinated in right of payment to the new Grupo Cinemex term loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Facilities--New Grupo Cinemex Senior Secured Credit Facility."

(e) Represents our estimated net proceeds from this offering of
    $        million, net of $        million in estimated costs and expenses,
    and the use of a portion of those proceeds to repay existing long-term debt.

(f)  Represents the sale of an aggregate of         shares of our class A common
     stock to an officer of Cineplex Odeon and our recently elected directors
     for an aggregate price of $    million. See "Certain Relationships and
     Related Transactions--Recent Sales of Class A Common Stock."

(g) Represents the issuance of the special voting stock, which represents the voting rights attributable to the Loews Canada exchangeable shares.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED FEBRUARY 28, 2002


                             LOEWS      REORGANIZATION       PRO FORMA,       GRUPO      LOEKS-STAR
                          CINEPLEX(A)    ADJUSTMENTS       AS REORGANIZED   CINEMEX(B)   THEATRES(C)
                          -----------   --------------     --------------   ----------   -----------
                                        (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Revenues:
  Box office............   $ 600,725      $ (28,563)(d)       $572,162       $ 82,674      $49,481
  Concessions...........     224,289        (11,829)(d)        212,460         43,892       22,294
  Other.................      31,139         (1,123)(d)         30,016         14,951        3,529
                           ---------      ---------           --------       --------      -------
    Total operating
      revenues..........     856,153        (41,515)           814,638        141,517       75,304
Expenses:
  Theatre operations and
    other expenses......     652,944        (45,042)(d),(e)     607,902        78,268       55,141
  Cost of concessions...      35,080         (2,037)(d)         33,043         10,156        2,866
  General and
    administrative......      42,186             --             42,186          9,050        2,289
  Depreciation and
    amortization........     108,823        (12,439)(g)         96,384         16,453        6,222
  Restructuring
    charges.............       9,549         (9,549)(i)             --             --           --
  Loss on sale/disposal
    of theatres and
    other...............      33,810        (33,810)(d)             --             --           --
                           ---------      ---------           --------       --------      -------
    Total operating
      expenses..........     882,392       (102,877)           779,515        113,927       66,518
Income/(loss) from
  operations............     (26,239)        61,362             35,123         27,590        8,786
Interest expense, net...      60,866        (23,412)(j)         37,454          2,566        4,100
Other
  (income)/expense......          --             --                 --            (14)          --
Equity (income)/loss in
  long-term
  investments...........       1,748             --              1,748             --          491
Foreign exchange gain,
  net...................          --             --                 --         (2,622)          --
Reorganization costs....      96,497        (96,497)(i)             --             --           --
                           ---------      ---------           --------       --------      -------
Income/(loss) before
  income taxes..........    (185,350)       181,271             (4,079)        27,660        4,195
Income tax expense......       2,550          3,018(m)           5,568          9,547          180(m)
                           ---------      ---------           --------       --------      -------
Net income/(loss).......   $(187,900)     $ 178,253           $ (9,647)      $ 18,113      $ 4,015
                           =========      =========           ========       ========      =======
Weighted average shares
  outstanding--basic and
  diluted...............  58,622,646                          [100,000]       [66,866](n)   [11,414](n)
Income/(loss) per
  share--basic and
  diluted...............   $   (3.21)                         $

                                                      PRO FORMA
                           PRO FORMA    PRO FORMA     OFFERING     PRO FORMA,
                          ADJUSTMENTS    COMBINED    ADJUSTMENTS   AS ADJUSTED
                          -----------   ----------   -----------   -----------
                             (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Revenues:
  Box office............   $     --     $  704,317    $            $
  Concessions...........         --        278,646
  Other.................         --         48,496
                           --------     ----------    --------     ----------
    Total operating
      revenues..........         --      1,031,459
Expenses:
  Theatre operations and
    other expenses......         --        741,311
  Cost of concessions...         --         46,065
  General and
    administrative......         --         53,525            (f)
  Depreciation and
    amortization........    (21,789)(h)     97,270
  Restructuring
    charges.............         --             --
  Loss on sale/disposal
    of theatres and
    other...............         --             --
                           --------     ----------    --------     ----------
    Total operating
      expenses..........    (21,789)       938,171
Income/(loss) from
  operations............     21,789         93,288
Interest expense, net...         --         44,120            (k)
Other
  (income)/expense......         --            (14)
Equity (income)/loss in
  long-term
  investments...........      1,226(l)       3,465
Foreign exchange gain,
  net...................         --         (2,622)
Reorganization costs....         --             --
                           --------     ----------    --------     ----------
Income/(loss) before
  income taxes..........     20,563         48,339
Income tax expense......         --(m)      15,295
                           --------     ----------    --------     ----------
Net income/(loss).......   $ 20,563     $   33,044    $            $
                           ========     ==========    ========     ==========
Weighted average shares
  outstanding--basic and
  diluted...............     [6,147](n)   [184,427]
Income/(loss) per
  share--basic and
  diluted...............                $


    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED FEBRUARY 28, 2002

(a) Represents our historical results of operations for the year ended February 28, 2002, as reported.


(b) Represents the historical operating results of Grupo Cinemex for the twelve months ended December 31, 2001. The results of operations of Grupo Cinemex are based on the historical results of Grupo Cinemex and its subsidiaries for the year ended December 31, 2001, presented under U.S. generally accepted accounting principles. See pages F-84 through F-104 for additional details.


(c) Represents the historical operating results of Loeks-Star Theatres for the year ended February 28, 2002. Prior to April 2, 2002, we used the equity method of accounting to record our 50% interest in Loeks-Star Theatres.

(d) Represents the elimination of the operating results of the theatres we closed during our bankruptcy proceedings and the associated loss on sale/disposal and other related costs.

(e) Represents the elimination of occupancy costs, totaling $9.8 million, as a result of our lease renegotiations in connection with our bankruptcy proceedings.

(f) Represents non-cash compensation expense based on the difference between the initial public offering price per share and the $[3,350] per share sale
     price of the         shares of class A common stock we sold recently. See
     "Certain Relationships and Related Transactions--Recent Sales of Class A Common Stock."

(g) Represents the reduction in depreciation expense due to our write-down in fixed assets upon application of fresh-start accounting in connection with our emergence from bankruptcy.

(h) Represents the elimination of amortization expense related to goodwill and other indefinite-lived intangible assets as a result of our adoption of SFAS No. 142 "Goodwill and Other Intangible Assets."

(i) Represents the elimination of restructuring charges and reorganization costs we incurred in connection with our bankruptcy proceedings.

(j) Represents the reduction in interest expense associated with the reorganization, primarily due to the conversion of $300.0 million of pre-petition bank debt held by Onex and OCM Cinema (or its affiliates) into our equity.

(k) Represents the reduction in interest expense associated with our outstanding debt to be repaid with the proceeds from this offering and the concurrent debt financings of our subsidiaries, Loews Cineplex Theatres and Grupo Cinemex, calculated as follows:

                       NATURE OF DEBT                           AMOUNT       ASSUMED INTEREST RATE   ASSUMED TERM
                       --------------                           ------       ---------------------   ------------
                                                            (IN THOUSANDS)
      Loews Cineplex Theatres term loan................        $                              %
      Loews Cineplex Theatres revolving credit
        facility.......................................
      Loews Cineplex Theatres senior subordinated
        notes..........................................
      Grupo Cinemex term loan..........................
      Grupo Cinemex subordinated loan..................

    Each .125 percentage point change in the interest rate on our new senior secured credit facilities would result in a change in interest expense of
    $        million and $        million annually based on our as adjusted debt
    levels of $        million and $        million for the Loews Cineplex
    Theatres and Grupo Cinemex facilities, respectively.

    Each .125 percentage point change in the interest rate on the senior subordinated notes would result in a change in interest expense of $ million annually.

    Each .125 percentage point change in the interest rate on the Grupo Cinemex subordinated loan would result in a change in interest expense of $ million annually.


(l) Represents the net effect of eliminating Loeks-Star Theatres equity income recorded in our historical results of operations under the equity method of accounting from March 1, 2001 through February 28, 2002 and including an additional 25.4% interest in Megabox Cineplex equity income.


(m) Represents the tax effect of the reorganization adjustments, the Loeks-Star Theatres adjustments and the pro forma adjustments, respectively.

(n) Reflects our sale of an aggregate of [78,280] shares of common stock to Onex and OCM Cinema in connection with the combination of the entities that own Grupo Cinemex and a 49% interest in Loeks-Star Theatres with Loews subsidiaries. Also reflects our sale of an aggregate of [6,147] shares of our common stock to Onex and OCM Cinema in July 2002 to fund our acquisition of an additional 25.4% interest in Megabox Cineplex. The purchase price for these shares is reflected at a price of $[3,350] per share.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED AUGUST 31, 2002

                              LOEWS CINEPLEX(A)
                              -----------------      REORGANIZATION     PRO FORMA        GRUPO      LOEKS-STAR
                           PREDECESSOR   SUCCESSOR    ADJUSTMENTS     AS REORGANIZED   CINEMEX(B)   THEATRES(C)
                           -----------   ---------   --------------   --------------   ----------   -----------
                                              (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Revenues:
 Box office..............  $   52,514    $301,895       $(3,159)(d)      $351,250      $  45,082     $   3,729
 Concessions.............      20,869     120,109        (1,403)(d)       139,575         24,595         1,681
 Other...................       2,156      14,531          (113)(d)        16,574         10,371           241
                           -----------   --------       -------          --------      ---------     ---------
    Total operating
      revenues...........      75,539     436,535        (4,675)          507,399         80,048         5,651
Expenses:
 Theatre operations and
   other expenses........      54,890     319,328        (4,203)(d)       370,015         45,118         4,018
 Cost of concessions.....       2,609      16,963          (263)(d)        19,309          5,892           212
 General and
   administrative........       3,906      24,924(f)         --            28,830(f)      12,614           203
 Depreciation and
   amortization..........       6,307      28,570        (1,036)(i)        33,841          9,086           496
 Restructuring charges...       1,445          --        (1,445)(j)            --             --            --
 Loss on sale/disposal of
   theatres and other              --          --            --                --             --            --
                           -----------   --------       -------          --------      ---------     ---------
    Total operating
      expenses...........      69,157     389,785        (6,947)          451,995         72,710         4,929
Income/(loss) from
 operations..............       6,382      46,750         2,272            55,404          7,338           722
Interest expense, net....       3,914      18,068        (1,697)(k)        20,285          1,610           236
Other (income)/expense...          --          --            --                --            (11)           --
Equity (income)/loss in
 long-term investments...         (87)     (1,602)           --            (1,689)            --            --
Foreign exchange loss,
 net.....................          --          --            --                --          6,051            --
Reorganization costs.....       2,573          --        (2,573)(j)            --             --            --
                           -----------   --------       -------          --------      ---------     ---------
Income/(loss) before
 income taxes............         (18)     30,284         6,542            36,808           (312)          486
Income tax expense.......         199       1,141        14,705(n)         16,045            184           190(n)
                           -----------   --------       -------          --------      ---------     ---------
Net income/(loss)........  $     (217)   $ 29,143       $(8,163)         $ 20,763      $    (496)    $     296
                           ===========   ========       =======          ========      =========     =========
Weighted average shares
 outstanding--basic and
 diluted.................  58,622,646    [101,567]                      [101,567]       [66,866](o)   [11,414](o)
Income/(loss) per share--
 basic and diluted.......  $    (0.00)   $                               $

                                                       PRO FORMA
                            PRO FORMA     PRO FORMA    OFFERING     PRO FORMA,
                           ADJUSTMENTS    COMBINED    ADJUSTMENTS   AS ADJUSTED
                           -----------    ---------   -----------   -----------
                              (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Revenues:
 Box office..............   $ (3,307)(e)  $396,754                   $
 Concessions.............     (1,807)(e)   164,044
 Other...................       (453)(e)    26,733
                            --------      --------       -----       --------
    Total operating
      revenues...........     (5,567)      587,531
Expenses:
 Theatre operations and
   other expenses........     (2,784)(e)   416,367
 Cost of concessions.....       (427)(e)    24,986
 General and
   administrative........     (7,149)(e),(g)   34,498       (h)
 Depreciation and
   amortization..........       (603)(e)    42,820
 Restructuring charges...         --            --
 Loss on sale/disposal of
   theatres and other             --            --
                            --------      --------       -----       --------
    Total operating
      expenses...........    (10,963)      518,671
Income/(loss) from
 operations..............      5,396        68,860
Interest expense, net....     (2,447)(e)    19,684          (l)
Other (income)/expense...         --           (11)
Equity (income)/loss in
 long-term investments...       (356)(m)    (2,045)
Foreign exchange loss,
 net.....................         --         6,051
Reorganization costs.....         --            --
                            --------      --------       -----       --------
Income/(loss) before
 income taxes............      8,199        45,181
Income tax expense.......      2,126(e),(n)   18,545
                            --------      --------       -----       --------
Net income/(loss)........   $  6,073      $ 26,636       $           $
                            ========      ========       =====       ========
Weighted average shares
 outstanding--basic and
 diluted.................    [4,580](o)   [184,427]
Income/(loss) per share--
 basic and diluted.......                 $

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED AUGUST 31, 2002

(a) Represents our historical results of operations for the one month ended March 31, 2002 and the five months ended August 31, 2002, respectively, as reported.


(b) Represents the historical operating results of Grupo Cinemex for the period from January 1, 2002 through June 30, 2002. See pages F-84 through F-104 for additional details.


(c) Represents the historical operating results of Loeks-Star Theatres for the period from March 1, 2002 through April 1, 2002. The results of operations of Loeks-Star Theatres and its subsidiaries for the period April 2, 2002 through August 31, 2002 are included in our historical results on a combined basis.

(d) Represents the elimination of the operating results of the theatres we closed during our bankruptcy proceedings.

(e) Represents the elimination of Grupo Cinemex results of operations for the period from June 19, 2002, the date Grupo Cinemex became an entity under common control, to June 30, 2002. See note (b) above. The results of operations of Grupo Cinemex and its subsidiaries for the period from June 19, 2002 to June 30, 2002 are included in our historical operating results on a combined basis.

(f) Includes a $5.0 million advisory fee payable to Onex at the closing of this offering, related to our acquisitions of Grupo Cinemex and a 49% interest in Loeks-Star Theatres. This amount is accrued as of August 31, 2002. See "Certain Relationships and Related Transactions--Onex Advisory Fee."

(g) Represents the elimination of the costs related to a special cash bonus to Grupo Cinemex employees of $6.7 million in connection with the acquisition of Grupo Cinemex.

(h) Represents non-cash compensation expense based on the difference between the initial public offering price per share and the $[3,350] per share sale
    price of the         shares of class A common stock we sold recently. See
    "Certain Relationships and Related Transactions--Recent Sales of Class A Common Stock."

(i) Represents the reduction in depreciation expense due to our write-down in fixed assets upon application of fresh-start accounting in connection with our emergence from bankruptcy.

(j) Represents the elimination of restructuring charges and reorganization costs we incurred in connection with our bankruptcy proceedings.

(k) Represents the change in interest expense associated with the reorganization, primarily due to the conversion of $300.0 million of pre-petition bank debt held by Onex and OCM Cinema (or its affiliates) into our equity.

(l) Represents the reduction in interest expense associated with our outstanding debt to be repaid with the proceeds from this offering and the concurrent debt financings of our subsidiaries, Loews Cineplex Theatres and Grupo Cinemex, calculated as follows:

                                                                                    ASSUMED
    NATURE OF DEBT                             AMOUNT       ASSUMED INTEREST RATE     TERM
    --------------                             ------       ---------------------   -------
                                           (IN THOUSANDS)
    Loews Cineplex Theatres term loan....     $                                  %
    Loews Cineplex Theatres revolving
      credit facility....................
    Loews Cineplex Theatres senior
      subordinated notes.................
    Grupo Cinemex term loan..............
    Grupo Cinemex subordinated loan......

    Each .125 percentage point change in the interest rate on our new senior secured credit facilities would result in a change in interest expense of
    $        million and $        million quarterly based on our as adjusted
    debt levels of $        million and $      million for the Loews Cineplex
    Theatres and Grupo Cinemex facilities, respectively.

    Each .125 percentage point change in the interest rate on the senior subordinated notes would result in a change in interest expense of $ million quarterly.

    Each .125 percentage point change in the interest rate on the Grupo Cinemex subordinated loan would result in a change in interest expense of $ million quarterly.


(m) Represents the net effect of eliminating Loeks-Star Theatres income recorded in our historical results of operations under the equity method of accounting from March 1, 2002 through April 1, 2002 and including an additional 25.4% interest in Megabox Cineplex equity income.


(n) Represents the tax effect of the reorganization adjustments, the Loeks-Star Theatres adjustments and the pro forma adjustments, respectively.

(o) Reflects our sale of an aggregate of [78,280] shares of common stock to Onex and OCM Cinema in connection with the combination of the entities that own Grupo Cinemex and a 49% interest in the Loeks-Star Theatres with Loews subsidiaries. Also reflects our sale of an aggregate of [6,147] shares of our common stock to Onex and OCM Cinema in July 2002 to fund our acquisition of an additional 25.4% interest in Megabox Cineplex, less [1,567] shares which are reflected in our historical weighted average shares outstanding. The purchase price for these shares is reflected at a price of $[3,350] per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes and the unaudited pro forma combined financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see "Special Note Regarding Forward-Looking Statements" for a discussion of the risks, uncertainty and assumptions relating to these statements.

OVERVIEW

     We are one of the world's leading film exhibition companies with theatres in the United States, Canada, Mexico, Spain and South Korea. As of August 31, 2002, including the theatres owned by our partnerships, we owned, operated or had an interest in 2,761 screens in 280 theatres. Our theatre circuit is concentrated in major metropolitan markets. Our theatres operate under the Loews Theatres, Cineplex Odeon Theatres, Star Theatres and Cinemex Theatres names. Our partnerships operate theatres under the Magic Johnson Theatres, Yelmo Cineplex and Megabox names.

     Our theatre operations are located primarily in 19 states in the U.S. and the District of Columbia, six Canadian provinces, Mexico, Spain and South Korea. Our principal geographic markets are the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington, D.C. in the U.S.; Edmonton, Montreal, Toronto and Vancouver in Canada; Mexico City, Mexico; Madrid, Spain; and Seoul, South Korea.

     Included in our screen and theatre counts are 346 screens in 33 theatres in which we hold a partnership interest. Our significant partnership interests include a 50% partnership interest in Magic Johnson Theatres (with 60 screens in five theatres in historically underserved urban markets in the United States), Yelmo Cineplex (with 223 screens in 21 theatres in Spain) and Megabox Cineplex (with 42 screens in five theatres in South Korea).

  RECENT DEVELOPMENTS

     We have owned a 50% interest in Loeks-Star Theatres since its formation in 1988, and our theatre and screen counts include those of Loeks-Star Theatres. On April 2, 2002, Onex and OCM Cinema acquired from our partner a 49% interest in Loeks-Star Theatres and agreed to acquire the remaining 1% interest not later than May 1, 2003. Because Loeks-Star Theatres became an entity under common control on April 2, 2002, from that date we have included its results of operations in our historical financial statements on a combined basis.

     On June 19, 2002, Onex and OCM Cinema acquired Grupo Cinemex, which owns and operates 349 screens in 31 theatres, primarily in Mexico City. Grupo Cinemex's fiscal year is the calendar year and, therefore, its fiscal quarters end two months prior to our fiscal quarters. Our financial data as of and for the six months ended August 31, 2002 include the financial data of Grupo Cinemex on a combined basis as of June 30, 2002 or for the period from June 19, 2002 to June 30, 2002.

     Concurrently with the closing of this offering, Onex and OCM Cinema will cause their interests in Grupo Cinemex and Loeks-Star Theatres to be combined with us.

     On July 31, 2002, we acquired an additional 25.4% interest in Megabox Cineplex for $20.6 million, increasing our partnership interest from 24.6% to 50.0%. This purchase was funded by Onex's and OCM Cinema's purchase of a total of 6,147 additional shares of our common stock.

  REVENUES

     We generate revenues primarily from box office receipts, concession sales and other revenue sources including screen advertising sales, promotional activities and theatre management fees. Our revenues are affected by attendance levels and changes in average admission and concession revenues per patron.

Attendance is primarily affected by the commercial appeal of the films released during the period reported and the level of marketing and promotion by film studios and distributors. Average admissions per patron are affected by the mix of film type (e.g., its appeal to certain audiences, such as children, teens or young adults) and established ticket prices. Average concession revenues per patron are affected by concession product mix, concession prices and type of film. We generate other revenues related to theatre operations from such sources as the leasing of our theatres for motion picture premieres, screenings, private parties and corporate events and from game machines and ATMs in some of our theatre lobbies.

  EXPENSES

     Theatre operations and other expenses consist of fixed and variable expenses, including film rental, marketing and advertising, salaries and wages, lease expense, utilities, maintenance and other occupancy related charges. Certain operating costs, such as film rental costs, salaries and wages and the cost of concessions, vary directly with changes in revenues and attendance levels. Film rental fees are based on the related box office receipts at either mutually agreed-upon firm terms or estimates of the final settlement, depending upon the film licensing arrangement. We purchase concession supplies to replace units sold. Although theatre salaries and wages include a fixed cost component, these expenses vary in relation to revenues as theatre staffing levels are adjusted to handle fluctuations in attendance.

     Conversely, lease expenses are primarily a fixed cost at the theatre level as our theatre leases generally require a fixed monthly minimum rent payment. Many of our theatre leases also include a percentage rent clause whereby the landlord is paid an additional amount of rent based upon revenues over a specified threshold.

     General and administrative expenses are related primarily to costs associated with executive and corporate management and the oversight of our business, and include functions such as film buying, marketing and promotions, operations and concession management, accounting and financial reporting, legal, treasury, internal audit, safety and security, construction and design, real estate development and administration, human resources and information systems. Our general and administrative costs are comprised primarily of payroll, occupancy costs related to our corporate office in New York City, professional fees (such as audit and legal fees) and travel and related costs. Our general and administrative staffing and associated costs are maintained at a level that we deem appropriate to manage and support the size and nature of our theatre portfolio and our business activities.

  ACCOUNTING FOR PARTNERSHIPS

     Our financial statements incorporate the operating results of partnerships in which we have an interest to the extent of our equity share as required by the equity method of accounting. As a result of Onex's acquisition of a controlling interest in Loeks-Star Theatres on April 2, 2002, our financial statements combine the operating results of Loeks-Star Theatres with our results beginning April 2, 2002, the date Loeks-Star Theatres became an entity under common control. Our operating results for all periods prior to April 2, 2002 include the operating results of Loeks-Star Theatres to the extent of our prior equity share (50%) as required by the equity method of accounting.

  REORGANIZATION

     On February 15, 2001 we filed for bankruptcy protection under chapter 11 of the U.S. Bankruptcy Code in the United States and under the Companies' Creditors Arrangement Act, or CCAA, in Canada. Our bankruptcy filings resulted from, among other things, the following events:

     - competitive pressures caused primarily by a significant overcapacity of available screens;

     - significantly higher costs and the resulting increase in our debt level, primarily arising from the building of megaplexes and improvements we made to existing theatres to attract and accommodate larger audiences;

     - lower industry-wide attendance levels during calendar year 2000 due primarily to the below average film product available during the summer and fall of 2000; and

     -     a decline in revenues experienced at many of our older theatres.

     We emerged from bankruptcy on March 21, 2002. However, for accounting purposes, we have accounted for the reorganization as of March 31, 2002. Accordingly, our historical financial information reflects the financial condition and results of operations of our predecessor company (prior to reorganization) for all periods presented through March 31, 2002 and our successor company (post-reorganization) for the period April 1 through August 31, 2002. As a result, and in accordance with generally accepted accounting principles, we are required to present our results of operations for the six months ended August 31, 2002 on a segregated basis -- one month ended March 31, 2002 and five months ended August 31, 2002.

     As a result of the key financial provisions of our U.S. and Canadian plans of reorganization, which we sometimes refer to together as our plan of reorganization:

     - holders of our senior secured debt ($737.2 million), including Onex and OCM Cinema (or its affiliates), were issued (a) 100% of the common stock of the successor company and (b) 100% of the term debt of $429.9 million outstanding as of March 21, 2002;

     - holders of allowed general unsecured claims in the U.S. (such claims totaled $445.6 million as of March 21, 2002) will receive cash distributions from our unsecured settlement pool of $45.0 million in cash, that we have funded and placed with an agent of the bankruptcy court, plus any interest earned on such funds through the dates of distribution;

     - holders of Canadian unsecured claims (such claims totaled $93.7 million as of March 21, 2002), excluding intercompany claims, will receive cash distributions by us in an aggregate maximum amount of $20.0 million (these claims, of which $3.5 million remain outstanding as of August 31, 2002, are classified as accounts payable and accrued expenses on our balance sheet);

     - priority claims, miscellaneous secured claims, pension benefit guaranty corporation claims and limited other claims were unimpaired by our plans of reorganization and will be paid in full;

     -     intercompany claims were extinguished;

     - our existing equity securities (including stock options) were cancelled without any distribution; and

     - we ceased operations in Austria, Hungary, Poland and Turkey and rejected our joint venture arrangement in Italy.

     Pursuant to our U.S. plan of reorganization, in consideration for $300.0 million of pre-petition bank debt held by Onex and OCM Cinema (or its affiliates) and their contribution of $35.0 million in cash to partially fund the unsecured settlement pool in the U.S., we issued to Onex [60,000] shares of our class B common stock and to OCM Cinema [40,000] shares of our class A common stock.

     Effects of Reorganization on Financial Condition and Results of
Operations. During the period of our bankruptcy proceedings, from February 15, 2001 through March 21, 2002, we incurred reorganization expenses of $141.2 million associated with the chapter 11 and CCAA cases, of which: (i) $11.8 million represents the write-off of unamortized deferred financing fees during the fourth quarter of fiscal year 2001, (ii) $70.1 million represents charges related to landlord lease claims, which were classified as liabilities subject to compromise and (iii) $59.3 million was accrued or paid for professional and advisory fees and other expenses directly related to and subsequent to the bankruptcy filing. These amounts include $10.4 million accrued as a current liability as of August 31, 2002, which represents $3.5 million of remaining unsecured claims in Canada and our estimate of costs to conclude the bankruptcy proceedings. As of August 31, 2002, we had $3.5 million of cash remaining of the $20.0 million available to be distributed on account of the Canadian unsecured claims.

     During our reorganization, we closed 119 theatres that generated negative theatre-level cash flow of $21.6 million in fiscal 2001. We measure theatre-level cash flow by subtracting the operating costs of that theatre (film rental costs, concession costs and other theatre operating costs) from the revenues generated by that theatre. We also renegotiated the terms of 86 theatre leases, thereby significantly reducing our occupancy costs.

     Our bankruptcy filings and the implementation of our plan of reorganization significantly improved our operating results. As part of our reorganization, we were able to close theatres that generated marginal or negative cash flow and were not strategically important to us, reduce operating costs by renegotiating certain leases, reduce overhead levels, lower interest expense due to our reduced debt levels and reduce depreciation and amortization expenses as a result of the revaluation of our theatre assets.

RESULTS OF OPERATIONS

     The following table presents certain financial data as a percentage of revenues. All costs in the table are expressed as a percentage of total operating revenues. We also present concession costs as a percentage of concession revenues.


                                                                PREDECESSOR                            SUCCESSOR
                                         ----------------------------------------------------------   ------------
                                                                           SIX MONTHS
                                         YEAR ENDED FEBRUARY 28 OR 29,       ENDED       MARCH 1 TO    APRIL 1 TO
                                         ------------------------------    AUGUST 31,    MARCH 31,     AUGUST 31,
                                          2000       2001        2002         2001          2002          2002
                                         -------   ---------    -------    ----------    ----------    ----------
Revenues:
  Box office..........................     69.8%       69.5%      70.2%       70.2%         69.5%         69.2%
  Concessions.........................     26.2%       26.6%      26.2%       26.2%         27.6%         27.5%
  Other...............................      4.0%        3.9%       3.6%        3.6%          2.9%          3.3%
                                         -------   ---------    -------     -------        ------       -------
    Total operating revenues..........    100.0%      100.0%     100.0%      100.0%        100.0%        100.0%
Expenses:
  Theatre operations and other
    expenses..........................     74.8%       78.9%      76.3%       75.1%         72.7%         73.2%
  Cost of concessions.................      4.1%        4.3%       4.1%        4.3%          3.5%          3.9%
  General and administrative..........      5.7%        5.6%       4.9%        4.7%          5.2%          5.7%
  Depreciation and amortization.......     12.1%       13.7%      12.7%       11.8%          8.3%          6.5%
  Restructuring charges...............      0.0%        1.4%       1.1%        0.1%          1.9%          0.0%
  Loss on sale/disposal of theatres
    and other.........................      0.9%       26.6%       3.9%        3.9%          0.0%          0.0%
                                         -------   ---------    -------     -------        ------       -------
    Total operating expenses..........     97.6%      130.5%     103.0%       99.9%         91.6%         89.3%
                                         -------   ---------    -------     -------        ------       -------
Operating income/(loss)...............      2.4%     (30.5)%     (3.0)%        0.1%          8.4%         10.7%
                                         =======   =========    =======     =======        ======       =======
Concession costs as a % of concession
  revenues............................     15.7%       16.2%      15.6%       16.4%         12.5%         14.1%


  PRO FORMA, AS REORGANIZED, FOR THE SIX MONTHS ENDED AUGUST 31, 2002 COMPARED TO THE SIX MONTHS ENDED AUGUST 31, 2001

     The table and discussion below include a comparison of selected operating data for the six months ended August 31, 2001 and for the six months ended August 31, 2002 on a pro forma, as reorganized, basis to give effect to the reorganization as if it had occurred on March 1, 2002.

     These pro forma, as reorganized, financial data reflect the savings resulting from our reorganization, including the impact of theatre closings, occupancy cost reductions from lease renegotiations and other portfolio changes. These other portfolio changes represent the change in our reporting with respect to three theatres (comprising 31 screens) owned by partnerships that we reported on a consolidated basis prior to our reorganization and now report as equity investments. The pro forma, as reorganized, financial data also include the combination of 100% of Loeks-Star Theatres in the current year beginning April 2, 2002 compared to the inclusion of 50% of Loeks-Star Theatres reported under the equity method of accounting for the six months ended August 31, 2001 and for the period March 1, 2002 through April 1, 2002. Additionally, the pro forma, as reorganized, financial data presented and discussed below include the operating results of

Grupo Cinemex from the date of acquisition (June 19, 2002) through June 30, 2002 and Megabox, on an equity basis, based upon our equity ownership (24.6% prior to July 31, 2002 and 50% thereafter).

                                                                            PRO FORMA,
                                                            SIX MONTHS   AS REORGANIZED,
                                                              ENDED      SIX MONTHS ENDED
                                                            AUGUST 31,      AUGUST 31,
                                                               2001            2002
                                                            ----------   ----------------
OPERATING DATA (IN THOUSANDS)
Revenues:
  Box office..............................................   $317,335        $351,250
  Concessions.............................................    118,649         139,575
  Other...................................................     16,153          16,574
                                                             --------        --------
       Total operating revenues...........................    452,137         507,399
Costs and expenses:
  Theatre operations and other expenses...................    339,438         370,015
  Cost of concessions.....................................     19,495          19,309
  General and administrative..............................     21,103          28,830

OPERATING DATA (AS A PERCENTAGE OF OPERATING REVENUES
  EXCEPT WHERE NOTED)
Revenues:
  Box office..............................................      70.2%           69.2%
  Concessions.............................................      26.2%           27.5%
  Other...................................................       3.6%            3.3%
                                                             --------        --------
       Total operating revenues...........................     100.0%          100.0%
Costs and expenses:
  Theatre operations and other expenses...................      75.1%           72.9%
  Cost of concessions (as % of concession revenues).......      16.4%           13.8%
  General and administrative..............................       4.7%            5.7%

     Total operating revenues. Total operating revenues on a pro forma, as reorganized, basis for the six months ended August 31, 2002 increased $55.3 million, or 12.2%, to $507.4 million from $452.1 million for the six months ended August 31, 2001. This increase in total operating revenues was partially due to the combination of 100% of Loeks-Star Theatres beginning April 2, 2002 and the inclusion of the operating results of Grupo Cinemex from June 19, 2002 through June 30, 2002. Excluding the impact of the combinations of Loeks-Star Theatres and Grupo Cinemex and our theatre closings and other portfolio changes, our total operating revenues increased $52.5 million, or 11.6%.

     Specific factors affecting the major components of our total operating revenues are discussed below.

          Box office revenues. Box office revenues on a pro forma, as reorganized, basis for the six months ended August 31, 2002 increased $33.9 million, or 10.7%, to $351.2 million from $317.3 million for the six months ended August 31, 2001. This increase in box office revenues was due partially to the combination of 100% of Loeks-Star Theatres beginning April 2, 2002 and the inclusion of the operating results of Grupo Cinemex from June 19, 2002 through June 30, 2002. Excluding the impact of the combinations of Loeks-Star Theatres and Grupo Cinemex and our theatre closings and other portfolio changes, our box office revenues increased $32.9 million, or 10.4%, due primarily to an increase in attendance volume ($18.3 million) and revenues from the operation of new theatres ($19.3 million). These increases in box office revenues, which aggregated $37.6 million, were partially offset by a decrease in average admission revenue per patron ($4.7 million) driven by the higher proportion of family, teen and children's films which resulted in a lower average ticket price.

          Concession revenues. Concession revenues on a pro forma, as reorganized, basis for the six months ended August 31, 2002 increased $20.9 million, or 17.6%, to $139.6 million from $118.6 million for the six months ended August 31, 2001. This increase in concession revenues was due partially to the combination of 100% of Loeks-Star Theatres beginning April 2, 2002 and the inclusion of the operating results of Grupo Cinemex from June 19, 2002 through June 30, 2002. Excluding the impact of the combinations of Loeks-Star Theatres and Grupo Cinemex and our theatre closings and other portfolio changes, our concession revenues increased $19.6 million, or 16.5%, due primarily to the increase in attendance levels ($6.8 million), revenues from the operation of new theatres ($7.7 million) and an increase in concession revenues per patron ($5.1 million) due primarily to price increases, improved productivity and the nature and appeal of the type of film product exhibited during the period (i.e., the higher proportion of attendance by families, teens and children that typically results in higher concession revenues per patron).

          Other revenues. Other revenues on a pro forma, as reorganized, basis for the six months ended August 31, 2002 increased $400,000, or 2.6%, to $16.6 million from $16.2 million for the six months ended August 31, 2001. Excluding the impact of the combinations of Loeks-Star Theatres and Grupo Cinemex and our theatre closings and other portfolio changes, our other revenues decreased $100,000 compared to the six months ended August 31, 2001.

     Theatre operations and other expenses. Theatre operations and other expenses on a pro forma, as reorganized, basis for the six months ended August 31, 2002 increased $30.6 million, or 9.0%, to $370.0 million from $339.4 million for the six months ended August 31, 2001. This increase in theatre operations and other expenses was due partially to the combination of 100% of Loeks-Star Theatres beginning April 2, 2002 and the inclusion of the operating results of Grupo Cinemex from June 19, 2002 through June 30, 2002. Excluding the impact of the combinations of Loeks-Star Theatres and Grupo Cinemex and our theatre closings and other portfolio changes, our theatre operations and other expenses increased $32.2 million, or 9.5%, due primarily to an increase in operating costs associated with increased attendance volume ($10.5 million), incremental costs associated with the operation of new theatres ($22.4 million), higher film costs primarily due to the strong box office performance of Star Wars: Attack of the Clones and Spider-Man ($3.8 million), and other cost increases ($3.3 million). These increases, which aggregated $40.0 million, were partially offset by reductions in occupancy costs ($4.5 million) primarily resulting from the renegotiation of certain leases and other cost reductions ($3.3 million). As a percentage of total operating revenues, theatre operations and other expenses improved from 75.1% in the six months ended August 31, 2001 to 72.9% on a pro forma, as reorganized, basis for the six months ended August 31, 2002.

     Cost of concessions. Cost of concessions on a pro forma, as reorganized, basis for the six months ended August 31, 2002 decreased $200,000, or less than 1%, to $19.3 million from $19.5 million for the six months ended August 31, 2001. Excluding the impact of the combinations of Loeks-Star Theatres and Grupo Cinemex and our theatre closings and other portfolio changes, our cost of concessions were relatively flat from period to period despite the increase in concession revenues noted above. This was due to a reduction in concession costs associated with the impact of the renegotiation of certain supplier contracts ($3.2 million), which was offset by an increase in concessions sales volume and cost increases ($800,000), incremental costs associated with the operation of new theatres ($1.2 million) and an increase in attendance volume ($1.1 million). Cost of concessions, as a percentage of concession revenues, improved from 16.4% in the six months ended August 31, 2001 to 13.8% on a pro forma, as reorganized, basis for the six months ended August 31, 2002.

     General and administrative costs. General and administrative costs on a pro forma, as reorganized, basis for the six months ended August 31, 2002 increased $7.7 million, or 36.6%, to $28.8 million from $21.1 million for the six months ended August 31, 2001. This increase in general and administrative costs was due partially to the combinations of Loeks-Star Theatres and Grupo Cinemex, a one-time advisory fee of $5.0 million payable to Onex for its investment banking and advisory services in connection with our Grupo Cinemex and Loeks-Star Theatres acquisitions and $1.0 million of costs related to evaluating acquisitions. Excluding the impact of the combinations of Loeks-Star Theatres and Grupo Cinemex and the one-time advisory fee payable to Onex, general and administrative costs increased $1.5 million, or 7.1%, primarily due to increased professional and advisory fees related to ongoing business matters, pending litigation and normal inflationary increases, partially offset by a decrease in overhead resulting from headcount reductions in our domestic operations. As a percentage of total operating revenues, general and administrative costs increased from 4.7% for the six months ended August 31, 2001 to 5.7% on a pro forma, as reorganized, basis for the six months ended August 31, 2002.

  RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED AUGUST 31, 2002

     The following discusses the results of operations of our predecessor company for the period from March 1, 2002 to March 31, 2002 and our results of operations for the period from April 1, 2002 through August 31, 2002.


     Period from March 1, 2002 to March 31, 2002. During the period from March 1, 2002 to March 31, 2002, total operating revenues and income from operations of the predecessor company improved as the result of an increase in attendance levels. Theatre operations and other expenses were higher as a result of these attendance increases and inflation. These increases were partially offset by a reduction in expenses resulting from the significant number of theatres we closed and reduced occupancy expenses resulting from lease renegotiations in connection with our reorganization. Additionally, our cost of concessions as a percentage of concession revenues was reduced due to the renegotiation of contracts with certain suppliers. Excluding a one-time advisory fee of $417,000 ($5.0 million for the six months ended August 31, 2002) payable to Onex for its investment banking and advisory services in connection with our Grupo Cinemex and Loeks-Star Theatres acquisitions, general and administrative costs as a percentage of total revenues were flat.


     As a result of our bankruptcy proceedings, our predecessor company incurred $1.4 million and $2.6 million of restructuring charges and reorganization costs, respectively, for the period from March 1, 2002 to March 31, 2002. Restructuring charges consisted principally of severance payments associated with headcount reductions. Reorganization costs were primarily related to accruals or payments for professional and advisory fees incurred directly related to our bankruptcy filing on February 15, 2001. In connection with the adoption of fresh-start accounting, liabilities subject to compromise of the predecessor company were treated and settled in accordance with the terms of the plan of reorganization. As a result of the extinguishment of liabilities in connection with our reorganization, the predecessor company recognized an extraordinary gain, net of tax, of $474.3 million ($8.09 per share) for the one month ended March 31, 2002.

     Period from April 1, 2002 to August 31, 2002. During the period from April 1, 2002 to August 31, 2002, our total operating revenues and income from operations were favorably impacted by the combinations of Loeks-Star Theatres and Grupo Cinemex, as well as an increase in attendance levels. Theatre operations and other expenses increased commensurate with the increases in operating revenues, partially offset by a reduction in expenses resulting from the significant number of theatres we closed and other portfolio changes and reduced occupancy expenses resulting from lease renegotiations in connection with our reorganization. Additionally, our cost of concessions as a percentage of concession revenues was reduced due to the renegotiation of contracts with certain suppliers. Excluding a one-time advisory fee of $4.6 million ($5.0 million for the six months ended August 31, 2002) payable to Onex for its investment banking and advisory services in connection with our Grupo Cinemex and Loeks-Star Theatres acquisitions, general and administrative costs as a percentage of total revenues were flat.

     Depreciation and amortization costs decreased for the five-month period ended August 31, 2002 due primarily to the cessation of amortization of goodwill and other indefinite-lived intangible assets in connection with our adoption of SFAS No. 142 and the revaluation of theatre assets upon emergence from bankruptcy. Interest expense decreased due primarily to the reduction in outstanding debt as a result of the emergence from bankruptcy and lower interest rates.

  FISCAL YEAR ENDED FEBRUARY 28, 2002 COMPARED TO FISCAL YEAR ENDED FEBRUARY 28, 2001

     Total operating revenues. Total operating revenues for fiscal 2002 decreased $49.1 million, or 5.4%, to $856.2 million from $905.3 million for fiscal 2001.

     Specific factors affecting the major components of our total operating revenues are discussed below.

          Box office revenues. Box office revenues for fiscal 2002 decreased $28.2 million, or 4.5%, to $600.7 million from $628.9 million for fiscal 2001. This decrease in box office revenues was due primarily to the significant number of theatres we closed subsequent to March 1, 2001 ($69.1 million), principally overlapping theatre locations and underperforming theatres (including older, obsolete theatres that contributed only minimally to cash flow from operations or were operating at a loss), and lower attendance levels ($9.9 million) at existing theatres, offset in part by additional revenues from the operation of new theatres ($37.8 million) and an improvement in average admission revenues per patron ($13.0 million) primarily as a result of price adjustments we implemented.

          Concession revenues. Concession revenues for fiscal 2002 decreased $16.7 million, or 6.9%, to $224.3 million from $241.0 million for fiscal 2001. The decrease in concessions revenues was due primarily to the significant number of theatres we closed ($29.4 million) and the lower attendance levels at existing theatres ($3.7 million), partially offset by revenues from the operation of new theatres ($14.2 million) and an increase in our concession revenues per patron as a result of productivity improvements ($2.2 million).

          Other revenues. Other revenues for fiscal 2002 decreased $4.3 million, or 12.0%, to $31.1 million from $35.4 million for fiscal year 2001. This decrease was due primarily to the significant number of theatres we closed ($2.5 million), and lower attendance levels at existing theatres and other revenue reductions ($3.0 million), partially offset by the revenues from the operation of new theatres ($1.2 million).

     Theatre operations and other expenses. Theatre operations and other expenses for fiscal 2002 decreased $61.2 million, or 8.6%, to $652.9 million from $714.1 million for fiscal 2001. The overall decrease in theatre operating costs related primarily to the significant number of older, obsolete theatres we closed subsequent to March 1, 2001 ($105.6 million), reductions in variable operating expenses commensurate with the decrease in attendance levels ($5.1 million), and the decrease in occupancy costs resulting from leases we renegotiated in connection with our reorganization ($9.1 million). These decreases in theatre operating costs were partially offset by incremental costs associated with new theatres we opened ($46.0 million), and the costs associated with the improvement in admission revenue per patron ($6.3 million) and other cost increases. As a percentage of total operating revenues, theatre operations and other expenses improved from 78.9% in fiscal 2001 to 76.3% in fiscal 2002.

     Cost of concessions. Cost of concessions for fiscal 2002 decreased $4.0 million, or 10.2%, to $35.1 million from $39.1 million for fiscal 2001. This decrease in cost of concessions was due primarily to the significant number of theatres we closed ($4.8 million) and the lower attendance levels at existing theatres and other cost reductions ($1.8 million in the aggregate). These decreases were partially offset by the costs associated with the operation of new theatres ($2.6 million). As a percentage of concession revenues, our cost of concessions improved from 16.2% in fiscal 2001 to 15.6% in fiscal 2002.

     General and administrative costs. General and administrative costs for fiscal 2002 decreased $8.2 million, or 16.3%, to $42.2 million from $50.4 million for fiscal 2001. This decrease in general and administrative costs was due primarily to a decrease in overhead resulting from headcount reductions in our domestic operations, slightly offset by normal inflationary increases. As a percentage of total operating revenues, general and administrative expenses decreased from 5.6% in fiscal 2001 to 4.9% in fiscal 2002.

     Depreciation and amortization costs. Depreciation and amortization costs for fiscal 2002 decreased $15.3 million, or 12.3%, to $108.8 million from $124.1 million for fiscal 2001. This decrease in depreciation and amortization costs was due primarily to the effect of theatre closures and dispositions, partially offset by incremental amortization expense resulting from the change in the estimated remaining useful life of goodwill and incremental depreciation related to investments in new theatres which commenced operations in fiscal 2002. Goodwill primarily represented the excess purchase price associated with our combination with Cineplex Odeon in May 1998. Prior to the third quarter of fiscal 2001, goodwill was amortized over a 40-year estimated useful life. In connection with our fiscal 2001 third quarter review and assessment of our goodwill, together with management's plan at that time to accelerate the closure and disposition of a significant number of screens in the U.S. and Canada and the continued industry downturn, we determined that a reduction in the remaining useful life for unamortized goodwill was appropriate. Effective September 1, 2000, we determined that a more appropriate remaining useful life for unamortized goodwill was 20 years, resulting in additional amortization expense of approximately $3.0 million in fiscal 2002 compared to fiscal 2001, net of the impact of the write-off of allocated goodwill.

     Restructuring charges. Restructuring charges for fiscal 2002 decreased 24.5% to $9.5 million from $12.7 million for fiscal 2001. Restructuring charges in fiscal 2002 relate to severance payments associated with headcount reductions in our domestic operations. The charges recorded in fiscal 2001 include severance payments ($3.9 million) associated with headcount reductions in our domestic operations and $8.8 million for professional and advisory fees (pre-bankruptcy) associated with our evaluation of a longer-term financial plan, including amendments to our bank agreement. The $8.8 million for professional and advisory fees reflects amounts we paid for legal, accounting and financial advisory services rendered prior to our reorganization, relating to the restructuring of our operations under bankruptcy and our consideration of theatre lease rejections. These costs, which we incurred in the periods presented, were incremental to our customary cost structure and did not generate current or future revenues.

     Loss on sale/disposal of theatres and other. Loss on sale/disposal of theatres and other primarily represents the write-down of net book value associated with theatres targeted for accelerated disposition. The loss on sale/disposal of theatres and other for fiscal 2002 decreased 85.9% to $33.8 million from $240.6 million for fiscal 2001. The fiscal 2001 loss was associated with our plan to accelerate the disposition of approximately 189 theatres comprising 1,160 screens in the U.S., Canada and internationally during fiscal 2001 and fiscal 2002. These accelerated disposition plans were primarily the result of the continued decline in attendance levels experienced at these theatres. During fiscal 2002, we identified for disposition an additional 17 theatres comprising 114 screens.

     Operating income/(loss). Our operating loss for fiscal 2002 decreased $249.5 million to an operating loss of $26.2 million from an operating loss of $275.7 million for fiscal 2001. This decrease in our operating loss was due to the aggregate effect of all of the factors described above.

     Interest expense. Interest expense for fiscal 2002 decreased 38.3% to $60.9 million from $98.6 million for fiscal 2001. This decrease in interest expense was due primarily to lower interest expense relating to our senior subordinated notes ($25.4 million), since interest had been stayed and no longer accrued as a result of the bankruptcy proceedings, coupled with the impact from the write-off of unamortized deferred financing fees ($3.7 million) during the fourth quarter of fiscal 2001 (also as a result of the bankruptcy proceedings) and a decrease in the variable borrowing rate related to our borrowings following successive interest rate reductions in the credit markets. This decrease in interest expense was offset partially by the impact of additional borrowings.

     Equity (income)/loss in long-term investments. Equity (income)/loss in long-term investments for fiscal 2002 improved $6.7 million to a loss of $1.7 million from a loss of $8.4 million for fiscal 2001. This improvement was due primarily to improvement in operations in our partnerships in fiscal 2002, coupled with the absence of asset impairment charges totaling $5.3 million recorded by Magic Johnson Theatres and Loeks-Star Theatres in fiscal 2001.

     Reorganization costs. Reorganization costs of $96.5 million in fiscal 2002 and $42.1 million in fiscal 2001 represent charges incurred as a result of the activities related to our bankruptcy proceedings. Reorganization costs in fiscal 2002 primarily relate to (1) estimated landlord claims related to the rejection of nine theatre leases (72 screens) in the U.S. and the repudiation and abandonment of 26 theatre leases (204 screens) in Canada during fiscal 2002 and
(2) accruals or payments for professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001. Reorganization costs in fiscal 2001 primarily relate to (1) estimated landlord claims related to the rejection of 69 theatre leases (451 screens) in the U.S., the repudiation and abandonment of 32 theatre leases (180 screens) in Canada and four leases terminated in Austria and Poland, (2) the write-off of deferred financing fees and

(3) professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001.

     Cumulative effect of change in accounting principle. There was no cumulative effect of change in accounting principle for fiscal 2002 and a $7.8 million cumulative effect of change in accounting principle for fiscal 2001. The $7.8 million charge for fiscal 2001 represents a one-time charge to reflect adoption of SAB No. 101, "Revenue Recognition in Financial Statements," regarding the accounting for our advance sales and gift programs, referred to together as certificates. SAB No. 101, effective beginning December 1, 2000, required retroactive application to the beginning of our 2001 fiscal year with restatement, if necessary, of all quarters for the then current fiscal year. SAB No. 101 impacts the timing when revenues may be recorded for unredeemed certificates. Prior to the issuance of SAB No. 101, we recognized "breakage revenues" into income immediately upon the sale of certificates for the estimated portion of certificates that would not be redeemed. However, in accordance with SAB No. 101, we no longer record breakage revenues upon sale but rather upon the expiration date of the certificate or when the obligation is deemed fulfilled. This change in accounting principle has no impact on cash flows or the value of unredeemed certificates held by customers.

     Net income/(loss). Our net loss for fiscal 2002 decreased $248.3 million to a net loss of $187.9 million from a net loss of $436.2 million for fiscal 2001. In addition to the effect of all of the factors described above, our decrease in net loss was affected by the $1.0 million decrease in our income tax expense for fiscal 2002, to $2.6 million from $3.6 million for fiscal 2001.

  FISCAL YEAR ENDED FEBRUARY 28, 2001 COMPARED TO FISCAL YEAR ENDED FEBRUARY 29, 2000

     Total operating revenues. Total operating revenues for fiscal 2001 decreased $23.2 million, or 2.5%, to $905.3 million from $928.5 million for fiscal 2000.

     Specific factors affecting the major components of our total operating revenues are discussed below.

          Box office revenues. Box office revenues for fiscal 2001 decreased $18.9 million, or 2.9%, to $628.9 million from $647.8 million for fiscal 2000. This decrease in box office revenues was due to the significant decline in attendance levels ($52.9 million) reflecting lower industry-wide attendance levels of approximately 3% in comparison to the prior year (particularly driven by the below average performance of the summer and fall film product) and the continued decline in attendance at many of our older theatres and the decrease in attendance resulting from the theatres we closed ($25.6 million), offset in part by the additional revenues from the operation of new theatres ($53.6 million) and an improvement in average admission revenues per patron ($6.0 million).

          Concession revenues. Concession revenues for fiscal 2001 decreased $2.5 million, or 1.0%, to $241.0 million from $243.5 million for fiscal 2000. This decrease in concession revenues was due primarily to the significant decline in attendance levels at existing theatres ($19.8 million) and the theatres we closed ($10.9 million), offset in part by additional revenues from the operation of new theatres ($19.6 million) and improvements in concession revenues per patron ($8.6 million) primarily due to price increases.

          Other revenues. Other revenues for fiscal 2001 decreased $1.8 million, or 4.8%, to $35.4 million from $37.2 million for fiscal 2000. This decrease was due primarily to the significant decline in attendance levels at existing theatres ($4.6 million), offset in part by additional revenues from the operation of new theatres ($2.8 million).

     Theatre operations and other expenses. Theatre operations and other expenses for fiscal 2001 increased $19.4 million, or 2.8%, to $714.1 million from $694.7 million for fiscal 2000. This increase in theatre operations and other expenses was due primarily to incremental costs associated with the operation of new theatres ($66.4 million) and other cost increases due primarily to inflation and the additional costs associated with the improvements in admission revenues per patron ($1.0 million). These increases were partially offset by the impact of the significant decline in attendance levels at existing theatres ($30.0 million) and the impact of the theatres we closed ($18.0 million). As a percentage of total operating revenues, theatre operations and other expenses increased from 74.8% in fiscal 2000 to 78.9% in fiscal 2001 resulting from a decrease in revenues without a corresponding decrease in fixed costs.

     Cost of concessions. Cost of concessions for fiscal 2001 increased $816,000, or 2.1%, to $39.1 million from $38.2 million for fiscal 2000. This increase in cost of concessions was due primarily to the incremental costs associated with the operation of new theatres and other cost increases ($5.2 million). These increases were partially offset by the impact of the significant decline in attendance levels ($1.7 million) and the impact of theatres we closed ($2.6 million). As a percentage of concession revenues, cost of concessions increased from 15.7% in fiscal 2000 to 16.2% in fiscal 2001.

     General and administrative costs. General and administrative costs for fiscal 2001 decreased $2.6 million, or 5.0%, to $50.4 million from $53.0 million for fiscal 2000. This decrease in general and administrative costs was due primarily to a decrease in overhead resulting from headcount reductions in our domestic operations, slightly offset by normal inflationary increases. As a percentage of total operating revenues, general and administrative expenses remained relatively constant at 5.7% in fiscal 2000 and 5.6% in fiscal 2001.

     Depreciation and amortization costs. Depreciation and amortization costs for fiscal 2001 increased $11.9 million, or 10.6%, to $124.1 million from $112.2 million for fiscal 2000. This increase in depreciation and amortization costs was due primarily to incremental amortization expense resulting from a change in the estimated remaining useful life of goodwill and incremental depreciation related to investments in new theatres which commenced operations, partially offset by the effect of theatre disposals. As we described above in our comparison of fiscal 2002 to fiscal 2001, effective September 1, 2000, we determined that a more appropriate remaining useful life for unamortized goodwill was 20 years, resulting in additional amortization expense of $4.8 million during the six months ended February 28, 2001, net of the impact of the write-off of allocated goodwill. The remaining $7.1 million increase in depreciation and amortization costs was due primarily to the incremental depreciation related to investments in new theatres, partially offset by the effect of theatre dispositions, including the significant number of theatres targeted for accelerated disposal.

     Restructuring charges. Restructuring charges of $12.7 million for fiscal 2001 include $8.8 million for professional and advisory fees (pre-bankruptcy) associated with our evaluation of a longer-term financial plan (including amendments to our bank debt) and severance related payments of approximately $3.9 million, primarily associated with headcount reductions in our U.S. operations during November 2000. We incurred no restructuring charges in fiscal 2000.

     Loss on sale/disposal of theatres and other. The loss on sale/disposal of theatres and other of $240.6 million for fiscal 2001 was $232.2 million higher than the $8.4 million for fiscal 2000. For fiscal year 2001, the loss on sale/disposal of theatres includes a charge of $240.6 million for a plan to accelerate the disposition of approximately 189 theatres comprising 1,160 screens (consisting primarily of the write-off of net book value of $203.7 million and allocated goodwill of $58.5 million, partially offset by net proceeds from asset sales). These accelerated disposition plans were the result of the continued decline in attendance levels experienced at these theatres. The 189 theatres targeted for disposition generated $215.4 million in revenues and negative operating cash flow of $22.2 million for fiscal 2001. During fiscal 2001, we actually disposed of 107 of these theatre locations comprising 587 screens, with the remainder targeted for disposition/lease renegotiation in fiscal year 2002.

     Operating income/(loss). Our operating income for fiscal 2001 decreased $297.6 million to an operating loss of $275.7 million from operating income of $21.9 million in fiscal 2000. This decrease in operating income was due to the aggregate effect of all of the factors described above.

     Interest expense. Interest expense for fiscal 2001 increased 35.6% to $98.6 million from $72.7 million for fiscal 2000, due primarily to the impact of additional borrowings under our senior revolving credit facility coupled with the increase in the variable borrowing rate under our senior revolving credit facility.

     Equity (income)/loss in long-term investments. Equity (income)/loss in long-term investments for fiscal 2001 declined $9.5 million to a loss of $8.4 million compared to income of $1.1 million for fiscal 2000. This decline is due to asset impairment charges in Magic Johnson Theatres and Loeks-Star Theatres totaling

$5.3 million in fiscal 2001 and a general decline in operating results of the partnerships attributable to attendance declines driven by less desirable film product in fiscal 2001 compared with fiscal 2000 ($4.2 million).

     Reorganization costs. Reorganization costs of $42.1 million for fiscal 2001 represent charges incurred as a result of the activities related to our bankruptcy proceedings, relating primarily to landlord claims arising from our rejection of theatre leases, the write-off of deferred financing fees and professional and advisory fees. We incurred no reorganization costs in fiscal 2000.

     Cumulative effect of change in accounting principle. Cumulative effect of change in accounting principle of $7.8 million for fiscal 2001 represents a one-time charge to reflect adoption of SAB No. 101. See our fiscal 2002 and 2001 comparison for additional information with respect to this charge. The retroactive application of SAB No. 101 to fiscal year 2000 would not have a significant impact on our results of operations.

     Net income/(loss). Our net loss for fiscal 2001 increased $384.8 million to a net loss of $436.2 million from a net loss of $51.4 million for fiscal 2000. In addition to the effect of all of the factors described above, our increase in net loss was affected by the $1.9 million increase in our income tax expense for fiscal 2001, to $3.6 million from $1.7 million for fiscal 2000.

REVENUES BY QUARTER AND SEASONALITY

     The following table sets forth our total operating revenues by quarter in fiscal 2001, 2002 and 2003.

                                                                  UNAUDITED
                                                        ------------------------------
                                                          2001       2002       2003
                                                        --------   --------   --------
                                                                (IN THOUSANDS)
First.................................................  $205,619   $182,246   $237,585
Second................................................   264,039    269,891    274,489
Third.................................................   193,350    175,672
Fourth................................................   242,260    228,344
                                                        --------   --------
          Total.......................................  $905,268   $856,153
                                                        ========   ========

     Our total operating revenues have historically been seasonal, coinciding with the timing of motion picture releases by film studios and distributors. This may cause significant changes, from quarter to quarter, in our attendance levels, theatre staffing levels and reported results. Our second and fourth quarters include most of the summer and holiday periods, respectively, and typically represent our strongest quarters based on total operating revenues. Generally, a disproportionate number of major motion pictures are released during the summer and the late-November through December holiday season. Although we expect this industry-wide trend to continue, seasonality has become less pronounced in recent years, as studios have begun to release films more evenly throughout the year and major films have been released in non-peak seasons.

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOW

     We generate cash flow from our theatre operations. Our cash flow is generated primarily from the sale of admission tickets, concession sales and other revenues. Generally, this provides us with positive working capital float, which is consistent with our industry, since cash revenues are generally collected in advance of the payment of certain expenses. Our operating revenue levels are directly related to the success and appeal of the film product produced and distributed by the studios.

     Operating Cash Flows. Net cash provided by operating activities was $1.3 million for the five months ended August 31, 2002 (successor company) and net cash used in operating activities was $47.3 million for the one month ended March 31, 2002 (predecessor company). Cash used in operating activities for the five months ended August 31, 2002 and the one month ended March 31, 2002 was primarily to pay restructuring and reorganization related costs, including bankruptcy claims. For the five months ended August 31, 2002, these uses of cash were offset by cash generated from operations. Net cash provided by/(used in) operating activities was $61.2 million, $(43.2) million and $57.1 million for fiscal 2002, 2001 and 2000, respectively.

     Investing Cash Flows. Net cash used in investing activities was $15.1 million for the five months ended August 31, 2002 (successor company) and net cash provided by investing activities was $3.4 million for the one month ended March 31, 2002 (predecessor company). Net cash used in investing activities for the five months ended August 31, 2002 was used primarily for the purchase of an additional 25.4% partnership interest in Megabox ($20.6 million) and capital expenditures associated with a new theatre currently under construction ($13.4 million), partially offset by cash held by Grupo Cinemex ($16.2 million) and proceeds from asset sales ($2.7 million). The net cash provided by investing activities for the one month ended March 31, 2002 was provided primarily by proceeds from the sales of certain assets ($4.9 million), partially offset by capital expenditures ($1.5 million). Net cash used in investing activities was $53.3 million, $148.2 million and $218.5 million for fiscal 2002, 2001 and 2000, respectively. Net cash used in investing activities for fiscal 2002, 2001 and 2000 was used primarily for capital expenditures and investments in our partnerships. In fiscal 2002, we expended $55.9 million on the construction of seven theatres totaling 103 screens and the addition of six screens at an existing theatre. In fiscal 2001, we expended $150.9 million on the construction of 10 theatres totaling 161 screens and the addition of six screens at an existing theatre. In fiscal 2000, we expended $185.4 million on the construction of 13 theatres totaling 205 screens and the addition of five screens at existing theatres.

     Financing Cash Flows. Net cash provided by financing activities was $14.5 million for the five months ended August 31, 2002 (successor company) and $73.3 million for the one month ended March 31, 2002 (predecessor company). Net cash provided by financing activities for the five months ended August 31, 2002 was primarily due to an additional equity contribution from Onex and OCM Cinema and, for the one month period ended March 31, 2002, was primarily attributable to borrowings under our exit term facility and equity contributions from Onex and OCM Cinema. Net cash provided by financing activities was $6.1 million, $206.9 million and $145.0 million for fiscal 2002, 2001 and 2000, respectively, generated primarily by borrowings under our credit facilities.

     On July 24, 2002, we received an additional capital contribution of $20.6 million from Onex and OCM Cinema, and we used the proceeds of this contribution to purchase an additional 25.4% equity interest in Megabox Cineplex, our South Korean partnership. We now own 50% of Megabox Cineplex.

     In addition to cash flow generated from operations, our current liquidity requirements have also been funded by our term debt and availability under our priority secured credit facility and the Loeks-Star Theatres' credit facility, each described below. Our future success will depend on our ability to return to profitability and generate sufficient cash flow to meet our operational and financing requirements, including servicing our indebtedness and maintaining compliance with our credit agreements. We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations, availability under our existing revolving credit facilities (or the new senior secured credit facilities we expect to obtain prior to or concurrently with the closing of this offering) and the net proceeds from this offering will be adequate for us to execute our business strategy and meet our anticipated requirements for lease obligations, capital expenditures, working capital and debt service for at least 12 months.

     We believe that we will be able to meet our future cash obligations with available cash and cash equivalents, cash flow we expect from our operations, availability under our existing credit facilities or the new senior secured credit facilities we expect our subsidiaries to obtain, and the net proceeds of this offering and the concurrent notes offering.

  CAPITAL EXPENDITURES

     We fund the cost of our capital expenditures through internally generated cash flow, cash on hand and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions, construction of new theatres, adding new screens to existing theatres and upgrading our theatre facilities. During fiscal 2002 and for the current fiscal year through August 31, 2002, we spent $55.9 million and $14.9 million, respectively, in capital expenditures. We intend to continue to grow our theatre circuit through selective new building, the expansion of existing theatres and acquisitions. As of August 31, 2002, we had aggregate capital commitments of $30.6 million related to three domestic theatres (comprising 42 screens). We expect to complete construction and to open these theatres during fiscal 2003 through 2005. As of June 30, 2002, Grupo Cinemex had planned capital investments (but not contractual obligations) of $46.8 million related to six theatres (comprising 65 screens).

     Our Yelmo Cineplex and Megabox Cineplex partnerships expect to open three theatres (comprising 38 screens) in fiscal 2003. The partnerships will fund these projects through cash on hand and existing credit facilities. See "--Debt Facilities--Subsidiary and Partnership Facilities."

  DEBT FACILITIES

     With the commencement of the chapter 11 and CCAA cases, we were in default on substantially all of our pre-petition debt obligations. The stay protection afforded by the chapter 11 and CCAA cases generally prevented any action from being taken with regard to any of the defaults under our pre-petition debt obligations. Certain of these obligations were classified as Liabilities Subject to Compromise at February 28, 2002.

     Our borrowings under our senior revolving credit facility at February 28, 2002 totaled $737.2 million with an additional $5.0 million of commitment for outstanding letters of credit. In connection with our emergence from bankruptcy on March 21, 2002, the senior revolving credit facility was settled with our $429.9 million term debt and the conversion of $300.0 million of the senior revolving credit facility held by Onex and OCM Cinema (or its affiliates) into our common stock. Our senior subordinated notes were settled as an unsecured claim.

     DIP Facility. In connection with our chapter 11 and CCAA filings, we obtained debtor-in-possession financing, or a DIP facility. This facility provided financing of approximately $146.0 million, of which $60.0 million was new credit availability structured as a revolving credit line. The remaining $86.0 million was term debt used to repay post-default advances (i.e., subsequent to August 31, 2000) made under our senior revolving credit facility; this $86.0 million is included in the current portion of long-term debt of $737.2 million as of February 28, 2002, and was refinanced by the term debt of $429.9 million when we emerged from bankruptcy. The $60.0 million revolving credit facility included in the DIP facility was available to finance our operations in the normal course of business during the restructuring process (including required adequate protection payments) and the completion of certain designated construction projects which were committed to prior to the filing date. Up to $20.0 million of this revolving facility was available to us to fund the operating requirements and certain capital projects of our Canadian subsidiaries. As of February 28, 2002, we had nothing drawn against the revolving credit portion of the DIP facility. Our DIP facility expired upon our emergence from bankruptcy on March 21, 2002.

     West 34th Street Loan. During the reorganization we separately financed our obligation to complete a 14-screen theatre complex on West 34th Street in New York City. As of February 28, 2002, we had drawn $7.3 million of a $10 million loan. This loan was repaid upon our emergence from bankruptcy on March 21, 2002.

     Existing Credit Facilities. On March 21, 2002, we entered into a term loan agreement with Bankers Trust Company, as administrative agent. The term debt of $429.9 million represents the restructuring of 98.25% of the $437.2 million outstanding under our senior revolving credit facility prior to our emergence from bankruptcy. The remaining $300.0 million of pre-petition bank debt was owned by Onex and OCM Cinema (or its affiliates) and was converted into our equity. The term debt matures on February 28, 2008. The principal repayment dates are quarterly and commenced on May 31, 2002. The term debt bears interest at a rate of: (i) the base rate or an Adjusted Eurodollar rate plus (ii) an applicable margin based on our leverage ratio (as defined). As of August 31, 2002, we have $427.4 million of term debt outstanding.

     Additionally, on March 21, 2002, pursuant to the terms of our plan of reorganization, we entered into a $140 million priority secured credit facility with Bankers Trust Company, as administrative agent for the U.S. lenders, and Deutsche Bank AG, Canada Branch, as administrative agent for the Canadian lenders. This credit facility is comprised of two tranches: (i) an $85 million exit revolving credit facility (including $10 million available to our Canadian subsidiaries) and (ii) a $55 million exit term loan (including $20 million available to our Canadian subsidiaries). The proceeds of these facilities have and will be used: (i) to provide for our working capital requirements and general corporate purposes,
(ii) to pay certain costs and expenses related to the bankruptcy and (iii) to fund a portion of the general unsecured creditors settlements in the U.S. These facilities are secured by, among other things, a pledge of our subsidiaries' stock and liens on substantially all of our assets. The maturity date of the exit term loan is February 28, 2007. The principal repayment dates are quarterly and commenced on May 31, 2002. The exit term loan bears interest at the base rate plus 2.75% or the Adjusted Eurodollar rate plus 3.75% for U.S. loans and at the Canadian Prime Rate (as defined) plus 2.75% or the BA Rate (as defined) plus 3.75% for Canadian loans. As of August 31, 2002, we have $54.7 million outstanding under our exit term loan and nothing outstanding under our exit revolving credit facility.

     The term debt, exit term loan and exit revolving credit facility include various financial covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payments, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business, (xi) limitations on capital expenditures and (xii) certain reporting requirements. Additionally, these facilities include financial performance covenants, including: (i) a maximum leverage ratio (as defined) and (ii) a minimum debt service coverage ratio (as defined).

     As of August 31, 2002, we were in compliance with our debt facility covenants and we had additional availability of $85 million under these facilities.

     Subsidiary and Partnership Facilities. Both Grupo Cinemex and Loeks-Star Theatres generate sufficient cash flow to operate independently without requiring any capital support from us.

     Grupo Cinemex has a stand-alone credit facility of $71.3 million. This facility was fully drawn at June 30, 2002 and matures in October 2006. This facility has financial covenants including a debt-to-EBITDA ratio limit, minimum fixed charge and interest coverage ratios and a minimum consolidated net worth requirement.

     As of August 31, 2002, Loeks-Star Theatres has a fully drawn stand-alone revolving credit facility in the amount of $52.2 million. This facility matures in May 2003. The proceeds of the Loeks-Star Theatres facility were used to finance capital expenditures associated with theatre construction and for working capital needs. The facility has financial covenants including a limit on available borrowings equal to 3.5x adjusted EBITDA (as defined), a minimum fixed charge coverage ratio and a minimum tangible net worth requirement.

     The Loeks-Star Theatres and Grupo Cinemex borrowings are non-recourse to us.

     As of August 31, 2002, we have guaranteed $87.9 million of future minimum lease payments under lease agreements entered into by Magic Johnson Theatres that expire between 2005 and 2030. We anticipate that the guaranteed obligations will be funded out of the operating cash flows of Magic Johnson Theatres. As of August 31, 2002, we also have a $4.0 million standby letter of credit issued under our credit facility to support our commitment with respect to one of the theatre leases.

     Our Yelmo Cineplex and Megabox Cineplex partnerships each generate sufficient cash flow to operate independently without requiring any capital support from us or our partners. Yelmo Cineplex has a stand-alone credit facility of Euro 60 million of which Euro 39.4 million was drawn as of August 31, 2002. This facility matures in August 2007.

     Megabox Cineplex has several stand-alone credit facilities totalling 20 billion Korean won (approximately $16.6 million), of which 6 billion Korean won (approximately $4.9 million) was drawn as of August 31, 2002. These facilities mature at dates between September 2002 and October 2002. A portion of the $20.6 million payment made by us on July 31, 2002 to purchase an additional 25.4% interest in Megabox Cineplex will be used by Megabox Cineplex to pay down these facilities.

     The Yelmo Cineplex and Megabox Cineplex borrowings are non-recourse to us.

     New Loews Cineplex Theatres Senior Secured Credit Facility. Concurrently with the closing of this offering, our subsidiary, Loews Cineplex Theatres, will
enter into a new senior secured credit facility consisting of a $      million
term loan and a $      million revolving credit line with a syndicate of lenders
led by Credit Suisse First Boston and Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates. The Canadian dollar equivalent of
$      million of the revolving credit line will be available to fund loans in
Canadian dollars to Cineplex Odeon, Loews Cineplex Theatres' principal Canadian
operating subsidiary. $      million of the revolving credit line will be
available to Loews Cineplex Theatres and Cineplex Odeon for letters of credit. All obligations of Loews Cineplex Theatres under the senior secured credit facility will be guaranteed by Loews Cineplex Theatres Holdco, Inc., our wholly owned subsidiary and the direct parent of Loews Cineplex Theatres, and the domestic subsidiaries of Loews Cineplex Theatres. All obligations of Cineplex Odeon under the senior secured credit facility will be guaranteed by Loews Cineplex Holdco, Loews Cineplex Theatres, the domestic subsidiaries of Loews Cineplex Theatres and the Canadian subsidiaries of Cineplex Odeon. Loews will not guarantee any of the obligations of Loews Cineplex Holdco, Cineplex Odeon, Loews Cineplex Theatres or any of their respective subsidiaries under the senior secured credit facility. The senior secured credit facility will be secured by substantially all present and future assets of Loews Cineplex Holdco, Loews Cineplex Theatres and each domestic and Canadian subsidiary of Loews Cineplex Theatres, including a first priority pledge of all equity interests held by Loews Cineplex Holdco, Loews Cineplex Theatres and each of Loews Cineplex Theatres' domestic and Canadian subsidiaries, which pledge, in the case of the voting stock of each foreign subsidiary of Loews Cineplex Theatres, will be limited to 65% of the voting stock of such foreign subsidiary. The assets and capital stock owned by Cineplex Odeon and its Canadian subsidiaries will be used to secure only the obligations of Cineplex Odeon and its Canadian subsidiaries under the senior secured credit facility.

     The term loan will bear interest, at Loews Cineplex Theatres' option, at:
(i) the alternate base rate (as defined) plus           % per annum or (ii) the
adjusted LIBO rate (as defined) plus           % per annum.

     Borrowings of U.S. dollars by Loews Cineplex Theatres under the revolving credit line will initially bear interest, at Loews Cineplex Theatres' option, at: (i) the alternate base rate plus the margin described in clause (i) of the preceding paragraph or (ii) the adjusted LIBO rate plus the margin described in clause (ii) of the preceding paragraph. Borrowings of U.S. dollars by Cineplex Odeon under the revolving credit line will initially bear interest, at Cineplex Odeon's option, at: (i) the U.S. base rate (as defined) plus the margin described in clause (i) of the preceding paragraph or (ii) the adjusted LIBO rate plus the margin described in clause (ii) of the preceding paragraph. Borrowings of Canadian dollars under the revolving credit line will initially bear interest, at Cineplex Odeon's option, at: (i) the Canadian prime rate (as defined) plus the margin described in clause (i) of the preceding paragraph or
(ii) the banker's acceptance discount rate (as defined) plus the margin described in clause (ii) of the preceding paragraph. The interest rates applicable to borrowings under the revolving credit line will be adjusted following the closing of the senior secured credit facility based upon Loews Cineplex Holdco's ratio of total debt (as defined) to consolidated EBITDA (as defined).

     The term of the revolving credit line will be five years. The term loan will mature on the seventh anniversary of the closing of this offering and will amortize in equal quarterly installments in an annual amount equal to 1% of the original principal amount of the term loan payable in each of the first six years with 94% of the original principal amount of the term loan payable in year seven.

     Customary fees will be paid to the lenders providing the senior secured credit facility.

     The obligations of the lenders under the senior secured credit facility are subject to the satisfaction of certain customary conditions precedent, including the consummation of this offering and the concurrent notes offering, receipt of satisfactory documentation and the payment of all amounts due under, and termination of, our existing credit facilities.

     The senior secured credit facility will contain customary affirmative and negative covenants with respect to Loews Cineplex Holdco, Loews Cineplex Theatres, Cineplex Odeon and each of their respective subsidiaries. Affirmative covenants of Loews Cineplex Holdco, Loews Cineplex Theatres, Cineplex Odeon and each of their respective subsidiaries will include the furnishing of periodic financial statements, maintenance of existence and the taking of all actions required to perfect and protect the security interests that secure borrowings under the senior secured credit facility. Negative covenants will include limitations of the ability of Loews Cineplex Holdco, Loews Cineplex Theatres, Cineplex Odeon and each of their respective subsidiaries to make capital expenditures, to pay dividends and to incur additional indebtedness and liens. The senior secured credit facility will also include certain financial covenants with respect to Loews Cineplex Holdco and its consolidated subsidiaries, including maximum ratios of senior debt (as defined) to consolidated EBITDA; maximum ratios of total debt to consolidated EBITDA; maximum ratios of adjusted debt (as defined) to consolidated EBITDAR (as defined); and minimum ratios of consolidated EBITDAR to consolidated interest expense (as defined) plus consolidated lease expense (as defined).

     Subject to certain exceptions, borrowings under the senior secured credit facility are required to be prepaid with:

     - 100% of the net cash proceeds (as defined) of (i) certain asset sales (as defined) by Loews Cineplex Holdco or any of its subsidiaries,
           (ii) issuances of debt obligations of Loews Cineplex Holdco or any of its subsidiaries (other than the senior subordinated notes) and (iii) issuances of debt obligations by us if at the time of such issuance the ratio of total debt to consolidated EBITDA of (A) us and our
           consolidated subsidiaries is greater than   to 1.0 or (B) Loews
           Cineplex Holdco and its consolidated subsidiaries is greater than to 1.0


     - 50% of (i) excess cash flow (as defined) to be reduced to 0% based upon Loews Cineplex Holdco's ratio of total debt to consolidated EBITDA and (ii) the net cash proceeds of any sale of equity by us, Loews Cineplex Holdco or any of its subsidiaries (other than our class A common stock being sold in this offering and the exchangeable shares being sold in the concurrent offering) if at the time of such sale the ratio of total debt to consolidated EBITDA of (i) us and our
           consolidated subsidiaries is greater than   to 1.0 or (ii) Loews
           Cineplex Holdco and its consolidated subsidiaries is greater than to 1.0.


     Voluntary reductions of the unutilized portion of the revolving credit line and prepayments of borrowings under the senior credit facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the lenders' redeployment costs in the case of a prepayment of adjusted LIBO rate borrowings other than on the last day of the relevant interest period.

     Events of default under the senior secured credit facility will include, among other events, nonpayment of principal or interest, covenant defaults, material inaccuracy in any representation or warranty, bankruptcy and insolvency events, cross-defaults and a change of control (as defined).

     The senior secured credit facility will permit Loews Cineplex Theatres to
borrow up to an aggregate amount of $     million of incremental term loans from
one or more lenders or other financial institutions on terms agreed to by Loews Cineplex Theatres and such lenders or other financial institutions; provided, that, among other things, (i) no default or event of default exist under the senior secured credit facility at the time of such borrowing or after giving effect thereto and (ii) such incremental term loans have a final maturity no earlier than, and a weighted average life no shorter than, the term loan at the time of such borrowing. Any incremental term loans will be made pursuant to and documented under the documents governing the senior secured credit facility and will be guaranteed and secured on a pari passu basis with the revolving credit line and term loan and will participate ratably with the term loan with respect to voluntary and mandatory prepayments of the term loan.

     Loews Cineplex Theatres intends to use the proceeds of the term loan to repay a portion of the amounts outstanding under our existing credit facilities and the Loeks-Star Theatres credit facilities and to pay fees and expenses related to the transactions contemplated in this prospectus. Loews Cineplex Theatres and Cineplex Odeon intend to use borrowings under the revolving credit line for general corporate purposes.

     We are currently in the process of negotiating the senior secured credit facility. Although we expect the terms of such credit facility to be substantially similar to those described above, the terms of the senior secured credit facility have not yet been finalized and are subject to change.

     New Grupo Cinemex Senior Secured Credit Facility. Cadena Mexicana de Exhibicion, S.A. de C.V., or Cadena Mexicana, a subsidiary of Grupo Cinemex, expects to enter into a new senior secured credit facility consisting of
1,000,000,000 Mexican pesos (approximately $     based on current exchange
rates) of term loans with Scotiabank Inverlat, S.A., BBVA Bancomer, S.A. and a syndicate of other Mexican financial institutions, to close on or before December 31, 2002. All obligations of Cadena Mexicana under the Cadena Mexicana senior secured credit facility will be guaranteed by Grupo Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries, subsidiaries established for labor and employee benefit purposes and other similar subsidiaries to be agreed upon. We will not guarantee any of the obligations of Cinemex, Cadena Mexicana or any of Cadena Mexicana's subsidiaries under the Cadena Mexicana senior secured credit facility. The Cadena Mexicana senior secured credit facility will be secured by a first priority pledge in respect of all equity interests held by Cadena Mexicana in its current operating subsidiaries, provided, that following each repayment or prepayment of principal of the term loans, a proportional amount of the equity interests of the subsidiaries pledged by Cadena Mexicana may be released from the collateral, based upon the amount of EBITDA that such subsidiaries contribute to the consolidated EBITDA of Cadena Mexicana.



     Interest will be paid monthly at a per annum rate equal to the 28-day TIIE rate, plus a margin initially of 1.80% increasing annually to 2.75% in year four and through the remaining term of the loan.



     The Cadena Mexicana senior secured credit facility will mature five years from closing and will amortize beginning on the second anniversary of the last borrowing in bi-annual installments. Scheduled principal payments initially will be in an amount equal to 50,000,000 Mexican pesos and incrementally will increase thereafter, up to an amount of 225,000,000 Mexican pesos per installment in year five.



     Customary fees will be paid to the agents and lenders providing the Cadena Mexicana senior secured credit facility.



     The Cadena Mexicana senior secured credit facility will contain customary affirmative and negative covenants and others reasonably specified with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana's subsidiaries that are not guarantors. Affirmative covenants will include the furnishing of periodic financial statements and ensuring that the obligations of Cadena Mexicana and the guarantors under the Cadena Mexicana senior secured credit facility rank at least pari passu with all existing debt of such parties. Negative covenants will include limitations on disposing of assets, making capital expenditures, paying dividends and incurring additional indebtedness and liens. The Cadena Mexicana senior secured credit facility will also include certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total funded debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement.



     The Cadena Mexicana senior secured credit facility will include customary mandatory prepayment events, subject to exceptions to agreed upon, including requirements that the term loans be prepaid with 100% of the proceeds from permitted asset sales (excluding asset sales in an aggregate amount not to exceed $15,000,000 during the term of the Cadena Mexicana senior secured credit facility) and 35% of the proceeds from equity issuances made pursuant to public equity offerings.



     Cadena Mexicana may voluntarily prepay the Cadena Mexicana senior secured credit facility at any time, in whole or in part, in minimum amounts of 25,000,000 Mexican pesos, without premium or penalty, except Cadena Mexicana will be responsible for any TIIE rate breakage costs.



     Events of default under the Cadena Mexicana senior secured credit facility will include, among other events, the refinancing of existing indebtedness and the repayment of approximately $29 million of its accounts payable owing to Onex and OCM Cinema.

     Grupo Cinemex is currently in the process of negotiating the Cadena Mexicana senior secured credit facility. Although we expect the terms of such credit facility to be substantially similar to those described above, the terms of the Cadena Mexicana senior secured credit facility have not yet been finalized and are subject to change.


       % Senior Subordinated Notes due 20

     Concurrently with this offering, our indirect wholly owned subsidiary,
Loews Cineplex Theatres, will issue $     million of   % senior subordinated
notes due                , 20  . Loews Cineplex Theatres will receive proceeds
of $     million in connection with the notes offering, net of $     million in
discount and other expenses. The $     million of costs for the notes offering
will be deferred and will be amortized to interest expense over the term of the notes. Loews Cineplex Theatres will use the proceeds from the notes offering,
$     million contributed to it by us from the proceeds of this offering and initial borrowings under its new senior secured credit facilities to repay all amounts outstanding under its existing credit facilities.

     Interest on the notes will accrue at the rate of   % per annum and will be
payable semi-annually on                and                of each year,
beginning on                , 2003. Prior to                , 2005, Loews
Cineplex Theatres may redeem up to 35% of the notes using proceeds of certain equity offerings. Loews Cineplex Theatres may redeem the notes on and after
               , 20 . There is no sinking fund for the notes. The notes will be the senior subordinated obligations of Loews Cineplex Theatres and will rank equally with all of its unsecured senior subordinated indebtedness. Loews Cineplex Theatres' obligations under the notes will be guaranteed by Loews Cineplex Theatres Holdco, our direct wholly owned subsidiary, and substantially all of Loews Cineplex Theatres' current and future domestic subsidiaries.

     The indenture governing the notes will contain covenants that limit Loews Cineplex Theatres' ability, and certain of its restricted subsidiaries' ability, to:

     -     incur additional indebtedness,

     - pay dividends on its capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness,

     -     make certain investments,

     - create restrictions on the payment of dividends or other amounts to Loews Cineplex Theatres from its restricted subsidiaries,

     -     engage in certain transactions with affiliates,

     -     sell assets, including capital stock of its subsidiaries, and

     -     consolidate, merge or transfer assets.

     The notes will not be registered under the Securities Act. Under a registration rights agreement to be executed as part of the notes offering, Loews Cineplex Theatres will agree to:

     -     file a registration statement within   days after the issue date of
           the notes enabling the holders of the notes to exchange the notes for publicly registered notes with substantially identical terms,

     -     use its commercially reasonable efforts to cause the registration
           statement to become effective within   days after the issue date of
           the notes,

     -     consummate the exchange offer within   days after the effective date
           of its registration statement, and

     - file a shelf registration statement for the resale of the notes if it cannot effect an exchange offer and in some other circumstances.

Loews Cineplex Theatres will pay additional interest on the notes if it does not comply with certain of its obligations under the registration rights agreement.

  EBITDA

     EBITDA represents income/(loss) before extraordinary gain and cumulative effect of change in accounting principle before interest expense, income taxes, depreciation and amortization expense. Adjusted EBITDA excludes from EBITDA an advisory fee payable to Onex related to our acquisitions, loss on sale/disposal of theatres and other restructuring charges, equity (income)/loss on long-term investments and reorganization costs. Our management uses adjusted EBITDA to evaluate operating performance primarily because of the significant effect certain unusual or non-recurring charges and other items have on EBITDA from period to period. EBITDA adjusted for various unusual items is also used to define certain financial covenants in our credit facilities. EBITDA and adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles and are not measures of financial condition or profitability. While our management uses these measures, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculations of EBITDA and adjusted EBITDA are shown below:


                                                                     PREDECESSOR                                       SUCCESSOR
                                   -------------------------------------------------------------------------------    -----------
                                                                                           SIX MONTHS
                                               YEAR ENDED FEBRUARY 28 OR 29,                 ENDED      MARCH 1 TO    APRIL 1 TO
                                   -----------------------------------------------------   AUGUST 31,   MARCH 31,     AUGUST 31,
                                    1998       1999       2000       2001        2002         2001         2002          2002
                                   -------   --------   --------   ---------   ---------   ----------   ----------    -----------
                                                                           (IN THOUSANDS)
Income/(loss) before
 extraordinary gain and
 cumulative effect of change in
 accounting principle............  $  (139)  $ (5,880)  $(51,390)  $(428,405)  $(187,900)   $(54,378)    $   (217)      $29,143
Depreciation and amortization....   52,307     90,720    112,236     124,119     108,823      53,543        6,307        28,570
Interest expense.................   14,319     57,216     72,728      98,601      60,866      33,111        3,914        18,068
Income tax expense...............    2,751      2,187      1,662       3,598       2,550       1,187          199         1,141
                                   -------   --------   --------   ---------   ---------    --------     --------       -------
EBITDA...........................   69,238    144,243    135,236    (202,087)    (15,661)   $ 33,463       10,203        76,922
Advisory fee.....................       --         --         --          --          --          --          417         4,583

Loss on sale/disposal of theatres
 and other.......................    7,787      4,532      8,388     240,609      33,810      17,815           --            --
Restructuring charges............       --         --         --      12,653       9,549         629        1,445            --
Equity (income)/loss in long-term
 investments.....................   (3,275)    (2,714)    (1,145)      8,385       1,748       1,607          (87)       (1,602)
Reorganization costs.............       --         --         --      42,146      96,497      18,587        2,573            --
                                   -------   --------   --------   ---------   ---------    --------     --------       -------
Adjusted EBITDA..................  $73,750   $146,061   $142,479   $ 101,706   $ 125,943    $ 72,101     $ 14,551       $79,903
                                   =======   ========   ========   =========   =========    ========     ========       =======


  FUTURE OBLIGATIONS

     We conduct a significant part of our operations in leased premises. Our leases generally provide for minimum rentals and many of our leases also include percentage rentals based upon sales volume. Our leases may also include escalation clauses, guarantees and certain other restrictions, and may require us to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 15 to 25 years and contain various renewal options, generally in intervals of five to 10 years.

     The following table provides an estimate, as of August 31, 2002, of our existing contractual cash obligations over the next several years including our existing debt, leases and capital commitments and other obligations. It includes our future anticipated lease costs under existing leases through the initial lease term but excluding renewable option periods that are exercisable in the future. Certain of our leases have early termination rights; however, in the following table we assume these rights will not be exercised. We estimate that our contractual cash obligations over the next several years, excluding Grupo Cinemex, will be as follows:

                                                              PAYMENTS DUE BY PERIOD
                                          ---------------------------------------------------------------
                                            TOTAL      CURRENT(A)   2-3 YEARS   4-5 YEARS   AFTER 5 YEARS
                                          ----------   ----------   ---------   ---------   -------------
                                                                  (IN THOUSANDS)
Debt....................................  $  544,778    $  3,062    $ 99,673    $ 56,498     $  385,545
Capital lease obligations...............      23,364         370       1,878       2,203         18,913
Operating leases........................   1,442,835      55,052     211,434     208,834        967,515
Capital commitments.....................      30,619      22,423       8,196          --             --
                                          ----------    --------    --------    --------     ----------
     Total contractual cash
       obligations......................  $2,041,596    $ 80,907    $321,181    $267,535     $1,371,973
                                          ==========    ========    ========    ========     ==========

---------------

(a) Represents the period September 1, 2002 through February 28, 2003.

     As of August 31, 2002, our contractual cash obligations do not include our guarantee of $87.9 million of future minimum lease payments under theatre leases of Magic Johnson Theatres that expire between 2005 and 2030 and the related $4.0 million letter of credit. These amounts are not included in our table of contractual cash obligations because we expect Magic Johnson Theatres' cash flow from operations to be sufficient to meet its lease obligations.

     The following table provides existing contractual cash obligations for Grupo Cinemex, as of June 30, 2002:

                                                              PAYMENTS DUE BY PERIOD
                                         -----------------------------------------------------------------
                                          TOTAL      CURRENT(A)    2-3 YEARS    4-5 YEARS    AFTER 5 YEARS
                                         --------    ----------    ---------    ---------    -------------
                                                                  (IN THOUSANDS)
Debt...................................  $ 71,300     $    --       $17,155      $54,145       $     --
Operating leases.......................   258,852       6,215        29,161       30,474        193,002
Capital commitments(b).................        --          --            --           --             --
Other obligations......................    60,691      60,691            --           --             --
                                         --------     -------       -------      -------       --------
     Total contractual cash
       obligations.....................  $390,843     $66,906       $46,316      $84,619       $193,002
                                         ========     =======       =======      =======       ========

---------------

(a) Represents the period July 1, 2002 through December 31, 2002.

(b) Does not include $46.8 million of planned capital investments of Grupo Cinemex that are not contractual obligations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and other relevant market prices. We do not have any derivative financial instruments in place as of August 31, 2002.

  INTEREST RATE RISK


     As of August 31, 2002 we had long-term debt or other obligations (including current maturities) of $543.5 million. Substantially all ($534.3 million) of this debt is variable rate debt. An increase or decrease in interest rates would affect interest costs relating to our debt. For comparative purposes, for every change of 0.125% in interest rates, our interest costs would change by approximately $700,000 per year. Grupo Cinemex had $71.3 million of variable rate debt outstanding as of June 30, 2002. For comparative purposes, for every change of 0.125% in interest rates, its interest costs would change by approximately $89,000 per year.

  FOREIGN CURRENCY EXCHANGE RATE RISK

     We are also exposed to market risk arising from changes in foreign currency exchange rates as a result of our operations in Canada, Mexico, Spain and South Korea. Generally accepted accounting principles in the U.S. generally require that our subsidiaries use the currency of the primary economic environment in which they operate as their functional currency. We report foreign currency translation adjustments relating to currency fluctuations between the U.S. dollar and the functional currency of our Canadian and our international subsidiaries.

CRITICAL ACCOUNTING POLICIES

     We prepare our financial statements in conformity with accounting principles generally accepted in the United States, which require management to make estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

  REVENUES

     Box office and concession revenues are recognized, net of applicable taxes, when admission and concession sales are collected at the theatre. Amounts collected on advance ticket sales and long-term screen advertising agreements are deferred and recognized in the period earned.

  FILM RENTAL COSTS

     Film rental costs are recorded based upon the terms of the respective film license agreements. In some cases the final film cost is dependent upon the ultimate duration of the film play and until this is known, management uses its best estimate of the ultimate settlement of these film costs. Film costs and the related film costs payable are adjusted to the final film settlement in the period we settle with the distributors. Actual settlement of these film costs could differ from those estimates.

  LOSS ON SALE/DISPOSAL OF THEATRES

     Costs associated with theatre closures are recognized when management determines to dispose of a non-performing or non-strategic theatre property. These costs generally include the net book value of the related asset, and estimates made by management related to the cost of winding down operations at a particular theatre location and the expected payments due under lease agreements to landlords, if applicable.

  LONG-LIVED ASSETS

     We continuously assess the recoverability of our long-lived assets by determining whether the carrying value of these balances over the remaining life can be recovered through undiscounted projected cash flows associated with these assets. Generally this is determined on a theatre-by-theatre basis for theatre related assets. In making our assessment, we also consider the useful lives of our assets, the competitive landscape in which those assets operate, the introduction of new technologies within the industry and other factors affecting the sustainability of asset cash flows.

  REORGANIZATION

     We applied the provisions of SOP 90-7 following our emergence from bankruptcy as of March 21, 2002, which require that we revalue our assets and liabilities, including bankruptcy related claims, at fair value. A valuation was conducted by third-party experts using their professional judgment and generally accepted methodologies used in asset valuations.

  INCOME TAXES

     We have significant U.S. and Canadian net operating loss carryforwards that may be available to offset future taxable income, although the U.S. carryforwards may be limited under section 382 of the Internal Revenue Code of 1986, as amended, following our change in ownership resulting from the reorganization. These net operating loss carryforwards will also be reduced due to the extinguishment of debt from our reorganization. As these net operating loss carryforwards and valuation allowances will be re-valued as part of the reorganization in accordance with SOP 90-7, any tax benefit derived from the release of the valuation allowances post-reorganization will be accounted for as a credit to goodwill rather than a deduction from the income tax provision.

  DIFFERENCES BETWEEN U.S. AND CANADIAN GAAP

     There are no significant differences between U.S. and Canadian generally accepted accounting principles which affect our results of operations or liquidity. See the notes to our financial statements for further discussion.

  CHANGE IN FISCAL YEAR-END

     Our fiscal year-end for financial reporting purposes is February 28 or 29. We intend to change to a calendar year-end, which is consistent with the time period in which the industry tracks and reports box office and related film performance.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," were issued. SFAS No. 141, which supersedes Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations," requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142, which supersedes APB No. 17, "Intangible Assets," requires that goodwill and indefinite lived intangible assets no longer be amortized to earnings, but instead be reviewed and tested for impairment at least annually by comparing the fair value of our reporting units to their carrying amount. SFAS No. 142 also requires that the amortization period of intangible assets with finite lives no longer be limited to 40 years. We ceased the amortization of goodwill and tradenames when we adopted SFAS No. 142, which became effective for us beginning March 1, 2002.

     On August 16, 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued. SFAS No. 143 requires the establishment of a liability for an asset retirement obligation. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We are currently considering the impact, if any, that this statement will have on our operating results and financial position.

     On October 3, 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of," and portions of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements." SFAS No. 144, among other things, generally conforms impairment accounting for assets to be disposed of, including those in discontinued operations and eliminates the exception to consolidation for which control is likely to be temporary. SFAS No. 144 became effective for us beginning March 1, 2002. Other than presenting future theatre dispositions as discontinued operations, our adoption of this standard did not have a significant impact on our operating results or financial position.

     On April 30, 2002, SFAS No. 145, "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002" was issued. SFAS No. 145 is effective for transactions occurring after May 15, 2002. In rescinding SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements," SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. However, pursuant to SFAS No. 145, an entity would not be prohibited from classifying such gains and losses as extraordinary items so long as they meet the criteria in paragraph 20 of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Further, SFAS No. 145 amends paragraph 14(a) of SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The amendment requires that a lease modification (1) results in recognition of a gain or loss in the financial statements, (2) is subject to SFAS No. 66, "Accounting for Sales of Real Estate," if the leased asset is real estate (including integral equipment), and
(3) is subject (in its entirety) to the sale-leaseback rules of SFAS No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases." We are currently considering the impact, if any, that this statement will have on our operating results and financial position.


     In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued. SFAS No. 146 addresses the recognition, measurement and reporting of costs associated with exit or disposal activities, including restructuring activities, that are currently accounted for pursuant to EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (including Certain Costs Incurred in a Restructuring)". Under SFAS No. 146, such liabilities, with the exception of certain one-time termination benefits, will be recognized and measured initially at their fair value in the period in which the liability is incurred. SFAS No. 146 is effective for the fiscal years beginning after December 31, 2002. We are currently considering the impact, if any, this statement will have on our operating results and financial position.



     On November 25, 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34". FIN 45 clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies", relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. We are currently considering the impact, if any, this statement will have on our operating results and financial position.

                            FILM EXHIBITION INDUSTRY

DOMESTIC OVERVIEW


     In 2001, the United States film exhibition industry experienced its tenth consecutive year of growth in box office revenues, achieving record levels of approximately $8.4 billion. That growth has continued in 2002, with box office revenues up approximately 14% year over year through December 12, 2002. According to the Motion Picture Association of America, or the MPAA, and Nielsen EDI, Inc.:


     - from 1995 through 2001, total box office revenues in the U.S. grew at a compound annual growth rate of 7.4%;

     - record attendance levels of approximately 1.5 billion patrons were achieved in the U.S. in 2001, up from approximately 1.3 billion patrons in 1995;

     - from 1995 through 2001, average ticket prices in the U.S. increased from $4.35 to $5.66; and

     - from 1995 through 2001, per capita box office revenues in the U.S. increased from $20.89 to $30.30 per year.

     The growth in attendance levels and box office revenues since 1995 is attributable not only to the greater number of blockbuster film releases and increased studio marketing, but also to the increased attractiveness and convenience of the moviegoing experience. The industry has migrated towards more modern megaplex theatres, which were introduced in 1995 and typically include 10 or more screens per theatre, and generally provide amenities such as more comfortable stadium seating, wide screen presentation and digital sound. Over 12,000 screens have been opened since 1997, most of which are located in megaplex theatres.

     The following table presents information regarding the U.S. film exhibition industry since 1995:

                                                                           AVERAGE                   PER CAPITA
                                                 BOX OFFICE                TICKET        TOTAL       BOX OFFICE
                     YEAR                         REVENUES    ATTENDANCE    PRICE       SCREENS       REVENUES
                     ----                        ----------   ----------   -------   -------------   ----------
                                                      (IN MILLIONS)                  (AT YEAR END)
1995..........................................     $5,493       1,262       $4.35       27,843         $20.89
1996..........................................      5,911       1,339        4.42       29,731          22.27
1997..........................................      6,365       1,388        4.59       31,865          23.76
1998..........................................      6,949       1,481        4.69       34,168          25.71
1999..........................................      7,448       1,465        5.08       37,185          27.30
2000..........................................      7,661       1,421        5.39       36,264          27.75
2001..........................................      8,413       1,487        5.66       35,506          30.30
Compound Annual Growth Rate...................        7.4%        2.8%        4.5%         4.1%           6.4%

---------------

Sources: NATO and MPAA

     We believe that the trends in Canada are similar to those in the U.S. reflected in this table. Due to their geographic proximity and similar market characteristics, we view our United States and Canadian operations and the film exhibition industry in those markets collectively, and we refer to them as our domestic operations or the domestic film exhibition industry.

     From 1995 through mid-year 2000, the domestic film exhibition industry experienced significant new theatre construction and re-screening of older theatres, resulting in a peak of approximately 37,500 screens in mid-year 2000. This expansion, driven by major exhibitors upgrading their asset bases to the megaplex format, resulted in intensified competition in once stable markets and rendered many older theatres obsolete. The new screens, and the difficulty of closing older theatres as a result of their long-term, non-cancelable leases, created an oversupply of screens and resulted in significant declines in both attendance and revenues per screen. The extensive debt financing used by most major exhibitors to fund their expansion efforts, coupled with the combination of declining cash flows in older theatres and an attendance decline due primarily to the below average film product available in 2000, caused most major exhibitors to experience significant financial challenges.

     Since the beginning of 2000, many major film exhibitors have reorganized through bankruptcy proceedings and, as a result, were able to significantly reduce their debt and reject unprofitable theatre leases. During this period, substantially all of the major exhibitors curtailed their expansion and implemented screen rationalization plans, closing more than 3,500 screens in the U.S. This screen count reduction should benefit all exhibitors, as patrons of closed theatres have migrated to remaining theatres, thereby increasing overall attendance per screen and improving operating efficiencies.

     We believe that the megaplexes constructed in recent years will continue to satisfy consumer demands, and that another evolution of theatre formats is unlikely to occur in the foreseeable future. In addition, we do not believe that additional major amenities requiring significant capital expenditures by exhibitors will be necessary in the near-term to enhance the moviegoing experience.

INTERNATIONAL OVERVIEW

     Box office revenues outside the U.S. and Canada have also reached record levels, totaling $9.8 billion in 2001. These record levels were, in part, attributable to the worldwide modernization of theatres through new theatre construction, as well as the increased acceptance and popularity of moviegoing as a form of entertainment.

     We believe that many international exhibition markets were historically, and continue to be, underserved as a result of outdated theatre circuits. As newer, more modern theatres are built, patrons are continuing to adopt American-style moviegoing habits, as evidenced by increasing visits and expenditures per capita. For example, from 1995 through 2001, total attendance, average ticket prices and attendance per capita in Mexico have increased at compound annual growth rates of 13.1%, 7.3% and 12.3%, respectively. This has led to a 21.4% compound annual increase in total box office revenues in Mexico over the same period. We believe that these trends will, in turn, continue to drive concession and ancillary revenues in our international markets, as they have domestically.

     The following table presents information regarding the film exhibition market in 2001 in the countries in which we have a presence. It demonstrates the lower per capita attendance and higher population per screen internationally, relative to our U.S. market. We believe this disparity illustrates the potential for growth in our international markets.

                                BOX OFFICE                     AVERAGE TICKET       TOTAL       PER CAPITA   POPULATION
                                 REVENUES       ATTENDANCE         PRICE           SCREENS      ATTENDANCE   PER SCREEN
                               -------------   -------------   --------------   -------------   ----------   ----------
                                       (IN MILLIONS)                            (AT YEAR END)
U.S.........................      $8,413           1,487           $5.66            35,506          5.4         7,819
Canada......................         494             116            4.26             2,840          3.7        10,944
Mexico......................         416             130            3.20             2,450          1.3        39,976
Spain.......................         618             147            4.21             3,770          3.6        10,902
South Korea.................         282              65            4.34               740          1.4        63,986

---------------

Sources: Dodona Research, NATO, PricewaterhouseCoopers LLP and Spain's Ministerio de Educacion y Cultura.

CURRENT INDUSTRY TRENDS

     We believe that the film exhibition industry will continue to benefit from the following trends:

  INCREASED STUDIO SPENDING ON THE PRODUCTION AND MARKETING OF NEW FILM RELEASES

     The theatrical success of a movie is typically the most important factor in determining its overall popularity, thereby establishing its value in other film distribution channels such as home video, DVD, and cable and broadcast television, as well as in international markets. These other film distribution channels have become significant sources of additional revenue for film studios. We believe that, as a result, film studios are placing an increased emphasis on maximizing the theatrical success of their first-run films through increased expenditures on production and marketing. From 1995 through 2001, domestic movie production expenditures increased from $13.5 billion to $22.0 billion, or 63.0%, while domestic marketing expenditures increased even more significantly, from $6.6 billion to $14.3 billion, or 116.7%.

  DEVELOPMENT OF STRONG FILM FRANCHISES AND INCREASED APPEAL OF A DIVERSITY OF FILMS

     Studios are increasingly producing films in series, such as Harry Potter, Lord of the Rings, Star Wars, Austin Powers and The Matrix. When the first in a series of films is successful, subsequent films in that series typically attract large audiences and generate strong box office revenues. We believe that as studios increasingly produce franchise films, exhibitors will benefit from their greater and more reliable revenues.

     An increase in the breadth of successful film genres also benefits film exhibitors. The aggressive marketing of a wide variety of diverse yet commercially appealing movies such as Traffic, Crouching Tiger, Hidden Dragon, A Beautiful Mind and Road to Perdition has expanded the demographic base of moviegoers and also contributes to a greater per capita attendance.

     Box office revenues are increasingly diversified among a number of strong movies rather than being concentrated on a few blockbuster hits. The number of films that generated gross box office revenues in excess of $100 million increased from 10 in 1995 to 19 in 2001.

  IMPORTANCE OF INTERNATIONAL MARKETS

     International markets are an important component of global box office revenues, accounting for approximately 53% of revenues in 2001. We believe there will be continued growth in the international film exhibition industry driven by the trend toward American-style moviegoing habits and the continued development of theatre infrastructure.

  FAVORABLE ATTENDANCE TRENDS

     We believe that patrons are attending movies more frequently because of the appeal of moviegoing as a convenient and affordable form of out-of-home entertainment. The cost of the moviegoing experience continues to compare favorably to alternative forms of entertainment such as professional sporting events or live music concerts. In 2001, in the U.S. the average professional sporting event ticket cost approximately $43.00 and the average live music concert ticket cost approximately $44.00, while the average movie ticket cost only $5.66.

  SCREEN RATIONALIZATION

     Through bankruptcy proceedings in 2000 and 2001, many of the major domestic film exhibitors were able to reject long-term leases on underperforming or redundant theatres, facilitating the closure of more than 3,500 generally smaller, outdated and less profitable screens in the U.S. We believe this screen count rationalization benefits exhibitors as patrons of closed theatres migrate to remaining theatres, thereby increasing attendance per screen and improving operating efficiencies. We expect the screen rationalization trend will continue as exhibitors continue to focus on improving the financial and operating performance of their theatre portfolios.

  REDUCED SEASONALITY OF REVENUES

     Historically, film exhibition industry revenues have been highly seasonal, coinciding with the timing of film releases by the major distributors. The most marketable motion pictures were generally released during the summer and the late-November through December holiday season. More recently, the seasonality of motion picture exhibition has become less pronounced as film studios have begun to release films more evenly throughout the year, and major films have been released during traditionally weaker periods. This benefits exhibitors by allowing them to more effectively leverage their fixed cost base throughout the year while providing greater stability of revenues and profitability.

                                    BUSINESS

OVERVIEW

     We are one of the world's leading film exhibition companies, with theatres in the United States, Canada, Mexico, Spain and South Korea. As of August 31, 2002, we owned, operated or had an interest in 2,761 screens in 280 theatres. The majority of our theatres are concentrated in major metropolitan markets and we have a leading market share, based on box office revenues, in some of the most important markets in the countries in which we have a presence. Our portfolio of theatres includes what we believe to be the most attended theatre in the world, located in Seoul, South Korea, as well as the number one box office revenue producing theatres in each of the United States and Mexico in 2001. We believe our focus on major metropolitan markets with attractive demographics gives us a number of competitive advantages, including an increased strategic importance to film studios, concession suppliers, advertisers and real estate owners and developers, as well as a higher asset utilization rate.

     We were formed in 1998 through the combination of the Loews Theatres exhibition business of Sony Pictures Entertainment Inc. and Cineplex Odeon. Loews Theatres was the first commercial motion picture exhibitor in the U.S., commencing operations in 1904. On February 15, 2001, we filed for bankruptcy protection in the U.S. and Canada. We emerged from bankruptcy on March 21, 2002.

     We operate theatres under the Loews Theatres, Cineplex Odeon, Star Theatres and Cinemex Theatres names. Our partnerships operate theatres under the Magic Johnson Theatres, Yelmo Cineplex and Megabox names.

  DOMESTIC THEATRES


     United States. In the U.S., we operate 1,527 screens in 151 theatres in 19 states and the District of Columbia. We have the number one market share in the metropolitan areas of New York, Chicago, Washington, D.C. and Detroit, four of the top 10 designated market areas, or DMAs. We also have an important market presence in Los Angeles, San Francisco, Boston, Seattle, Dallas, Houston and Baltimore. More than 75% of our U.S. theatres are located in the top 10 DMAs, and more than 90% of our U.S. theatres are located in the top 25 DMAs. Through our 50% interest in the Magic Johnson Theatres partnership, our U.S. operations include 60 screens in five theatres located in historically underserved urban markets. Our wholly owned theatres in the U.S. generated pro forma revenues of $748.3 million, pro forma income from operations of $47.9 million and pro forma net income of $1.0 million for the year ended February 28, 2002.



     Canada. In Canada, we are one of the two leading exhibitors and own, operate or have an interest in 620 screens in 72 theatres in six provinces. Our Canadian circuit has an approximately 25% share of the total film exhibition market in Canada, and more than 90% of our Canadian theatres are located in the top 10 DMAs. Our wholly owned theatres in Canada generated pro forma revenues of $141.7 million, pro forma income from operations of $18.3 million and pro forma net income of $14.4 million for the year ended February 28, 2002.


  INTERNATIONAL THEATRES

     Mexico. In Mexico, we have approximately a 50% market share in the Mexico City metropolitan area, where 26 of our 31 theatres and 289 of our 349 screens are located. Our portfolio includes the highest grossing theatre in Mexico and six of the top 10 highest grossing theatres in the country. Our modern circuit averages 11.3 screens per theatre, has stadium seating in approximately 70% of its auditoriums and has an average theatre age of less than four years. Our Mexican theatres generated revenues of $141.5 million, income from operations of $27.6 million and net income of $18.1 million for the year ended December 31, 2001.

     Spain. In Spain, we own a 50% interest in Yelmo Cineplex, the largest Spanish exhibitor measured by total screens, with 223 screens in 21 theatres. Our theatres in Spain generated revenues of $43.7 million, income from operations of $1.0 million and a net loss of $1.4 million for the year ended February 28, 2002.

     South Korea. In South Korea, we own a 50% interest in Megabox Cineplex, which operates 42 screens in five theatres, all but one of which are less than three years old. Megabox Cineplex owns the 16-screen Megabox theatre in Seoul, which attracted approximately 5.7 million patrons in 2001 and which we believe is among the most attended theatres in the world. Our theatres in South Korea generated revenues of $33.7 million, income from operations of $5.0 million and net income of $3.2 million for the year ended February 28, 2002.

OUR COMPETITIVE STRENGTHS

     We believe that our focused strategy and superior assets position us well for future growth and profitability. We have emerged from our reorganization with a significantly improved theatre circuit and balance sheet. We believe that the combination of our experienced management team and our commitment to minimize costs will continue to drive industry-leading operating metrics. Among our reporting competitors, we believe we are a leader in such important operating metrics as attendance per screen, box office revenues per screen and EBITDA per screen.

     Our competitive strengths include:

 HIGHLY CONCENTRATED AND WELL POSITIONED IN MAJOR METROPOLITAN MARKETS

     Our theatre circuit is concentrated in some of the largest cities in our domestic and international markets. For example, we have approximately a 45% market share in Manhattan, which we believe to be the world's most important film market, and in Mexico City, one of the world's most populous cities, we have approximately a 50% market share. Our Canadian circuit, which is one of that country's two largest, accounts for approximately 25% of Canada's total box office revenues. We are also a leading exhibitor in Madrid, Spain and Seoul, South Korea.

     We believe that our concentration and market position in major metropolitan markets provide us with the following benefits:

     - a large addressable audience with desirable demographic characteristics and convenient access to theatres, encouraging higher per capita attendance;

     - strategic importance to film studios, concession suppliers, advertisers and real estate owners and developers;

     - the ability to maximize ancillary revenues driven by advertisers' focus on our markets;

     -     a high theatre utilization rate; and

     - a competitive advantage in pursuing new projects in these and other similar markets, where the difficulties associated with urban development make our knowledge and experience particularly important.

  REDUCED LEVERAGE AND INCREASED FLEXIBILITY

     We believe that our reduced leverage, as reflected on our pro forma, as adjusted, balance sheet, compares favorably to our reporting competitors. Combined with our cash flow from operations, we believe that our balance sheet allows us substantial strategic flexibility in operating our business and in pursuing selected future growth opportunities.

  REORGANIZATION SIGNIFICANTLY ENHANCED OUR THEATRE PORTFOLIO

     Following our recently completed reorganization, we have a modern, high quality theatre portfolio concentrated in major metropolitan markets. We conducted a comprehensive evaluation of our theatre portfolio and, as a result, closed 119 underperforming theatres. These theatres were not of strategic importance to our circuit, and generated approximately $21.6 million in negative theatre-level cash flow in fiscal 2001. We measure theatre-level cash flow by subtracting the operating costs of that theatre (film rental costs, concession costs and other theatre operating costs) from the revenues generated by that theatre. During our bankruptcy, we also renegotiated the terms of 86 of our continuing theatre leases to obtain significant rent reductions, lease termination rights, shortened lease terms or other landlord concessions. As a result of this process, we believe we have significantly enhanced the quality, operating flexibility and profitability of our overall theatre portfolio, and we believe we have a competitive advantage over other major theatre exhibitors that have been less aggressive in closing underperforming theatres and renegotiating leases.

  POSITIONED TO CAPITALIZE ON GROWTH IN SELECT INTERNATIONAL MARKETS

     We have extended our strategy of concentrating high quality theatres in major metropolitan areas to selected international markets that provide us with attractive returns and strong growth opportunities. Our international theatres are in some of the most attractive metropolitan markets in the countries in which they are located, and they collectively generate a higher operating margin than our domestic theatres. At the end of 2001, there were substantially more people per screen in our international markets (approximately 40,000 in Mexico, 11,000 in Spain and 64,000 in South Korea) than in the U.S. (approximately 7,800) and substantially lower annual per capita attendance (approximately 1.3x in Mexico, 3.6x in Spain and 1.4x in South Korea) than in the U.S. (approximately 5.4x). As theatre infrastructure improves in these and other international markets and patrons around the world continue to develop American-style moviegoing habits, we believe that per capita attendance, box office revenues and concession sales in international markets will continue to rise.

  EXPERIENCED MANAGEMENT TEAM

     The diversified experience of our management team contributes to our strong operating performance. Our senior managers have extensive film exhibition industry experience, and some bring to us knowledge gained from experience in the restaurant, retail and other related industries. The strong relationships of our management team with the major film studios, our concession suppliers and our other business partners also contribute to our leading position across many important operating metrics relative to our reporting competitors. Our senior management team is supported by regional and theatre-level managers focused on providing a premium moviegoing experience while at the same time minimizing operating costs.

OUR STRATEGY

     Our business strategy is to continue to enhance our leading position in major metropolitan markets by focusing on providing our customers with a premium moviegoing experience while at the same time pursuing selected growth opportunities in existing and new markets. Key elements of our strategy include:

  MAXIMIZING FINANCIAL RETURNS FROM OUR EXISTING MARKETS

     We believe that our prominent position in our major metropolitan markets and focus on customer satisfaction will continue to drive growth in our box office and concession revenues. Our concentration in these markets enables us to manage effectively our film, concession and other theatre-level costs, thereby maximizing our operating efficiencies. We aggressively seek to achieve incremental operating savings by, among other things, implementing best practices, eliminating duplication of overhead across our North American operations and negotiating improved supplier contracts.

     We seek to enhance our competitive position in our domestic and international markets by improving and refurbishing our theatres and seeking complementary development and acquisition opportunities. We currently plan to open 16 new theatres with a total of 204 screens in our existing markets during the balance of fiscal 2003 and during fiscal 2004. Thirteen of these new theatres with 154 screens will be located in our international markets. We plan to fund these international theatre projects exclusively from cash flow from our international operations and local credit facilities that are non-recourse to us.

     As part of our efforts to further enhance our competitive position, we are testing, or have agreements to test, 20 digital projectors for full-length feature films in our existing markets. These projectors are being provided by third parties at no equipment cost to us. We believe that, among our reporting competitors, this will be one of the largest test programs for digital projection of full-length feature films.
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

  CAPITALIZING ON ANCILLARY REVENUE OPPORTUNITIES

     We seek to expand and develop ancillary revenue opportunities, which generate attractive margins because they require limited incremental expense. Advertising currently represents our largest source of ancillary revenues. We offer advertisers options such as on-screen and in-lobby advertising, as well as third party branding and product sampling. We are evaluating third-party proposals to provide us with digital projection and delivery equipment, which would allow us to streamline the delivery of advertising content and offer more targeted marketing with little or no capital expenditure by us. We are presently engaged in a pilot program showing digital advertising and other content via digital projectors, provided by a third party at no cost to us, on approximately 120 screens in the New York metropolitan area. We believe this is one of the largest digital projection pilot programs in our industry. In addition, we rent out some of our theatres for special events during non-peak hours. We believe that as these and new ancillary revenue opportunities continue to develop, we will be able to take advantage of them more quickly and more profitably than our competitors who operate in smaller markets that are less attractive to potential partners.

  PURSUING SELECTED GROWTH OPPORTUNITIES IN NEW MARKETS

     We intend to selectively pursue expansion opportunities domestically and internationally that meet our strategic and financial return criteria. We look for opportunities that will provide us with a platform to establish strong concentrations in major metropolitan markets. We believe that we have the financial strength, experience and flexibility to pursue attractive acquisition opportunities, as evidenced by our recent acquisition of Grupo Cinemex.

OUR OPERATIONS

  BOX OFFICE AND CONCESSIONS

     Our revenues are primarily generated from box office and concession sales, which in turn are driven by attendance and price levels. Box office revenues accounted for approximately 68.3% of our pro forma revenues for the year ended February 28, 2002. We strive to provide our patrons with a premium moviegoing experience, including a high level of customer service. This level of service, combined with our targeted programming of films and the overall appeal of those films, drives attendance at our theatres. We sell tickets at our theatres through box offices and automated ticketing machines, as well as remotely via the telephone and Internet. We also offer group ticketing and gift certificates.


     Concession revenues accounted for approximately 27.0% of our pro forma revenues for the year ended February 28, 2002. Our theatres feature prominent and appealing primary concession stations designed for rapid and efficient service, and we locate auxiliary concession stations throughout many of our larger theatres for additional sales. We continually seek to increase concession sales by:


     -     optimizing our product mix and new product offerings;

     - training and incentivizing our employees to cross-sell and up-sell products;

     -     establishing visually appealing displays throughout our theatres;

     -     running special promotions;

     - targeting our concessions offerings to accommodate the local tastes and requests of patrons; and

     - introducing full-service kitchens, now in many of our theatres, which enable us to offer a wide variety of restaurant quality products.

We believe we have favorable concession supply contracts and have developed an efficient concession purchasing and distribution supply chain. Our management negotiates directly with manufacturers for many of our concession items to obtain competitive prices and to ensure adequate supplies.

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

  ANCILLARY REVENUES


     We are continually developing and expanding our revenue streams from sources other than box office and concession revenues. Ancillary revenues accounted for 4.7% of our pro forma revenues for the year ended February 28, 2002.


     Advertising and Promotions. Our in-theatre advertising programs currently consist of rolling stock and slide commercials, which are shown before our feature presentations; music, video monitors, plasma screen monitors and display signage in our lobbies; third party branding; and product sampling. In-theatre advertising generates high margins because it utilizes our existing theatre assets and personnel with minimal product cost. We believe that the concentration of our theatres in major metropolitan markets provides an attractive platform for advertisers by allowing them to target a large and desirable customer base. The eventual addition of digital delivery and projection technologies will further improve the quality of the media we offer for sale to advertisers, enabling us to streamline the delivery of advertising content and allowing for more interactive and targeted marketing. We also have promotional partnerships, which enhance our marketing capabilities and our operating results.

     In-theatre advertising is more broadly used by advertisers in many international markets than it is domestically. For example, in Europe, approximately 1% of all advertising expenditures are made on in-theatre advertising, compared with less than 0.1% in the United States. For the year ended December 31, 2001, the in-theatre advertising sales of Grupo Cinemex and Yelmo Cineplex represented approximately 9% and 7% of their total operating revenues, respectively, while our domestic advertising sales represented only approximately 2% of our total operating revenues for fiscal 2002. We believe that domestic advertising sales will grow as in-theatre media becomes more accepted and new technologies emerge. We believe that our experience with in-theatre advertising in Mexico and Spain, coupled with our concentration in major metropolitan markets, will enable us to capitalize on increasing domestic advertising revenue opportunities.

     Other. We also generate ancillary revenues by leasing some of our theatres for motion picture premieres and screenings, corporate events and other private parties. Some of our theatres have earned reputations as the "preferred" theatres for these events given their locations in key metropolitan markets, their upscale settings and our ability to cater these events through our on-site kitchens or outside caterers. Other sources of ancillary revenues include theatre management fees, as well as game machines and ATMs in some of our theatre lobbies. We are continually exploring additional ancillary revenue opportunities.

  THEATRE CIRCUIT

     As of August 31, 2002, we owned, operated or had an interest in 2,761 screens in 280 theatres, with an average of 9.9 screens per theatre across our worldwide operations and 9.6 screens per theatre in our domestic operations. The U.S. film exhibition industry as a whole has an average of approximately 5.7 screens per theatre. Approximately 70% of our screens are located in theatres with 10 screens or more, approximately 53% of our auditoriums feature stadium seating and approximately 77% of our auditoriums have digital sound.

     Each of our theatres is designed to provide our patrons with a premium moviegoing experience and is tailored to address the needs of its location. Our typical megaplex theatre complex contains 10 to 18 screens with auditoriums ranging from 100 to 500 seats. We believe that this is the appropriate size and theatre configuration for most markets, providing a large variety of films and enabling us to effectively manage and leverage operating costs. The moviegoing experience is enhanced at many of our theatres by modern amenities such as stadium seating, digital stereo surround-sound and multi-station concession stands.

     Our megaplex theatres are designed to maximize profitability by optimizing revenues and minimizing costs. We vary auditorium seating capacities within the same theatre, enabling us to maximize our revenues by shifting films to smaller or larger auditoriums to respond to changing attendance levels. In addition, we achieve significant operating efficiencies by sharing box office, concession, projection, lobby and restroom facilities, which enables us to spread a portion of our costs, such as payroll, advertising and rent, over a higher revenue base.

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

     The table below shows the locations of our screens and theatres as of August 31, 2002, including those of our partnerships.

                      UNITED STATES
---------------------------------------------------------
STATE                                  SCREENS   THEATRES
-----                                  -------   --------
Arizona..............................      27        3
California...........................      77        8
Connecticut..........................      30        2
District of Columbia.................      18        6
Florida..............................      20        1
Georgia..............................      12        1
Illinois.............................     200       23
Indiana..............................      34        3
Maryland.............................      88        9
Massachusetts........................     103        8
Michigan.............................     156       10
Minnesota............................       4        1
New Jersey...........................     209       17
New York.............................     262       32
Ohio.................................      32        2
Pennsylvania.........................      29        2
Texas................................     102        9
Utah.................................       9        1
Virginia.............................      21        3
Washington...........................      94       10
                                        -----      ---
    Total U.S........................   1,527      151
                                        =====      ===

                         CANADA
---------------------------------------------------------
PROVINCE                               SCREENS   THEATRES
--------                               -------   --------
Alberta..............................     118       12
British Columbia.....................      43        6
Manitoba.............................       9        2
Ontario..............................     267       29
Quebec...............................     156       19
Saskatchewan.........................      27        4
                                        -----      ---
    Total Canada.....................     620       72
                                        -----      ---
    Total Domestic...................   2,147      223
                                        =====      ===

                      INTERNATIONAL
---------------------------------------------------------
COUNTRY                                SCREENS   THEATRES
-------                                -------   --------
Mexico...............................     349       31
Spain................................     223       21
South Korea..........................      42        5
                                        -----      ---
    Total International..............     614       57
                                        =====      ===
TOTAL CIRCUIT........................   2,761      280
                                        =====      ===

     As of August 31, 2002, including our partnerships' theatres, we owned 34 theatres, leased 244 theatres and operated two theatres under management arrangements. We generally have long-term leases, with original terms generally ranging from 15 to 25 years and containing various renewal options, usually in intervals of five to 10 years and, in some cases, termination rights. Our theatre leases generally provide for minimum rentals and many of our leases also include percentage rentals based upon sales volume.

  THEATRE MANAGEMENT

     Employee Training and Management. We require new theatre managers to complete a 12-week comprehensive training program designed to encompass all phases of theatre operations, including our operating philosophy, guest service values, policies, procedures and standards. Theatre managers are also required to attend ongoing training programs. In addition, we have an incentive compensation program for theatre-level employees that rewards employees for maximizing revenues and controlling operating expenses while complying with our operating standards.

     Management Information Systems. Our integrated theatre and corporate information systems enable us to manage our business effectively and enhance our ability to generate high margins. We have modern point-of-sale terminals and other information reporting systems installed in all of our theatres. These systems provide management with real-time information and daily reports that address all aspects of theatre operations, including box office receipts, concession sales, film booking, theatre operating performance data and payroll and workforce information.

     Our corporate systems capture the transactional data from our theatre-level systems nightly and incorporate the data into a centralized depository. The data are then used by our management team to monitor and manage the performance of our theatres. By having access to real-time performance data, our theatre-level and corporate management can monitor theatre-level operations, adjust film schedules and placement, and schedule our hourly workforce in immediate reaction to our local attendance. We update our management information systems on a regular basis.

     Quality Control. We have in place several programs to maintain quality and consistency within our theatres. We have a quality assurance program in all of our theatres to maintain clean, comfortable and modern facilities. Our regional managers also conduct regular inspections of our theatres. In addition, we operate a program that involves unannounced visits by unidentified customers who report on the quality of service, film presentation and cleanliness of each theatre.

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

  THEATRE DEVELOPMENT

     We are enhancing our presence in our core markets through the selective addition of new megaplex theatres at high profile or otherwise attractive locations and the remodeling, expansion and stadium retrofit of existing proven locations. Key considerations in site selection include demographic measures such as population growth, target age groups and average household income, as well as traffic counts and surrounding retail sales. We regularly evaluate our theatres and the locations of our competitors to identify key drivers for successful site location and improvement of our existing assets. Any new project must also meet our strategic and financial objectives.

     We have personnel dedicated to development efforts in each of our domestic and international markets with expertise in site selection and theatre development in their local markets. In addition, we establish developer relationships, use outside consultants and maintain brokerage relationships in each of our markets.

     We closely monitor the profitability of each of our theatres on an ongoing basis. In the course of our reorganization, we closed 119 theatres that generated marginal or negative cash flow and were not of strategic importance to us. As a result of the reorganization process, we were also able to significantly enhance our operating flexibility by adding early lease termination rights to many of our theatre leases to permit us to terminate underperforming theatres.

     The following table shows the number of our screens and theatres, including those of our partnerships, in operation and changes in each during the five years ended February 28, 2002 and, on a pro forma basis, during the six months ended August 31, 2002, as well as the average screens per theatre at the end of each period:

                                                                                       PRO FORMA
                                                                                          SIX
                                                                                         MONTHS
                                                   YEAR ENDED FEBRUARY 28 OR 29,         ENDED
                                               -------------------------------------   AUGUST 31,
                                               1998    1999    2000    2001    2002       2002
                                               -----   -----   -----   -----   -----   ----------
SCREENS
Beginning of period..........................    959   1,035   2,881   2,926   2,563       2,448
     New builds..............................     80     168     205     161     103          --
     Expansions..............................     12      12       5       6       6          --
     Partnerships, net.......................     12     116      54      57      23          60
     Acquisitions............................     --   1,723      --      --      --         349
     Closings and dispositions...............    (28)   (173)   (219)   (587)   (247)        (96)
                                               -----   -----   -----   -----   -----    --------
End of period................................  1,035   2,881   2,926   2,563   2,448       2,761
                                               =====   =====   =====   =====   =====    ========
THEATRES
Beginning of period..........................    143     139     423     385     294         262
     New builds..............................      5      12      13      10       7          --
     Partnerships, net.......................      1      14       4       6       2           4
     Acquisitions............................     --     312      --      --      --          31
     Closings and dispositions...............    (10)    (54)    (55)   (107)    (41)        (17)
                                               -----   -----   -----   -----   -----    --------
End of period................................    139     423     385     294     262         280
                                               =====   =====   =====   =====   =====    ========
Average screens per theatre..................    7.4     6.8     7.6     8.7     9.3         9.9

  FILM LICENSING

     Evaluation of Films. We license films on a film-by-film and theatre-by-theatre basis by negotiating directly with film distributors. Prior to negotiating for a film license, we evaluate the prospects for upcoming films. Criteria we consider for each film include cast, director, plot, performance of similar films, estimated film rental costs and expected rating from the MPAA. Successful licensing depends greatly upon our knowledge of trends and historical film preferences of the residents in markets served by each theatre, as well as on the availability of commercially successful motion pictures. Given the concentration of our theatres in

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

major metropolitan markets, our patrons enjoy a wide variety of film genres. Our theatres play all types of movies, from independent art films to Hollywood blockbusters. Our film buyers have significant experience in evaluating content across genres, and as a result can effectively select films that they anticipate will play well in specific theatres.

     Licensing Zones. Domestically, distributors establish film licensing zones ranging from several city blocks to several square miles, depending primarily upon population density. If there is more than one theatre in a zone, a distributor will determine which theatre within that zone will show a film based on factors such as the exhibitor's willingness to meet the distributor's exhibition demands (such as film terms, length of run and screening of trailers), location, quality of theatre and compatibility of the theatre with the film (e.g., sound technology). In film licensing zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those films being offered and negotiating directly with the distributor.

     Unlike in our domestic markets, distributors in our international markets do not allocate film to a single theatre in a geographic film zone. Our theatres can generally play the same films at the same time as other theatres. In addition to licensing Hollywood films, our international theatres also feature local product from distributors in their markets.

     Film Rental Fees. Our film rental fees typically are based either on firm terms established prior to the opening of the film or on a mutually agreed settlement upon the conclusion of the film's run. Under a firm terms formula, we pay the distributor a specified percentage of box office receipts, with the percentages declining over the term of the film's run. Firm term film rental fees are generally the greater of (1) 50% to 70% of box office admissions, gradually declining to as low as 30% over a period of four to seven weeks, and
(2), in our domestic market, a specified percentage (e.g., 90%) of the excess of box office receipts after deducting a negotiated house allowance (commonly known as a 90-10 clause). We also sometimes negotiate firm term film rental fees where we pay the distributor a fixed percentage over the license period. Rental fees that are subject to a settlement process are negotiated upon conclusion of the film's run based upon how the film actually performs.

     Duration of Film Licenses. The duration of our film licenses are negotiated with our distributors on a case-by-case basis. The terms of our license agreements depend on the performance of each film. Marketable movies that are expected to have high box office admission revenues will generally have longer license terms than movies with more uncertain performance and popularity.

     Relationships with Distributors. The most important aspect of maintaining a consistent revenue stream from motion pictures is having access to all films available in the marketplace. Over 90% of box office revenues come from films distributed by the top nine distributors. We maintain quality relationships with all of the major distributors, as well as with smaller art and specialized distributors.

  MARKETING AND ADVERTISING

     Distributors build awareness of major film releases through multimedia advertising campaigns that they organize and substantially all of which they finance. We strive to complement these efforts by marketing a differentiated experience and environment in which we present films. Our efforts center on seasonal calendar programs that extend across our domestic circuit. We communicate these programs primarily through newspapers, radio, Internet and in-theatre programs and is sometimes supported by distributors and our promotional partners. Our focus on enhancing the moviegoing experience is amplified through a number of promotions and events, such as celebrity auctions, benefit premieres, advance screening programs and sweepstakes, as well as community-based programs. We leverage our promotional partnerships to achieve increased traffic to our theatres and brand awareness through out-of-theatre campaigns involving a variety of promotional efforts. We believe that our marketing efforts help to increase our attendance, concession sales and customer loyalty.

     We rely upon advertising and movie schedules on marquees, in newspapers and through telephone services as well as on our own and other websites to inform our patrons of film selections and show times.

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

We also exhibit previews of both coming attractions and films presently playing on our other screens. In addition, our logos are frequently included in film studio advertisements.

     We use the Internet to allow patrons to access show times, view movie trailers, enter contests and access links to our promotional partners. We believe the Internet is becoming an important source of show times, replacing traditional newspaper listings, and is increasingly allowing us to reduce our advertising costs. Patrons can obtain information about our company and our show times by accessing our website at www.loewscineplex.com or www.enjoytheshow.com.

  EMPLOYEES


     As of August 31, 2002, we employed approximately 12,300 people domestically, of which approximately 10% were full-time employees and approximately 90% were part-time employees. As of June 30, 2002, on a pro forma basis, we employed approximately 2,200 people in Mexico, of which approximately 15% were full-time employees and approximately 85% were part-time employees. The number of our part-time employees increases significantly during the summer and holiday periods. Approximately 9% of our domestic employees are represented by unions, and approximately 85% of our employees in Mexico are represented by unions. We consider our employee relations to be good.


COMPETITION

     The film exhibition industry is highly competitive. We believe that the principal competitive factors in our industry are:

     - the ability to secure appropriate film product on favorable licensing terms;

     - the seating capacity, location, quality and reputation of an exhibitor's theatres;

     - the quality of projection and sound equipment at an exhibitor's theatres;

     -     the level of customer service and amenities such as stadium seating;
           and

     -     the ability and willingness to promote the films to be exhibited.

     Our theatres are subject to varying degrees of competition in the locations in which they operate because our competitors vary substantially in size, number and proximity in each location. The building of new theatres or the addition of screens to existing theatres by our competitors in areas in which we have theatres may result in excess capacity in those areas that could reduce our attendance levels. In addition to competing for patrons at our existing theatres, we also face competition in acquiring and developing new theatre sites and acquiring theatre circuits. However, we believe that in our core markets, our prominent presence and the resulting operating efficiencies and expertise we derive will continue to give us a competitive advantage over many of our competitors in those markets.

     We believe our principal competitors in the U.S. are AMC Entertainment Inc., Cinemark, Inc., National Amusements, Inc. and Regal Entertainment Group. We believe our principal competitor in Canada is Famous Players Inc. and our principal competitor in Mexico is Organizacion Ramirez Cinemas. We also compete with a number of smaller regional circuits.

     In addition to other exhibitors, we compete for the public's leisure time and disposable income with alternative forms of entertainment such as sporting events, music concerts, live theatre and restaurants. Our theatres also compete with a number of secondary movie distribution channels, such as cable and satellite television, DVDs and video cassettes, as well as pay-per-view services and downloads via the Internet.

SEASONALITY

     Historically, industry revenues have been highly seasonal, coinciding with the timing of major film releases by the major distributors. The most marketable motion pictures are generally released during the summer and the late-November through December holiday season. More recently, the seasonality of film exhibition has become less pronounced as film studios have begun to release films more evenly throughout the year, and major films have been released during traditionally weaker periods. In addition, the concentration of our theatres in major metropolitan markets gives us access to a patronage that enjoys a wide variety of film genres.

OUR REORGANIZATION

 BACKGROUND

     Faced with significant operating shortfalls, unavailability of credit and our inability to satisfactorily achieve a restructuring with our lenders, among other things, on February 15, 2001 we filed for bankruptcy protection under chapter 11 of the U.S. Bankruptcy Code and under the CCAA in Canada. Our wholly owned Austrian and Polish subsidiaries also filed petitions for bankruptcy. Among the factors that caused us to file for bankruptcy protection were:

     - competitive pressures caused by the significant oversupply of available screens;

     - significantly higher costs associated with building megaplexes and making improvements to existing theatres in order to attract and accommodate larger audiences, and high debt levels incurred to fund those costs;

     - the lower industry-wide attendance levels due primarily to the below average film product available during the summer and fall of 2000; and

     - the continued decline in revenues at many of our older theatres, primarily caused by the proliferation of new screens.

     We emerged from bankruptcy on March 21, 2002.

 PORTFOLIO REORGANIZATION

     The bankruptcy proceedings did not materially impact our day-to-day operations. As debtors-in-possession, we had the right during the reorganization period, subject to bankruptcy court approval and other limitations, to assume or reject executory contracts and unexpired leases on our theatres. In this context, "assumption" means that we agreed to perform our obligations and cure all existing defaults under the contract or lease, and "rejection" or, in Canada, "repudiation and abandonment," means that we were relieved from our obligations to perform further under the contract or lease but were subject to a claim for damages for breach of the rejected contract or lease. When we refer to theatre leases we rejected, we include leases for Canadian theatres that we repudiated and abandoned in accordance with the CCAA. Any damages resulting from rejection of executory contracts and unexpired leases were treated as general unsecured claims in our reorganization and subject to an established settlement pool in the U.S. or, in Canada, subject to a maximum amount payable to holders of Canadian unsecured claims.

     During the reorganization, we closed 119 theatres. These theatres generated approximately $21.6 million in theatre-level cash flow losses for fiscal 2001. We measure theatre-level cash flow by subtracting the operating costs of that theatre (film rental costs, concession costs and other theatre operating costs) from the revenues generated by that theatre. Also as a result of our reorganization, we were able to renegotiate 20 of our theatre leases to provide solely for percentage rent, and 80 of our theatre leases to provide shorter terms or give us a right to terminate on very short notice (generally 30 to 90 days). These renegotiations significantly enhance our flexibility in responding to changing market conditions.

     For additional information about our reorganization, see the notes to our consolidated financial statements.

REGULATORY ENVIRONMENT

 ANTITRUST

     The distribution of motion pictures in the U.S. is in large part regulated by U.S. federal and state antitrust laws and has been the subject of numerous antitrust cases. As a result of these cases, the manner in which we can license films from certain distributors is subject to consent decrees which effectively require major film distributors to offer and license films to exhibitors in the U.S., including us, on a film-by-film and theatre-by-theatre basis. Consequently, exhibitors cannot assure themselves of a supply of films by entering into long-term arrangements with major distributors, but must negotiate for licenses on a film-by-film and theatre-by-theatre basis.

  ADA

     Our theatres in the U.S. must comply with the Americans with Disabilities Act of 1990, or the ADA, to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. We develop new theatres to be accessible to the disabled and we believe we are in substantial compliance with current regulations relating to accommodating disabled persons. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants and additional capital expenditures to remedy such non-compliance. We are currently the subject of an ADA-compliance investigation in New York City. See "--Legal Proceedings--ADA Litigation" for further details.

  ENVIRONMENTAL

     We own, manage and/or operate theatres and other properties which are subject to certain federal, state and local laws and regulations relating to environmental protection, including those governing past or present releases of hazardous materials. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of such contamination, regardless of fault or the legality of the original disposal. These persons include the present or former owner or operator of a contaminated property and companies that generated, disposed of or arranged for the disposal of hazardous substances found at the property. As a result, we may incur significant costs to clean up contamination present on, at or under our properties, even if such contamination was present prior to the commencement of our operations at the site and was not caused by our activities.

  OTHER

     Our operations are subject to U.S. and foreign federal, state and local laws governing matters such as construction, renovation and operation of theatres, as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. Our international operations may also be subject to regulations affecting price controls or admission prices, quota systems requiring the exhibition of films produced in the subject country and restrictions on ownership of land. We believe our theatres are in material compliance with such laws, if any.

LEGAL PROCEEDINGS

     In addition to the matters described below, we are presently involved in various legal proceedings arising in the ordinary course of our business operations, including personal injury claims, employment matters and contractual disputes which we do not believe will materially adversely affect our financial position or results of operations.

 METREON ARBITRATION

     In May 1997, we entered into a 21-year lease with Metreon, Inc., an affiliate of Sony Corporation of America, to operate a megaplex theatre in an entertainment/retail complex developed by Metreon in San Francisco. Since that theatre opened in June 1999, we have had a dispute with Metreon with respect to
(1) construction costs that Metreon claims are our responsibility under the lease and (2) the nature and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount in dispute with respect to construction costs is approximately $5 million. The estimated difference in operating expenses claimed by Metreon to be allocable to this theatre is approximately $3.5 million per year for the duration of the lease. Metreon has filed a demand for arbitration. In the bankruptcy proceeding, we assumed the Metreon lease without prejudice to any of our or Metreon's rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. We believe that we have meritorious defenses to all of Metreon's claims against us under the lease, and we intend to vigorously defend our position.

 ADA LITIGATION

     In 1997, the Department of Justice, in coordination with the New York City Commission on Human Rights, began an investigation of our theatres in New York City with respect to compliance with the ADA and the New York City Human Rights Law. The Department of Justice alleged that its investigation identified numerous violations of the ADA. We have vigorously opposed these allegations and will continue to do so. However, we cannot assure you that the remediation costs relating to compliance with the ADA, if any, will not be material.

 ENVIRONMENTAL LITIGATION

     Two drive-in theatres in the State of Illinois, both formerly leased by us, are located on properties on which certain third parties disposed of, or may have disposed of, substantial quantities of debris that may contain hazardous substances. Some of the disposals may have occurred during the terms of our leases. One of these leases terminated in the ordinary course prior to the filing of our bankruptcy and we rejected the other lease in the bankruptcy proceeding. Termination or rejection of these leases, however, may not terminate all of our liability in connection with the prior disposal of debris on these properties. In addition, the rejected leased property is the subject of an action filed in August 1998 by the Illinois Attorney General's office seeking civil penalties and various forms of equitable relief in connection with the disposal. We believe that our liability, if any, in connection with this action will not be material. However, we cannot assure you that any claim by the State of Illinois will be treated as a pre-petition claim, and that any recovery by the State of Illinois will be limited to the distributions to general unsecured claims provided for pre-petition claims in the plan of reorganization. Our range of potential liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination at the theatre property, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other responsible parties, and the ability of such parties to satisfy their share of such liability.

 COMPETITION BUREAU INQUIRY


     In April 2000, the Canadian Competition Bureau obtained a court order requiring our subsidiaries, Cineplex Odeon and Cineplex Odeon (Quebec) Inc., to produce certain business information on a confidential basis. Cineplex Odeon fully complied with the order and cooperated with the Competition Bureau in the course of the inquiry. The Competition Bureau announced on December 12, 2002 that it had discontinued the inquiry, as it had not identified any anti-competitive activity.


 SIX WEST RETAIL ACQUISITION, INC.

     Six West Retail Acquisition, Inc., a real estate development company, commenced an action on July 24, 1997, alleging that we have violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City, and that we violated our contractual and fiduciary responsibilities in managing three theatres for Six West. We believe that Six West's claims are without merit and intend to oppose them vigorously. We believe that any recovery by the plaintiff will be limited to the distributions to general unsecured claims provided for pre-petition claims in our plan of reorganization. However, our indemnification obligations to our officers and directors were not affected by the plan of reorganization. Accordingly, we may have to indemnify certain of the non-corporate defendants for legal fees incurred and for monetary damages if a judgment is rendered against these defendants.

     Additional information concerning these litigations is included in note 19 to our consolidated financial statements.

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

  FANDANGO, INC.


     In connection with our bankruptcy reorganization, we filed a motion with the U.S. bankruptcy court to reject agreements we had entered into in March 2000 with Fandango, Inc. with respect to the marketing and distribution by Fandango of our movie tickets and showtimes remotely via the telephone and Internet. Fandango objected to our rejection motion and a hearing was held by the bankruptcy court. Separately, Fandango and its principal stockholder brought actions against Onex and others alleging, among other things, interference with contract and prospective economic advantage, fraud, negligent misrepresentation and breach of contract. On August 1, 2002, the bankruptcy court denied our motion to reject the Fandango agreements. Fandango continues to distribute our movie tickets and showtimes, and all pending litigation between the parties was settled pursuant to a settlement agreement effective November 7, 2002.


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

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Set forth below are the names, ages and positions of our executive officers, directors and key employees, and their places of residence as of August 31, 2002.


NAME                                                AGE                           POSITION
----                                                ---                           --------
EXECUTIVE OFFICERS AND DIRECTORS:
Travis Reid(1)(2)...............................    48     President, Chief Executive Officer and Director
     Upper Saddle River, New Jersey
Michael P. Norris(2)............................    48     Executive Vice President, Operations
     New York, New York
John J. Walker(2)...............................    49     Senior Vice President, Chief Financial Officer and
     Wyckoff, New Jersey                                   Treasurer
Bryan Berndt(2).................................    45     Vice President, Finance and Controller
     Upper Saddle River, New Jersey
Harry M. Brittenham.............................    62     Director
     Santa Monica, California
Michael A. Carpenter............................    55     Director
     Greenwich, Connecticut
Michael K. Douglas..............................    58     Director
     Warwick, Bermuda
Bruce A. Karsh..................................    46     Director
     Beverly Hills, California
John Bonnett McCoy..............................    59     Director
     Ocean Ridge, Florida
Anthony Munk(1).................................    42     Director
     New York, New York
David Barry Reardon.............................    71     Director
     Vero Beach, Florida
Gerald W. Schwartz..............................    60     Director
     Toronto, Ontario Canada

KEY EMPLOYEES:
Miguel Angel Davila.............................    36     Chief Executive Officer, Grupo Cinemex, S.A. de C.V.
     Mexico City, Mexico
Steven Bunnell..................................    42     Vice President, Film, U.S.
     Brooklyn, New York
James Fagerstrom................................    47     Vice President, Management Information Systems, U.S.
     Bernardsville, New Jersey
Alan Benjamin...................................    48     Vice President, Real Estate, U.S.
     Los Angeles, California
Sam DiMichele(2)................................    48     Executive Vice President and General Manager, Canada
     Toronto, Ontario Canada
John Faltings...................................    46     Senior Vice President, Design and Construction, U.S.
     Merrick, New York
John McCauley...................................    37     Vice President, Marketing, U.S.
     New York, New York
Michael Politi..................................    35     Vice President, Corporate Counsel and Secretary
     Nutley, New Jersey


---------------

(1) Also a member of the board of directors of Loews Canada.

(2) Also an officer of Loews Canada.

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


     Messrs. Karsh, Munk and Schwartz have served as directors since March 21, 2002, Mr. Reid has served since August 5, 2002, Messrs. Brittenham, Douglas, McCoy and Reardon were elected on October 7, 2002, and Mr. Carpenter was elected on November 21, 2002. The term of each director will expire at our 2003 annual stockholders' meeting.


  EXECUTIVE OFFICERS AND DIRECTORS

     TRAVIS REID has been our President and Chief Executive Officer since August 5, 2002. Prior to that, Mr. Reid was our President, North American Operations beginning in May 1998. Mr. Reid served as President of Loews Theatres from October 1996 until May 1998 and for the preceding year served as Executive Vice President, Film Buying of Loews Theatres.

     MICHAEL P. NORRIS has been our Executive Vice President, Operations since August 5, 2002, and was Executive Vice President of Operations for our U.S. circuit from May 1998. Mr. Norris joined Loews Theatres in October 1995 as Senior Vice President of Operations and was promoted to Executive Vice President of Operations in March 1997.


     JOHN J. WALKER has been our Senior Vice President, Chief Financial Officer and Treasurer since May 1998. Mr. Walker served as Senior Vice President and Chief Financial Officer of Loews Theatres from 1990 until May 1998. Mr. Walker is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.


     BRYAN BERNDT has been our Vice President, Finance and Controller since August 5, 2002. Prior to that, Mr. Berndt was Vice President, Finance of our U.S. operations beginning May 1998 and Vice President, Finance of Loews Theatres beginning September 1997. Prior to joining Loews Theatres in 1997, Mr. Berndt was employed by Price Waterhouse LLP for eight years, where he was a Senior Manager, Audit. Mr. Berndt is a certified public accountant and a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants.


     HARRY M. BRITTENHAM has been a member of the law firm Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie & Stiffelman LLP since 1970, where he is engaged in the practice of entertainment law. Mr. Brittenham is a director of Pixar.



     MICHAEL A. CARPENTER is the Chairman and Chief Executive Officer of Citigroup Global Investments, and is a member of Citigroup's Management Committee. From October 1998 to September 2002, Mr. Carpenter was Chairman and Chief Executive Officer of Citigroup's Global Corporate & Investment Bank, with responsibility for Salomon Smith Barney Inc. and Citibank's global corporate banking activities. From January 1995 to October 1998, Mr. Carpenter was Chairman and Chief Executive Officer of Travelers Life & Annuity and Vice Chairman of Travelers Group Inc., responsible for business development and planning, and from January 1989 to June 1994 Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Kidder, Peabody Group, Inc., a wholly owned subsidiary of General Electric Company.



     MICHAEL K. DOUGLAS is President of Further Films, a production company. His motion picture career spans more than thirty years as an actor and producer. Mr. Douglas is a two-time Oscar winner.



     BRUCE A. KARSH is the President of Oaktree Capital, and also serves as the portfolio manager for Oaktree Capital's Distressed Fund Group. Prior to co-founding Oaktree Capital in 1995, Mr. Karsh was a Managing Director of the Trust Company of the West and its affiliate, TCW Asset Management Company, and the portfolio manager of TCW's Special Credits Funds for seven years. Mr. Karsh holds an A.B. in Economics summa cum laude from Duke University and a J.D. from the University of Virginia School of Law. Mr. Karsh serves on the boards of Littelfuse, Inc., Furniture Brands International, Inc. and Pillowtex Corporation.



     JOHN BONNET MCCOY was Chairman of Bank One Corp. until he retired in November 1999. From 1983 until 1999, Mr. McCoy was the Chief Executive Officer of Bank One Corp. Mr. McCoy is a director of Cardinal Health, Inc., Federal Home Loan Mortgage Corporation, SBC Communications Inc. and Corillian Corporation.

     ANTHONY MUNK is a Managing Director of Onex, a diversified industrial company. Prior to joining Onex in 1988, Mr. Munk was a Vice President with First Boston Corporation in London, England, and an Analyst and Portfolio Manager with Guardian Capital in Toronto. Mr. Munk is a director of Barrick Gold Corporation, Trizec Canada, Inc., CMC Electronics Holdings Inc. and Galaxy Entertainment Inc. He is also a board member of Camp Oochigeas, a non-profit organization supporting children with cancer.


     DAVID BARRY REARDON was the President of Distribution of Warner Brothers Pictures for the United States and Canada from 1978 until he retired in 1999. From 1975 until 1978, Mr. Reardon was Senior Vice President of General Cinema Corp., where he was in charge of marketing and film procurement. From 1967 until 1975, Mr. Reardon was Assistant to the Vice President--Finance at Paramount Pictures, and ultimately became Vice President and Assistant to the President. Mr. Reardon is a director of Village Roadshow Ltd. and E.T.S. Corporation.


     GERALD W. SCHWARTZ is the Chairman of the Board, President and Chief Executive Officer of Onex, a diversified industrial company. Prior to founding Onex in 1983, Mr. Schwartz was a co-founder (in 1977) of CanWest Capital Corp., now CanWest Global Communications Corp. Mr. Schwartz is a director of Onex, The Bank of Nova Scotia, Celestica Inc., Phoenix Pictures Inc. and Galaxy Entertainment Inc. Mr. Schwartz is also Vice Chairman and a member of the Executive Committee of Mount Sinai Hospital and is a director, governor or trustee of a number of other organizations, including Junior Achievement, Canadian Council of Christians and Jews and The Board of Associates of the Harvard University Graduate School of Business Administration. Mr. Schwartz holds a Bachelor of Commerce degree and a Bachelor of Laws degree from the University of Manitoba, a Master of Business Administration degree from the Harvard University Graduate School of Business Administration and a Doctor of Laws (Hon.) from St. Francis Xavier University.

  KEY EMPLOYEES

     MIGUEL ANGEL DAVILA has been the Chief Executive Officer of Grupo Cinemex since June 2002. Mr. Davila was one of three founders of Grupo Cinemex, and served as Co-Director General, Finance and Operations since its inception in 1994. Mr. Davila received a Master of Business Administration degree from the Harvard University Graduate School of Business Administration in 1993. Prior to attending Harvard, Mr. Davila was a business analyst for McKinsey & Co. Mr. Davila is a certified public accountant in Mexico. Mr. Davila also serves as President of Canacine, the Mexican national chamber for the motion picture industry.

     STEVEN BUNNELL has been Vice President, Film Buying for our U.S. operations since May 1998 and has headed our U.S. Film Department since May 2000. Mr. Bunnell served as Vice President of Film Buying for Loews Theatres from 1995 until May 1998.

     JAMES FAGERSTROM has been Vice President, Management Information Systems for our U.S. operations since May 1998. Mr. Fagerstrom served as Vice President of Information Systems for Loews Theatres from 1995 until May 1998. Prior to joining Loews in 1995, Mr. Fagerstrom was a Senior Manager in Ernst & Young's Management Consulting Group.

     ALAN BENJAMIN has been Vice President, Real Estate for our U.S. operations since May 1999. Prior to joining us, Mr. Benjamin served for three years as Senior Vice President of AMC Realty, Inc., at first overseeing West Coast theatre development and then United States theatre development for the AMC Entertainment, Inc. theatre circuit.

     SAM DIMICHELE has been Executive Vice President and General Manager of our Canadian operations since July 2000. Mr. DiMichele joined Cineplex Odeon in 1985 as Vice President, Finance and Controller. He was Senior Vice President, Real Estate of Cineplex Odeon from 1996 through July 2000.

     JOHN FALTINGS has been Senior Vice President, Design and Construction for our U.S. operations since October of 1999. He joined Loews Theatres as Director of Design in April 1998. For the ten years prior to April 1998, Mr. Faltings served as Director of Construction and Design for Toys "R" Us, Inc.

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

     JOHN MCCAULEY has been Vice President, Marketing for our U.S. operations since May 2001. Prior to joining us, Mr. McCauley served as Senior Director of Marketing and Communication for the National Football League from December 1995 through May 2001.


     MICHAEL POLITI has been Vice President and Corporate Counsel since December 2002. From January 1999, he served as our Vice President and Assistant General Counsel. From September 1996 through January 1999, Mr. Politi was a corporate associate at the law firm Fried, Frank, Harris, Shriver & Jacobson.


BOARD STRUCTURE AND COMPENSATION

     At the closing of this offering, a majority of the members of our board of directors will be independent.

     Our board of directors intends to establish a compensation committee that will include two independent directors. The principal responsibilities of the compensation committee will be to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs and grant or recommend the grant of stock options and other awards under our long-term incentive plan.

     Our board of directors intends to establish an audit committee that will include at least three members and will be composed entirely of independent directors. Our audit committee will meet periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities.


     For their services as members of the board, directors who are not officers or employees of our company or Onex or OCM Cinema will receive an annual retainer fee of $30,000 and a fee of $1,500 for each meeting attended. We are granting to each of these directors at the closing of this offering performance options to purchase 25,000 shares of class A common stock at the initial public offering price, and we currently expect that we will grant to each of these directors an option to purchase 5,000 shares of class A common stock on each anniversary of his election to our board. See "-- Long-Term Incentive
Plan -- Types of Awards."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our future compensation committee will also serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Additional information concerning transactions between us and entities affiliated with persons who might be appointed as members of the compensation committee is included in this prospectus under the caption "Certain Relationships and Related Transactions."

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

EXECUTIVE COMPENSATION

     The following table sets forth compensation information for our chief executive officer and our four other executive officers who, based on salary and bonus compensation, were our most highly compensated executive officers for the year ended February 28, 2002. All information set forth in this table reflects compensation earned by these individuals for services with us for fiscal 2002.

                           SUMMARY COMPENSATION TABLE


                                                                                            SECURITIES
                                           FISCAL                          OTHER ANNUAL     UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR     SALARY     BONUS     COMPENSATION(A)   OPTIONS(B)   COMPENSATION
---------------------------                ------   --------   --------   ---------------   ----------   ------------
Lawrence J. Ruisi........................   2002    $750,000   $315,567     $  503,946(c)         --       $ 7,424(d)
  Former President and                      2001     750,000    296,000             --       100,000        14,275
  Chief Executive Officer                   2000     750,000    397,500             --            --        16,920
Travis Reid..............................   2002     518,559         --        367,185(e)         --         6,141(f)
  President and Chief                       2001     474,808         --             --            --        13,016
  Executive Officer                         2000     461,163    175,000             --        40,000        13,737
J. Edward Shugrue........................   2002     530,491         --        367,503(g)         --         3,826(h)
  Former President,                         2001     486,686         --        161,937(i)         --        10,937
  International Operations                  2000     471,028    145,000        181,646(j)     36,000        11,330
John C. McBride, Jr.(k)..................   2002     363,073         --        260,274(l)         --         3,978(m)
  Former Senior Vice President              2001     340,349         --             --            --        11,153
  and General Counsel                       2000     331,038     75,000             --        24,000        11,362
John J. Walker...........................   2002     329,218         --        254,957(n)         --         5,988(o)
  Senior Vice President,                    2001     286,129         --             --            --        13,504
  Chief Financial Officer                   2000     278,596    140,000             --        24,000        11,078
  and Treasurer


---------------

(a) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than the lesser of $50,000 or 10% of the annual salary and bonus reported for the named executive officer.
(b) These options were cancelled, without consideration to the holder, pursuant to our plan of reorganization.
(c) Represents $500,250 paid to Mr. Ruisi for a retention bonus and $3,696 paid for a car and parking allowance. Does not include $4,076,585 paid to Mr. Ruisi in severance in April 2002.
(d) Represents $5,177 contributed to our savings plan as a matching contribution and $2,247 in life insurance premiums.
(e) Represents $351,779 paid to Mr. Reid for a retention bonus and $15,406 for a car and parking allowance.
(f) Represents $5,316 contributed to our savings plan as a matching contribution (including a $563 true-up contribution) and $825 in life insurance premiums.
(g) Represents $362,332 paid to Mr. Shugrue for a retention bonus and $5,171 paid for a car and parking allowance.
(h) Represents $2,605 contributed to our savings plan as a matching contribution and $1,221 in life insurance premiums.
(i) Represents $149,924 paid to Mr. Shugrue for relocation expenses and $12,013 paid for a car and parking allowance.
(j) Represents $170,389 paid to Mr. Shugrue for relocation expenses and $11,257 paid for a car and parking allowance.

(k)  Effective December 13, 2002, Mr. McBride resigned his positions with us.


(l) Represents $245,874 paid to Mr. McBride for a retention bonus and $14,400 paid for a car allowance.


(m) Represents $3,431 contributed to our savings plan as a matching contribution and $547 in life insurance premiums.


(n) Represents $250,489 paid to Mr. Walker for a retention bonus and $4,468 paid for a car and parking allowance.


(o) Represents $5,419 contributed to our savings plan as a matching contribution (including a $1,203 true-up contribution) and $569 in life insurance premiums.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     Travis Reid entered into his current employment agreement with us on March 21, 2002. This agreement has a term of three years. Mr. Reid's employment agreement provides for an annual base salary of $575,000 and an annual bonus of up to 80% of his base salary, which is subject each year to the attainment of EBITDA goals to be established by the board of directors.


     Under his employment agreement, Mr. Reid is entitled to participate in all employee benefit plans generally applicable to our senior executives for the term of his employment. He also receives a car and parking allowance. If we terminate Mr. Reid's employment without cause prior to the expiration of the agreement's term, Mr. Reid will receive his base salary, bonus (calculated at 60% of base salary) and benefits through the end of the term of his employment agreement or, at his option, $1,166,667 plus a pro rata portion of his bonus for the year in which termination occurs.



     Effective December 13, 2002, Mr. McBride resigned his positions with us. Pursuant to a severance agreement we entered into with Mr. McBride in March 2001, we will pay $768,432 to him by January 2003 in connection with his termination of employment.



     We have an agreement with Mr. Walker that requires us to pay Mr. Walker
$          if we terminate his employment without cause or he terminates his employment for good reason. We also agreed to issue to Mr. Walker the performance options and the restricted stock we describe under "Long-Term Incentive Plan--LTIP Benefits" and to make awards to him under the cash bonus plan we describe under "-- Cash Bonus Plan."



     As of August 31, 2002, J. Edward Shugrue, our former President, International Operations, owed us $1.25 million, plus approximately $378,000 of accrued interest, on account of a relocation loan we made to him when we hired him in 1997. The loan is secured by a third mortgage on Mr. Shugrue's Los Angeles home, a second mortgage on his home in Westchester County, New York and a stock portfolio, and is payable upon the sale of Mr. Shugrue's Los Angeles home. Mr. Shugrue's employment with us terminated in July 2002. Pursuant to the severance agreement we entered into with Mr. Shugrue in March 2002, Mr. Shugrue is entitled to receive $1.2 million as a result of the termination of his employment.


LONG-TERM INCENTIVE PLAN


     On October 7, 2002, the board of directors and stockholders adopted the long-term incentive plan, or LTIP, to be effective concurrently with the closing of this offering.


     The purposes of the LTIP are to motivate our employees and directors to produce a greater return to stockholders by offering these individuals an opportunity to benefit through stock ownership and to reward them for achieving a high level of corporate performance. The LTIP is intended to facilitate the recruiting and retention of talented employees.


     All full-time and part-time employees (including officers and directors who are employees) and non-employee directors (except with respect to grants of incentive stock options) of Loews and our affiliates will be eligible to participate in the LTIP at the discretion of the compensation committee of our board of directors. As defined in the LTIP, an affiliate is any corporation that is a parent or subsidiary of Loews. Each award will be evidenced by an agreement setting forth the terms and conditions of the award, including the term of the award, which may not be greater than ten years. All awards are non-transferable unless the agreement permits the transfer to the participant's successor upon the participant's death.


     Our compensation committee will administer the LTIP and grant awards under the LTIP, except with respect to awards for non-employee directors, in which case our full board of directors will administer the LTIP. Our compensation committee has the power and discretion to interpret the LTIP, to determine the terms of the agreements, and to make all other determinations necessary or advisable for the administration of the LTIP.


     Under the LTIP,      shares of class A common stock will be available for
distribution.

  TYPES OF AWARDS

     General. Our compensation committee has the discretion to award options, stock appreciation rights, restricted stock, performance shares and other stock-based awards.

     Options. Options will be either incentive stock options or non-qualified stock options. Only non-qualified stock options may be granted to non-employee directors. The purchase price of the option may not be less than 100% of the fair market value of a share on the grant date (110% in the case of incentive stock options granted to a participant who owns more than 10% of the total voting power of all of our and our subsidiaries' stock). Fair market value, as defined, generally means the closing sale price of the class A common stock. The purchase price will be payable in full at the time of exercise, provided that, to the extent permitted by law and in accordance with rules adopted by our compensation committee, participants may simultaneously exercise options and sell the shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from such sale to pay the purchase price of such shares. The purchase price may be paid in cash or, if our compensation committee permits, through a cashless exercise, provided that in such event, the participant would be required to pay to us an amount in cash equal to the number of shares issuable upon exercise of the option multiplied by the par value per share of such shares.

     A participant may not be granted incentive stock options with a fair market value (determined as of the date of the grant) in excess of $100,000 in the year in which they are first exercisable. An incentive stock option granted to a participant who owns more than 10% of the total voting power of all of our and our subsidiaries' stock will expire five years after the grant date.


     Unless determined otherwise by our board of directors, a non-employee director will receive as compensation for his or her service an option to acquire 5,000 shares of class A common stock on each anniversary of such director's election or appointment. A "non-employee director" is any director who is not an employee of Loews, a parent (as defined), Onex or OCM Cinema or a subsidiary of Loews. Such options will have a purchase price of 100% of the fair market value of the shares on the grant date and a ten-year term. The LTIP currently provides that these options will vest based upon the achievement of performance targets related to the stock price.


     Stock Appreciation Rights. Stock appreciation rights entitle the participant, subject to the terms and conditions determined by our compensation committee, to receive for each stock appreciation right exercised an amount up to the excess of the fair market value of a share on the exercise date over the fair market value of a share on the grant date. A stock appreciation right may be granted in connection with a previously or contemporaneously granted option, or independent of any option. If issued in connection with an option, our compensation committee will impose a condition that its exercise cancels the connected option and that exercise of the connected option cancels the stock appreciation right. Each stock appreciation right may be exercisable in whole or in part according to the agreement. Except as otherwise provided in the agreement, upon exercise of a stock appreciation right, the participant will receive cash, stock or a combination of cash and stock (as determined by our compensation committee if not otherwise specified in the agreement) as promptly as practicable after such exercise. The agreement may limit the amount or percentage of the total appreciation on which payment may be made in the event of the exercise of a stock appreciation right.

     Performance Shares. Performance shares entitle the participant to future payments based upon the achievement of performance targets established in writing by our compensation committee.

     Restricted Stock. Restricted stock may be granted in the form of shares registered in the name of the participant but held by Loews until the restrictions have lapsed. Restricted stock may, in the discretion of our compensation committee, provide dividends and voting rights prior to vesting. Our compensation committee in its discretion, may establish any employment conditions, performance conditions or restrictions on transferability. The term of any award or performance period may not exceed ten years.

     Other Stock-Based Awards. Our compensation committee may also grant other stock-based awards in its sole discretion, including, without limitation, those awards pursuant to which shares may be acquired in the future, such as awards denominated in stock, stock units, securities convertible into stock and phantom securities.

     Performance Targets and Conditions. Any performance targets related to performance share awards, and any performance conditions related to the lapse of restrictions on restricted stock awards, will be determined by our compensation committee.

  TERMINATION OF EMPLOYMENT

     Except as otherwise determined by our compensation committee, or as otherwise provided in the award agreement, the following will take place in the event of termination of employment of a participant:

     In the event that the participant's employment is terminated due to death, disability or retirement, any outstanding options or stock appreciation rights that are not then exercisable will terminate upon the occurrence of such event and any exercisable options or stock appreciation rights will remain exercisable for one year. The options or stock appreciation rights expire upon termination if the employee is terminated for cause (as defined in the LTIP). If the employee is terminated for any other reason, the options or stock appreciation rights are exercisable, to the extent that they were exercisable before termination, for three months following termination. However, in no event may any option or stock appreciation right be exercised after the expiration of its term. Any option or stock appreciation right that is not exercised within the above periods, except as otherwise provided in the agreement, will terminate at the end of the periods described above.

     With respect to performance shares, in the event that the participant's employment is terminated because of death, disability, retirement or another reason approved by our compensation committee, unless otherwise specified in the agreement, the participant will receive a number of performance shares (or payment therefor) at the end of the performance period, to the extent that performance targets were achieved as of the termination of employment, pro rated by the ratio that the number of months in the performance period during which the participant was employed bears to 12. Except as provided in this paragraph or in the agreement, if employment terminates during a performance period, then the participant will not receive any payment with respect to that performance period.


     With respect to restricted stock, unless otherwise provided in the agreement, upon the participant's death, disability or retirement, the restrictions on any restricted stock held by the participant will be removed with respect to that number of shares determined by multiplying the total number of shares of restricted stock held by the participant by a fraction, the numerator of which is the number of full months in which the participant was employed during the performance period and the denominator of which is the number of months in the performance period. Any remaining undistributed restricted stock will be forfeited.


  MISCELLANEOUS PROVISIONS


     Appropriate adjustments in the aggregate number and type of securities available for awards, the limitations on the number and type of securities that may be issued to an individual participant, the number and type of securities and amount of cash subject to awards then outstanding, the option purchase price as to any outstanding options, the purchase price as to any outstanding stock appreciation rights and outstanding performance shares and payments with respect to outstanding performance shares and comparable adjustments, if applicable, to any outstanding other stock-based award will be made by our compensation committee to give effect to adjustments made in the number or type of shares through a fundamental change, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination, rights offering, spin-off or other relevant change, provided that fractional shares will be rounded to the nearest whole share, for which purpose one-half share will be rounded down to the nearest whole share.


     The LTIP will be effective as of the closing of this offering. The LTIP will remain in effect until the termination of the LTIP or the later of the distribution of all shares reserved under the LTIP or the expiration of all awards. No award of an incentive stock option will be made more than ten years after the effective date of the LTIP (or such other limit as may be required by the Internal Revenue Code of 1986) if such limitation is necessary to qualify the option as an incentive stock option. Loews will withhold from any payment under the LTIP any required withholding taxes. Our board of directors may amend, modify, terminate or suspend the LTIP, and our compensation committee may amend any agreement, provided, in each instance, that any necessary approval of the stockholders is obtained and no participant's rights are adversely affected unless otherwise permitted by an agreement or by operation of law. Our compensation committee may make appropriate adjustments to take into account changes in capitalization. The LTIP will be unfunded and will not require the segregation of any assets.

  MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a general description of the United States federal income tax consequences that generally will arise with respect to awards granted under the LTIP and with respect to the sale of class A common stock acquired under the LTIP. This description is based on the provisions of the Internal Revenue Code, and any regulations promulgated thereunder, as in effect on the date of this prospectus. Changes in the law may modify this discussion, and in some cases the changes may be retroactive. For precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax and legal advisors. Participants should also consult with their own tax and legal advisors regarding the application of any state, local and foreign taxes and any federal gift, estate and inheritance taxes.

     Incentive Stock Options. The holder of an incentive stock option will not be required to recognize income upon the grant or exercise of an incentive stock option.

     On exercise, however, the amount by which the aggregate fair market value of class A common stock acquired exceeds the exercise price of that option generally will be subject to the alternative minimum tax in the year of exercise.

     If a participant holds the shares of class A common stock acquired upon exercise of an incentive stock option for more than two years from the date of the grant and one year from the date of exercise, upon disposition of the shares, the difference between the amount the participant realizes and the basis (i.e., the amount the participant paid upon exercise of the incentive stock option) in those shares will be taxed as a long-term capital gain or loss. We will not be entitled to a deduction upon exercise of an incentive stock option or disposition of the shares.

     If a participant's disposition of shares acquired upon exercise of an incentive stock option does not meet the above holding requirements (a "Disqualifying Disposition"), the participant generally will recognize ordinary income in the year of disposition in an amount equal to the lesser of the difference between the amount realized on disposition of the shares and fair market value of the shares on the date of exercise and the exercise price. Any additional gain will be treated as short- or long-term capital gain, depending on the holding period.

     Non-Qualified Stock Options. A participant who receives a non-qualified stock option will not recognize income at the time of grant, but will recognize ordinary income upon the exercise of the non-qualified stock option in an amount equal to the difference between the fair market value of the stock on the date of exercise and the amount of cash paid for the stock. Loews will be entitled to a deduction in the same amount. The participant's gain will be subject to applicable tax withholding by Loews. When the participant sells these shares, any difference between the sales price and the exercise price, to the extent not already recognized as ordinary income, will be treated as a capital gain or loss.

     Restricted Stock. Unless a timely Section 83(b) election is made, as described in the following paragraph, a participant generally will not recognize taxable income upon the grant of restricted stock because the restricted stock will be nontransferable and subject to a "substantial risk of forfeiture." In such case, the participant will recognize ordinary income when the substantial risk of forfeiture or the transfer restrictions (collectively, the "Restrictions") lapse. The amount recognized will be equal to the difference between the fair market value of such shares at such time and the amount paid, if any, for the shares, will be subject to applicable tax withholding. If a timely Section 83(b) election has not been made, any dividends received with respect to class A common stock subject to the Restrictions will be treated as additional compensation income, rather than dividend income.

     Pursuant to Section 83(b) of the Internal Revenue Code, a participant may elect to be taxed at ordinary income rates as of the date of award, notwithstanding that the restricted stock would otherwise not be taxable at that time. Such election must be made within 30 days of the date of award, in which case the participant would include in gross income the difference between the fair market value of the restricted stock on the date of award and the amount paid, if any. Any change in share value after the date of award is taxed as a capital gain or capital loss. If the Section 83(b) election is made, the participant's holding period begins on the date of the grant.

     The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the participant then forfeits the restricted stock, he or she may not deduct as a loss the amount previously included in gross income.

     A participant's tax basis in restricted stock will be the amount, if any, paid for the shares plus ordinary income recognized by such participant as a result of making a Section 83(b) election or upon the lapse of the Restrictions. Unless a Section 83(b) election is made, the participant's holding period for such shares for purposes of determining gain or loss on a subsequent sale will begin on the date the Restrictions lapse.

     In general, Loews will be entitled to a deduction at the same time, and in the same amount, as the ordinary income is recognized by a participant.

     If, subsequent to the lapse of the Restrictions, a participant sells such shares, the difference, if any, between the amount realized from such sale and the tax basis of such shares will be taxed as a capital gain or capital loss.

     Stock Appreciation Rights/Performance Shares. A participant generally will recognize ordinary income on the dates of exercise and grant of a stock appreciation right or performance award (and Loews will have as a corresponding deduction) equal to the fair market value of the class A common stock as of those dates. The ordinary income the participant recognizes will be subject to applicable tax withholding by Loews.

     Upon disposing of any shares of class A common stock received by a participant pursuant to a stock appreciation right or performance share award, a participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of such stock and his or her tax basis in the class A common stock. The tax basis generally is the fair market value of the common stock on the date of exercise of the stock appreciation right or performances share award.

     Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the LTIP will vary depending on the specific terms of such award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, the applicable holding period and the participant's tax basis.

     Income Tax Rates on Capital Gain and Ordinary Income. Under current tax law, short-term capital gain and ordinary income will be taxable at a maximum
federal rate of      %. Phaseouts of personal exemptions and reductions of
allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income generally will also be subject to the Medicare tax and, under certain circumstances, a social security tax. On the other hand, long-term capital gain will be taxable at a maximum federal rate of 20%.

     Non-United States Taxpayers. If the participant is subject to the tax laws of any country other than the United States, the participant should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the LTIP.

  LTIP BENEFITS

     The LTIP will provide our directors, officers and employees with certain benefits, as described above and in the chart below. At the closing of this offering, the following persons will receive the following benefits:

                               NEW PLAN BENEFITS
                            LONG-TERM INCENTIVE PLAN


                                                                                        NUMBER OF
                                                           NUMBER OF SHARES OF      SHARES UNDERLYING
                                                            RESTRICTED STOCK;      PERFORMANCE OPTIONS;
NAME AND POSITION                                            DOLLAR VALUE($)          EXERCISE PRICE
-----------------                                          -------------------   ------------------------
Travis Reid, President and Chief Executive Officer......       /                      /
John J. Walker, Senior Vice President, Chief Financial
  Officer and Treasurer.................................       /
                                                               /
Executive officers as a group (    persons).............       /                      /
Directors who are not executive officers as a group
  (    persons).........................................
All other employees (more than     persons).............       /                      /



This table assumes an initial public offering price of $     per share. The
exercise price of the options will be equal to the initial public offering price; the number of shares subject to awards will vary based upon the initial offering price.



     Each option we grant at the closing of this offering will have a ten-year term and will vest if the share price targets are met during the specified periods, as follows:



          PERIOD*                    SHARE PRICE TARGET                VESTING SCHEDULE
          -------                    ------------------                ----------------
From grant date to the first  Share price in excess of 110% of               20%
 anniversary of grant date     initial public offering price
From the first to the second  Share price in excess of 121% of     20% plus any non-vested
 anniversary of grant date     initial public offering price    performance options from prior
                                                                            years
From the second to the third  Share price in excess of 133.1%      20% plus any non-vested
 anniversary of grant date    of initial public offering price  performance options from prior years
From the third to the fourth  Share price in excess of 146.4%      20% plus any non-vested
 anniversary of grant date    of initial public offering price  performance options from prior years
From the fourth to the fifth  Share price in excess of 161.05%     20% plus any non-vested
 anniversary of grant date    of initial public offering price  performance options from prior years


---------------


* The period is from the day after the first specified date, through and including the immediately following anniversary date.



CASH BONUS PLAN



     We have adopted a cash bonus plan that provides our executives the opportunity to earn a cash bonus if, and to the extent, specified performance goals for a performance period are met or achieved. For calendar year 2003, the performance goals for Messrs. Reid and Walker will be based on EBITDA targets for us. Under awards we will make concurrently with the closing of this offering, Messrs. Reid and Walker will have the opportunity to earn cash bonuses
for 2003 up to a maximum of    % and    %, respectively, of their base salaries.

RETENTION PAYMENTS


     Pursuant to our plan of reorganization, we paid retention bonuses to approximately 140 of our employees upon our emergence from bankruptcy in March 2002. The bonus amounts were a specified percentage of salary. Messrs. Ruisi, Reid, Shugrue, McBride and Walker received bonus payments of $500,250, $351,779, $362,332, $245,874 and $250,489, respectively, which amounts are reflected in the Summary Compensation Table.


SAVINGS PLAN

     We have a defined contribution profit sharing and savings plan under which we contribute an amount equal to 50% of an employee's contribution, up to a maximum of 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit), but this amount is not eligible for matching contributions by us. The savings plan also provides for special profit sharing contributions, the annual amount of which is determined in our discretion. See "--Executive Compensation--Summary Compensation Table" for the amounts contributed to our savings plan as matching contributions in respect of our named executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REORGANIZATION

     As of the effective date of our plan of reorganization, Onex and OCM Cinema held, in the aggregate, $343.9 million in claims in respect of our pre-petition senior revolving credit agreement, and OCM Cinema held $177.3 million principal amount of our senior subordinated notes. Pursuant to our plan of reorganization, in consideration for Onex's and OCM Cinema's contribution to us of $35.0 million in cash to partially fund our distribution to holders of certain U.S. general unsecured claims and the settlement of $300.0 million in claims held by them in respect of our pre-petition senior revolving credit agreement, we issued to Onex and OCM Cinema 100% of our new common stock. See note 3 to our consolidated financial statements for additional information concerning our settlement of claims and issuance of new common stock.

     All of our term debt, which totaled $427.4 million as of August 31, 2002, will be repaid at the closing of this offering. Onex and certain affiliates of OCM Cinema hold $25.7 million and $9.7 million, respectively, of our term debt, which we issued to them pursuant to our plan of reorganization in exchange for the remaining pre-petition senior revolving credit held by them. The senior subordinated notes held by OCM Cinema constitute part of our U.S. general unsecured claims and, to the extent it has not previously transferred its claim, OCM Cinema will be entitled to a distribution from the U.S. settlement pool on account of these notes.

     We have agreed to issue to OCM Cinema warrants to purchase a total of [2,302] shares of class A common stock at an exercise price of $[5,025] per share. See "Description of Capital Stock--Options and Warrants" and "--Stockholders Agreement."

     As used in this section, our references to OCM Cinema include OCM Cinema and certain of its affiliates.

ACQUISITIONS OF GRUPO CINEMEX AND INTERESTS IN LOEKS-STAR THEATRES AND MEGABOX CINEPLEX

     On June 19, 2002, an Onex subsidiary and OCM Cinema acquired Grupo Cinemex, which operates Cinemex Theatres, the Mexico City metropolitan area's largest theatre exhibition company, for $223.9 million and the assumption of $71.3 million of debt.

     On April 2, 2002, an Onex subsidiary and OCM Cinema purchased, through a subsidiary wholly owned by them in proportion to their respective indirect ownership of our company at that time, a 49% partnership interest in Loeks-Star Theatres from our partner, Loeks & Loeks Entertainment, Inc., for $38.3 million in cash, and agreed to acquire the remaining 1% interest of our partner not later than May 1, 2003 for $800,000. We have owned the remaining 50% partnership interest in Loeks-Star Theatres since its formation.

     Concurrently with or prior to the closing of this offering:


     - the entities that own the Grupo Cinemex stock (or their parent) will be merged with Loews subsidiaries and Onex and OCM Cinema will
           receive in the merger                shares of our class B common
           stock and                shares of our class A common stock,
           respectively; the number of shares we issue will be determined by the total purchase price Onex and OCM Cinema paid for Grupo Cinemex, after giving effect to the redemption described above, divided by the equity value at the time of the reorganization of $[3,350] per share; and


     - the entity that owns the 49% interest in Loeks-Star Theatres will be merged with a Loews subsidiary and Onex and OCM Cinema will receive
           in the merger                shares of our class B common stock and
                          shares of our class A common stock, respectively; the number of shares we issue will be determined by the total purchase price Onex and OCM Cinema paid for their Loeks-Star Theatres interest, divided by the equity value at the time of the reorganization of $[3,350] per share.

     Concurrently with the refinancing of its existing credit facility, Grupo Cinemex will repay a portion of Onex's and OCM Cinema's loans to Grupo Cinemex,
in the amount of approximately $     million and $     million, respectively.


     The equity value at the time of the reorganization was $335.0 million, consisting of $300.0 million of pre-petition credit agreement claims held by Onex and OCM Cinema (or its affiliates) and their contribution of cash in the amount of $35.0 million.


     On June 20, 2002, in connection with the acquisition of Grupo Cinemex by Onex and OCM Cinema, Cinemex LLC, a subsidiary of Onex and OCM Cinema, loaned Grupo Cinemex $29.6 million for the payment of a special cash bonus to Grupo Cinemex's employees, the redemption of its preferred stock and the payment of a dividend on its redeemable preferred stock. The repayment of this loan will be subordinated in right of payment to the new Grupo Cinemex senior secured term loan to be entered into concurrently with or prior to this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Facilities--New Grupo Cinemex Senior Secured Credit Facility."


     As a result of the foregoing, Grupo Cinemex and Loeks-Star Theatres will become our wholly owned subsidiaries, excluding an approximately 2% interest in Grupo Cinemex to be purchased by its chief executive officer, described below, and giving effect to our agreement to purchase the remaining 1% interest in Loeks-Star Theatres not later than May 1, 2003.


     Gerald W. Schwartz and Anthony Munk, members of our board of directors, hold approximately 6.0% and 0.6% economic interests, respectively, in the Onex subsidiaries that own interests in Grupo Cinemex and Loeks-Star Theatres. As a result of the merger transactions described above pursuant to which Onex will receive shares of our class B common stock, Messrs. Schwartz and Munk will
acquire beneficial ownership of               and        shares, respectively,
of our class B common stock.


     On July 24, 2002, we issued and sold to Onex and OCM Cinema [3,588] shares of class B common stock and [2,559] shares of class A common stock, respectively, for a purchase price of $[3,350] per share, which is equal to the equity value per share at the time of the reorganization. We used the proceeds of these stock purchases, totaling $20.6 million, to acquire an additional 25.4% interest in Megabox Cineplex.

MINORITY INTEREST IN GRUPO CINEMEX

     In connection with Onex's and OCM Cinema's purchase of Grupo Cinemex, Onex, Grupo Cinemex and Miguel Angel Davila, Grupo Cinemex's chief executive officer, entered into a binding term sheet that provides for a five-year employment term and Mr. Davila's agreement to purchase up to approximately 2% of Grupo Cinemex's capital stock at a per share purchase price equal to the price Onex and OCM Cinema paid for their equity. Mr. Davila may elect to invest from 35% to 40% of the proceeds he receives from his sale of Grupo Cinemex stock. The exact percentage of Grupo Cinemex capital stock Mr. Davila elects to purchase will be set forth in the definitive agreements referred to below. Grupo Cinemex will also grant Mr. Davila options to purchase a number of shares equal to three times the number of shares Mr. Davila elects to purchase, at the same per share price. These options will vest based on the operating performance of Grupo Cinemex, up to a maximum of 20% per year, subject to acceleration on Mr. Davila's death or disability. If Mr. Davila's employment is terminated, by him or by us, within five years, or at any time for cause, we are obligated to repurchase his Grupo Cinemex stock at specified prices based on the date and reason for termination, up to a maximum price equal to fair market value (as defined). Mr. Davila is entitled to participate on a proportionate basis in any sale by us of Grupo Cinemex and can require us to repurchase his Grupo Cinemex stock at a price equal to the then fair market value at any time after this five-year period, as well as upon a change in control of Grupo Cinemex and, as to a proportionate share of his Grupo Cinemex stock, when Onex sells any of our common stock in a public offering or otherwise. Mr. Davila has not indicated his intention to require such a repurchase. The purchase price for Mr. Davila's stock upon a change in control or Onex common stock sale is based upon the transaction price. If we are unable to repurchase Mr. Davila's Grupo Cinemex stock as required, Onex is required to purchase the stock. While Mr. Davila owns Grupo Cinemex stock, he will serve on the Grupo Cinemex board of directors and have the benefit of certain minority protective provisions, including the requirement that related party transactions be effected on an arm's-length basis, protection against guarantees by Grupo Cinemex of obligations of other persons (including Loews and its other affiliates), and a Grupo Cinemex borrowing limit of 3.75x EBITDA. If Grupo Cinemex and Mr. Davila do not agree to definitive documentation, they are entitled to submit their respective versions of the disputed portions of the documentation to an arbitrator to determine which version best reflects the agreed-upon terms.


     We are also in discussions with another senior executive of Grupo Cinemex about his purchase of approximately 0.5% of Grupo Cinemex's capital stock at a per share purchase price equal to the price Onex and OCM Cinema paid for their equity, and Grupo Cinemex's grant to him of options to purchase an additional 1% of Grupo Cinemex's capital stock at the same per share price. We do not expect that the terms for this sale and option grant or the other terms of his employment will be more favorable to the officer than those with Mr. Davila.

ONEX ADVISORY FEE

     We are paying to Onex at the closing of this offering an advisory fee of $5.0 million for its investment banking and advisory services in connection with our acquisitions of Grupo Cinemex and the 49% interest in Loeks-Star Theatres we do not own currently. We have accrued the full amount as of August 31, 2002.

RECENT SALES OF CLASS A COMMON STOCK


     On November 21, 2002, we sold to Allen Karp, non-executive chairman of Cineplex Odeon, and to Messrs. Douglas and McCoy, recently elected members of our board of directors, [59.7], [298.5] and [298.5] shares, respectively, of our class A common stock, for an aggregate purchase price of $200,000, $1,000,000
and $1,000,000, respectively. On        , 2002, we sold to Messrs. Carpenter and
Reardon, recently elected members of our board of directors, [298.5] and [29.9] shares, respectively, of our class A common stock for an aggregate purchase price of $1,000,000 and $100,000, respectively. The purchase price in each transaction was $[3,350] per share, the equity value per share at the time of the reorganization. Each of these stockholders is party to an agreement that restricts his ability to transfer the class A common stock he purchased. These agreements will terminate concurrently with the closing of this offering.



OTHER INTERESTS AND TRANSACTIONS



     We have exhibited films produced by Phoenix Pictures, Inc. in the past, and we expect to continue to do so in the future. Phoenix produces feature-length film entertainment for general distribution and new visual media channels. Our payments to Phoenix are based on negotiated rates and other terms that we believe are on an arm's-length basis. Onex owns approximately a 21% economic and voting interest in Phoenix, and Gerald W. Schwartz, who is a member of our board of directors, is also on the board of directors of Phoenix.


     Onex owns an approximately 73% economic interest and an approximately 79% voting interest in Galaxy Entertainment Inc. and Gerald W. Schwartz and Anthony Munk, members of our board of directors, are also on the board of directors of Galaxy. Galaxy owns and operates modern megaplex theatres in small- and medium-sized markets in Canada. As of June 30, 2002, Galaxy had 118 screens in 14 theatres.


     As a result of the change in control of Cineplex Odeon that occurred when Loews Theatres was combined with that company in May 1998, Allen Karp, then president and chief executive officer of Cineplex Odeon, was entitled under his employment arrangements to a $2.8 million bonus. Pursuant to an August 1999 employment agreement with Mr. Karp, we agreed to increase the $2.8 million bonus amount to $3.8 million and defer its payment until December 2002 (or, if his employment was earlier terminated, a pro-rated amount between the $2.8 million, which was not previously paid, and $3.8 million). On February 28, 2002, we entered into a new employment agreement with Mr. Karp, pursuant to which he now serves as non-executive chairman of Cineplex Odeon, and agreed to pay Mr. Karp, rather than the $3.8 million bonus, a Cdn$5.2 million bonus (approximately $3.3 million) in January 2003. We have accrued $3.3 million as a current obligation on our August 31, 2002 balance sheet to reflect this obligation. Separately, we agreed that Mr. Karp could exchange a portion of the bonus payable to him in January 2003, and arising from arrangements we made in connection with our reorganization, for shares of our class A common stock, valued at the [$3,350] per share equity value of our common stock at the time of the reorganization. Mr. Karp elected to purchase [59.7] shares of our class A common stock for an aggregate purchase price of $200,000, which shares were issued on November 21, 2002.


     Pursuant to an August 1999 employment agreement, we loaned Mr. Karp $425,000 on September 7, 1999, which accrued interest at 8 7/8% per year. On March 6, 2002, in connection with the renegotiation of Mr. Karp's employment arrangements, we forgave this loan and accrued interest.


     Mr. Carpenter is an executive officer of Citigroup Global Investments, a business of Citigroup Inc., which is the ultimate parent company of Salomon Smith Barney Inc., one of the underwriters in this offering and one of the
initial purchasers in our subsidiary's offering of   % senior subordinated notes
due 20  .



     For their services as members of the board, directors who are not officers or employees of our company or Onex or OCM Cinema receive an annual retainer fee of $30,000 and a fee of $1,500 for each meeting attended. We are granting to each of these directors at the closing of this offering performance options to purchase 25,000 shares of class A common stock at the initial public offering price, and we currently expect that we will grant to each of these directors an option to purchase 5,000 shares of class A common stock on each anniversary of his election to our board. See "Management--Long-Term Incentive Plan--Types of Awards."


AGREEMENTS WITH FORMER STOCKHOLDERS

     We have exhibited films distributed by Sony Pictures Entertainment Inc. in the past, and expect to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that we believe are on an arm's-length basis. At February 28, 2001 and 2002, we owed Sony Pictures and affiliates $10.9 million and $6.1 million, respectively, under film licensing agreements. Additionally, we lease a theatre property from an affiliate of Sony Corporation of America. Total occupancy related payments during fiscal years 2001 and 2002 were $4.7 million and $4.0 million, respectively. Sony Pictures was a stockholder of our company until we emerged from bankruptcy.

     We have exhibited films distributed by Universal Studios, Inc. in the past, and expect to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that we believe are on an arm's-length basis. At February 28, 2001 and February 28, 2002, we owed Universal $1.0 million and $5.5 million, respectively, under film licensing agreements. On June 28, 2001, Universal and a Universal affiliate, Universal Studios International BV, sold shares of our common stock to Goldman, Sachs & Co. All of the shares were sold for an aggregate purchase price of $1.00. Following the sales, Universal and its affiliates ceased to own any shares of our common stock.

     We have entered into several transactions with affiliates of Millennium Development, an affiliate of MDP Ventures II LLC, and negotiations are ongoing with respect to other transactions. We lease real property in New York from an affiliate of Millennium. Total occupancy related payments to Millennium with respect to this property during fiscal years 2001 and 2002 were $5.3 million and $3.9 million, respectively. In December 2000, we entered into an agreement with an affiliate of Millennium to restructure a lease entered into by one of its subsidiaries concerning a property in Boston, Massachusetts. Under the terms of the revised agreement, aggregate base lease payments are $3.8 million per year plus percentage rent payments based on the performance of the theatre. Total occupancy-related payments to Millennium with respect to this property, which opened during fiscal year 2002, were $2.9 million. Loeks-Star Theatres and an affiliate of Millennium each holds a 50% interest in Star Southfield Center, LLC, which leases real property in Michigan to Loeks-Star Theatres. Total rental related payments to Star Southfield Center, LLC under this lease for fiscal years 2001 and 2002 were $2.8 million. Millennium was a stockholder of our company until we emerged from bankruptcy.

STOCKHOLDERS AGREEMENT AND REGISTRATION AGREEMENT

     In March 2002, we entered into a stockholders agreement and a registration agreement with an Onex subsidiary and OCM Cinema. For a description, see "Description of Capital Stock--Stockholders Agreement" and "Description of Capital Stock--Registration Rights."

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with each of our directors and executive officers. We have agreed to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as an agent for Loews or any subsidiary, except to the extent any claim arises from conduct that was not in good faith or in a manner reasonably believed to be in, or not opposed to, our best interests or, with respect to any criminal action or proceeding, there was reasonable cause to believe such conduct was unlawful.

SIGNIFICANT PARTNERSHIPS


     Magic Johnson Theatres, U.S. In March 1994, Sony Pictures Entertainment and Johnson Development Corporation, an urban developer headed by Earvin "Magic" Johnson, formed the Magic Johnson Theatres partnership. We acquired the Sony Pictures Entertainment interest in May 1998 in connection with the combination of Loews Theatres and Cineplex Odeon. We and Johnson each have a 50% interest in the partnership and we have equal representation on the partnership's management committee, which must approve all major partnership decisions. Accordingly, neither partner controls the decision-making of the partnership and each partner can veto any major decision or transaction, including the development or major renovation of a theatre, partnership borrowings and the sale of assets. We manage the day-to-day operations of the Magic Johnson Theatres, with the authority to, among other things, hire and terminate employees, book films and maintain the partnership's books and records. We receive an annual management fee of approximately 5% of total operating revenues of the partnership. Following the initial capital contributions by the partners, the partnership has been funded entirely by us through loans and advances to the partnership. In addition, as of August 31, 2002, we have guaranteed $87.9 million of future minimum lease payments under theatre leases of Magic Johnson Theatres that expire between 2005 and 2030. As of August 31, 2002, we also have a $4.0 million standby letter of credit issued under our credit facility to support our commitment with respect to one of the theatre leases. Magic Johnson Theatres' cash flow from operations has been: 2000--$(127,000); 2001--$(2.9) million; 2002--$(2.3) million; six months ended August 31, 2001--$(221,000); and six months ended August 31, 2002--$(237,000).


     Yelmo Cineplex, Spain. In June 1998, we formed the Yelmo Cineplex partnership in Spain with Ricardo Evole Martil, a leading local film exhibitor with an established presence in the Spanish market. At that time, Mr. Evole owned or operated 13 theatres in Spain with 108 screens, which became assets of Yelmo Cineplex. We and Mr. Evole each own a 50% interest in the partnership and we have equal representation on its board of directors. Although the day-to-day affairs of Yelmo Cineplex are run by the President and Chief Executive Officer, major decisions are subject to board approval. Accordingly, either partner can veto any material decision or transaction, including the development or major renovation of a theatre, partnership borrowings and the sale of assets.

     Megabox Cineplex, South Korea. We formed our South Korean partnership, Megabox Cineplex, in November 1999 with Daewoo Corporation, a major multinational corporation, which subsequently transferred its partnership interest to a subsidiary of the Orion Group, a leading confectionery and entertainment company in Korea. We held a 24.6% interest in this partnership until July 31, 2002, when we increased our interest to 50%. We and our partner each have the right to elect one-half of the Megabox Cineplex board of directors, and the board must authorize all of the major decisions of the representative director, who oversees the daily operations of the company. Accordingly, neither partner controls the decision-making of the partnership and each partner can veto any material decision or transaction, including the development or major renovation of a theatre, partnership borrowings and the sale of assets.

     Our initial capital contributions have been satisfied as to each of the partnerships and no partner is subject to any further mandatory contributions.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock by (1) each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock,
(2) each of our directors, (3) each of the executive officers named in the Summary Compensation Table under "Management--Executive Compensation" and (4) all of our executive officers and directors as a group.

     Percentage ownership calculations are based on           shares of class A
common stock and class B common stock to be outstanding immediately prior to the closing of this offering. Unless otherwise indicated, the address of the named entities or individuals is c/o Loews Cineplex Entertainment Corporation, 711 Fifth Avenue, New York, New York 10022.


     At August 31, 2002, Onex American Holdings LLC, an affiliate of Onex, was the record owner of [56,981.5871] shares of our class B common stock, certain other affiliates of Onex and co-investors (primarily individuals who participate in certain management investment plans of Onex) were the record owners of [6,606.4129] shares of our class B common stock and OCM Cinema was the record owner of all of our class A common stock.


                                                   CLASS A COMMON STOCK
                                   ----------------------------------------------------
                                                                 PERCENT OF CLASS
                                     NO. OF SHARES         ----------------------------
                                      BENEFICIALLY         PRIOR TO THE   FOLLOWING THE
NAME OF BENEFICIAL OWNER(2)              OWNED               OFFERING      OFFERING(3)
---------------------------        ------------------      ------------   -------------
Onex Corporation(4)..............        [63,588](5)(6)(7)       59.5%
OCM Cinema Holdings, LLC(8)......        [42,559](6)(7)(8)       39.9%
DIRECTORS
Harry M. Brittenham..............             --                   --             --
Michael A. Carpenter.............
Michael K. Douglas...............         [298.5]                   *              *
Bruce A. Karsh(9)................        [42,559](6)(7)          39.9%
John Bonnett McCoy...............         [298.5]                   *              *
Anthony Munk(10).................                                   *
David Barry Reardon..............
Gerald W. Schwartz(4)(11)........        [63,588]                59.5%
EXECUTIVE OFFICERS
Travis Reid......................             --                   --              *
John C. McBride, Jr.(12).........             --                   --             --
John J. Walker...................             --                   --              *
Executive officers and directors
 as a group (11 persons).........       [106,744]                99.9%

                                                CLASS B COMMON STOCK
                                   -----------------------------------------------
                                                            PERCENT OF CLASS
                                   NO. OF SHARES      ----------------------------
                                   BENEFICIALLY       PRIOR TO THE   FOLLOWING THE
NAME OF BENEFICIAL OWNER(2)            OWNED            OFFERING       OFFERING
---------------------------        -------------      ------------   -------------
Onex Corporation(4)..............     [63,588](6)(7)      100%            100%
OCM Cinema Holdings, LLC(8)......          --              --              --
DIRECTORS
Harry M. Brittenham..............          --              --              --
Michael A. Carpenter.............
Michael K. Douglas...............          --              --              --
Bruce A. Karsh(9)................          --              --              --
John Bonnett McCoy...............          --              --              --
Anthony Munk(10).................           *               *               *
David Barry Reardon..............
Gerald W. Schwartz(4)(11)........     [63,588]            100%            100%
EXECUTIVE OFFICERS
Travis Reid......................          --              --              --
John C. McBride, Jr.(12).........          --              --              --
John J. Walker...................          --              --              --
Executive officers and directors
 as a group (11 persons).........     [63,588]            100%            100%


                                    PERCENT OF VOTING POWER(1)
                                   ----------------------------
                                   PRIOR TO THE   FOLLOWING THE
NAME OF BENEFICIAL OWNER(2)          OFFERING      OFFERING(3)
---------------------------        ------------   -------------
Onex Corporation(4)..............        93.6%
OCM Cinema Holdings, LLC(8)......         6.3%
DIRECTORS
Harry M. Brittenham..............          --             --
Michael A. Carpenter.............
Michael K. Douglas...............           *              *
Bruce A. Karsh(9)................         6.3%
John Bonnett McCoy...............           *              *
Anthony Munk(10).................           *              *
David Barry Reardon..............
Gerald W. Schwartz(4)(11)........        93.6%
EXECUTIVE OFFICERS
Travis Reid......................          --              *
John C. McBride, Jr.(12).........          --              *
John J. Walker...................          --              *
Executive officers and directors
 as a group (11 persons).........        99.9%


------------

  *  Less than 1%.

 (1) Each share of class A common stock (and, through the special voting stock issued to the trustee as described under "Description of Capital Stock--Loews Canada Share Capital," each exchangeable share) has one vote and each share of class B common stock has 10 votes on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of class A common stock and class B common stock held by the beneficial owner.

 (2) Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. As used in this table, "beneficial ownership" means sole or shared power to vote or direct the voting of the security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct a disposition, of a security). A person is deemed at any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days of such date. More than one person may be deemed to have beneficial ownership of the same securities.
 (3) Assumes no exercise of the underwriters' over-allotment options. Assumes issuance of shares of our class A common stock upon exchange of the exchangeable shares.

 (4) The address of each such stockholder is c/o Onex Corporation, 161 Bay Street, Toronto, Ontario M5J 2S1, Canada. Onex Corporation holds its shares of our common stock through its wholly owned subsidiary, Onex American Holdings LLC. Includes [6,606.4129] shares of our class B common stock held by affiliates of Onex, certain other Onex-controlled entities for the benefit of employees subject to certain management investment plans and co-investors (primarily individuals who participate in certain management investment plans of Onex who have given Onex American Holdings powers of attorney to vote such shares).



      Gerald W. Schwartz, a member of our board of directors, controls Onex through his ownership of shares with a majority of the voting rights attaching to all shares of Onex. Accordingly, Mr. Schwartz may be deemed to be the beneficial owner of our common stock beneficially owned by Onex. Of these Onex shares, Mr. Schwartz has an indirect interest in [3,934.8707] shares of our class B common stock pursuant to certain management investment plans of Onex.


 (5) Represents [63,588] shares of our class A common stock which we would be required to issue if Onex's subsidiary elects to convert the [63,588] shares of our class B common stock it owns. Each share of our class B common stock may be converted at the option of the holder into one share of our class A common stock at any time and from time to time.

 (6) As described under "Certain Relationships and Related Transactions--Acquisitions of Grupo Cinemex and Interests in Loeks-Star Theatres and Megabox Cineplex," concurrently with the closing of this offering, we will acquire from Onex and OCM Cinema Grupo Cinemex and the 49% of Loeks-Star Theatres that we did not previously own. In connection
      with these acquisitions, we will issue         shares of our class B
      common stock to Onex and         shares of our class A common stock to OCM
      Cinema. In addition, we issued to Onex and OCM Cinema an aggregate of [3,588] shares of class B common stock and [2,559] shares of class A common stock, respectively, in July 2002 to fund our purchase of an additional 25.4% interest in Megabox Cineplex. The number of shares presented in this table for Onex and OCM Cinema includes these additional shares, as well as any shares of our class A common stock which we may be required to issue to Onex upon conversion of these additional shares of our class B common stock.

 (7) The information presented in this table for Onex and OCM Cinema does not give effect to the share transfers or the issuance of warrants which may occur under the arrangements between Onex and OCM Cinema described under "Description of Capital Stock--Stockholders Agreement."
 (8) These shares are held directly by OCM Cinema Holdings, LLC, whose address is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Oaktree Capital is the manager of OCM Cinema. Although Oaktree Capital may be deemed to beneficially own these shares for purposes of the reporting requirements of the Securities Exchange Act of 1934 by virtue of its status as the manager of OCM Cinema, Oaktree Capital, a registered investment adviser under the Investment Advisers Act of 1940, disclaims any beneficial interest in these shares except to the extent of its pecuniary interest therein.

 (9) Bruce A. Karsh is a principal of Oaktree Capital and the portfolio manager of Oaktree Capital's Distressed Fund Group. To the extent Mr. Karsh participates in the decision to vote or dispose of the shares owned by OCM Cinema, he may be deemed to be the beneficial owner of the common stock beneficially owned by OCM Cinema. Mr. Karsh disclaims any beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Karsh's address is c/o Oaktree Capital, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.


(10)  Includes         shares of class B common stock owned by Onex in which Mr.
      Munk has an interest pursuant to certain management investment plans of Onex. Onex has the right to direct the vote of the shares owned by Mr. Munk. These shares are subject to certain vesting requirements. Mr. Munk's address is c/o Onex Investment Corp., 712 Fifth Avenue, New York, New York 10019.


(11) Gerald W. Schwartz controls Onex through his ownership of shares with a majority of the voting rights attaching to all shares of Onex. Accordingly, Mr. Schwartz may be deemed to be the beneficial owner of our common stock beneficially owned by Onex. In addition, Mr. Schwartz has an indirect interest in [3,934.8707] shares of class B common stock pursuant to certain management investment plans of Onex. These shares are subject to certain vesting requirements.


(12)  Effective December 13, 2002, Mr. McBride resigned his positions with us.

                          DESCRIPTION OF CAPITAL STOCK

     The following description summarizes the material terms of our capital stock and of the capital stock of Loews Canada. This information is subject in all respects to the applicable provisions of our certificate of incorporation and bylaws.

OVERVIEW

     At the time of this offering, our authorized capital stock will consist of:

     -               shares of class A common stock, par value $0.01 per share;

     -               shares of class B common stock, par value $0.01 per share;
           and

     -     one share of special voting stock, par value $0.01 per share.

     Of the authorized shares of class A common stock, we are offering shares pursuant to this offering, two of our Canadian subsidiaries are
offering           exchangeable shares, each exchangeable share being
exchangeable at any time into one share of our class A common stock, and the
selling stockholder is selling           shares of our class A common stock. On
the closing of this offering,           shares of class A common stock will be
outstanding, assuming the issuance of shares of class A common stock upon exchange of all exchangeable shares that will be outstanding after this offering. Of the authorized shares of class B common stock, on the closing of
this offering           shares will be outstanding and held by a subsidiary of
Onex. The share of special voting stock will be issued, on the closing of this offering, to the trustee for the benefit of the holders of the exchangeable shares. See "--Loews Canada Share Capital."

     The material terms and provisions of our certificate of incorporation affecting the relative rights of the class A common stock and the class B common stock are described below.

COMMON STOCK

     The class A common stock and the class B common stock will be identical in all respects, except with respect to voting and except that each share of class B common stock will convert into one share of class A common stock at the option of the holder and under certain specified circumstances. The class B common stock is convertible automatically into class A common stock upon a transfer of the holder's class B common stock, other than to transferees that are affiliates of Onex. Each holder of class A common stock will be entitled to one vote for each outstanding share of class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of class B common stock will be entitled to 10 votes for each outstanding share of class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote.

     Except as required by law, the class A common stock and the class B common stock will vote together on all matters. Subject to the dividend rights of holders of the special voting stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose and holders of common stock are entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution or winding up. No dividend can be declared on the class A or class B common stock unless at the same time an equal dividend is paid on each share of class A or class B common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class.

     Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of common stock are, and the shares of common stock offered in this offering will be, when issued and paid for, fully paid and nonassessable.

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LOEWS CANADA SHARE CAPITAL

     Each of the newly issued exchangeable shares will be exchangeable, at the option of the holder, at any time, for one share of our class A common stock. Holders of the exchangeable shares will be entitled to dividend and liquidation rights that are, as nearly as practicable, economically equivalent to those of holders of shares of our class A common stock. However, the exchangeable shares generally do not have any voting rights in respect of Loews Canada. Holders of exchangeable shares will have certain rights to receive class A common stock in the event of any liquidation, dissolution or winding-up of Loews Canada or Loews or any other distribution of the assets of Loews Canada or Loews for the purpose of winding-up our respective affairs.

     On closing of this offering, we will enter into a voting and exchange trust agreement and issue one share of Loews special voting stock to a trustee to be held for the benefit of the holders of exchangeable shares, other than companies with which we are affiliated. By furnishing instructions to the trustee, holders of exchangeable shares will be able to exercise essentially the same voting rights with respect to Loews as they would have if they had exchanged their exchangeable shares for shares of our class A common stock.

     Concurrently with the closing of this offering, we will also enter into a support agreement under which we will agree to maintain the economic equivalency of the exchangeable shares and the class A common stock by, among other things, not declaring and paying dividends on the class A common stock unless Loews Canada is able to declare and pay economically equivalent dividends on the exchangeable shares in accordance with the terms of those shares. Loews Canada may also declare stock dividends from time to time as necessary to maintain the one-for-one economic equivalence between the exchangeable shares and shares of our class A common stock. The exchangeable shares do not carry any other right to receive dividends from Loews Canada.

     The support agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction for the purpose of acquiring the class A common stock is proposed by Loews or is proposed to Loews or its stockholders and is recommended by the board of directors of Loews, or is otherwise effected or to be effected with the consent or approval of the board of directors of Loews, and the exchangeable shares are not otherwise redeemed by Loews Canada, Loews will use its reasonable efforts to enable and permit holders of exchangeable shares to participate in such an offer to the same extent and on an economically equivalent basis as the holders of our class A common stock. Without limiting the generality of the foregoing, Loews will use its reasonable efforts to ensure that holders of exchangeable shares may participate in all such offers without being required to exercise their right to retract their exchangeable shares or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the offer and only to the extent necessary to tender or deposit under the offer.

     The exchangeable shares are subject to adjustment or modification in the event of a stock split or other change to our capital structure so as to maintain the initial one-to-one relationship between the exchangeable shares and
our class A common stock. On or after           , 2017, subject to acceleration
in certain circumstances, the board of directors of Loews Canada may redeem all of the outstanding exchangeable shares by delivering to the holders one share of our class A common stock for each exchangeable share held.

     The exchangeable shares of Loews Canada that will be outstanding on closing of the concurrent offering may not be resold or otherwise transferred in the United States except pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act. The issuance of the shares of our class A common stock issuable upon the exercise of the exchange rights granted to the holders of the exchangeable shares of Loews Canada is registered by a prospectus included with the registration statement filed for this offering.

     Loews Canada was incorporated under the Business Corporations Act (Ontario) on August 2, 2002. Its head and registered office is located at 1303 Yonge Street, Toronto Ontario, Canada. ULC Callco, a wholly-owned subsidiary of Loews, owns all of the class A retractable common shares of Loews Canada. Loews Canada's only subsidiary is Cineplex Odeon Corporation. At the closing of this offering, Loews Canada will

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own common shares and preferred shares of Cineplex Odeon, which shares will entitle Loews Canada to more than 50% of the votes attaching to all shares of Cineplex Odeon.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     In addition, Onex's control of      % of the combined voting power of our
outstanding common stock could be deemed to have an anti-takeover effect.

OPTIONS AND WARRANTS

     Upon the closing of this offering, we will have outstanding under our
long-term incentive plan approximately      shares of restricted stock and
options to purchase a total of approximately      shares of class A common stock
with an exercise price equal to the initial public offering price per share.

     We have agreed to issue to OCM Cinema warrants to purchase a total of [2,302] shares of class A common stock at an exercise price of [$5,025] per share not more than 10 business days following our cash distribution to our U.S. general unsecured creditors pursuant to our plan of reorganization, including a distribution to OCM Cinema and certain of its affiliates in respect of the senior subordinated notes formerly held by them. Substantially simultaneously, Onex has the right to require OCM Cinema to sell to Onex the right to receive a warrant to purchase [727] shares of our class A common stock, in which event OCM Cinema's warrant will be correspondingly reduced. See "Description of Capital Stock--Stockholders Agreement."

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATIONS ON LIABILITY

     Our certificate of incorporation and bylaws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in our right or otherwise, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, and that such person will be indemnified and held harmless by us to the fullest extent authorized by, and subject to the conditions and procedures set forth in the DGCL, against all judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

     Our certificate of incorporation provides that none of the directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - the payment of unlawful dividends and unlawful repurchase or redemption of our capital stock prohibited by the DGCL; and

     - any transaction from which the director derived any improper personal benefits.

The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a

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director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care.

ADDITIONAL CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

  GENERAL

     Upon the closing of this offering, our certificate of incorporation and bylaws will contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the DGCL, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. These provisions could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

  BOARD OF DIRECTORS

     Our bylaws provide that our board of directors consist of one or more members and that it may be increased or decreased in accordance with the bylaws. Pursuant to our bylaws, the number of directors may be changed from time to time by action of the stockholders or by action of the board of directors within the limits set forth in the bylaws.

  FILLING OF BOARD VACANCIES; REMOVAL

     Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the stockholders may be filled by the affirmative vote of a majority of our directors then in office, or by a sole remaining director, or by a plurality of the votes cast by the holders of shares of capital stock entitled to vote in the election at a special meeting of stockholders called for that purpose. Each such director shall hold office until a successor is elected and qualified, or until the director's earlier death, resignation or removal.

  STOCKHOLDER ACTION BY WRITTEN CONSENT

     Any action required or permitted to be taken at an annual or special stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the stockholders entitled to take action without a meeting, and delivered to us in the manner prescribed by the DGCL.

  CALL OF SPECIAL MEETINGS

     Our bylaws provide that special meetings of the stockholders may be called only by the board of directors, our president, our secretary or the holders of our common stock having a majority of the voting power of all our outstanding class A common stock and class B common stock, collectively.

  DELAWARE "BUSINESS COMBINATION" STATUTE

     We have elected not to be subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the transaction is approved by the board of directors or another exception is available. A "business combination" includes mergers, asset sales and other transactions resulting in a

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financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute is intended to prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. By virtue of our decision to elect out of the statute's provisions, the statute does not apply to us, but we could elect to be subject to Section
203 in the future.

  AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Except where our board of directors is permitted by law or by our certificate of incorporation to act without any action by our stockholders, provisions of our certificate of incorporation may not be adopted, repealed, altered or amended, in whole or in part, without the approval of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class. The holders of the outstanding shares of a particular class of our capital stock are entitled to vote as a class upon any proposed amendment of our certificate of incorporation that would alter or change the relative powers, preferences or participating, optional or other special rights of the shares of such class so as to affect them adversely vis-a-vis the holders of any other class. Our bylaws may be amended or repealed and new bylaws may be adopted by a vote of the holders of a majority of the voting power of our common stock or, except to the extent relating to stockholders meetings and stockholder action by written consent, by the board of directors. Any bylaws adopted or amended by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.

STOCKHOLDERS AGREEMENT

     On March 21, 2002, we entered into a stockholders agreement with an Onex subsidiary and OCM Cinema. That agreement will terminate concurrently with the closing of this offering, with the exception of the following:

     - during the 45-day period beginning on the first anniversary of the effective date of the stockholders agreement, OCM Cinema and its affiliates will have the right to require Onex and its affiliates to purchase an aggregate of [40,000] shares of our common stock owned by OCM Cinema and its affiliates at a price equal to $[2,345] per share;

     - during the 45-day period beginning on the third and fifth anniversaries of the effective date of the stockholders agreement, OCM Cinema and its affiliates will have the right to require Onex and its affiliates to purchase an aggregate of up to 100% of the shares of our common stock then owned by OCM Cinema and its affiliates at a price fixed by a formula set forth in the stockholders agreement;

     - on the date that Onex and its affiliates own, in the aggregate, a number of shares of our common stock that is less than the number of shares of our common stock owned by OCM Cinema and its affiliates, Onex and its affiliates are required to convert their shares of class B common stock into shares of class A common stock on a one-for-one basis; and

     - Onex and its affiliates are required to convert their shares of class B common stock into shares of class A common stock prior to any transfer of those shares other than a transfer to Onex or certain of its affiliates, unless at the time of transfer OCM Cinema and its affiliates cease to own at least 10% of our outstanding shares.

     Onex and OCM Cinema have also agreed that, following the date on which OCM Cinema and its affiliates receive a cash distribution under our plan of reorganization in respect of the senior subordinated notes held by them, and after giving effect to required concurrent transfers by OCM Cinema to Onex:

     - Onex is required to sell to OCM Cinema [2,634] shares of our class A common stock for a formula purchase price;

     - we will issue a warrant to OCM Cinema to purchase [1,575] shares of our class A common stock at an exercise price of $[5,025] per share; and

     - we will issue to Onex a warrant to purchase [727] shares of our class A common stock at an exercise price of $[5,025] per share.

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REGISTRATION RIGHTS

     We entered into a registration agreement with Onex and OCM Cinema in March 2002. Under the registration agreement, after the six-month period following this offering, Onex and OCM Cinema, subject to a number of conditions and limitations, may each require us to file two long-form registration statements under the Securities Act to register the sale of shares of our common stock held by them. In addition, each of Onex and OCM Cinema may require us to file an unlimited number of short-form registration statements under the Securities Act, provided that the securities to be sold under such short-form registration statements have, in the aggregate, a reasonably anticipated offering price of at least $5.0 million. The registration agreement also provides, subject to a number of conditions and limitations, that Onex and OCM Cinema have piggy-back registration rights in connection with registered offerings of our shares. Under the registration agreement, we will be required to pay all registration expenses, with a limited exception for the registration expenses that the selling stockholder will pay under certain circumstances. In addition, we are required to indemnify Onex and OCM Cinema, and their respective officers, directors and employees, as applicable, and they in turn are required to indemnify us with respect to any written information they provide to us, against certain liabilities in respect of any registration statement or offering covered by that registration agreement.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer and Trust Company will serve as our transfer agent and registrar for our class A common stock. The transfer agent's address is 59 Maiden Lane, New York, New York 10038 and the telephone number is (212) 936-5100.

LISTING

     We have applied to list our class A common stock on the New York Stock Exchange under the symbol "LWC."

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      MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     This is a general description of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our common stock if you are a beneficial owner of shares other than:

     -     a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision of the United States;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

     - a trust that existed on August 20, 1996, was treated as a U.S. person on August 19, 1996, and elected to be treated as a U.S. person.

     This description does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States income tax laws such as a:

     -     controlled foreign corporation;

     -     passive foreign investment company;

     -     foreign personal holding company;

     -     company that accumulates earnings to avoid U.S. federal income tax;

     -     foreign tax-exempt organization;

     -     financial institution;

     -     broker or dealer in securities; or

     -     former U.S. citizen or resident.

     This description does not discuss any aspect of state, local or non-United States taxation. This description is based on current provisions of the Internal Revenue Code, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This description is not intended as tax advice.

     We urge prospective non-United States stockholders to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

DIVIDENDS

     In general, any distributions we make to you with respect to your shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax on the gross amount at the rate of 30%, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Internal Revenue Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of our common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of our common stock.

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     Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you, generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30.0%, or a lower rate specified by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

SALE OR OTHER DISPOSITION OF OUR COMMON STOCK

     You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

     - the gain is effectively connected with your conduct of a trade or business within the United States and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain;

     - you are an individual, you hold your shares of our common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

     - we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes (which we believe we are not) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of our common stock, more than 5.0% of our class A common stock.

     Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax, as discussed above, also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30.0% on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of our common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

     The United States imposes a backup withholding tax (currently at the rate of 30%, but subject to future adjustment) on dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption.

     Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of our common stock through a U.S. broker or the United States office of a foreign

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broker, the broker will be required to report to the IRS the amount of proceeds paid to you and also withhold backup withholding taxes unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption. Information reporting but not backup withholding, if the appropriate certification is not provided, also applies if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States.

     Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

ESTATE TAX

     Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal tax purposes, of the United States at the time of his or her death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

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                        SHARES ELIGIBLE FOR FUTURE SALE

     All of the shares of our class A common stock sold in this offering, including the shares of class A common stock issuable upon exchange of the exchangeable shares, will be freely tradeable without restriction under the Securities Act, except for any shares which may be acquired by an affiliate, as such term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with us and may include our directors and officers as well as significant stockholders. Persons who are affiliates will be permitted to sell the shares of common stock that are issued in this offering through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

     The shares of our common stock that are deemed "restricted securities", as defined in Rule 144, may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144. We and our executive officers and directors have agreed not to offer or sell any shares of our class A common stock, subject to exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of our underwriters. The underwriters may release all or a portion of the shares subject to these agreements at any time without prior public notice.

     In general, under Rule 144, a person who has received shares of our common stock prior to this offering, after beneficially owning such shares for at least one year, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of our class A common stock outstanding; or

     - the average weekly trading volume of our class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. There will be no such shares eligible for resale under Rule 144(k) upon the closing of this offering.

ONEX AND OCM CINEMA--RESTRICTED SECURITIES AND REGISTRATION RIGHTS

     In connection with our reorganization, Onex and OCM Cinema received 100% of our new common stock. Since our reorganization we have issued additional common stock to Onex and OCM Cinema in connection with their contribution of assets to us, and we have agreed to issue warrants to Onex and OCM Cinema to purchase shares of our class A common stock. See "Certain Relationships and Related Transactions." The shares of our common stock issued, and to be issued upon exercise of the warrants issuable to Onex and OCM Cinema, were, or will be, issued in transactions exempt from the registration requirements of the Securities Act, and are therefore restricted securities within the meaning of
Rule 144.                shares of class A common stock are being registered for
sale under this prospectus on behalf of OCM Cinema. The remaining shares of our common stock held by Onex and OCM Cinema may not be offered, sold, transferred or otherwise disposed of in the absence of registration under the Securities Act or an exemption therefrom, such as pursuant to Rule 144.

     In addition, Onex and OCM Cinema have registration rights for shares of our capital stock they hold. See "Description of Capital Stock--Registration Rights" and "Certain Relationships and Related Transactions."

     Onex and OCM Cinema have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the prior consent of the underwriters.

STOCK OPTIONS

     As soon as practicable after the closing of this offering, we intend to file a registration statement under the Securities Act on Form S-8 covering the shares of class A common stock reserved for issuance under our long-term incentive plan. Concurrently with the closing of this offering, we will issue or
grant under the plan approximately                shares of restricted stock and
options to purchase approximately                shares of class A common stock.
We expect to file the registration statement and have it become effective as soon as practicable after the effective date of this offering. Shares of class A common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements we describe above.

                                  UNDERWRITING

     Goldman, Sachs & Co. and Salomon Smith Barney Inc. are acting as joint bookrunning managers of the offering of class A common stock and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated the date hereof, each underwriter named below has severally agreed to purchase, and we and the selling stockholder have agreed to sell to such underwriter, the number of shares of class A common stock set forth opposite the name of such underwriter.

                                                               NUMBER OF
UNDERWRITERS                                                    SHARES
------------                                                  -----------
Goldman, Sachs & Co. .......................................
Salomon Smith Barney Inc. ..................................
Credit Suisse First Boston Corporation......................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................
                                                              -----------
     Total..................................................
                                                              -----------

     Pursuant to a separate underwriting agreement, RBC Capital Markets is acting as sole bookrunner of the concurrent offering of exchangeable shares. The offering of class A common stock and the concurrent offering of exchangeable shares will close at the same time.

     The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option to purchase class A common stock described below, if they purchase any of the shares. The obligations of the underwriters under the underwriting agreement are conditional and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated in certain stated circumstances and upon the occurrence of certain stated events.

     The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a
concession not in excess of $     per share of class A common stock. The
underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per share of class A common stock on sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

     We and the selling stockholder have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of class A common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering of class A common stock. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of class A common stock approximately proportionate to such underwriter's initial purchase commitment. In connection with the concurrent offering of exchangeable shares, our subsidiaries have granted to the
Canadian underwriters an option to purchase up to      additional exchangeable
shares on terms substantially similar to those governing the U.S. over-allotment option.

     The underwriters have informed us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered by them.

     Each underwriter has represented, warranted and agreed that:

     - it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and

     - it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom.

     The shares included in this offering may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of this offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

     In connection with this offering, we, the selling stockholder, our other stockholder and our directors, officers and certain other employees have agreed that, subject to certain limited exceptions, without the prior written consent of Goldman, Sachs & Co. and Salomon Smith Barney Inc., on behalf of the underwriters, we and they will not:

     (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for our common stock, or

     (b) enter into any swap or similar arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any such transaction described in clause (a) or (b) of this paragraph is to be settled by delivery of such shares of common stock or such other securities, in cash or otherwise, for a period of 180 days after the date of this prospectus. The restrictions described in this paragraph shall not apply to the shares to be sold in this offering, including any shares sold pursuant to the over-allotment option to purchase class A common stock described above.

     At our request, the underwriters have reserved approximately shares of our class A common stock for sale at the initial public offering price to certain of our directors, officers and employees. Any shares purchased by these individuals will be subject to the lock-up restrictions described in the preceding paragraph for a period of 180 days from the date of this prospectus.

     We have applied to list our class A common stock on the New York Stock Exchange under the symbol "LWC."

     The following tables show the underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholder in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of class A common stock.

                                                                      PAID BY US
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................       $              $
Total.......................................................       $              $

                                                                  PAID BY THE SELLING
                                                                      STOCKHOLDER
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................       $              $
Total.......................................................       $              $

     In connection with this offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchase of shares made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our shares, and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our shares. As a result, the price of our shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Because affiliates of the underwriters may receive more than 10% of the net proceeds from this offering, this offering is being conducted in accordance with Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. (the "NASD"). The rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as
defined by the NASD.           has served in that capacity and performed due
diligence investigations and reviewed and participated in the preparation of the
registration statement of which this prospectus forms a part.           will
receive $       from us as compensation for such role.

     We estimate that the total expenses of this offering, excluding
underwriting discounts and commissions, will be $               , which will be
paid by           .

     Each of the representatives have performed certain investment banking and advisory services for us and the selling stockholder from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us and the selling stockholder in the ordinary course of their business.

     We and the selling stockholder have each, severally, agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and our industry in general, our sales, earnings and certain other financial operating information in recent periods, and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the class A common stock will develop and continue after this offering.

                                 LEGAL MATTERS


     The validity of the shares to be issued in this offering will be passed upon for us by Kaye Scholer LLP, New York, New York and Goodmans LLP, Toronto, Ontario. Certain legal matters will be passed upon for us by Michael Politi, Esq., our corporate counsel. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.


                                    EXPERTS

     The consolidated financial statements of Loews Cineplex Entertainment Corporation as of February 28, 2001 and 2002 and for each of the three years in the period ended February 28, 2002 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph referring to our voluntary petition to reorganize and restructure obligations and our subsequent emergence from chapter 11 reorganization/CCAA restructuring of obligations as described in note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Grupo Cinemex, S.A. de C.V. as of December 31, 2001 and for the year then ended included in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement regarding this offering on Form S-1, including all amendments and supplements thereto with the Securities and Exchange Commission under the Securities Act. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may read and copy information omitted from this prospectus but contained in the registration statement at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also request copies of all or any portion of such material from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed electronically with the SEC are available at the SEC's World Wide Web site at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Loews Cineplex Entertainment Corporation, 711 Fifth Avenue, New York, New York 10022, (212) 833-6200.

                         INDEX TO FINANCIAL STATEMENTS


LCEC CORP.



  BALANCE SHEET.............................................        F-3
  Report of Independent Accountants.........................        F-4
  Balance Sheet as of October 21, 2002......................        F-5


LOEWS CINEPLEX ENTERTAINMENT CORPORATION


  CONSOLIDATED FINANCIAL STATEMENTS.........................        F-8
  Report of Independent Accountants.........................        F-9
  Consolidated Balance Sheet as of February 28, 2001 and
     2002...................................................       F-10
  Consolidated Statement of Operations for the years ended
  February 29, 2000 and February 28, 2001 and 2002..........       F-11
  Consolidated Statement of Changes in Stockholders' Equity
  for the years ended February 29, 2000 and February 28,
  2001 and 2002.............................................       F-12
  Consolidated Statement of Cash Flows for the years ended
  February 29, 2000 and February 28, 2001 and 2002..........       F-13
  Notes to Consolidated Financial Statements................       F-14
  UNAUDITED CONDENSED FINANCIAL STATEMENTS..................       F-45
  Unaudited Condensed Balance Sheet as of February 28 and
  August 31, 2002...........................................       F-46
  Unaudited Condensed Statement of Operations for the six
  months ended August 31, 2001, the one month ended March
  31, 2002 and the five months ended August 31, 2002........       F-47
  Unaudited Condensed Statement of Changes in Stockholders'
  Equity for the one month ended March 31, 2002 and the five
  months ended August 31, 2002..............................       F-48
  Unaudited Condensed Statement of Cash Flows for the six
  months ended August 31, 2001, the one month ended March
  31, 2002 and the five months ended August 31, 2002........       F-49
  Notes to Unaudited Condensed Financial Statements.........       F-50

  UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........       F-73
  Unaudited As Adjusted Combined Balance Sheet as of August
  31, 2002 and notes thereto................................       F-77
  Unaudited Pro Forma Combined Statement of Operations for
  the year ended February 28, 2002 and notes thereto........       F-78
  Unaudited Pro Forma Combined Statement of Operations for
  the six months ended August 31, 2002 and notes thereto....       F-81


GRUPO CINEMEX, S.A. DE C.V.

    The following financial statements of Grupo Cinemex, S.A. de C.V. are included in this prospectus solely for the information of the investors. These financial statements are not required to be included under Rule 3-05 of Regulation S-X, and they do not comply with Regulation S-X because they do not include financial information for the six months ended June 30, 2001.

  CONSOLIDATED FINANCIAL STATEMENTS.........................       F-84
  Independent Auditors' Report..............................       F-85
  Consolidated Balance Sheets as of December 31, 2001 and
  June 30, 2002 (unaudited).................................       F-86
  Consolidated Statements of Income and Comprehensive Income
  for the year ended December 31, 2001 and the six month
  period ended June 30, 2002 (unaudited) (as restated)......       F-87
  Consolidated Statements of Stockholders' Equity for the
  year ended December 31, 2001 and the six month period
  ended June 30, 2002 (unaudited)...........................       F-88
  Consolidated Statements of Cash Flows for the year ended
  December 31, 2001 and the six month period ended June 30,
  2002 (unaudited)..........................................       F-89
  Notes to Consolidated Financial Statements................       F-90

                                   LCEC CORP.
                                 BALANCE SHEET

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholder of


LCEC Corp.



     In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of LCEC Corp. (the "Company") at October 21, 2002 in conformity with accounting principles generally accepted in the United States of America. This balance sheet is the responsibility of the Company's management; our responsibility is to express an opinion on this balance sheet based on our audit. We conducted our audit of this balance sheet in accordance with auditing standards generally accepted in the Untied States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.



/s/ PRICEWATERHOUSECOOPERS LLP


New York, New York


December 18, 2002

                                   LCEC CORP.



                                 BALANCE SHEET



                                                              OCTOBER 21, 2002
                                                              ----------------
ASSETS
Investment in Loews Merger Company..........................        $  1
Investment in Loews Cineplex Theatres Holdco, Inc...........           1
                                                                    ----
  Total assets..............................................        $  2
                                                                    ====
STOCKHOLDER'S EQUITY
Preferred stock ($.01 par value; 25,000 shares authorized;
  no shares issued and outstanding).........................        $ --
Common stock -- class A ($.01 par value; 250,000 shares
  authorized; 1 share issued and outstanding)...............          --
Common stock -- class B ($.01 par value; 70,000 shares
  authorized; no shares issued and outstanding).............          --
Paid-in capital.............................................           2
                                                                    ----
  Total stockholder's equity................................        $  2
                                                                    ====



                 See accompanying notes to this balance sheet.

                                   LCEC CORP.



                             NOTES TO BALANCE SHEET


                                OCTOBER 21, 2002



1.  ORGANIZATION



     LCEC Corp. (the "Company") was incorporated in Delaware on October 7, 2002 as a wholly owned subsidiary of Loews Cineplex Entertainment Corporation ("Loews") to facilitate the Company's initial public equity offering and the concurrent debt financings of Loews. In addition, on October 7, 2002, Loews Cineplex Theatres Holdco, Inc., a Delaware corporation, and Loews Merger Company, a Delaware corporation ("Mergeco"), were formed as wholly owned subsidiaries of LCEC Corp. As more fully discussed in Note 5, subsequent to October 21, 2002, Loews became a wholly-owned subsidiary of the Company.



     Loews is a major film exhibition company with operations in the United States, Canada, Spain and South Korea. Loews operates theatres under the Loews Theatres, Cineplex Odeon Theatres and Star Theatres names. Loews' partnerships operate theatres under the Magic Johnson Theatres, Megabox Theatres and Yelmo Cineplex Theatres names. As of October 21, 2002, Loews owns, or has interests in, and operates 2,147 screens in 223 theatres in 20 states in the U.S. and the District of Columbia and six Canadian provinces and its Yelmo Cineplex de Espana and Megabox Cineplex Inc. partnerships, respectively, hold interests in and operate 223 screens in 21 theatres in Spain and 42 screens in 5 theatres in South Korea.



2.  STOCKHOLDER'S EQUITY



  Common Stock



     The Company has two classes of common stock, $.01 par value: class A common stock and class B common stock. The holders of class A common stock and class B common stock have identical rights, except that each holder of class A common stock is entitled to one vote per share and each holder of class B common stock is entitled to 20 votes per share. Each share of class B common stock will convert into one share of class A common stock at the option of the holder and under certain specified circumstances. Holders of class A common stock and class B common stock will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by applicable law.



  Preferred Stock



     The Company's Board of Directors is authorized to issue up to an aggregate of 25,000 shares of preferred stock. The rights and characteristics of the preferred stock are at the discretion of the Board of Directors. There is no preferred stock outstanding.



  Warrants



     On October 7, 2002, the Company agreed to issue warrants to Onex and OCM Cinema exercisable into up to 2,302 shares of class A common stock at a per share exercise price of $5,025 subject to adjustment.



3.  PUBLIC OFFERING



     The Company intends to effect a public offering of its class A common stock (the "Offering") pursuant to a Registration Statement on Form S-1 filed by Loews. As a result of the Formation Transactions (discussed in Note 5), the Company will be the successor registrant to Loews.



     The number of shares to be offered and the initial public offering price will be determined at a future date. Prior to the Offering:



     - The Company will amend its charter to authorize additional shares of its class A and class B common stock and to delete its authorization of preferred stock.



     - The terms of the Company's class B common stock will be amended to provide that each share of class B common stock is entitled to 10 votes per share.



     - The Company will effect a stock-split of its class A and class B common stock.

     The Company intends to contribute a substantial portion of the net proceeds of the Offering to Loews Cineplex Theatres Holdco, Inc. to be contributed by it to Loews Cineplex Theatres. Loews Cineplex Theatres intends to use such proceeds to repay its existing credit facilities.



4.  INCENTIVE PLAN



     The Company has established a Long-Term Incentive Plan ("Incentive Plan") which provides that options to acquire shares of the Company's class A common stock and other stock-related awards may be granted to directors, officers and employees of the Company and its affiliates. The Incentive Plan will be effective upon consummation of the Offering, and prior to that time the Company will determine the maximum number of shares of class A common stock it will reserve for issuance under the Incentive Plan. The Company expects to issue options and restricted stock to officers and directors upon consummation of the Offering.



5.  SUBSEQUENT EVENTS



     On October 23, 2002, the Company effected a series of transactions to create a new holding company structure (the "Formation Transactions"):



     - Loews was merged with Mergeco, with Loews as the surviving corporation. The outstanding capital stock of Mergeco became capital stock of the surviving corporation.



     - The surviving corporation changed its name to Loews Cineplex Theatres, Inc. ("Loews Cineplex Theatres") and the Company changed its name to Loews Cineplex Entertainment Corporation.



     - Loews Cineplex Theatres' class A common stock and class B common stock outstanding prior to the merger were exchanged for shares of the Company's class A and class B common stock, and the Company's common stock held by Loews Cineplex Theatres was cancelled. In consideration of the Company's issuance of its common stock to the holders of Loews Cineplex Theatres' common stock, Loews Cineplex Theatres issued shares of its class A and class B common stock to the Company.



     As a result of these Formation Transactions, as of October 23, 2002:



     - all of the Company's outstanding common stock, consisting of 42,559 shares of class A common stock and 63,588 shares of class B common stock, was held by Onex Corporation and OCM Cinema Holdings, LLC, respectively; and



     - Loews Cineplex Theatres became a wholly owned subsidiary of the Company.



     Concurrently with the closing of the Offering referred to in Note 3, the following additional transactions will be completed:



     - Loews Cineplex Theatres will distribute to the Company its 50% interest in each of its Yelmo and Megabox partnerships.



     - The Company will contribute the common stock of Loews Cineplex Theatres to the Company's wholly owned subsidiary, Loews Cineplex Theatres Holdco, Inc.



     As a result of these additional transactions:



     - The Company will own 50% partnership interests in each of the Yelmo and Megabox partnerships.



     - Loews Cineplex Theatres will become a wholly owned subsidiary of Loews Cineplex Theatres Holdco, Inc.



     On November 21, 2002, the Company sold to Allen Karp, non-executive chairman of a subsidiary, and to Messrs. Douglas and McCoy, recently elected members of the board of directors, 59.7, 298.5 and 298.5 shares, respectively, of class A common stock, for an aggregate purchase price of $200,000, $1,000,000 and $1,000,000, respectively. The purchase price in each transaction was $3,350 per share.



     The Company has entered into subscription agreements with Messrs. Reardon and Carpenter, recently elected members of the board of directors, pursuant to which they have subscribed to purchase 29.9 and 298.5 shares, respectively, of class A common stock, for an aggregate purchase price of $100,000 and $1,000,000, respectively. The purchase price in each transaction will be $3,350 per share, and such shares will be issued upon receipt of payment therefor.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Loews Cineplex Entertainment Corporation:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in stockholders' equity and cash flows, present fairly, in all material respects, the financial position of Loews Cineplex Entertainment Corporation and its subsidiaries (the "Company") at February 28, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1 to the consolidated financial statements, the Company filed voluntary petitions to reorganize and restructure obligations in several jurisdictions, both domestically and internationally, on February 15, 2001. At February 28, 2002, the Company was operating as a debtor-in-possession. The Company emerged from chapter 11 reorganization/CCAA restructuring of obligations during March 2002. The consolidated financial statements at February 28, 2002 do not give effect to any adjustments in the carrying value of assets or the amounts or classification of liabilities that will be recorded upon the adoption of fresh-start accounting.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
May 29, 2002,
except for Notes 18 and 20,
which are as of July 30, 2002.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                           CONSOLIDATED BALANCE SHEET
                (in thousands, except share and per share data)

                                                                    FEBRUARY 28,
                                                              ------------------------
                                                                 2001          2002
                                                                 ----          ----
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                   $   47,200    $   61,168
  Accounts receivable                                             11,453        11,208
  Inventories                                                      4,056         3,432
  Prepaid expenses and other current assets                        7,340         6,222
                                                              ----------    ----------
     TOTAL CURRENT ASSETS                                         70,049        82,030
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET                        1,068,923       984,334
OTHER ASSETS
  Investments in and advances to partnerships                     95,359        92,742
  Goodwill, net of accumulated amortization of $55,462 and
     $76,819                                                     416,514       395,157
  Other intangible assets, net of accumulated amortization
     of $7,252 and $8,431                                         21,220        20,041
  Deferred charges and other assets                                5,521         5,415
                                                              ----------    ----------
     TOTAL ASSETS                                             $1,677,586    $1,579,719
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued expenses                       $   88,059    $  155,126
  Deferred revenue                                                22,423        23,732
  Debtor-in-possession revolving credit facility                      --            --
  Current maturities of long-term debt                           738,197       745,092
  Current portion of capital leases                                1,468           714
                                                              ----------    ----------
     TOTAL CURRENT LIABILITIES                                   850,147       924,664
LONG-TERM DEBT AND OTHER OBLIGATIONS                               6,393         8,790
LONG-TERM CAPITAL LEASE OBLIGATIONS                               33,919        22,995
ACCRUED PENSION AND POST RETIREMENT BENEFITS                       6,766         5,627
OTHER LIABILITIES                                                132,874        92,257
                                                              ----------    ----------
     TOTAL LONG-TERM LIABILITIES                                 179,952       129,669
LIABILITIES SUBJECT TO COMPROMISE (Note 4)                       471,390       540,933
                                                              ----------    ----------
     TOTAL LIABILITIES                                         1,501,489     1,595,266
                                                              ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 19)
STOCKHOLDERS' EQUITY
  Common stock ($.01 par value, 300,000,000 shares
     authorized; 58,538,646 shares issued and outstanding in
     2001 and 2002)                                                  586           586
  Common stock-class A non-voting ($.01 par value,
     10,000,000 shares authorized; no shares issued and
     outstanding in 2001 and 2002)                                    --            --
  Common stock-class B non-voting ($.01 par value,
     10,000,000 shares authorized; 84,000 shares issued and
     outstanding in 2001 and 2002)                                     1             1
  Additional paid-in capital                                     671,707       671,707
  Accumulated other comprehensive income                          (6,626)      (10,370)
  Retained deficit                                              (489,571)     (677,471)
                                                              ----------    ----------
     TOTAL STOCKHOLDERS' EQUITY/(DEFICIT)                        176,097       (15,547)
                                                              ----------    ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $1,677,586    $1,579,719
                                                              ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                (in thousands, except share and per share data)

                                                                 FOR THE YEARS ENDED
                                                                 FEBRUARY 28 OR 29,
                                                      -----------------------------------------
                                                         2000           2001           2002
                                                         ----           ----           ----
REVENUES:
  Box office                                          $   647,774    $   628,851    $   600,725
  Concessions                                             243,511        241,034        224,289
  Other                                                    37,182         35,383         31,139
                                                      -----------    -----------    -----------
     Total operating revenues                             928,467        905,268        856,153
EXPENSES:
  Theatre operations and other expenses                   694,712        714,132        652,944
  Cost of concessions                                      38,245         39,061         35,080
  General and administrative                               53,031         50,369         42,186
  Depreciation and amortization                           112,236        124,119        108,823
  Restructuring charges                                        --         12,653          9,549
  Loss on sale/disposal of theatres and other               8,388        240,609         33,810
                                                      -----------    -----------    -----------
     Total operating expenses                             906,612      1,180,943        882,392
INCOME/(LOSS) FROM OPERATIONS                              21,855       (275,675)       (26,239)
Interest expense                                           72,728         98,601         60,866
Equity (income)/loss in long-term investments              (1,145)         8,385          1,748
Reorganization costs                                           --         42,146         96,497
                                                      -----------    -----------    -----------
LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE                            (49,728)      (424,807)      (185,350)
Income tax expense                                          1,662          3,598          2,550
                                                      -----------    -----------    -----------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE                                      (51,390)      (428,405)      (187,900)
Cumulative effect of change in accounting principle,
  net of tax                                                   --          7,841             --
                                                      -----------    -----------    -----------
NET LOSS                                              $   (51,390)   $  (436,246)   $  (187,900)
                                                      ===========    ===========    ===========
  Weighted average shares outstanding: basic and
     diluted                                           58,622,646     58,622,646     58,622,646
                                                      ===========    ===========    ===========
  Loss per share before cumulative effect of change
     in accounting principle: basic and diluted       $      (.88)   $     (7.31)   $     (3.21)
                                                      ===========    ===========    ===========
  Loss per share: basic and diluted                   $      (.88)   $     (7.44)   $     (3.21)
                                                      ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                          CLASS A               CLASS B               ACCUMULATED
                                                            NON-                  NON-                   OTHER       ADDITIONAL
                                     COMMON                VOTING                VOTING              COMPREHENSIVE    PAID-IN
                                     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT      INCOME        CAPITAL
                                   ----------   ------   ----------   ------   ----------   ------   -------------   ----------
Balance at February 28, 1999       58,538,646    $586       --          $--      84,000       $1       $ (5,063)      $671,707
Comprehensive Income:
Foreign currency translation
  adjustment                               --      --       --          --           --       --          4,988             --
Unrealized loss on marketable
  securities                               --      --       --          --           --       --            (92)            --
Net loss for the fiscal year
  ended February 29, 2000                  --      --       --          --           --       --             --             --
Comprehensive Income                       --      --       --          --           --       --             --             --
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 29, 2000       58,538,646     586       --          --       84,000        1           (167)       671,707
Comprehensive Income:
Foreign currency translation
  adjustment                               --      --       --          --           --       --         (7,207)            --
Unrealized gain on marketable
  securities                               --      --       --          --           --       --            748             --
Net loss for the fiscal year
  ended February 28, 2001                  --      --       --          --           --       --             --             --
Comprehensive Income                       --      --       --          --           --       --             --             --
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 2001       58,538,646     586       --          --       84,000        1         (6,626)       671,707
Comprehensive Income:
Foreign currency translation
  adjustment                               --      --       --          --           --       --         (3,744)            --
Net loss for the fiscal year
  ended February 28, 2002                  --      --       --          --           --       --             --             --
Comprehensive Income                       --      --       --          --           --       --             --             --
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 2002       58,538,646    $586       --          $--      84,000       $1       $(10,370)      $671,707
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


                                                   TOTAL
                                   RETAINED    STOCKHOLDERS'
                                    DEFICIT       EQUITY
                                   ---------   -------------
Balance at February 28, 1999       $  (1,935)    $ 665,296
Comprehensive Income:
Foreign currency translation
  adjustment                              --         4,988
Unrealized loss on marketable
  securities                              --           (92)
Net loss for the fiscal year
  ended February 29, 2000            (51,390)      (51,390)
                                                 ---------
Comprehensive Income                      --       (46,494)
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 29, 2000         (53,325)      618,802
Comprehensive Income:
Foreign currency translation
  adjustment                              --        (7,207)
Unrealized gain on marketable
  securities                              --           748
Net loss for the fiscal year
  ended February 28, 2001           (436,246)     (436,246)
                                                 ---------
Comprehensive Income                      --      (442,705)
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 2001        (489,571)      176,097
Comprehensive Income:
Foreign currency translation
  adjustment                              --        (3,744)
Net loss for the fiscal year
  ended February 28, 2002           (187,900)     (187,900)
                                                 ---------
Comprehensive Income                      --      (191,644)
-------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 2002       $(677,471)    $ (15,547)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

  The accompanying notes are an integral part of these consolidated financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                      FOR THE YEARS ENDED
                                                                      FEBRUARY 28 OR 29,
                                                              -----------------------------------
                                                                2000         2001         2002
                                                              ---------    ---------    ---------
OPERATING ACTIVITIES
  Net loss                                                    $ (51,390)   $(436,246)   $(187,900)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization                               112,236      124,119      108,823
    Loss on sale/disposals of theatres and other                  8,388      240,609       33,810
    Restructuring charges                                            --       12,653        9,549
    Reorganization costs                                             --       42,146       96,497
    Cumulative effect of change in accounting principle              --        7,841           --
    Equity loss from long-term investments, net of
      distributions received                                      2,196        8,535        1,748
Restructuring charges paid during the period                         --      (12,653)      (1,549)
Reorganization costs paid during the period                          --       (3,852)     (21,913)
  Changes in operating assets and liabilities:
    Decrease in accounts receivable                                 404        4,561        1,797
    Increase/(decrease) in accounts payable and accrued
      expenses                                                    9,555      (21,720)      28,960
    Decrease in other operating assets and liabilities, net     (24,292)      (9,224)      (8,667)
                                                              ---------    ---------    ---------
NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES              57,097      (43,231)      61,155
                                                              ---------    ---------    ---------
INVESTING ACTIVITIES
  Proceeds from sale of assets                                    3,880       28,175        2,634
  Investment in/advances to partnerships, net of repayments     (31,180)     (25,542)          --
  Merger related costs                                           (5,853)          --           --
  Capital expenditures                                         (185,350)    (150,859)     (55,888)
                                                              ---------    ---------    ---------
NET CASH USED IN INVESTING ACTIVITIES                          (218,503)    (148,226)     (53,254)
                                                              ---------    ---------    ---------
FINANCING ACTIVITIES
  Borrowings from Senior Revolving Credit Facility, net of
    repayments and deferred financing fees                      151,025      203,844        1,372
  Repayment of long-term debt and capital leases                 (3,758)      (5,572)      (2,609)
  Borrowings from West 34th Street Loan                              --           --        7,304
  Proceeds from sale of interest rate swaps                          --        8,650           --
  Repayment of Plitt Theatre, Inc. notes                         (2,300)          --           --
                                                              ---------    ---------    ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                       144,967      206,922        6,067
                                                              ---------    ---------    ---------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS                (16,439)      15,465       13,968
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                   48,174       31,735       47,200
                                                              ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $  31,735    $  47,200    $  61,168
                                                              =========    =========    =========
Supplemental cash flow information:
  Income taxes paid, net of refunds received                  $   1,735    $   2,063    $   1,580
                                                              =========    =========    =========
  Interest paid                                               $  70,716    $  81,453    $  62,574
                                                              =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION

     Loews Cineplex Entertainment Corporation ("LCP" or the "Company") is a major film exhibition company with operations in the United States, Canada, Spain and South Korea. The Company operates theatres under the Loews Theatres, Cineplex Odeon Theatres and Star Theatres names. The Company's partnerships operate theatres under the Magic Johnson Theatres, Megabox Theatres and Yelmo Cineplex Theatres names. As of February 28, 2002, LCP owns, or has interests in, and operates 2,448 screens at 262 theatres in 20 states and the District of Columbia, six Canadian provinces, Spain and South Korea. The Company's principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Toronto, Montreal, Vancouver and Edmonton in Canada; Madrid in Spain, and Seoul in South Korea. The Company holds a 50% partnership interest in each of the Yelmo Cineplex de Espana ("Yelmo"), Loeks-Star Theatres ("LST") and Magic Johnson Theatres ("MJT") partnerships and holds a 24.6% interest in the Megabox Cineplex, Inc. ("Megabox") joint venture in South Korea. Yelmo, LST, MJT and Megabox hold interests in and operate 37 theatres comprising a total of 421 screens. Screens and theatres for these joint ventures are included in the Company amounts referred to above.

BANKRUPTCY PROCEEDINGS

     On February 15, 2001, LCP and all of its wholly owned U.S. subsidiaries (the "Debtors") filed voluntary petitions to reorganize under chapter 11 of the U.S. Bankruptcy Code ("chapter 11") in the U.S. Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court"). In Canada, an order (the "Initial Order") to initiate a restructuring of obligations and operations under the Companies' Creditors Arrangement Act ("CCAA") was obtained on February 15, 2001 from the Ontario Superior Court of Justice (the "Superior Court") for the Company's wholly owned subsidiary, Cineplex Odeon Corporation ("Cineplex Odeon") and certain of its other Canadian subsidiaries. The chapter 11 and CCAA filings are hereinafter collectively referred to as the "Bankruptcy Proceedings". In addition, on February 26, 2001, the Company's wholly owned Austrian subsidiary LCE Europlex KinobetriebsgmbH filed a petition for bankruptcy in Vienna, Austria and on March 16, 2001, LCP filed a petition for bankruptcy in Warsaw, Poland on behalf of its wholly owned Polish subsidiary LCE Polska Holding Sp. z o.o. Among the factors that caused us to file for bankruptcy protection were:

     - competitive pressures caused by the significant oversupply of available screens;

     - significantly higher costs associated with building megaplexes and making improvements to existing theatres in order to attract and accommodate larger audiences, and high debt levels incurred to fund those costs;

     - the lower industry-wide attendance levels due primarily to the below average film product available during the summer and fall of 2000; and

     - the continued decline in revenues at many of our older theatres, primarily caused by the proliferation of new screens.

     On November 11, 2001, the Debtors filed a chapter 11 plan and related disclosure statement (the "Plan") with the U.S. Bankruptcy Court. On March 1, 2002, the U.S. Bankruptcy Court confirmed the Plan and on March 21, 2002, the Plan became effective (the "Effective Date"). See Note 3, Plan of Reorganization, and Note 12, Long-Term Debt and Other Obligations, for further discussion.

     On January 23, 2002, Cineplex Odeon filed a Plan of Compromise and Arrangement (the "Canadian Plan") in Canada pursuant to the CCAA. On February 22, 2002, Cineplex Odeon received approval for the Canadian Plan in a vote of creditors. A hearing to sanction the Canadian Plan was held on March 4, 2002 in the Superior Court and the Canadian Plan was sanctioned.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION, CONTINUED

BASIS OF PRESENTATION

     The consolidated financial statements of the Company have been prepared in accordance with Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") for the period beginning February 15, 2001 and thereafter, and generally accepted accounting principles applicable to a going concern which, unless otherwise noted, assumes the realization of assets and the payment of liabilities in the ordinary course of business. SOP 90-7 requires (i) that pre-petition liabilities that are subject to compromise be segregated in the Company's Consolidated Balance Sheet as liabilities subject to compromise and (ii) that revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the Company be reported separately as reorganization items in the Consolidated Statement of Operations. Liabilities as recorded in the amounts reflected on the debtors' books and records may not be paid in full. As a result of the reorganization proceedings under chapter 11 and CCAA, the debtor companies may take, or may be required to take, actions which may cause assets to be realized, or liabilities to be liquidated, for amounts other than those reflected in the consolidated financial statements.

     Valuation methods used in chapter 11 reorganization cases vary depending on the purpose for which they are prepared and used and are rarely based on generally accepted accounting principles, the basis on which the accompanying financial statements are prepared. Accordingly, the values set forth in the accompanying consolidated financial statements are not likely to be indicative of the values presented to or used by the U.S. Bankruptcy Court. See Note 3, Plan of Reorganization, for the estimated effects of the reorganization.

     The Company believes that the results from the successful restructuring and reorganization under the bankruptcy proceedings, cash flow from operations and the financing provided through the Exit Revolving Credit Facility (see Note 12, Long-Term Debt and Other Obligations, for further discussion) should be adequate to provide liquidity to allow the Company to operate as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of Loews Cineplex Entertainment Corporation and its wholly owned subsidiaries, including all entities in bankruptcy operating as debtors-in-possession. Majority owned companies are consolidated and 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUES AND EXPENSES

     Substantially all revenues are recognized, net of applicable taxes, when admission and concession sales are received at the theatres. Other revenues includes the leasing of theatres for third party events and revenues from third party use of theatre lobby space (for placement of game machines, ATMs and other displays), and are recognized when services are provided. Credit card admission sales and other revenue are recorded as accounts receivable until they are settled. Advances collected on advance ticket sales and long-term screen

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

advertising agreements are deferred and recognized in the period earned. Film rental costs are recorded as revenue is earned based upon the terms of the respective film license arrangements. Advertising costs are expensed as incurred.

CASH AND CASH EQUIVALENTS

     The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents as of February 28, 2002, include restricted cash of approximately $500, related to funds required to be held in a trust account for a construction project in Canada (there were no restricted cash balances as of February 28, 2001).

INVENTORIES

     Inventories of concession products are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

LONG-TERM INVESTMENTS IN/ADVANCES TO PARTNERSHIPS

     Investments in partnerships are recorded under the equity method of accounting. Under the equity method the cost of the investment is adjusted to reflect the Company's proportionate share of the partnerships' operating results. Advances to partners represent advances to respective partnerships, in which LCP has interests, for working capital and other capital requirements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable are reflected in the financial statements at carrying value, which approximates fair value, except liabilities subject to compromise as disclosed in Note 4 to these consolidated financial statements. Long-term debt principally consists of obligations which carry floating interest rates that approximate current market rates.

PROPERTY, EQUIPMENT AND LEASEHOLDS


     Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. The Company has acquired the rights to use certain theatre facilities under previously existing operating leases from other motion picture exhibitors (referred to as "theatre level goodwill"). Purchase values assigned to theatre level goodwill acquired are capitalized and amortized over future periods.


     Depreciation and amortization are provided on the straight-line basis over the following useful lives:


Buildings                 30-40 years
Equipment                 5-10 years
Leasehold Improvements    Life of lease but not in excess of useful lives or
                          40 years
Theatre Level Goodwill    Life of lease but not in excess of useful lives or
                          40 years


     Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized during the fiscal years ended February 28 or 29, 2000, 2001 and 2002 was $3.3 million, $1.3 million and $1.8 million, respectively. Depreciation and amortization includes expenses incurred for advertising/marketing and management and staff training related to the opening of new theatres (pre-opening costs). Pre-opening costs incurred during the fiscal years ended February 28 or 29, 2000, 2001 and 2002 were $7.0 million, $6.2 million and $2.8 million, respectively.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill, which represents the excess of the purchase price over the fair values of net assets acquired, is amortized using the straight-line method over its estimated useful life. Prior to the third quarter of fiscal 2001, goodwill was amortized over a 40 year estimated useful life.

     As a result of the Company's change in outlook during fiscal 2001 as well as the aforementioned industry downturn, the Company re-evaluated the period of amortization and determined that these events and circumstances warranted a revised estimated useful life. Effective September 1, 2000, the Company determined that a more appropriate remaining useful life for unamortized goodwill was 20 years, resulting in increased amortization expense of approximately $4.8 million during the six months ended February 28, 2001, net of the write-off of allocated goodwill. The impact on earnings per share was $0.08 per share. Other intangible assets, including management agreements and tradenames, are amortized over their estimated useful lives, which range primarily from 5 to 20 years. Management continuously assesses the recoverability of the net unamortized goodwill and other intangibles by determining whether the amortization of these balances over the remaining life can be recovered through projected future undiscounted income from operations. Amortization expense charged to operations amounted to $13.5 million, $18.3 million and $21.4 million for goodwill and $1.4 million, $1.5 million and $1.2 million for other intangible assets for the years ended February 28 or 29, 2000, 2001 and 2002, respectively.

LONG-LIVED ASSETS

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", requires the recoverability of the carrying value of long-lived assets to be evaluated when changes occur in historical operating results, future projections and economic and competitive factors, among others. The Company continuously assesses the recoverability of its long-lived assets in accordance with SFAS No. 121, by determining whether the carrying value of these balances over the remaining life can be recovered through undiscounted projected future cash flows primarily on a theatre-by-theatre basis. In making its assessment, the Company also considers the useful lives of its assets, the competitive landscape in which those assets operate, the introduction of new technologies within the industry and decay factors (attendance erosion) in theatre attendance. As previously discussed, the continued industry downturn coupled with the oversupply of theatre screens in many North American markets, as well as the liquidity issues experienced by the Company, resulted in a change in outlook by the Company during fiscal year 2001 with respect to its theatre portfolio. See Notes 7 and 9 to these consolidated financial statements for further discussion.

STOCK BASED COMPENSATION

     As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

INCOME TAXES

     Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FOREIGN CURRENCY TRANSLATION

     The effect of translating foreign currency financial statements into U.S. dollars is included in the accumulated other comprehensive income account in stockholders' equity. Gains and losses on foreign currency transactions are not significant to operations and have been included in operating expenses.

EARNINGS PER SHARE

     SFAS No. 128, "Earnings Per Share", establishes standards for computing and presenting earnings per share ("EPS") which apply to entities with publicly held common stock or potential common stock. The Company calculates EPS in accordance with SFAS No. 128, which states that basic EPS is computed by dividing net income/(loss) by the weighted average number of common shares outstanding for the period, and diluted EPS is computed similarly to basic EPS while giving effect to the potential dilution that could occur if securities or other contracts to issue common stock were assumed to be exercised or converted into common stock. However, pursuant to SFAS No. 128, the computation of diluted EPS shall not assume conversion or exercise of securities that would have an antidilutive effect on earnings per share. Since including potential common shares in the diluted per share computation always results in an antidilutive per share amount when an entity has a net loss, the Company has therefore not calculated diluted EPS for each of the three years ended February 28, 2002 as presented in the Consolidated Statement of Operations.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

     Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", regarding the accounting for the Company's Passport and gift certificate programs, referred to together as certificates, was effective beginning December 1, 2000, requiring retroactive application to the beginning of our 2001 fiscal year with restatement, if necessary, of all quarters for the then current fiscal year. SAB No. 101 impacts the timing of when revenues may be recorded for unredeemed certificates. Prior to the issuance of SAB No. 101, we recognized "breakage revenue" into income immediately upon the sale of certificates for the estimated portion of certificates that would not be redeemed. However, in accordance with SAB No. 101, we no longer record breakage revenues upon sale but rather upon the expiration date of certificate or when the obligation is deemed fulfilled. As a result, during fiscal year 2001 the Company recorded a one-time charge of $7.8 million ($0.13 per share) to reflect adoption of SAB No. 101. This $7.8 million charge is referred to as "Cumulative Effect of Change in Accounting Principle" on the face of the Consolidated Statement of Operations. The change in accounting principle has no impact on cash flows or the value of unredeemed certificates held by customers. Additionally, the retroactive application of SAB No. 101 to the Company's fiscal year 2000 would not have a significant impact on the Company's revenues.

RECLASSIFICATIONS

     Certain amounts in the accompanying financial statements have been reclassified to conform with the fiscal 2002 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity", was effective for the Company beginning March 1, 2001. This statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that the Company recognize those items as assets or liabilities in the Consolidated Balance Sheet and measure them at fair value. The

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

adoption of this standard by the Company did not have a significant impact on its operating results or financial position.

     In June, SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets", were issued. SFAS No. 141, which supersedes APB No. 16, "Business Combinations", requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142, which supersedes APB No. 17, "Intangible Assets", requires that goodwill and indefinite lived intangible assets shall no longer be amortized to earnings, but instead be reviewed and tested for impairment at least annually by comparing the fair value of the Company's reporting units to their carrying amount. SFAS No. 142 also requires that the amortization period of intangible assets with finite lives be no longer limited to 40 years. The amortization of goodwill and tradenames by the Company will cease upon adoption of SFAS No. 142, which is effective for fiscal years beginning after December 15, 2001. If SFAS No. 142 had been applied as of the beginning of fiscal 2000, net loss and loss per share would have been $37.4 million and $0.64, respectively, for 2000, $417.5 million and $7.12, respectively for 2001, and $166.1 million and $2.83, respectively for 2002.

     On August 16, 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations", was issued. SFAS No. 143 requires the establishment of a liability for an asset retirement obligation. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is currently considering the impact, if any, that this statement will have on its operating results and financial position.

     On October 3, 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", was issued. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of", and portions of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements". SFAS No. 144 generally conforms, among other things, impairment accounting for assets to be disposed of including those in discontinued operations and eliminates the exception to consolidation for which control is likely to be temporary. SFAS No. 144 became effective for the Company beginning March 1, 2002. Other than presenting future theatre dispositions as discontinued operations, the adoption of this standard by the Company will not have a significant impact on its operating results or financial position.

     On April 30, 2002, SFAS No. 145, "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002", was issued. SFAS No. 145 is effective for transactions occurring after May 15, 2002. In rescinding SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements", SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. However, pursuant to SFAS No. 145, an entity would not be prohibited from classifying such gains and losses as extraordinary items so long as they meet the criteria in paragraph 20 of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". Further, SFAS No. 145 amends paragraph 14(a) of SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The amendment requires that a lease modification (1) results in recognition of a gain or loss in the financial statements, (2) is subject to SFAS No. 66, "Accounting for Sales of Real Estate", if the leased asset is real estate (including integral equipment), and (3) is subject (in its entirety) to the sale-leaseback rules

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

of SFAS No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases". The Company currently is considering the impact, if any, that this statement will have on its financial position and operating results.

NOTE 3 - PLAN OF REORGANIZATION

     As discussed in Note 1 to these consolidated financial statements, the Debtors' Plan was confirmed by the U.S. Bankruptcy Court on March 1, 2002. Pursuant to the Plan, when the Plan became effective on March 21, 2002, LCP filed with the Secretary of State for the State of Delaware the Restated Certificate of Incorporation, which cancelled all then existing Class A and Class B Common Stock of the Company (the "Predecessor Company") and established authorized capital stock of 335,000 shares comprised of (i) 25,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), (ii) 250,000 shares of class A common stock, par value $0.01 per share (the "class A common stock") and (iii) 60,000 shares of class B common stock, par value $0.01 per share (the "class B common stock" and collectively with the class A common stock, the "common stock"). Pursuant to the Plan, in consideration for $300 million of pre-petition bank debt held by Onex Corporation ("Onex") and OCM Cinema Holdings, LLC (including certain affiliated investment funds and managed accounts that held the Company's pre-petition bank debt and that contributed their respective claims against the Company related to such bank debt to OCM Cinema Holdings, LLC, "OCM Cinema") and their contribution of cash in the amount of $35.0 million, Onex acquired 60,000 shares of the class B common stock and OCM Cinema acquired 40,000 shares of the class A common stock. As a result, Onex and OCM Cinema own 60% and 40%, respectively, of the Company's (the "Successor Company") common shares outstanding.

     On the Effective Date, the Company entered into a Term Loan Agreement (the "Term Loan") with Bankers Trust Company, as administrative agent. The Term Loan, which approximates $430 million, represents the restructuring of 98.25% of the $437.2 million outstanding under the Company's Senior Revolving Credit Facility prior to emergence from bankruptcy. The remaining $300 million of pre-petition bank debt owned by Onex and OCM Cinema was converted into equity of the Company as discussed above. Additionally, on March 21, 2002, pursuant to the terms of the Plan, the Company entered into a $140 million Priority Secured Credit Agreement (the "Credit Agreement") with Bankers Trust Company, as administrative agent for the U.S. financial institution lenders, and Deutsche Bank AG, Canada Branch, as administrative agent for the Canadian financial institution lenders. The Credit Agreement is comprised of two tranches: (i) an $85 million Exit Revolving Credit Facility (including $10 million available to Cineplex Odeon) and (ii) a $55 million Exit Term Loan (including $20 million available to Cineplex Odeon). The proceeds of these facilities will be used: (i) to provide for the working capital requirements and general corporate purposes, (ii) to pay certain costs and expenses related to the bankruptcy and (iii) to fund a portion of a settlement distributed to unsecured creditors. See Note 12, Long-Term Debt and Other Obligations, for further discussion.

     The key financial provisions of the Plan include:

     - the issuance to holders of pre-petition credit agreement claims (such claims totaled $737.2 million) of (a) 100% of the Company's newly issued common stock and (b) 100% of the new term loan of $429.9 million;

     - holders of allowed general unsecured claims in the U.S. (such claims totaled $447.2 million) will receive cash distributions from our unsecured settlement pool of $45 million, which the Company funded and placed with an agent of the U.S. Bankruptcy Court, plus any interest earned on such funds through the dates of distribution;

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 3 - PLAN OF REORGANIZATION, CONTINUED

     - holders of Canadian unsecured claims, excluding intercompany claims (such claims totaled $93.7 million), will receive cash distributions by the Company in an aggregate maximum amount of $20 million;

     - priority claims, miscellaneous secured claims, pension benefit guaranty corporation claims and convenience claims were unimpaired by the Plan of reorganization and will be paid in full;

     - intercompany claims were extinguished;

     - the Company's existing equity securities (including stock options) were cancelled without any distribution to; and

     - the Company ceased operations in Austria, Hungary, Poland and Turkey and rejected its joint venture arrangement in Italy.

     Since the Plan results in (i) a change in ownership as defined by SOP 90-7 and (ii) a reorganization value of the emerging entity immediately before the date of confirmation that is less than the total of all allowed claims and post-petition liabilities, the Company will adopt fresh-start accounting, which results in a new reporting entity with no beginning retained deficit. The Company has arranged for an independent valuation and other studies required to determine the fair value of assets and liabilities. These valuations and studies have not been completed. Upon completion of the determination of fair value, it is anticipated that there will be reductions in the carrying value associated with certain assets, and alternatively, the fair value of certain other assets and liabilities may exceed carrying value. Accordingly, the final valuation could result in materially different amounts and allocations from the amounts and allocations reflected our historical financial position and in the following unaudited pro forma consolidated balance sheet, primarily between goodwill, property, equipment and leaseholds and certain liabilities.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 3 - PLAN OF REORGANIZATION, CONTINUED

     The following table illustrates the estimated effects of the reorganization and fresh-start adjustments, on a pro forma basis, as if the Company had recorded the aforementioned adjustments as of February 28, 2002:

                                                  DEBT
                                                DISCHARGE
                                 HISTORICAL        AND                   FRESH-START            REORGANIZED
                                     AS        REFINANCING               ADJUSTMENTS             PRO FORMA
                                  REPORTED     (UNAUDITED)    REF        (UNAUDITED)    REF     (UNAUDITED)
                                 -----------   -----------   ------      -----------   ------   -----------
Cash and cash equivalents        $   61,168     $  34,032     (a)         $      --             $   95,200
Accounts receivable                  11,208            --                        --                 11,208
Other current assets                  9,654            --                        --                  9,654
                                 ----------     ---------                 ---------             ----------
    Total current assets             82,030        34,032                        --                116,062
Property, equipment and
  leaseholds                        984,334            --                  (325,812)    (i)        658,522
Investments in and advances to
  partnerships                       92,742            --                    34,244     (j)        126,986
Goodwill and other intangible
  assets                            415,198            --                  (219,192)    (k)        196,006
Deferred charges and other
  assets                              5,415         9,300     (b)            (3,905)    (j)         10,810
                                 ----------     ---------                 ---------             ----------
    Total assets                 $1,579,719     $  43,332                 $(514,665)            $1,108,386
                                 ==========     =========                 =========             ==========
Accounts payable and accrued
  expenses                       $  155,126     $  25,650     (c)         $  (3,844)    (j)     $  176,932
Deferred revenue                     23,732            --                        --                 23,732
Current maturities of long-term
  debt                              745,092      (737,188)    (d)                --                  7,904
Current portion of capital
  leases                                714            --                        --                    714
                                 ----------     ---------                 ---------             ----------
    Total current liabilities       924,664      (711,538)                   (3,844)               209,282
Long-term debt and other
  obligations..................       8,790            --                        --                  8,790
Long-term capital lease
  obligations                        22,995            --                        --                 22,995
Term loan                                --       429,932     (e)                --                429,932
U.S. term loan -- exit facility          --        35,000     (f)                --                 35,000
Canadian term loan -- exit
  facility                               --        20,000     (f)                --                 20,000
Accrued pension and
  post-retirement benefits            5,627            --                        --                  5,627
Other liabilities                    92,257            --                   (50,497)    (j)         41,760
Liabilities subject to
  compromise                        540,933      (540,933)    (g)                --                     --
                                 ----------     ---------                 ---------             ----------
    Total liabilities             1,595,266      (767,539)                  (54,341)               773,386
                                 ----------     ---------                 ---------             ----------
Common stock                            587             1     (h)              (587)    (l)              1
Additional paid-in capital          671,707       334,999     (h)          (671,707)    (l)        334,999
Accumulated other comprehensive
  income                            (10,370)           --                    10,370     (l)             --
Retained deficit                   (677,471)      475,871     (g)           201,600     (l)             --
                                 ----------     ---------                 ---------             ----------
    Total stockholders'
      equity/(deficit)              (15,547)      810,871                  (460,324)               335,000
                                 ----------     ---------                 ---------             ----------
Total liabilities and
  stockholders' equity           $1,579,719     $  43,332                 $(514,665)            $1,108,386
                                 ==========     =========                 =========             ==========

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 3 - PLAN OF REORGANIZATION, CONTINUED

NOTES:

DEBT DISCHARGE AND REFINANCING

(a) Reflects the receipt of the $35 million capital contribution from Onex and OCM Cinema, the draw down of $55 million on the Exit Facilities, the distribution of $45 million to an agent of the U.S. Bankruptcy Court in full settlement of the U.S. general unsecured claims and the payment of approximately $10 million in debt issuance costs related to the new Term Loan facility.
(b) Reflects the deferral of the debt issuance costs related to the new Term Loan facility.
(c) Reflects the accrual of the estimated settlement of $20 million for the Canadian unsecured claims and other liabilities assumed.
(d) Reflects the settlement of the pre-petition credit agreement claims of $737 million in exchange for the new Term Loan of $430 million, equity of $300 million and forgiveness of $7 million.
(e) Reflects the new Term Loan of $430 million resulting from the settlement of the pre-petition credit agreement claims.
(f)  Reflects the draw down on the Exit Facilities.
(g) Reflects the settlement of U.S. and Canadian claims subject to compromise of $541 million for $65 million.
(h) Reflects the capital contribution of $35 million and the settlement of $300 million of pre-petition credit agreement claims in exchange for 100% of the Successor Company equity.

FRESH-START ADJUSTMENTS


(i) Reflects the reclassification of approximately $180 million of theatre level goodwill to goodwill, in accordance with the adoption of FAS 142, and the $146 million write-down of property, equipment and leaseholds to estimated fair value.

(j) Reflects the adjustment of investments in partnerships, other assets, accounts payable and accrued expenses, and other liabilities to estimated fair value.
(k) Reflects the elimination of $395 million of the unamortized balance of goodwill of the Predecessor Company, including amounts reclassified related to theatre lease rights in accordance with FAS 142, the establishment of the excess of the reorganization value above the estimated fair value of the assets of the Successor Company (approximately $99 million) and the adjustment of other intangible assets (primarily tradenames) to fair value ($77 million).
(l) Reflects the elimination of the common stock, additional paid-in capital, accumulated other comprehensive income and retained deficit of the Predecessor Company.

NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE

     As a result of the chapter 11 filing in the U.S., all actions to collect the payment of pre-petition indebtedness were subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-chapter 11 liabilities were stayed. These claims are reflected in the February 28, 2001 and 2002 Consolidated Balance Sheets as Liabilities Subject to Compromise. Pre-petition claims secured against the Debtors' assets ("secured claims") were also stayed, although the holders of such claims had the right to move the court for relief from the stay. Pre-petition secured claims (primarily representing amounts borrowed under the Company's Senior Revolving Credit Facility) were generally secured by all personal property and certain real property of LCP and its domestic subsidiaries, a pledge of the stock of all domestic subsidiaries and LCP's equity interest in and loans to its foreign subsidiaries. These secured claims have not been reflected as Liabilities Subject to Compromise. Although pre-petition claims are generally stayed, as part of the first day orders and subsequent motions granted by the U.S. Bankruptcy

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE, CONTINUED

Court, the U.S. Bankruptcy Court approved LCP's motions to pay certain pre-petition obligations including: (i) payments, on normal terms, to film distributors, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses and (iv) adequate protection payments to the lenders of the Senior Revolving Credit Facility. As a result of the Plan becoming effective, actions against the Debtors are no longer stayed; rather, pursuant to Section 1141 of the Bankruptcy Code and the Plan, parties are enjoined from pursuing certain pre-petition actions against the Debtors. During the chapter 11 case, the Company paid undisputed post-petition claims of all vendors, film distributors and other suppliers in the ordinary course of business. Between February 15, 2001 and February 28, 2002, the Company obtained U.S. Bankruptcy Court approval to reject 78 leases comprising 523 screens. As a result, as of February 28, 2002, the Company has closed 73 of these theatres comprising 481 screens. Any damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims in the U.S. and are classified as liabilities subject to compromise. LCP had notified all known claimants subject to the bar date (September 26, 2001) of their need to file a proof of claim with the U.S. Bankruptcy Court. A bar date is the date by which claims against the Company must be filed if the claimants wish to receive any distribution in the chapter 11 case. Differences between liability amounts estimated by the Company and claims filed by creditors will be investigated, and the U.S. Bankruptcy Court will make a final determination on the allowance of claims. Following the effectiveness of the Plan in the U.S., liabilities were settled and treated in accordance with the Plan and as a result, holders of allowed claims will receive a cash distribution from the $45 million unsecured settlement distribution. See Note 3, Plan of Reorganization, for further discussion.

     As a result of the Initial Order of the Superior Court in Canada, substantially all actions to enforce or otherwise effect payment of pre-filing obligations of Cineplex Odeon and its subsidiaries were stayed. The rights of secured creditors to enforce against the Company's Canadian assets were also stayed. These claims are reflected in the February 28, 2001 and 2002 Consolidated Balance Sheets as Liabilities Subject to Compromise. The stay period was extended through May 1, 2002, but as a result of the approval of the Canadian Plan, substantially all of the pre-filing claims were compromised and no ongoing stay is required. Although pre-petition claims were generally stayed, the Initial Order permitted (i) payments on normal terms to persons supplying goods and services after the date of the Initial Order, including film suppliers, as well as certain pre-filing claims, (ii) continuing to honor gift certificates, movie passes and other customer programs, (iii) payment for employee wages and related benefits and reimbursement of employee business expenses as well as statutory severance pay and (iv) the borrowing of up to $20 million from LCP and the granting of security by the assets of Cineplex Odeon and its subsidiaries to secure such borrowings. Cineplex Odeon continued to pay undisputed post-filing claims of all vendors, film suppliers and other suppliers in the ordinary course of business. In addition, the Initial Order permitted the repudiation of unexpired leases of Cineplex Odeon and its subsidiaries. Between February 15, 2001 and February 28, 2002, Cineplex Odeon repudiated 58 leases comprising 384 screens pursuant to the Initial Order of the Superior Court. As a result, as of February 28, 2002, Cineplex Odeon has closed 37 of these theatres comprising 211 screens. Landlords whose leases have been repudiated were entitled to file a claim in the CCAA proceedings in respect of such repudiation. The treatment of such claims has been set out in a plan of compromise and arrangement presented by Cineplex Odeon to the Superior Court and to its affected creditors. A claims process and claims bar date (September 24, 2001) was established to determine the claims entitled to vote on a plan as well as to receive distributions thereunder. On January 23, 2002, Cineplex Odeon filed the Canadian Plan in Canada pursuant to the CCAA. On February 22, 2002, Cineplex Odeon received approval for the Canadian Plan in a vote of creditors. At a hearing on March 4, 2002, Cineplex Odeon received Superior Court approval of the Canadian Plan. Holders of unsecured claims, including those related to repudiated theatres, will receive cash

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE, CONTINUED

distributions based upon their share of the settlement distribution pool up to a maximum of $20 million. See Note 3, Plan of Reorganization, for further discussion.

     As of February 28, 2001 and 2002, the Company has liabilities subject to compromise of approximately $471.4 million and $540.9 million, respectively, which include the following:

                                         FEBRUARY 28, 2001   FEBRUARY 28, 2002
                                         -----------------   -----------------
8 7/8% Senior Subordinated Notes             $300,000            $300,000
Interest payable -- Senior Subordinated
  Notes                                        14,348              14,348
Trade payables                                 31,454              31,269
Rent and rent related charges                  17,702              17,210
Lease termination claim liability              94,380             145,304
Accrued expenses/other                         13,506              32,802
                                             --------            --------
                                             $471,390            $540,933
                                             ========            ========

     All amounts presented above may be subject to future adjustments depending on U.S. Bankruptcy Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events.

     Amounts outstanding under the 8 7/8% Senior Subordinated Notes as of February 15, 2001 were classified as liabilities subject to compromise in the Consolidated Balance Sheet until the Plan became effective (March 21, 2002) and was implemented. The required interest payment of $13.3 million due February 1, 2001 was blocked by the lenders under the Senior Revolving Credit Facility prior to the filing date. Interest on unsecured claims has not been accrued during the period subsequent to the filing date (February 15, 2001). The amount of additional unpaid interest on the 8 7/8% Senior Subordinated Notes that would have been accrued through February 28, 2002 approximates $27.6 million. Pursuant to the Plan, which was effective on March 21, 2002, these notes and interest thereon were settled in accordance with the provisions of the Plan as set forth in Note 3 to these consolidated financial statements.


     The lease termination claim liability is based upon the Company's estimates of the landlords' claims for 73 theatres (481 screens) rejected and closed in the U.S., 37 theatres (211 screens) repudiated and closed in Canada and four leases terminated in Austria and Poland. In the U.S., the amount accrued by the Company for a landlord's lease claim, with respect to rejected theatres, is limited under the Bankruptcy Code. This limitation provides the Company with a far smaller lease termination liability than would have been incurred if these leases had been terminated without the protection of the Bankruptcy Code. This provision was subject to potential adjustments based on claims filed by the landlords and U.S. Bankruptcy Court actions. In Canada, the amount payable in respect of repudiated leases is established under the plan presented for approval by the affected classes of the creditors and the Superior Court. Although this amount is usually less than would otherwise be payable upon the unilateral termination of a lease, it is not prescribed by statute. The ultimate liability resulting from the filing of claims for any rejected/repudiated contracts or from additional leases that may be rejected/repudiated in connection with the bankruptcy proceedings will be settled and treated in accordance with the Plan. As a result, holders of allowed claims in the U.S. will receive a distribution based upon their pro rata share of the $45 million unsecured settlement distribution and holders of allowed Canadian claims will receive a distribution estimated up to a maximum of $20 million in full satisfaction of their respective claims. See Note 3, Plan of Reorganization, for further discussion. Of the $94.4 million and $145.3 million lease termination claim liability noted above at February 28, 2001 and 2002, respectively, approximately $71.4 million and $78.8 million, respectively, represent liabilities previously established that have been reclassified from accrued expenses and other long-term liabilities (which had been previously

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE, CONTINUED

related to certain above market lease obligations) and $23.0 million and $47.1 million, respectively, represents a charge recorded as a component of reorganization costs -- see Notes 5 and 6 of these consolidated financial statements for further discussion.

NOTE 5 - REORGANIZATION COSTS

     The Company has incurred reorganization related charges of approximately $42.1 million and $96.5 million for the fiscal years ended February 28, 2001 and 2002, respectively, which have been reflected in Reorganization Costs in the Consolidated Statement of Operations. Reorganization costs are directly associated with the reorganization proceedings under the Company's chapter 11 and CCAA filings. Included in such costs for the fiscal year ended February 28, 2001 are amounts related to (i) landlord claims related to the rejection of 69 theatres in the U.S., 32 theatres repudiated in Canada and four leases terminated in Austria and Poland, (ii) the write-off of deferred financing fees (previously included in "Deferred Charges and Other Assets" in the Consolidated Balance Sheet) and (iii) accruals or payments for professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001. Included in such costs for the fiscal year ended February 28, 2002 are amounts related to (i) landlord claims related to the rejection of nine additional theatres (comprising 72 screens) in the U.S. and the repudiation of 26 additional theatres (comprising 204 screens) in Canada and (ii) accruals or payments for professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001.

     Reorganization costs are as follows:

                                                     YEAR ENDED          YEAR ENDED
                                                    FEBRUARY 28,        FEBRUARY 28,
                                                        2001                2002
                                                  -----------------   -----------------
Lease claim charge                                     $23,005             $47,093
Professional advisory fees                               5,064              49,404
Write-off of deferred financing fees and
  original issue discount                               11,842                  --
Other expenses directly related to the
  bankruptcy                                             2,235                  --
                                                       -------             -------
     Total                                             $42,146             $96,497
                                                       =======             =======

     See Note 4, Liabilities Subject to Compromise, regarding the lease claim charge presented in the table above.

NOTE 6 - RESTRUCTURING CHARGES

     The Company has incurred restructuring charges of approximately $12.7 million and $9.5 million for the years ended February 28, 2001 and 2002, respectively, which have been reflected in Restructuring Charges in the Consolidated Statement of Operations. Included in such costs for the fiscal year ended February 28, 2001 are amounts related to (i) professional and advisory fees of approximately $8.8 million associated with the Company's evaluation of a longer-term financial plan incurred prior to the filing of bankruptcy (including amendments to the Company's bank debt) and (ii) severance and other expenses of approximately $3.9 million primarily associated with headcount reductions in the Company's U.S. operations during November 2000 (as of February 28, 2001, all of these terminated employees had been paid in full all amounts due as a result of this headcount reduction). Included in such costs for the fiscal year ended February 28, 2002 are amounts for severance related payments associated with headcount reductions in the Company's operations.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 6 - RESTRUCTURING CHARGES, CONTINUED

     As of February 28, 2002, the Company has restructuring liabilities of $9.2 million, which are included in Accounts Payable and Accrued Expenses in the consolidated balance sheet. The following is a rollforward of these restructuring liabilities:

Balance at March 1, 2000                                      $  1,185
Plus: amounts accrued during the year ended February 28,
  2001                                                          12,653
Less: amounts paid during the year ended February 28, 2001     (12,653)
                                                              --------
          Balance at February 28, 2001                        $  1,185
Plus: amounts accrued during the year ended February 28,
  2002                                                           9,549
Less: amounts paid during the year ended February 28, 2002      (1,549)
                                                              --------
          Balance at February 28, 2002                        $  9,185
                                                              ========

NOTE 7 - LOSS ON SALE/DISPOSAL OF THEATRES AND OTHER

     For the year ended February 28, 2001, the loss on sale/disposal of theatres and other includes a charge of $240.6 million (consisting primarily of the write-off of net book value of $203.7 million and allocated goodwill of $58.5 million partially offset by net proceeds from asset sales) for a plan to accelerate the disposal of approximately 189 theatres comprising 1,160 screens in the U.S., Canada and internationally. These accelerated disposal plans were a result of the continued decline in attendance levels experienced at these theatres, which was exacerbated by the below average film product available during the summer and fall of 2000.

     These 189 theatres targeted for disposal generated $215.4 million in revenues and negative operating cash flow of $22.2 million for the year ended February 28, 2001. During the year ended February 28, 2001, the Company actually disposed of 107 of these theatres comprising 587 screens with the remainder targeted for disposal/renegotiation in fiscal 2002.

     The aforementioned loss on sale/disposal of theatres, which also includes the write-off of certain costs associated with discontinued theatre projects, has been included in Loss on Sale/Disposal of Theatres and Other in the Consolidated Statement of Operations.

     The fiscal 2002 loss on sale/disposal of theatres and other of $33.8 million includes losses on theatres which have been sold or disposed of and the write-down of net book value and other costs associated with theatres targeted for accelerated disposition or lease renegotiation.

NOTE 8 - ACCOUNTS RECEIVABLE

     As of February 28, 2001, accounts receivable of $11.5 million consists of trade receivables of $6.3 million and other receivables of $5.2 million. As of February 28, 2002, accounts receivable of $11.2 million consists of trade receivables of $7.4 million and other receivables of $3.8 million.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 9 - PROPERTY, EQUIPMENT AND LEASEHOLDS

     Property, equipment and leaseholds consists of:


                                                          FEBRUARY 28,   FEBRUARY 28,
                                                              2001           2002
                                                          ------------   ------------
Land                                                       $   61,562     $   55,805
Buildings                                                     486,235        510,328
Equipment                                                     299,371        310,361
Leasehold Improvements                                        187,980        193,658
Theatre Level Goodwill                                        358,690        306,903
Construction in Progress                                       58,534         11,512
                                                           ----------     ----------
  Total Property, Equipment and Leaseholds                  1,452,372      1,388,567
Less: Accumulated Depreciation and Amortization               383,449        404,233
                                                           ----------     ----------
                                                           $1,068,923     $  984,334
                                                           ==========     ==========


     The cost of property and equipment under capital leases amounted to $40.3 million and $27.5 million, with accumulated depreciation of $9.9 million and $9.0 million as of February 28, 2001 and February 28, 2002, respectively. Depreciation expense of property and equipment under capital leases is included in depreciation and amortization expense in the Consolidated Statement of Operations.

     The Company continues to review the assets and related intangibles of its motion picture theatres for impairment in accordance with the provisions of SFAS No. 121. As a result of this process, the Company has recognized a provision for asset impairment, for theatres which have continued to operate, of $5.5 million, $7.5 million and $7.5 million for the years ended February 28, 2000, February 28, 2001 and February 29, 2002, respectively. These charges are included in Depreciation and Amortization in the Consolidated Statement of Operations.

NOTE 10 - LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

     The Company's long-term investments primarily consist of 50% interests in LST, which operated 10 theatres with 156 screens, MJT, which operated 5 theatres with 60 screens, and Yelmo, which operated 18 theatres with 173 screens, and a 24.6% interest in Megabox, which operated 4 theatres with 32 screens, each at February 28, 2002. The Company accounts for these investments following the equity method of accounting.

     The Company's carrying value of LST was $13.0 million and $14.7 million, of MJT was $17.3 million and $13.6 million, of Yelmo was $57.5 million and $56.3 million, and of Megabox was $8.1 million and $7.7 million, each at February 28, 2001 and February 28, 2002, respectively. The investments were in the form of equity, interest bearing notes and working capital advances.

     The Company's equity share of earnings/(losses) in LST, MJT, Yelmo and Megabox, in the aggregate, for the years ended February 28 or 29, 2000, 2001 and 2002 was approximately $1.1 million, $(5.1) million and $(1.7) million, respectively. In addition, during fiscal 2001, the Company recorded a charge of approximately $3.3 million related to the write-down of certain assets related to MJT which are reflected in Equity (income)/loss in long-term investments in the Consolidated Statement of Operations.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 10 - LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS, CONTINUED

     The following table presents condensed financial information for the LST, MJT, Yelmo and Megabox partnerships on a combined basis:

                                                     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                    FEBRUARY 29,    FEBRUARY 28,    FEBRUARY 28,
                                                        2000            2001            2002
                                                    ------------    ------------    ------------
Box Office                                            $ 81,531        $ 96,958        $121,519
Concessions/Other                                       37,209          44,311          53,696
                                                      --------        --------        --------
Total Revenues                                         118,740         141,269         175,215
Total Operating Costs                                   91,319         107,552         135,726
General and Administrative Costs                         4,789          10,412           8,166
Loss on Sale/Disposal of Theatres and Other                 --           7,239               3
                                                      --------        --------        --------
                                                        22,632          16,066          31,320
Depreciation and Amortization                           10,351          16,994          22,116
                                                      --------        --------        --------
Income/(Loss) from Operations                         $ 12,281        $   (928)       $  9,204
                                                      ========        ========        ========
Net Income/(Loss)                                     $  2,954        $(10,784)       $ (2,428)
                                                      ========        ========        ========

                                                              FEBRUARY 28,   FEBRUARY 28,
                                                                  2001           2002
                                                              ------------   ------------
Assets                                                          $253,328       $264,399
Liabilities                                                     $145,532       $159,532

     On April 2, 2002, Onex and OCM Cinema, the holders of 100% of the Company's common stock as of March 21, 2002, acquired a 49% interest in LST (and agreed to acquire the remaining 1% interest not later than May 1, 2003). As noted above, the Company owns a 50% interest in LST and, accordingly, Onex will have a controlling interest in LST. Beginning April 2, 2002, the assets, liabilities, and results of operations of LST will be included in the Company's financial statements on a combined basis as opposed to the equity method of accounting followed in prior years.

NOTE 11 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of:

                                                          FEBRUARY 28,   FEBRUARY 28,
                                                              2001           2002
                                                          ------------   ------------
Accounts payable -- trade                                   $41,942        $ 53,526
Accrued occupancy                                             6,583          17,956
Accrued bankruptcy related costs and severance                3,448          38,938
Other accrued expenses                                       36,086          44,706
                                                            -------        --------
                                                            $88,059        $155,126
                                                            =======        ========

     At February 28, 2001 and 2002, other accrued expenses include $4.0 million and $5.6 million, respectively, of contractual obligations and other liabilities related to acquired leases. Additionally, approximately $44.0 million and $7.7 million of contractual obligations related to acquired leases are included in Other Long-term Liabilities at February 28, 2001 and 2002, respectively. These contractual obligations relate to unfavorable above market acquired lease obligations or contractual buyouts for certain acquired

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 11 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES, CONTINUED


theatres. Also see Note 4 to these consolidated financial statements as certain lease related and other liabilities that arose prior to fiscal 2001 have been reclassified to Liabilities Subject to Compromise as a result of the bankruptcy proceedings.

NOTE 12 - LONG-TERM DEBT AND OTHER OBLIGATIONS

     Due to the Company's failure to comply with certain financial covenants and the commencement of the chapter 11 and CCAA cases, the Company was in default on substantially all of its pre-petition debt obligations. Except as otherwise may be determined by the U.S. Bankruptcy Court or the Superior Court, the stay protection afforded by the chapter 11 and CCAA cases prevented any action from being taken with regard to any of the defaults under the pre-petition debt obligations. Certain of these obligations were classified as Liabilities Subject to Compromise at February 28, 2001 and 2002. See Note 4 to these consolidated financial statements for additional information. No interest has been paid or accrued on indebtedness subsequent to the petition date and no principal payments have been made since the petition date. In accordance with the final order approving the Debtor-in-Possession Credit Facility (the "DIP Facility"), the Company is authorized to make adequate protection payments on a monthly basis in an amount equal to the base rate of interest plus 150 basis points on the pre-petition bank debt outstanding under the Senior Revolving Credit Facility. The Company's borrowings under its Senior Revolving Credit Facility at February 28, 2001 and 2002 totaled $733.8 million and $737.2 million, respectively, with an additional $5.0 million and $4.6 million of availability for outstanding letters of credit, respectively. The Senior Revolving Credit Facility balance at February 28, 2002 includes approximately $2.0 million of pre-petition accrued interest that had been classified as an accrued expense. The remaining increase in borrowings of $1.3 million during the fiscal year ended February 28, 2002 represents the funding of amounts drawn on existing letters of credit under the Senior Revolving Credit Facility.

     Long-term debt and other obligations consist of:

                                                    FEBRUARY 28,        FEBRUARY 28,
                                                        2001                2002
                                                  -----------------   -----------------
Senior Revolving Credit Facility                      $733,844            $737,188
Debtor-in-Possession Credit Facility                        --                  --
West 34th Street Loan                                       --               7,304
Mortgages payable -- non-recourse, payable
  through 2008, interest rates from 8.5% to
  11.5%                                                 10,746               9,390
                                                      --------            --------
                                                       744,590             753,882
Less: Current maturities                               738,197             745,092
                                                      --------            --------
                                                      $  6,393            $  8,790
                                                      ========            ========

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 12 - LONG-TERM DEBT AND OTHER OBLIGATIONS, CONTINUED

     Annual maturities of obligations under long-term debt for the next five fiscal years and thereafter are set forth as follows:

YEAR ENDING FEBRUARY 28 OR 29,
------------------------------
2003                                                        $745,092
2004                                                             602
2005                                                             652
2006                                                             708
2007                                                             768
Thereafter                                                     6,060
                                                            --------
                                                            $753,882
                                                            ========

     In connection with the Company's chapter 11 and CCAA filings, on February 15, 2001, as amended, the Company entered into an agreement with Bankers Trust Company, as Administrative Agent for the DIP Facility. The DIP Facility, approved by the U.S. Bankruptcy Court on April 4, 2001, provided financing of approximately $146 million, of which $60 million consisted of a new revolving credit line. The remaining $86 million was term debt used to repay post-default advances (i.e., subsequent to August 31, 2000) made under the Senior Revolving Credit Facility, which were secured with mortgages on eleven of the Company's existing theatre properties. This $86 million is included in the current portion of long-term debt of $745.1 million as of February 28, 2002. The $60 million revolving credit facility included in the DIP Facility was available to finance the Company's operations in the normal course of business during the restructuring process (including the required adequate protection payments and funding the operating requirements and certain capital projects of Cineplex Odeon -- up to a maximum of $20 million) and the completion of certain designated construction projects which were committed to prior to the petition date. Loans under the DIP Facility bear interest at the bank's base rate plus 1.5% or LIBOR plus 3.25%. The weighted average interest rate relating to the DIP Facility was 6.7% for fiscal year 2002. The terms of the DIP Facility also required the Company to make adequate protection payments on a monthly basis on the pre-default amounts borrowed under the Senior Revolving Credit Facility (approximately $655 million). The terms of the DIP Facility contained certain restrictive covenants which included: limitations on the incurrence of additional guarantees, liens and indebtedness, limitations on the sale of assets, and limitations on the funding of capital expenditures. The DIP Facility also required that the Company meet certain minimum thresholds for consolidated cumulative earnings before interest, taxes, depreciation/amortization and other expenses as defined. For the months ended February 28, 2001 through February 28, 2002, the Company was in compliance with all financial covenant requirements reflected in the DIP Facility.

     On July 3, 2001, the U.S. Bankruptcy Court authorized the Company to execute a Second Amendment to the DIP Facility. This amendment generally permitted the Company to separately finance its obligations to complete the 14-screen theatre complex at West 34th Street in New York City, which opened on November 2, 2001 and is being operated by the Company under a long-term operating lease agreement. This theatre was committed to by the Company prior to the petition filing date (February 15, 2001). The developer agreed to provide the Company with financing of up to $10 million to complete the West 34th Street theatre and as of February 28, 2002, $7.3 million had been drawn. As collateral for this loan, the developer received, among other things, a first priority security interest in an existing property, which is owned by the Company in fee. The fair value of this collateral approximates the amount drawn under this loan as of February 28, 2002. The West 34th Street Loan was also secured by a lien on the Company's interest in the West 34th Street lease and the cash flow generated by the theatre operations. The loan bears interest at the bank's base rate plus 1.5% or

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 12 - LONG-TERM DEBT AND OTHER OBLIGATIONS, CONTINUED

LIBOR plus 3.25%, which is payable monthly. Pursuant to its terms, this loan was repaid upon the Company's emergence from bankruptcy (March 21, 2002).

     As of February 28, 2001 and 2002, no amounts had been drawn against the revolving credit portion of the DIP Facility. The $86 million drawn to repay post-default advances is included in amounts due under the Senior Revolving Credit Facility. The Company's availability under the DIP Facility equaled $60.0 million as of February 28, 2002. As a result of the Company's emergence from bankruptcy on March 21, 2002, the Company no longer has any availability under the DIP Facility. The DIP Facility expired upon the effectiveness of the Company's plan of reorganization (March 21, 2002).

     At February 28, 2002, the Company had outstanding $300 million aggregate principal amount of 8 7/8% Senior Subordinated Notes (the "Notes") due 2008. On February 1, 2001, the required interest payment of $13.3 million due on the Company's Notes was blocked by the lenders under the Senior Revolving Credit Facility. In accordance with the Indenture, the Company had thirty days to cure the default before such payment default became an event of default which would permit the requisite holders to accelerate payment of the outstanding principal amount of and accrued interest on these notes. These Notes automatically accelerated as a result of the chapter 11 filing. The payments on the 8 7/8% Senior Subordinated Notes, including interest, have been stayed and have been reclassified as Liabilities Subject to Compromise in the Consolidated Balance Sheet. See Note 3, Plan of Reorganization, and Note 4, Liabilities Subject to Compromise, for further discussion. Pursuant to the Plan, which was effective on March 21, 2002, these notes and interest thereon were settled as an unsecured U.S. claim, in accordance with the provisions of the Plan described in Note 3 to these consolidated financial statements.

SUBSEQUENT EVENTS - LONG-TERM DEBT

     On the Effective Date, the Company entered into a Term Loan Agreement (the "Term Loan") with Bankers Trust Company, as administrative agent. The Term Loan, which approximates $430 million, represents the restructuring of 98.25% of $437.2 million outstanding under the Company's Senior Revolving Credit Facility prior to emergence from bankruptcy. The remaining $300 million of pre-petition bank debt owned by Onex and OCM Cinema was converted into equity of the Company. The maturity date of the Term Loan is February 28, 2008. The principal payment dates are quarterly commencing May 31, 2003. The Term Loan bears interest at a rate of: (i) the base rate or an Adjusted Eurodollar rate plus (ii) an applicable margin based on the Company's Leverage Ratio (as defined).

     Additionally, on March 21, 2002, pursuant to the terms of the Plan, the Company entered into a $140 million Priority Secured Credit Agreement (the "Credit Agreement") with Bankers Trust Company, as administrative agent for the U.S. financial institution lenders, and Deutsche Bank AG, Canada Branch, as administrative agent for the Canadian financial institution lenders. The Credit Agreement is comprised of two tranches: (i) an $85 million Exit Revolving Credit Facility (including $10 million available to Cineplex Odeon) and (ii) a $55 million Exit Term Loan (including $20 million available to Cineplex Odeon). The proceeds of these facilities will be used: (i) to provide for the working capital requirements and general corporate purposes, (ii) pay certain costs and expenses related to the bankruptcy and (iii) to fund a portion of the general unsecured creditors settlement. These facilities are secured by, among other things, a pledge of the stock of the Company's subsidiaries and liens on substantially all of the Company's assets. The maturity date of the Term Loan is February 28, 2007. The principal payment dates are quarterly commencing May 31, 2003. The Exit Term Loan bears interest at the base rate plus 2.75% or the Adjusted Eurodollar rate plus 3.75% for U.S. loans and at the Canadian Prime Rate plus 2.75% or the BA Rate plus 3.75% for Canadian loans.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 12 - LONG-TERM DEBT AND OTHER OBLIGATIONS, CONTINUED

     The Term Loan, Exit Term Loan and Exit Revolving Credit Facility include various financial covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business,
(xi) limitations on capital expenditures and (xii) certain reporting requirements. Additionally, these facilities include financial performance covenants, including: (i) a Maximum Leverage Ratio (as defined) and (ii) a Minimum Debt Service Coverage Ratio (as defined).

     Annual maturities of obligations under the Term Loan and Credit Agreement for the next five years and thereafter are set forth as follows:

YEAR ENDING FEBRUARY 28 OR 29,
------------------------------
     2003                                                   $  5,550
     2004                                                     20,000
     2005                                                     25,000
     2006                                                     25,000
     2007                                                     64,450
     Thereafter                                              344,932
                                                            --------
                                                            $484,932
                                                            ========

NOTE 13 - LEASES

     The Company conducts a significant part of its operations in leased premises. Leases generally provide for minimum rentals plus percentage rentals based upon sales volume, and may include escalation clauses, guarantees and certain other restrictions, and also require the tenant to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 20 to 40 years and contain various renewal options, generally in intervals of five to ten years.

     Future minimum rental commitments at February 28, 2002 under the above mentioned operating and capital leases are set forth as follows:

                                                         OPERATING    CAPITAL
YEAR ENDING FEBRUARY 28 OR 29,                             LEASES     LEASES
------------------------------                           ---------    -------
     2003                                                $  101,281   $ 2,586
     2004                                                    99,938     2,709
     2005                                                   100,459     2,709
     2006                                                    99,151     2,709
     2007                                                    97,145     2,709
     Thereafter                                             961,684    31,164
                                                         ----------   -------
     Total Minimum Rentals                               $1,459,658    44,586
                                                         ==========
     Less Amount Representing Interest                                 20,877
                                                                      -------
     Net Minimum Rentals                                              $23,709
                                                                      =======

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 13 - LEASES, CONTINUED

     The future minimum rental commitments at February 28, 2002 for the next five years and thereafter, as set forth in the table above, exclude rental commitments for those leases which have been rejected/repudiated as a result of the chapter 11 and CCAA filings.

     Minimum rental expense related to operating leases was $102.9 million, $115.1 million and $99.2 million for the years ended February 28 or 29, 2000, 2001 and 2002, respectively. Percentage rental expense for those same periods was $7.5 million, $4.9 million and $7.1 million, respectively.

NOTE 14 - EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS

PROFIT SHARING AND SAVINGS PLAN

     The Company has a defined contribution Profit Sharing and Savings Plan ("Savings Plan") for substantially all eligible salaried employees in the United States and Canada under which the Company contributes by matching 50% of the employee contribution up to a maximum of 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit), but this amount is not eligible for matching contributions by the Company. The Savings Plan also provides for special profit sharing contributions, the annual amount of which is determined at the discretion of the Company. The expense recorded by the Company related to contributions to the Savings Plan aggregated $2.4 million, $2.6 million and $2.6 million for the years ended February 28 or 29, 2000, 2001 and 2002, respectively.

EMPLOYEE HEALTH AND WELFARE AND OTHER POST-RETIREMENT BENEFITS

     The Company provides health and welfare benefits and post-retirement benefits to eligible executives and employees in the United States and Canada. The Company has accrued post-retirement benefits of $3.5 million and $3.5 million at February 28, 2001 and 2002, respectively, and recognized an annual cost of $49 and $240 for the years ended February 28 2001 and 2002, respectively. There was no annual cost recognized for the year ended February 29, 2000. The cost and accrued benefit obligations are calculated using a discount rate of 7.5% and 7.25% for the years ended February 28, 2001 and 2002, respectively, and a health care trend rate of 9% for fiscal 2002 (with this rate assumed to gradually decrease to 5% for fiscal 2010 and thereafter).

PENSION PLANS

     The Company had a defined benefit pension plan covering all full-time employees in the United States, which provided benefits based on years of service and the employees' compensation for certain periods during the last years of employment. During fiscal 1999, the Company decided to freeze benefits under this plan and convert the plan to a cash balance plan. This plan was restructured as of January 1, 1999 and all eligible employees previously covered under the plan became eligible to participate in the Company's Savings Plan. As of February 28, 2001 and 2002, the pension fund assets were $8.1 million and $7.7 million, respectively, the projected benefits obligations were $11.1 million and $10.1 million, respectively, and the Company had accrued pension costs of $3.2 million and $2.0 million, respectively, associated with this plan. Additionally, the Company has recognized an annual cost of $402, $368 and $236 for the year ended February 28 or 29, 2000, 2001 and 2002, respectively. The cost and accrued benefit obligations associated with the pension plan were calculated utilizing a discount rate of 7.5% and 7.25% for the years ended February 28, 2001 and 2002, respectively, and a long-term rate of return of 8.5% and 9.0% for fiscal 2001 and 2002, respectively.

     The Company has a pension plan covering substantially all full-time Canadian employees. Prior to January 1, 1993 this plan was a defined benefit plan, and effective on that date it was converted to a defined contribution plan. At the date of conversion, benefits under the defined benefit plan were frozen. The actuarial

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 14 - EMPLOYEE AND POSTRETIREMENT BENEFIT PLANS, CONTINUED

estimate for the plan covering Canadian employees indicates a surplus of pension fund assets over accrued benefits of approximately $918 and $930 as of February 28, 2001 and 2002, respectively. The cost and accrued benefit obligations associated with the pension plan were calculated utilizing a discount rate of 6.5% and 6.5% and a long-term rate of return of 7.0% and 7.0% for fiscal 2001 and 2002, respectively.

OTHER PLANS

     Various employees are covered by union sponsored pension plans. The contributions are determined in accordance with provisions of negotiated labor contracts. Under these agreements, benefit expenses aggregated $1.8 million, $1.6 million and $1.5 million for the years ended February 28 or 29, 2000, 2001 and 2002, respectively.

NOTE 15 - RELATED PARTY TRANSACTIONS

     In the ordinary course of business, LCP has entered into transactions with certain current or former stockholders of the Company. A summary of significant transactions with these parties is provided below.

     The Company has exhibited films distributed by Sony Pictures Entertainment Inc. ("SPE") in the past, and expects to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that management believes are on an arm's-length basis. At February 28, 2001 and 2002, the Company owed SPE and affiliates $10.9 million and $6.1 million, respectively, under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by SPE in the amount of $38.4 million, $41.0 million and $36.1 million, for the years ended February 28 or 29, 2000, 2001 and 2002, respectively. Additionally, the Company leases a theatre property from an affiliate of Sony Corporation of America ("SCA"). Total occupancy related payments during fiscal years 2001 and 2002 were $4.7 million and $4.0 million, respectively. As discussed in Note 3 to these consolidated financial statements, upon the Company's emergence from bankruptcy all existing equity securities of LCP were cancelled. As a result, SPE ceased to own any of the Company's common stock as of the effective date of the Plan (March 21, 2002).

     The Company has exhibited films distributed by Universal Studios, Inc. ("Universal") in the past, and expects to continue to do so in the future. Payments are based on negotiated and/or contracted rates established on terms that management believes are on an arm's-length basis. At February 28, 2001 and February 28, 2002, the Company owed Universal $1.0 million and $5.5 million, respectively, under film licensing agreements. The Company has recognized film rental expenses relating to the exhibition of films distributed by Universal in the amount of $51.3 million, $48.2 million and $47.1 million for the years ended February 28 or 29, 2000, 2001 and 2002, respectively. On June 28, 2001, Universal sold 14,946,461 shares of the Company's common stock and 63,000 shares of the Company's Class B non-voting common stock to Goldman, Sachs & Co. In addition, Universal affiliate Universal Studios International BV sold 17,000 Class B non-voting common shares to Goldman, Sachs & Co. All of the shares were sold for an aggregate purchase price of $1.00. Following the sale, Universal ceased to own any shares of common stock of the Company.

     The Company has entered into several transactions with affiliates of Millennium Development ("Millennium"), an affiliate of MDP Ventures II LLC, and negotiations are ongoing with respect to other transactions. The Company leases real property in New York from an affiliate of Millennium. Total occupancy related payments to Millennium, with respect to this property, during fiscal years 2001 and 2002 were approximately $5.3 million and $3.9 million, respectively. In December 2000, the Company entered into an agreement with an affiliate of Millennium to restructure a lease entered into by one of its subsidiaries concerning a property in Boston, Massachusetts. Under the terms of the revised agreement, aggregate base lease payments will be approximately $3.8 million per year with percentage rent payments based on the

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 15 - RELATED PARTY TRANSACTIONS, CONTINUED

performance of the theatre. Total occupancy related payments to Millennium, with respect to this property, which opened during fiscal year 2002 were approximately $2.9 million. The Company's Star Theatres partnership and an affiliate of Millennium each hold a 50% interest in Star Southfield Center, LLC, which leases real property in Michigan to Star Theatres. Total rental related payments to Star Southfield Center, LLC under this lease for fiscal years 2001 and 2002 were approximately $2.8 million. As discussed in Note 3 to these consolidated financial statements, upon the Company's emergence from bankruptcy all existing equity securities of LCP were cancelled. As a result, Millennium ceased to own any of the Company's common stock as of the effective date of the Plan (March 21, 2002).

NOTE 16 - INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". This statement applies an asset and liability approach that requires the recognition of deferred tax assets and liabilities with respect to the expected future tax consequences of events that have been recognized in the consolidated financial statements and tax returns.

     The provision for income taxes consists of the following:

                                          FEBRUARY 29,        FEBRUARY 28,        FEBRUARY 28,
                                              2000                2001                2002
                                        -----------------   -----------------   -----------------
Current tax expense
  U.S. federal                               $   --              $   --              $   --
  State and local                               593               2,000               1,328
  Foreign                                     1,069               1,598               1,222
                                             ------              ------              ------
     Total current                            1,662               3,598               2,550
Deferred tax expense
  U.S. federal                                   --                  --                  --
  State and local                                --                  --                  --
                                             ------              ------              ------
Total tax provision                          $1,662              $3,598              $2,550
                                             ======              ======              ======

     Reconciliation of the provision for income taxes to the statutory federal income tax rate follows:

                                            FEBRUARY 29,       FEBRUARY 28,        FEBRUARY 28,
                                            2000       %       2001        %       2002       %
                                          --------   -----   ---------   -----   --------   -----
Benefit on pre-tax loss before
  cumulative effect of change in
  accounting principle at statutory
  federal income tax rate                 $(17,405)  (35.0)  $(148,683)  (35.0)  $(64,872)  (35.0)
Provision for state and local taxes (net
  of federal income tax benefit)               385     0.8       1,300     0.3        863     0.5
Change in valuation allowance               13,205    26.6     143,373    33.8     58,175    31.4
Impact of foreign operations (primarily
  minimum/capital taxes)                     1,069     2.1       1,598     0.4      1,222     0.7
Other non-deductible expenses (primarily
  amortization of goodwill and other
  intangible assets)                         4,408     8.9       6,010     1.4      7,162     3.8
                                          --------   -----   ---------   -----   --------   -----
                                          $  1,662     3.4   $   3,598     0.9   $  2,550     1.4
                                          ========   =====   =========   =====   ========   =====

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 16 - INCOME TAXES, CONTINUED

     Significant components of the deferred tax assets and liabilities follow:

                                                FEBRUARY 28, 2001    FEBRUARY 28, 2002
                                                -----------------    -----------------
Net deferred tax assets:
  Net operating loss carryforwards                  $ 293,344            $ 320,738
  Loss on sale/disposals of theatres and other         96,594              124,676
  Contractual obligations                              42,161               37,025
  Book/tax fixed asset basis differences               22,757               19,248
  Other                                                19,111               17,727
                                                    ---------            ---------
                                                      473,967              519,414
Less: valuation allowance                            (457,817)            (505,062)
                                                    ---------            ---------
     Total net deferred tax assets                     16,150               14,352
Net deferred tax liabilities:
  Depreciation and amortization                        16,150               14,352
                                                    ---------            ---------
     Total net deferred tax liabilities                16,150               14,352
                                                    ---------            ---------
     Net deferred tax liability                     $      --            $      --
                                                    =========            =========

     The valuation allowance of $505.1 million as of February 28, 2002 represents a provision for the uncertainty as to the realization of deferred income tax assets, including temporary differences associated with the loss on sale and disposals of theatres, certain contractual obligations and net operating loss ("NOL") carryforwards. The Company has concluded that based upon expected future results, it cannot be reasonably assured that the deferred income tax asset balance will be realized. During the current year, the valuation allowance for deferred income tax assets increased by approximately $47.2 million. This increase was due to the generation of NOLs, relating to a book taxable loss and additional temporary differences, primarily relating to the loss on sale and disposals of theatres.

     For tax purposes, NOLs of approximately $747.3 million, expiring between the years 2003 and 2021, are available to offset future taxable income. A portion of the U.S. NOL carryforwards, in the amount of $215.5 million, is subject to certain limitations and restrictions under the Internal Revenue Code of 1986, as amended. Although the Company continues to realize NOLs for income tax purposes, it continues to be subject to levels of minimum state and local income and capital taxes in North America, which are not offset by NOLs.

     As a result of the plan of reorganization, the net operating loss carryforward will be reduced due to the extinguishment of debt. In addition, any remaining net operating losses may also be limited due to the change in ownership. As these net operating loss carryforwards and valuation allowances will be re-valued as part of the reorganization in accordance with SOP 90-7, any tax benefit derived from the release of the valuation allowances post-reorganization will be accounted for as a credit to goodwill rather than a deduction from the income tax provision.

     No provisions have been made for foreign withholding taxes or United States income taxes associated with the cumulative undistributed earnings of foreign subsidiaries as of February 28, 2002, as these earnings are expected to be reinvested in working capital and other business needs indefinitely. A determination of the amount of unrecognized deferred income tax liability with respect to such earnings is not practicable.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 17 - SEGMENT AND GEOGRAPHIC DATA

     The Company is engaged in one line of business, film exhibition. The following table presents summarized financial information about the Company by geographic area. There were no material amounts of sales or transfers among geographic areas.

                                           UNITED STATES    CANADA     INTERNATIONAL   CONSOLIDATED
                                           -------------    ------     -------------   ------------
February 29, 2000
     Box office revenue                     $  525,698     $ 119,847     $  2,229       $  647,774
     Concessions                               191,749        51,088          674          243,511
     Total operating revenue                   744,704       180,272        3,491          928,467
     Income/(loss) from operations              28,882          (834)      (6,193)          21,855
     Total assets                            1,487,981       362,998       56,410        1,907,389
     Capital expenditures                      149,158        28,778        7,414          185,350
     Depreciation and amortization
       expense                                  91,050        20,586          600          112,236

February 28, 2001
     Box office revenue                     $  516,772     $ 110,030     $  2,049       $  628,851
     Concessions                               194,741        45,665          628          241,034
     Total operating revenue                   736,851       165,395        3,022          905,268
     Loss from operations                     (160,155)     (102,547)     (12,973)        (275,675)
     Total assets                            1,314,851       295,461       67,274        1,677,586
     Capital expenditures                      108,977        41,706          176          150,859
     Depreciation and amortization
       expense                                  98,784        24,390          945          124,119

February 28, 2002
     Box office revenue                     $  495,502     $ 104,241     $    982       $  600,725
     Concessions                               182,330        41,623          336          224,289
     Total operating revenue                   702,313       152,310        1,530          856,153
     Income/(loss) from operations             (34,518)       11,543       (3,264)         (26,239)
     Total assets                            1,230,847       283,588       65,284        1,579,719
     Capital expenditures                       41,383        14,505           --           55,888
     Depreciation and amortization
       expense                                  91,312        17,123          388          108,823

     No single customer accounts for more than 10% of total revenues for each of the three years ended February 28, 2002.

NOTE 18 - STOCK OPTION PLANS

     During fiscal 1998, the Company created the 1997 Stock Incentive Plan (the "Stock Plan") providing for the granting of options to employees, officers, directors, consultants, and advisors of the Company or an affiliate. The Stock Plan is administered by a committee of the Board of Directors (the "Committee"). The Stock Plan provides for the grants or awards of incentive and non-qualified stock options, stock appreciation and dividend equivalent rights, restricted stock, performance units and performance shares. During December 1997, the Company granted non-qualified stock options to certain key employees. During April 1999, the Company granted 1,991,472 additional non-qualified stock options to 900 of its employees. Additionally, during April 2000, the Committee approved a grant of 340,000 non-qualified stock options to the Company's employees. Under the Stock Plan, the Company had a total of 5,862,265 shares available for the grant of awards. As of February 28, 2001 and 2002, an aggregate of 5,143,361 shares and 4,809,558 shares were subject to outstanding options, respectively. As of February 28, 2001 and 2002, an

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 18 - STOCK OPTION PLANS, CONTINUED

aggregate of 2,686,910 options and 3,265,848 options were exercisable, respectively. Pursuant to the plan of reorganization that became effective on March 21, 2002, all outstanding stock options were cancelled.

     The following table summarizes information about the stock options outstanding at February 28, 2001 and 2002 (per share amounts are in whole dollars):

                                                   YEAR ENDED                     YEAR ENDED
                                               FEBRUARY 28, 2001              FEBRUARY 28, 2002
                                          ----------------------------   ----------------------------
                                          NUMBER OF   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
                                           SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                                          ---------   ----------------   ---------   ----------------
Shares under option:
  Outstanding at beginning of year        5,152,560        $12.38        5,143,361        $11.91
  Granted                                   340,000          3.63               --            --
  Exercised                                      --            --               --            --
  Forfeited/expired                        (349,199)        10.84         (333,803)        10.81
                                          ---------                      ---------
Outstanding at end of year                5,143,361         11.91        4,809,558         11.98
                                          =========                      =========
Options exercisable at year-end           2,686,910         12.53        3,265,848         12.54
Weighted average fair value of options
  granted/converted                                          1.47                             --

     The Company applies APB No. 25 and related interpretations in accounting for the Stock Plan. For purposes of the disclosure below, compensation costs for the Stock Plan have been determined based upon the fair value at the date of grant for awards under the Stock Plan, consistent with the methodology under SFAS No. 123, utilizing the Black-Scholes option pricing model based on the following assumptions:

                                                              2001    2002
                                                              -----   -----
Expected life (years)                                             5       5
Expected volatility                                           38.97%  38.97%
Expected dividend yield                                          --      --
Risk free interest rate                                        6.41%   6.41%

     The Company's net loss and loss per share for the years ended February 29, 2000, February 28, 2001 and February 28, 2002 are presented in the pro forma amounts indicated below (per share amounts are in whole dollars):

                                                               2000       2001        2002
                                                             --------   ---------   ---------
Net loss                                       As reported   $(51,390)  $(436,246)  $(187,900)
                                               Pro forma      (53,102)   (438,097)   (190,901)
Loss per share -- basic                        As reported      (0.88)      (7.44)      (3.21)
                                               Pro forma        (0.91)      (7.47)      (3.26)
Loss per share -- diluted                      As reported      (0.88)      (7.44)      (3.21)
                                               Pro forma        (0.91)      (7.47)      (3.26)

NOTE 19 - COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     As of February 28, 2002, the Company has aggregate commitments of $33.2 million primarily related to the completion of construction of two theatre properties (comprising 28 screens) anticipated to be opened next year and several recently opened theatres. The Company has also guaranteed $91.2 million related to future minimum lease payments under lease agreements entered into by MJT that expire between 2005 and

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 19 - COMMITMENTS AND CONTINGENCIES, CONTINUED

2030. The Company also has a $4 million standby letter of credit issued under its credit facility to support its commitment with respect to one of the theatre leases.

METREON ARBITRATION

     In May 1997, the Company entered into a 21-year lease with Metreon, Inc. ("Metreon"), an affiliate of SCA, to operate a multiplex theatre in an entertainment/retail complex developed by Metreon in San Francisco. Since that theatre opened in June 1999, the Company has had a dispute with Metreon with respect to construction costs (amount of dispute is approximately $5 million) that may be the Company's responsibility under the lease. Also, the Company is in dispute with regard to the nature of the costs that Metreon is seeking to include as operating expenses under the lease, and the proper allocation of operating expenses to this theatre, based on the Company's proportionate share of the complex. To date, the Company has been unable to resolve these issues through negotiation with Metreon. The estimated difference in operating expenses allocable to this theatre, taking into account differences over both the nature of the allocable costs and determination of the Company's proportionate share of the complex, is approximately $3-$4 million per annum for the duration of the lease. Pursuant to the terms of the lease, the Company is to contribute to the operating expenses of the complex in an amount equal to its proportionate share of the total floor area of the complex. Metreon has asserted that the Company's proportionate share of the complex is approximately 47%, while the Company asserts that its proportionate share is approximately 32%. On September 19, 2000, as permitted by the lease, Metreon filed a demand for arbitration with the American Arbitration Association seeking a declaration of the proportionate share of the complex floor area occupied by this theatre. This arbitration was stayed as a result of the filing of the chapter 11 petition. On May 17, 2001, Metreon filed a motion for relief from the automatic stay to pursue the arbitration. The Company filed an objection to Metreon's motion and a hearing on the motion and the objection did not occur. On May 23, 2002, the U.S. Bankruptcy Court entered an order (the "Assumption Order") authorizing the Company to assume the Metreon lease. The Assumption Order provides that the assumption of the lease is without prejudice to any rights of the Company and Metreon with respect to the merits of the dispute or the appropriate forum for resolving the dispute. The Company believes that it has meritorious defenses to all of Metreon's claims against the Company under the lease and intends to vigorously assert its position regarding its proportionate share of the complex.

ADA LITIGATION

     The Department of Justice ("DOJ"), in coordination with the New York City Commission on Human Rights, is currently investigating Cineplex Odeon's theatres in New York City with respect to its compliance with the Americans with Disabilities Act ("ADA") and the New York City Human Rights Law. The DOJ has alleged that its investigation had identified numerous violations of the ADA. The Company has opposed, and will continue to vigorously oppose, the allegations and claims of the DOJ with respect to the compliance of these theatres under the ADA. However, the Company cannot guarantee that the remediation costs relating to the ADA will not be material.

ENVIRONMENTAL LITIGATION

     Two drive-in theatres, both formerly leased by the Company in the State of Illinois, are located on properties on which certain third parties disposed of, or may have disposed of, substantial quantities of construction debris, auto shredder residue or other debris. Such material may contain hazardous substances. One of these leases terminated in the ordinary course prior to the Debtors filing their chapter 11 cases. Pursuant to an order of the U.S. Bankruptcy Court, the other lease was rejected in accordance with the Bankruptcy Code. Termination or rejection of these leases, however, may not terminate all of the Debtors'

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 19 - COMMITMENTS AND CONTINGENCIES, CONTINUED

liability in connection with the prior disposal on these properties. In addition, the rejected lease property is the subject of an action, filed in August 1998 in the Circuit Court of Cook County, Illinois by the Illinois Attorney General's office seeking civil penalties and various forms of equitable relief, including the removal of all wastes allegedly present at the property, soil and ground water testing and remediation, if necessary. The court recently established a final discovery cut-off date of July 31, 2002 followed by a status hearing on August 15, 2002. The Company believes that this action (and any other actions arising from or in connection with this property) is automatically stayed under Section 362 of the Bankruptcy Code. Despite the application of the automatic stay, the Illinois Attorney General's office has continued to prosecute the action. Due to the complex nature of this litigation and the difficulties inherent in attempting to prevent the State of Illinois from violating the automatic stay, the Company has continued to defend against this action while reserving all of their rights under applicable bankruptcy law. The State of Illinois filed a proof of claim in the bankruptcy case regarding this matter. Nevertheless, the Company believes that any claim by the State of Illinois will be treated as a pre-petition claim and will not be enforceable against the post-petition entity. However, there can be no assurance that the Company's liability, if any, in connection with this action will not be material and the Company's range of potential liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination at the theatre properties, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other potentially responsible parties, and the ability of such parties to satisfy their share of such liability.

COMPETITION BUREAU PROCEEDINGS

     In April 2000, the Canadian Competition Bureau obtained a court order requiring the Company's subsidiaries, Cineplex Odeon and Cineplex Odeon (Quebec) Inc., to produce certain business information on a confidential basis. Cineplex Odeon has fully complied with the order and cooperated with the Competition Bureau in the course of the inquiry. The Company's information is that the Competition Bureau's investigation is under the reviewable matters (civil, not criminal) part of the Competition Act. The Company is expecting a decision shortly from the Competition Bureau regarding whether it will terminate or continue the inquiry and/or seek remedial relief. If the Competition Bureau were to seek a remedy, its recourse would be to ask a Federal Tribunal for remedial relief in the form of an injunctive order to promote competition. The Company has vigorously opposed any allegation of anti-competitive conduct and will continue to do so.

SIX WEST RETAIL ACQUISITION, INC.

     On July 24, 1997, Six West Retail Acquisition, Inc., a real estate development company, initiated a lawsuit against the Company and some of its affiliates in the U.S. District Court for the Southern District of New York, seeking injunctive relief and unspecified monetary damages. Six West alleges that the Company has violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City. Six West owns or leases the Paris and New York Twin theatres in Manhattan. The Paris theatre was managed by one of the Company's subsidiaries under an oral management agreement that has been terminated. The New York Twin theatre is managed by one of the Company's subsidiaries under a written management agreement. Six West also alleges that the Company violated its contractual and fiduciary responsibilities in managing the two theatres. On December 3, 1997, Six West filed an amended complaint asserting similar claims with respect to the Festival Theatre which was operated by one of the Company's subsidiaries until it was closed in 1994. All of the defendants moved to dismiss the amended complaint by motion dated January 8, 1998. The court decided both motions in a memorandum opinion and order dated March 8, 2000. The court granted defendants' motion to dismiss the contract claims against the individual non-corporate defendants and a portion of one claim against the Company. The court denied the motion with respect to the remainder of the amended complaint and the non-LCP corporate

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 19 - COMMITMENTS AND CONTINGENCIES, CONTINUED

defendants. Discovery in the action is still in progress. LCP believes that Six West's claims are without merit and intends to oppose them vigorously. This action was stayed with respect to those defendants that are U.S. Debtors as a result of the filing of the chapter 11 petitions. On February 23, 2002, the defendants filed with the U.S. Bankruptcy Court a motion for relief from the automatic stay to continue the litigation in the district court. As a result of the Plan becoming effective, the automatic stay is no longer in effect and therefore, the plaintiff's motion is being treated as a motion to modify the discharge injunction pursuant to Section 1141 of the Bankruptcy Code. If the district court action is permitted to proceed and a judgment is obtained against LCP, the plaintiff's recovery would be limited to the distributions provided for in the Plan.

OTHER

     Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its operating results, financial position and cash flows.

NOTE 20 - RECONCILIATION TO CANADIAN GAAP

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States ("U.S. GAAP"). The significant differences between U.S. GAAP and Canadian generally accepted accounting principles ("Canadian GAAP") and their effect on the consolidated financial statements are described below.

     If the Company reported its financial information under Canadian GAAP, the following selected line items of the statement of operations and balance sheet would have been:

                                                                   FOR THE YEAR ENDED FEBRUARY 28 OR 29,
                                                  -----------------------------------------------------------------------
                                                         2000                    2001                      2002
                                                  -------------------   -----------------------   -----------------------
                                                     US      CANADIAN       US        CANADIAN        US        CANADIAN
                                         NOTES      GAAP       GAAP        GAAP         GAAP         GAAP         GAAP
                                        -------   --------   --------   ----------   ----------   ----------   ----------
Total operating revenues..............    (a)     $928,467   $996,775   $  905,268   $  979,692   $  856,153   $  939,298
Theatre operations, cost of
  concessions and other expenses......    (a)      732,957   786,708       753,193      815,004      688,024      756,207
General and administrative............    (a)       53,031    55,792        50,369       52,876       42,186       45,099
Depreciation and amortization.........    (a)      112,236   118,436       124,119      133,273      108,823      119,931
Loss on sale/disposal of theatres and
  other...............................    (a)        8,388     8,794       240,609      245,878       33,810       33,813
Total operating expenses..............    (a)      906,612   969,730     1,180,943    1,259,684      882,392      964,599
Income/(loss) from operations.........    (a)       21,855    27,045      (275,675)    (279,992)     (26,239)     (25,301)
Interest expense......................    (a)       72,728    75,496        98,601      102,984       60,866       63,723
Equity (income)/loss in long-term
  investments.........................    (a)       (1,145)       --         8,385         (517)       1,748         (473)
Loss before income taxes and
  cumulative effect of change in
  accounting principle................    (a)      (49,728)  (48,451)     (424,807)    (424,605)    (185,350)    (185,048)
Income tax expense....................    (a)        1,662     2,939         3,598        3,800        2,550        2,852
Cumulative effect of change in
  accounting principle net of tax.....    (b)           --        --         7,841           --           --           --
Net income/(loss).....................  (a),(b)    (51,390)  (51,390)     (436,246)    (428,405)    (187,900)    (187,900)
Net income/(loss) per share (in whole
  dollars)............................  (a),(b)   $  (0.88)  $ (0.88)   $    (7.44)  $    (7.31)  $    (3.21)  $    (3.21)
                                                  ========   ========   ==========   ==========   ==========   ==========

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 20 - RECONCILIATION TO CANADIAN GAAP, CONTINUED


                                                                            FEBRUARY 28, 2001         FEBRUARY 28, 2002
                                                                         -----------------------   -----------------------
                                                                             US        CANADIAN        US        CANADIAN
                                                                            GAAP         GAAP         GAAP         GAAP
                                                                         ----------   ----------   ----------   ----------
Total assets.........................    (a)                             $1,677,586   $1,763,330   $1,579,719   $1,668,891
Total liabilities....................    (a)                              1,501,489    1,564,460    1,595,266    1,661,830
Total stockholders' equity...........    (a)                                176,097      198,870      (15,547)       7,061

(a) ACCOUNTING FOR JOINT VENTURES

     Under U.S. GAAP, LST, MJT and Yelmo were accounted for utilizing the equity method of accounting. Under Canadian GAAP, the equity method of accounting is prohibited for joint ventures; rather, the proportionate consolidation method is required. The proportionate consolidation method of accounting and reporting requires the investor's pro rata share of the assets, liabilities, revenues and expenses that are subject to joint control to be combined on a line by line basis with similar items in the investor's financial statements. Had the proportionate method of accounting been applied, the respective line items in the balance sheet and income statement would have increased/(decreased) by the following amounts:

                                                             YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                            FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,
                                                                2000           2001           2002
                                                            ------------   ------------   ------------
Total operating revenues..................................    $68,308        $74,424        $83,145
Theatre operations, cost of concessions and other
  expenses................................................     53,751         61,811         68,183
General and administrative................................      2,761          2,507          2,913
Depreciation and amortization.............................      6,200          9,154         11,108
Loss on sale/disposal of theatres and other...............        406          5,269              3
Income/(loss) from operations.............................      5,190         (4,317)           938
Interest expense..........................................      2,768          4,383          2,857
Equity (income)/loss in long term investments.............      1,145         (8,902)        (2,221)
Income tax expense........................................      1,277            202            302

                                                              FEBRUARY 28,   FEBRUARY 28,
                                                                  2001           2002
                                                              ------------   ------------
Total assets................................................    $85,744        $89,172
Total liabilities...........................................     62,971         66,564
Total stockholders' equity..................................     22,773         22,608

(b) CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

     Under U.S. GAAP, the Company recorded a cumulative effect of change in accounting principle as a result of the adoption of SAB 101, "Revenue Recognition in Financial Statements", effective March 1, 2001. Under Canadian GAAP, because the Company did not have sufficient information to retroactively restate prior periods, the change would have been recorded in the year ended February 28, 2001 as an adjustment to opening retained deficit. Had the cumulative effect of change in accounting principle been recorded directly to opening retained deficit instead of within the Consolidated Statement of Operations, net loss under Canadian GAAP would have been lower for the year ended February 28, 2001 by $7.8 million, and loss per share -- basic and diluted -- would have been $7.31.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                            (DEBTORS-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 20 - RECONCILIATION TO CANADIAN GAAP, CONTINUED

(C) FRESH-START ACCOUNTING

     As more fully discussed in Note 3, Plan of Reorganization, the Company emerged from bankruptcy on March 21, 2002, and adopted fresh-start accounting. Under U.S. GAAP, any excess of the reorganization value over the fair value of the assets will be recorded as goodwill, and any extinguishment of liabilities will be recorded as an extraordinary gain, net of tax. Under Canadian GAAP, any excess of the reorganization value over the fair value of the assets will be recorded as a reduction to stockholders' equity, and any extinguishment of liabilities will be charged directly to retained earnings.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                    UNAUDITED CONDENSED FINANCIAL STATEMENTS

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                       UNAUDITED CONDENSED BALANCE SHEET
                (in thousands, except share and per share data)

                                                              CONSOLIDATED     COMBINED
                                                              PREDECESSOR     SUCCESSOR
                                                              ------------    ----------
                                                              FEBRUARY 28,    AUGUST 31,
                                                                 2002            2002
                                                              ------------    ----------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents                                     $   60,644     $   91,310
 Restricted cash                                                      524         24,414
 Accounts receivable                                               11,208         24,996
 Inventories                                                        3,432          5,507
 Prepaid expenses and other current assets                          6,222         11,261
                                                               ----------     ----------
   TOTAL CURRENT ASSETS                                            82,030        157,488

PROPERTY, EQUIPMENT AND LEASEHOLDS, NET                           984,334        806,984
OTHER ASSETS
 Investments in and advances to partnerships                       92,742        129,016
 Goodwill and other intangible assets, net                        415,198        443,095
 Deferred charges and other assets                                  5,415         30,431
                                                               ----------     ----------
   TOTAL ASSETS                                                $1,579,719     $1,567,014
                                                               ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable and accrued expenses                         $  155,126     $  165,398
 Deferred revenue                                                  23,732         27,571
 Debtor-in-possession revolving credit facility                        --             --
 Due to former Grupo Cinemex stockholders                                         24,414
 Due to subsidiary of Onex and OCM Cinema LLC                          --         29,582
 Current maturities of long-term debt                             745,092         13,354
 Current portion of capital leases                                    714            811
                                                               ----------     ----------
   TOTAL CURRENT LIABILITIES                                      924,664        261,130

LONG-TERM DEBT AND OTHER OBLIGATIONS                                8,790        601,453
LONG-TERM CAPITAL LEASE OBLIGATIONS                                22,995         22,553
ACCRUED PENSION AND POST-RETIREMENT OBLIGATIONS                     5,627          5,332
OTHER LIABILITIES                                                  92,257         27,270
                                                               ----------     ----------
   TOTAL LONG-TERM LIABILITIES                                    129,669        656,608

LIABILITIES SUBJECT TO COMPROMISE (Note 4)                        540,933             --
                                                               ----------     ----------
   TOTAL LIABILITIES                                            1,595,266        917,738
                                                               ----------     ----------
COMMITMENTS AND CONTINGENCIES (Note 14)
STOCKHOLDERS' EQUITY
 Preferred stock ($.01 par value, no and 25,000 shares
   authorized at February 28, 2002 and August 31, 2002,
   respectively; no shares issued and outstanding at
   February 28, 2002 and August 31, 2002)                              --             --
 Common stock ($.01 par value, 300,000,000 and no shares
   authorized at February 28, 2002 and August 31, 2002,
   respectively; 58,538,646 and no shares issued and
   outstanding at February 28, 2002 and August 31, 2002)              586             --
 Common stock-class A non-voting ($.01 par value, 10,000,000 and no shares authorized at February 28, 2002 and August
   31, 2002, respectively; no shares issued and outstanding
   at February 28, 2002 and August 31, 2002)                           --             --
 Common stock-class B non-voting ($.01 par value, 10,000,000 and no shares authorized at February 28, 2002 and August
   31, 2002, respectively; 84,000 and no shares issued and
   outstanding at February 28, 2002 and August 31, 2002,
   respectively)                                                        1             --
 Common stock-class A voting ($.01 par value, no and 250,000 shares authorized at February 28, 2002 and August 31,
   2002, respectively; no and 42,559 shares issued and
   outstanding at February 28, 2002 and August 31, 2002,
   respectively)                                                       --             --
 Common stock-class B voting ($.01 par value, no and 70,000
   shares authorized at February 28, 2002 and August 31,
   2002, respectively; no and 63,588 shares issued and
   outstanding at February 28, 2002 and August 31, 2002,
   respectively)                                                       --              1
 Additional paid-in capital                                       671,707        617,765
 Accumulated other comprehensive income                           (10,370)         2,367
 Retained earnings/(deficit)                                     (677,471)        29,143
                                                               ----------     ----------
   TOTAL STOCKHOLDERS' EQUITY                                     (15,547)       649,276
                                                               ----------     ----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $1,579,719     $1,567,014
                                                               ==========     ==========

The accompanying notes are an integral part of these unaudited condensed financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                  UNAUDITED CONDENSED STATEMENT OF OPERATIONS
                (in thousands, except share and per share data)

                                                                CONSOLIDATED                 COMBINED
                                                                 PREDECESSOR                 SUCCESSOR
                                                      ---------------------------------   ---------------
                                                       SIX MONTHS       PERIOD FROM       PERIOD FROM
                                                         ENDED          MARCH 1, TO       APRIL 1, TO
                                                      AUGUST 31, 2001   MARCH 31, 2002    AUGUST 31, 2002
                                                      ---------------   ---------------   ---------------
REVENUES
  Box office                                            $  317,335        $   52,514         $301,895
  Concessions                                              118,649            20,869          120,109
  Other                                                     16,153             2,156           14,531
                                                        ----------        ----------         --------
     Total operating revenues                              452,137            75,539          436,535
EXPENSES
  Theatre operations and other expenses                    339,438            54,890          319,328
  Cost of concessions                                       19,495             2,609           16,963
  General and administrative                                21,103             3,906           24,924
  Depreciation and amortization                             53,543             6,307           28,570
  Restructuring charges                                        629             1,445               --
  Loss on sale/disposal of theatres                         17,815                --               --
                                                        ----------        ----------         --------
     Total operating expenses                              452,023            69,157          389,785
INCOME FROM OPERATIONS                                         114             6,382           46,750
Interest expense                                            33,111             3,914           18,068
Equity (income)/loss in long-term investments                1,607               (87)          (1,602)
Reorganization costs                                        18,587             2,573               --
                                                        ----------        ----------         --------
INCOME/(LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY
GAIN                                                       (53,191)              (18)          30,284
Income tax expense                                           1,187               199            1,141
                                                        ----------        ----------         --------
INCOME/(LOSS) BEFORE EXTRAORDINARY GAIN                    (54,378)             (217)          29,143
Extraordinary gain, net of tax                                  --           474,290               --
                                                        ----------        ----------         --------
NET INCOME/(LOSS)                                       $  (54,378)       $  474,073         $ 29,143
                                                        ==========        ==========         ========
  Weighted average shares outstanding -- basic and
     diluted                                            58,622,646        58,622,646          101,567
                                                        ==========        ==========         ========
  Income/(loss) per share before extraordinary
     gain -- basic and diluted                          $    (0.93)       $    (0.00)        $ 286.93
                                                        ==========        ==========         ========
  Extraordinary gain per share -- basic and diluted     $       --        $     8.09         $     --
                                                        ==========        ==========         ========
  Income/(loss) per share -- basic and diluted          $    (0.93)       $     8.09         $ 286.93
                                                        ==========        ==========         ========

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

        UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                        CLASS A            CLASS B
                                   COMMON                NON-               NON-              CLASS A            CLASS B
          PREDECESSOR              SHARES      AMOUNT   VOTING    AMOUNT   VOTING    AMOUNT   VOTING    AMOUNT   VOTING    AMOUNT
          -----------            -----------   ------   -------   ------   -------   ------   -------   ------   -------   ------
Balance at February 28, 2002      58,538,646   $ 586      --        $--     84,000    $ 1                 $          --      $--
Foreign currency translation
  adjustment                              --      --      --        --          --     --         --      --         --      --
Net income for month ended
  March 31, 2002                          --      --      --        --          --     --         --      --         --      --
Comprehensive income                      --      --      --        --          --     --         --      --         --      --
Elimination of Predecessor
  equity                         (58,538,646)   (586)     --        --     (84,000)    (1)                           --      --
Issuance of Successor stock               --      --      --        --          --     --     40,000      --     60,000       1
Capital contribution                      --      --      --        --          --     --         --      --         --      --
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 2002                 --      --      --        --          --     --     40,000      --     60,000       1
---------------------------------------------------------------------------------------------------------------------------------

SUCCESSOR
Foreign currency translation
  adjustment                              --      --      --        --          --     --         --      --         --      --
Net income for five months
  ended August 31, 2002                   --      --      --        --          --     --         --      --         --      --
Comprehensive income                      --      --      --        --          --     --         --      --         --      --
Combination of Loeks-Star
  Theatres as of April 2, 2002            --      --      --        --          --     --         --      --         --      --
Combination of Grupo Cinemex
  Theatres as of June 19,
  2002.........................           --      --      --        --          --     --         --      --         --      --
Capital contribution...........           --      --      --        --          --     --      2,559      --      3,588      --
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT AUGUST 31, 2002                --   $  --      --        $--         --    $--     42,559      $--    63,588      $1
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                                  ACCUMULATED
                                     OTHER       ADDITIONAL   RETAINED        TOTAL
                                 COMPREHENSIVE    PAID-IN     EARNINGS    STOCKHOLDERS'
          PREDECESSOR               INCOME        CAPITAL     (DEFICIT)      EQUITY
          -----------            -------------   ----------   ---------   -------------
Balance at February 28, 2002       $(10,370)     $ 671,707    $(677,471)    $ (15,547)
Foreign currency translation
  adjustment                           (135)            --           --          (135)
Net income for month ended
  March 31, 2002                         --             --      474,073       474,073
                                                                            ---------
Comprehensive income                     --             --           --       473,938
Elimination of Predecessor
  equity                             10,505       (671,707)     203,398      (458,391)
Issuance of Successor stock              --        299,999           --       300,000
Capital contribution                     --         35,000           --        35,000
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 2002                --        334,999           --       335,000
---------------------------------------------------------------------------------------------------------------------------------
SUCCESSOR
Foreign currency translation
  adjustment                          2,367             --           --         2,367
Net income for five months
  ended August 31, 2002                  --             --       29,143        29,143
                                                                            ---------
Comprehensive income                     --             --           --        31,510
Combination of Loeks-Star
  Theatres as of April 2, 2002           --         38,314           --        38,314
Combination of Grupo Cinemex
  Theatres as of June 19,
  2002.........................          --        223,860           --       223,860
Capital contribution...........          --         20,592           --        20,592
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT AUGUST 31, 2002         $  2,367      $ 617,765    $  29,143     $ 649,276
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                  UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                  CONSOLIDATED                 COMBINED
                                                                  PREDECESSOR                  SUCCESSOR
                                                        --------------------------------   -----------------
                                                          FOR THE SIX      PERIOD FROM        PERIOD FROM
                                                         MONTHS ENDED      MARCH 1, TO        APRIL 1, TO
                                                        AUGUST 31, 2001   MARCH 31, 2002    AUGUST 31, 2002
                                                        ---------------   --------------    ---------------
OPERATING ACTIVITIES
  Net income/(loss)                                        $(54,378)        $ 474,073          $ 29,143
  Adjustments to reconcile net income/(loss) to net
    cash provided by operating activities:
    Depreciation and amortization                            53,543             6,307            28,570
    Loss on sale/disposal of theatres                        17,815                --                --
    Reorganization costs                                     18,587             2,573                --
    Restructuring charges                                       629             1,445                --
    Extraordinary gain                                           --          (474,290)               --
    Equity (earnings)/loss from long-term investments,
      net of distributions received                           1,607               413            (1,602)
  Reorganization costs paid during the period                (8,648)           (6,009)          (19,376)
  Payment of bankruptcy claims                                   --           (45,000)          (16,502)
  Restructuring charges paid during the period                 (629)              (32)           (7,773)
  Changes in operating assets and liabilities:
    (Increase)/decrease in accounts receivable               (3,417)           (2,073)            1,691
    Increase/(decrease) in accounts payable and
      accrued expenses                                       13,030            (5,738)           (5,879)
    (Decrease)/increase in other operating assets and
      liabilities, net                                       (7,603)            1,059            (6,942)
                                                           --------         ---------          --------
NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES          30,536           (47,272)            1,330
                                                           --------         ---------          --------
INVESTING ACTIVITIES
  Proceeds from sale of assets                                1,896             4,928             2,735
  Unrestricted cash from combination of Grupo Cinemex            --                --            16,227
  Investment in Megabox Cineplex                                 --                --           (20,592)
  Capital expenditures                                      (22,856)           (1,512)          (13,430)
                                                           --------         ---------          --------
NET CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES         (20,960)            3,416           (15,060)
                                                           --------         ---------          --------
FINANCING ACTIVITIES
  Borrowings from Senior Revolving Credit Facility,
    net of repayments                                         1,241                --                --
  Repayments on Term Loan Agreement                              --                --            (2,500)
  Net borrowings/(repayments) under Priority Secured
    Credit Agreement                                             --            55,000              (275)
  Equity contribution                                            --            35,000            20,592
  Deferred financing fees                                        --            (9,300)               --
  Net borrowings from Debtor-in-Possession Credit
    Facility                                                     --                --                --
  Repayment of Loeks-Star Theatres revolving credit
    line                                                         --                --            (2,909)
  Borrowings/(repayments) under West 34th Street Loan           916            (7,304)               --
  Repayment of long-term debt and capital leases             (1,124)             (124)             (452)
                                                           --------         ---------          --------
NET CASH PROVIDED BY FINANCING ACTIVITIES                     1,033            73,272            14,456
                                                           --------         ---------          --------
INCREASE IN CASH AND CASH EQUIVALENTS                        10,609            29,416               726
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             47,200            61,168            90,584
                                                           --------         ---------          --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                 $ 57,809         $  90,584          $ 91,310
                                                           ========         =========          ========

    The accompanying notes are an integral part of these unaudited condensed financial statements.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION

     Loews Cineplex Entertainment Corporation ("LCP" or the "Company") is a major film exhibition company with operations in North America, Spain and South Korea. The Company operates theatres under the Loews Theatres, Cineplex Odeon, Cinemex Theatres and Star Theatres names. The Company's partnerships operate theatres under the Magic Johnson Theatres, Megabox Theatres and Yelmo Cineplex Theatres names. As of August 31, 2002, LCP owns, or has interests in, and operates 2,761 screens at 280 theatres in 19 states and the District of Columbia, six Canadian provinces, Mexico, Spain and South Korea. The Company's principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Toronto, Montreal and Vancouver in Canada; Mexico City in Mexico; Madrid in Spain; and Seoul in South Korea. The Company holds a 50% partnership interest in each of the Yelmo Cineplex de Espana ("Yelmo"), Magic Johnson Theatres ("MJT") and Megabox Cineplex, Inc. ("Megabox") partnerships. Yelmo, MJT and Megabox hold interests in and operate 31 theatres comprising a total of 325 screens. Screens and theatres for these partnerships are included in the Company amounts referred to above.

     On April 2, 2002, Onex Corporation ("Onex") and OCM Cinema Holdings, LLC (including certain affiliated investment funds and managed accounts that held the Company's pre-petition bank debt and contributed their respective claims against the Company related to such bank debt to OCM Cinema Holdings, LLC, "OCM Cinema"), the holders of 100% of the Company's common stock as of March 21, 2002, acquired a 49% interest in Loeks-Star Theatres ("LST"), a film exhibition company with theatre operations located in Michigan, for $38.3 million, and agreed to acquire the remaining 1% interest not later than May 1, 2003, for a price of $800 thousand. Prior to that date, the Company owned a 50% interest in LST and, accordingly, Onex has a controlling interest in LST. The Company has previously accounted for its 50% interest in LST on the equity method of accounting. Beginning April 2, 2002, the assets, liabilities and results of operations of LST have been included in the Company's financial statements on a combined basis.

     On June 19, 2002, Onex and OCM Cinema acquired Grupo Cinemex, S.A. de C.V. ("Grupo Cinemex"), a film exhibition company with theatre operations principally in Mexico City, for $223.9 million in cash and the assumption of $71.3 million of debt. Beginning June 19, 2002, Grupo Cinemex became an entity under common control, and, accordingly, from that date the assets, liabilities and results of operations of Grupo Cinemex are included in the Company's financial statements on a combined basis. Grupo Cinemex's fiscal year is the calendar year and, therefore, its fiscal quarters end two months prior to the Company's fiscal quarters. The Company's financial statements as of and for the six months ended August 31, 2002 combine the financial information of Grupo Cinemex as of June 30, 2002 or for the period from June 19, 2002 to June 30, 2002. The Company has undertaken a valuation to determine the fair value of the assets and liabilities of Grupo Cinemex, which it expects to complete in the current fiscal year. This valuation may result in a change in the carrying value of the Grupo Cinemex assets and liabilities.

     On July 24, 2002, Onex and OCM Cinema made an additional capital contribution of $20.6 million in exchange for an additional 6,147 shares of the Company's common shares. The Company used the proceeds of this contribution to purchase an additional 25.4% equity interest in Megabox Cineplex, its South Korean partnership. As noted above, the Company now owns 50% of Megabox. The issuance of these additional common shares to Onex and OCM Cinema did not have an impact on their respective ownership percentages.

BANKRUPTCY PROCEEDINGS

     Faced with significant operating shortfalls, unavailability of credit and our inability to satisfactorily achieve a restructuring with our lenders, among other things, on February 15, 2001 the Company filed for bankruptcy protection under chapter 11 of the Bankruptcy Code in the United States and under the Companies' Creditors Arrangement Act, or CCAA, in Canada. The Company emerged from bankruptcy on March 21, 2002.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION, CONTINUED

     Upon emergence, all then existing outstanding Class A and Class B common stock of the Company was cancelled and authorized capital stock of 335,000 shares (comprised of (i) 25,000 shares of preferred stock, (ii) 250,000 shares of Class A common stock and (iii) 60,000 shares of Class B common stock) of the Successor Company was established. In consideration for $300 million of pre-petition credit agreement claims held by Onex and OCM Cinema and their contribution of cash in the amount of $35 million, Onex acquired 60,000 shares of the Class B common stock and OCM Cinema acquired 40,000 shares of the Class A common stock of the Successor Company. As a result, immediately after the reorganization Onex and OCM Cinema owned 60% and 40%, respectively, of the Company's outstanding common shares.


     The Company has agreed to issue to OCM Cinema warrants to purchase a total of 2,302 shares of class A common stock at an exercise price of $5,025 per share not more than 10 business days following the Company's cash distribution to its general unsecured creditors pursuant to its plan of reorganization, including a distribution to OCM Cinema and certain of its affiliates in respect of the senior subordinated notes formerly held by them.


     Additionally, pursuant to the plan of reorganization, holders of the remaining $437.2 million of pre-petition credit agreement claims (total claims of $737.2 million less $300.0 million held by Onex and OCM Cinema), were issued 100% of the new term loan of $429.9 million. See Note 5, Long-Term Debt and Other Obligations, for further discussion.

     The key provisions of the Plan include:

     - the issuance to holders of pre-petition credit agreement claims (such claims totaled $737.2 million) of (a) 100% of the Company's newly issued common stock and (b) 100% of the new term loan of $429.9 million;

     - holders of allowed general unsecured claims in the U.S. (such claims totaled $445.6 million) will receive cash distributions from the unsecured settlement pool of $45.0 million in cash, which pool has been segregated and placed with an agent of the bankruptcy court, plus any interest earned on such funds through the dates of distribution;

     - holders of Canadian unsecured claims, excluding intercompany claims (such claims totaled $93.7 million), will receive cash distributions by the Company in an aggregate maximum amount of $20.0 million (these claims are classified as accounts payable and accrued expenses on our balance sheet; as of August 31, 2002, $3.5 million of claims remain outstanding and $3.5 million of the maximum cash distribution amount remains available);

     - priority claims, miscellaneous secured claims, pension benefit guaranty corporation claims and convenience claims were unimpaired by the plan of reorganization;

     - intercompany claims were extinguished;

     - the Predecessor Company's existing equity securities (including stock options) were cancelled and equity security holders did not receive a distribution; and

     - the Company ceased operations in Austria, Hungary, Poland and Turkey and rejected the joint venture arrangement in Italy.

BASIS OF PRESENTATION

     These unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information. In the opinion of management,

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION, CONTINUED

these unaudited condensed financial statements contain all adjustments necessary to fairly present the financial position of the Company as of August 31, 2002 and the results of operations and cash flows for all interim periods presented. All adjustments are of a normal recurring nature except for those relating to reorganization and fresh-start adjustments (see Note 2 for further discussion). These financial statements should be read in conjunction with the Company's audited financial statements for the three years ended February 28, 2002, included in this prospectus.

     The Company has applied the principles of fresh-start accounting as set forth in the American Institute of Certified Public Accountants Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") and generally accepted accounting principles applicable to a going concern which, unless otherwise noted, assumes the realization of assets and the payment of liabilities in the ordinary course of business. Since the reorganization resulted in (i) a change in ownership as defined by SOP 90-7 and (ii) a reorganization value of the emerging entity immediately before the date of confirmation that was less than the total of all allowed claims and post-petition liabilities, the Company adopted the provisions of fresh-start accounting, which resulted in a new reporting entity (the Successor Company) with no beginning retained deficit.

     The effective date of the Company's emergence from bankruptcy was March 21, 2002. However, for accounting purposes, the Company has accounted for the reorganization and fresh-start adjustments on March 31, 2002, to coincide with the Company's normal financial closing for the month of March. All financial information prior to that date is presented as pertaining to the Predecessor Company while all financial information after that date is presented as pertaining to the Successor Company. As a result of the application of fresh-start accounting at March 31, 2002, the Company's financial results for the period ended August 31, 2002 include two different bases of accounting and, consequently, after giving effect to the reorganization and fresh-start adjustments, the financial statements of the Successor Company are not comparable to those of the Predecessor Company. Accordingly, the operating results and cash flows of the Successor Company and the Predecessor Company have been separately disclosed.

     SOP 90-7 requires that (i) pre-petition liabilities that are subject to compromise be segregated in the Predecessor Company's consolidated balance sheet as liabilities subject to compromise and (ii) revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the Predecessor Company be reported separately as reorganization items in the consolidated statement of operations.

     The Company believes that the results from the successful restructuring and reorganization under the bankruptcy proceedings, cash flow from operations and the financing provided through the Exit Revolving Credit Facility (see Note 5, Long-Term Debt and Other Obligations, for further discussion) should provide adequate liquidity to allow the Company to operate as a going concern for at least 12 months from the balance sheet date.

     Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates.

     Certain prior period amounts in the accompanying financial statements have been reclassified to conform with current presentation.

     Grupo Cinemex's functional currency is the Mexican peso. Accordingly, Grupo Cinemex's financial statements for all periods have been translated from the Mexican peso into U.S. dollars using (a) current exchange rates for asset and liability accounts and (b) the weighted average exchange rate of the reporting

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION, CONTINUED

period for revenues and expenses. The effect of translating foreign currency financial statements into U.S. dollars is included in the accumulated other comprehensive income account in stockholders' equity. Gains and losses on foreign currency transactions are not significant to operations and have been included in operating expenses.

NOTE 2 - FRESH - START REPORTING

     The Company arranged for independent valuations and other studies required to determine the enterprise value of the Company. The enterprise value was determined to be approximately $850 million based on, among other things, comparable merger and acquisition multiple analyses and discounted cash flow analyses. In accordance with fresh-start accounting, the reorganization value of the Company of approximately $1,080 million (based on the enterprise value of $850 million plus current and other liabilities of approximately $230 million) was allocated to the Company's assets in relation to their fair values as of March 31, 2002 as determined by an independent valuation. The equity value at the time of the reorganization was $335.0 million, consisting of $300.0 million of pre-petition credit agreement claims held by Onex and OCM Cinema (or its affiliates) and their contribution of cash in the amount of $35.0 million. The excess of the reorganization value over the fair value of the assets of $95.6 million is being accounted for as goodwill in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" (see Note 3). The effect of the reorganization adjustments resulted in an extraordinary gain, net of tax, of $474.3 million ($8.09 per share) which is reflected in the Predecessor Company unaudited condensed statement of operations for the one month ended March 31, 2002.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - FRESH-START REPORTING, CONTINUED

     The following unaudited table illustrates the effect of reorganization and fresh-start adjustments as of March 31, 2002:

                                                             DEBT
                                                           DISCHARGE
                                                              AND              FRESH-START
                                            PREDECESSOR   REFINANCING   REF    ADJUSTMENTS   REF    SUCCESSOR
                                            -----------   -----------   ----   -----------   ----   ----------
Cash and cash equivalents                   $   56,553     $  34,032    (a)     $      --           $   90,585
Accounts receivable                             12,901            --                   --               12,901
Other current assets                             7,564            --                   --                7,564
                                            ----------     ---------            ---------           ----------
  Total current assets                          77,018        34,032                                   111,050

Property, equipment and leaseholds             942,185            --             (326,686)   (i)       615,499
Investments in and advances to
  partnerships                                 109,196            --               35,628    (j)       144,824
Goodwill and other intangible assets           415,110            --             (220,736)   (k)       194,374
Deferred charges and other assets                5,389         9,300    (b)        (3,888)   (j)        10,801
                                            ----------     ---------            ---------           ----------
  Total assets                              $1,548,898     $  43,332            $(515,682)          $1,076,548
                                            ==========     =========            =========           ==========

Accounts payable and accrued expenses       $  151,007     $  25,588    (c)     $  (3,846)   (j)    $  172,749
Deferred revenue                                23,388            --               (3,115)   (j)        20,273
Current maturities of long-term debt           737,188      (737,188)   (d)         5,550    (l)         5,550
Current portion of capital leases                1,264            --                   --                1,264
                                            ----------     ---------            ---------           ----------
  Total current liabilities                    912,847     (711,600)               (1,411)             199,836

Long-term debt and other obligations             8,790            --                   --                8,790
Long-term capital lease obligations             22,904            --                   --               22,904
Term loan                                           --       429,932    (e)        (5,000)   (l)       424,932
U.S. term loan -- exit facility                     --        35,000    (f)          (550)   (l)        34,450
Canadian term loan -- exit facility                 --        20,000    (f)            --               20,000
Accrued pension and post-retirement
  benefits                                       5,627            --                   --                5,627
Other liabilities                               75,339            --              (50,330)   (j)        25,009
Liabilities subject to compromise              539,290      (539,290)   (g)            --                   --
                                            ----------     ---------            ---------           ----------
  Total liabilities                          1,564,797      (765,958)             (57,291)             741,548
                                            ----------     ---------            ---------           ----------

Common stock                                       587             1    (h)          (587)   (m)             1
Additional paid-in capital                     671,707       334,999    (h)      (671,707)   (m)       334,999
Accumulated other comprehensive income         (10,505)           --               10,505    (m)            --
Retained earnings/(deficit)                   (677,688)      474,290    (g)       203,398    (m)            --
                                            ----------     ---------            ---------           ----------
  Total stockholders' equity                   (15,899)      809,290             (458,391)             335,000
                                            ----------     ---------            ---------           ----------

Total liabilities and stockholders' equity  $1,548,898     $  43,332            $(515,682)          $1,076,548
                                            ==========     =========            =========           ==========

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 2 - FRESH-START REPORTING, CONTINUED

NOTES:

DEBT DISCHARGE AND REFINANCING

(a) Reflects the receipt of the $35 million capital contribution from Onex and OCM Cinema, the draw down of $55 million on the Exit Facilities, the distribution of $45 million to an agent of the U.S. Bankruptcy Court in full settlement of the U.S. general unsecured claims and the payment of approximately $10 million in debt issuance costs related to the new Term Loan facility.

(b) Reflects the deferral of the debt issuance costs related to the new Term Loan facility.

(c) Reflects the accrual of the estimated settlement of $20 million for the Canadian unsecured claims and other liabilities assumed.

(d) Reflects the settlement of the pre-petition credit agreement claims of $737 million in exchange for the new Term Loan of $430 million, equity of $300 million and forgiveness of $7 million.

(e) Reflects the new Term Loan of $430 million resulting from the settlement of the pre-petition credit agreement claims.

(f)  Reflects the draw down on the Exit Facilities.

(g) Reflects the settlement of U.S. and Canadian claims subject to compromise of $539 million for $65 million.

(h) Reflects the capital contribution of $35 million and the settlement of $300 million of pre-petition credit agreement claims in exchange for 100% of the Successor Company equity.

FRESH-START ADJUSTMENTS


(i) Reflects the reclassification of $180 million of theatre level goodwill to goodwill, in accordance with the adoption of FAS 142, and the $147 million write-down of property, equipment and leaseholds to estimated fair value.


(j) Reflects the adjustment of investments in partnerships, other assets and other liabilities to fair value based on the independent valuation.

(k) Reflects the elimination of $395 million of the unamortized balance of goodwill of the Predecessor Company, including amounts reclassified related to theatre lease rights in accordance with FAS 142, the establishment of the excess of the reorganization value above the fair value of the assets of the Successor Company ($96 million) and the adjustment of other intangible assets (primarily tradenames) to fair value ($78 million).

(l)  Reflects the reclassification of debt from long-term to current.

(m) Reflects the elimination of the common stock, additional paid-in capital, accumulated other comprehensive income and retained deficit of the Predecessor Company.

     Following the reorganization, and in accordance with SOP 90-7, the Company also revalued its deferred tax assets and liabilities and established appropriate valuation allowances related thereto. As these net operating loss carryforwards and valuation allowances were re-valued as part of the reorganization, any tax benefit derived from the release of the valuation allowances will be accounted for as a credit to goodwill rather than a deduction from the income tax provision.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 3 - NEW ACCOUNTING PRONOUNCEMENTS

     In June, 2001, SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets", were issued. SFAS No. 141, which supersedes Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations", requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142, which supersedes APB No. 17, "Intangible Assets", requires that goodwill and indefinite lived intangible assets no longer be amortized to earnings, but instead be reviewed and tested for impairment at least annually by comparing the fair value of the Company's reporting units to their carrying amount. SFAS No. 142 also requires that the amortization period of intangible assets with finite lives no longer be limited to forty years. The amortization of goodwill and tradenames by the Company ceased upon adoption of SFAS No. 142, which is effective for fiscal years beginning after December 15, 2001. If SFAS No. 142 had been applied as of the beginning of fiscal 2001, net loss and loss per share would have been $43.5 million and $0.74, respectively, for the six months ended August 31, 2001.

     On August 16, 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations", was issued. SFAS No. 143 requires the establishment of a liability for an asset retirement obligation. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is currently considering the impact, if any, that this statement will have on its operating results and financial position.

     On October 3, 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", was issued. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of", and portions of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", and amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements". SFAS No. 144 generally conforms, among other things, impairment accounting for assets to be disposed of, including those in discontinued operations, and eliminates the exception to consolidation for which control is likely to be temporary. SFAS No. 144 became effective for the Company beginning March 1, 2002. Other than presenting future theatre dispositions as discontinued operations, the adoption of this standard by the Company did not have a significant impact on its operating results or financial position.

     On April 30, 2002, SFAS No. 145, "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002" was issued. SFAS No. 145 is effective for transactions occurring after May 15, 2002. In rescinding SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements", SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. However, pursuant to SFAS No. 145, an entity would not be prohibited from classifying such gains and losses as extraordinary items so long as they meet the criteria in paragraph 20 of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". Further, SFAS No. 145 amends paragraph 14(a) of SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The amendment requires that a lease modification (1) results in recognition of a gain or loss in the financial statements, (2) is subject to SFAS No. 66, "Accounting for Sales of Real Estate", if the leased asset is real estate (including integral equipment), and (3) is subject (in its entirety) to the sale-leaseback rules of SFAS No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases".

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 3 - NEW ACCOUNTING PRONOUNCEMENTS, CONTINUED

The Company is currently considering the impact, if any, that this statement will have on its operating results and financial position.

     In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued. SFAS No. 146 addresses the recognition, measurement and reporting of costs associated with exit or disposal activities, including restructuring activities, that are currently accounted for pursuant to EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (including Certain Costs Incurred in a Restructuring). Under SFAS No. 146, such liabilities, with the exception of certain one-time termination benefits, will be recognized and measured initially at their fair value in the period in which the liability is incurred. SFAS No. 146 is effective for fiscal years beginning after December 31, 2002. The Company is currently considering the impact, if any, this statement will have on its operating results and financial position.


     On November 25, 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34". FIN 45 clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies", relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure provisions of FIN 45 effective for financial statements of interim or annual periods that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. The Company is currently considering the impact, if any, this statement will have on its operating results and financial position.


NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE

     As a result of the chapter 11 filing in the U.S., all actions to collect the payment of pre-petition indebtedness were subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-chapter 11 liabilities were stayed. These claims are reflected in the February 28, 2002 Consolidated Balance Sheet as Liabilities Subject to Compromise. In addition, the Company had the right to reject pre-petition executory contracts and unexpired leases, with the approval of the U.S. Bankruptcy Court. The Company obtained U.S. Bankruptcy Court approval to reject 87 leases comprising 579 screens. As of August 31, 2002, the Company has closed 84 of these theatres comprising 552 screens. Any damages related to the rejection of executory contracts and unexpired leases were treated as general unsecured claims in the U.S. and were classified as liabilities subject to compromise.

     Following the effectiveness of the chapter 11 plan in the U.S., liabilities were settled and treated in accordance with the plan and, as a result, holders of allowed claims will receive a cash distribution from the $45.0 million unsecured settlement distribution (these funds are held by an agent of the U.S. Bankruptcy Court who will distribute the settlement). See Note 1 for further discussion of the Plan.

     As a result of the Initial Order of the Superior Court in Canada, substantially all actions to enforce or otherwise effect payment of pre-filing obligations of Cineplex Odeon and its subsidiaries were stayed. The rights of secured creditors to enforce against the Company's Canadian assets were also stayed. The stay period was extended through May 1, 2002, but as a result of the approval of the Canadian Plan, substantially all of the pre-filing claims were compromised and no ongoing stay was required. In addition, the Initial Order permitted the repudiation and abandonment of unexpired leases of Cineplex Odeon and its subsidiaries through February 28, 2002. Between February 15, 2001 and February 28, 2002, Cineplex Odeon repudiated

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 4 - LIABILITIES SUBJECT TO COMPROMISE, CONTINUED

and abandoned 53 leases comprising 349 screens pursuant to the Initial Order of the Superior Court. As of August 31, 2002, Cineplex Odeon has closed 35 of these theatres comprising 196 screens. Landlords whose leases were repudiated and abandoned were entitled to file a claim in the CCAA proceedings in respect of such repudiation. These claims are reflected in the February 28, 2002 consolidated balance sheet as Liabilities Subject to Compromise. Holders of unsecured claims, including those related to repudiated and abandoned leases, will receive cash distributions from the Company based upon their share of the settlement distribution pool up to a maximum amount of $20.0 million. As of August 31, 2002, $3.5 million of Canadian unsecured claims remain outstanding and are classified as accounts payable and accrued expenses on the Company's unaudited condensed balance sheet as of that date and $3.5 million of the maximum cash distribution amount remains available. See Note 1 for further discussion of the CCAA proceedings.

     As of February 28, 2002, the Company had liabilities subject to compromise of approximately $540.9 million, which include the following:

                                                                PREDECESSOR
                                                             -----------------
                                                             FEBRUARY 28, 2002
                                                             -----------------
8 7/8% Senior Subordinated Notes                                 $300,000
Interest payable -- Senior Subordinated Notes                      14,348
Trade payables                                                     31,269
Rent and rent related charges                                      17,210
Lease termination claim liability (see above)                     145,304
Accrued expenses/other                                             32,802
                                                                 --------
                                                                 $540,933
                                                                 ========

     As discussed above, these claims will be settled in full for approximately $65.0 million ($45.0 million in the U.S. and $20.0 million in Canada) and, accordingly, there are no liabilities subject to compromise as of August 31, 2002.

NOTE 5 - LONG-TERM DEBT AND OTHER OBLIGATIONS

     Long-term debt and other obligations consist of:

                                                       PREDECESSOR         SUCCESSOR
                                                    -----------------   ---------------
                                                    FEBRUARY 28, 2002   AUGUST 31, 2002
                                                    -----------------   ---------------
Senior Revolving Credit Facility                        $737,188           $     --
Debtor-in-Possession Credit Facility                          --                 --
West 34th Street Loan                                      7,304                 --
Priority Secured Credit Agreement                             --             54,725
Loeks-Star Theatres Credit Facility                           --             52,191
Grupo Cinemex Credit Facility                                 --             71,300
Term Loan Agreement                                           --            427,432
Mortgages payable -- non-recourse, payable through
  2008, interest rates from 8.5% to 11.5%                  9,390              9,159
                                                        --------           --------
                                                         753,882            614,807
Less: Current maturities                                 745,092             13,354
                                                        --------           --------
                                                        $  8,790           $601,453
                                                        ========           ========

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 5 - LONG-TERM DEBT AND OTHER OBLIGATIONS, CONTINUED

     Due to the Company's failure to comply with certain financial covenants and the commencement of the chapter 11 and CCAA cases, the Company was in default on substantially all of its pre-petition debt obligations as of February 28, 2002. Except as it was otherwise determined by the Bankruptcy Court or the Superior Court, the stay protection afforded by the chapter 11 and CCAA cases prevented any action from being taken with regard to any of the defaults under the pre-petition debt obligations.

     In connection with the Company's chapter 11 and CCAA filings, on February 15, 2001, the Company entered into an agreement with Bankers Trust Company, as Administrative Agent for the Debtor-in-Possession Facility (as amended, the "DIP Facility"). The DIP Facility, approved by the U.S. Bankruptcy Court on April 4, 2001, provided financing of $146 million, of which $60 million consisted of a revolving credit line. The remaining $86 million was term debt used to repay post-default advances (i.e., subsequent to August 31, 2000), which were secured with mortgages on eleven of the Company's existing theatre properties. The $60 million revolving credit facility included in the DIP Facility was available to finance the Company's operations in the normal course of business during the restructuring process (including the required adequate protection payments and funding the operating requirements and certain capital projects of Cineplex Odeon -- up to a maximum of $20 million) and the completion of certain designated construction projects which were committed to prior to the petition date. As of February 28, 2002, no amounts had been drawn against the DIP revolving credit line. The $86 million was included in the Senior Revolving Credit Facility and recorded in the current portion of long-term debt. The DIP Facility expired upon the effectiveness of the Company's plan of reorganization (March 21, 2002).

     The Company separately financed its obligations to complete the 14-screen theatre complex at West 34th Street in New York City. The developer agreed to provide the Company with financing of up to $10 million to complete the theatre and, as of February 28, 2002, $7.3 million had been drawn. Pursuant to its terms, this loan was repaid upon the Company's emergence from bankruptcy on March 21, 2002.

     The Company's borrowings under the Senior Revolving Credit Facility at February 28, 2002 totaled $737.2 million with an additional $5.0 million of availability for outstanding letters of credit. As discussed in Note 1, on March 21, 2002, the Company entered into the Term Loan, of $429.9 million, in full settlement of $437.2 million outstanding under the Company's Senior Revolving Credit Facility. The remaining $300 million of the Senior Revolving Credit Facility was held by Onex and OCM Cinema and was converted into equity of the Successor Company. The maturity date of the Term Loan is February 28, 2008. The principal payment dates are quarterly commencing May 31, 2002. The Term Loan bears interest at a rate of: (i) the base rate or an Adjusted Eurodollar rate plus (ii) an applicable margin based on the Company's Leverage Ratio (as defined).

     Additionally, on March 21, 2002, pursuant to the terms of the Plan, the Company entered into a $140 million Credit Agreement with Bankers Trust Company, as administrative agent for the U.S. financial institution lenders, and Deutsche Bank AG, Canada Branch, as administrative agent for the Canadian financial institution lenders. The Credit Agreement is comprised of two tranches: (i) an $85 million Exit Revolving Credit Facility (including $10 million available to Cineplex Odeon) and (ii) a $55 million Exit Term Loan (including $20 million available to Cineplex Odeon). The proceeds of these facilities will be used: (i) to provide for the working capital requirements and general corporate purposes,
(ii) pay certain costs and expenses related to the bankruptcy and (iii) to fund a portion of the general unsecured creditors settlement. These facilities are secured by, among other things, a pledge of the stock of the Company's subsidiaries and liens on substantially all of the Company's assets. The maturity date of the Term Loan is February 28, 2007. The principal repayment dates are quarterly and commenced May 31, 2002. The Exit Term Loan bears

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 5 - LONG-TERM DEBT AND OTHER OBLIGATIONS, CONTINUED

interest at the base rate plus 2.75% or the Adjusted Eurodollar rate plus 3.75% for U.S. loans and at the Canadian Prime Rate plus 2.75% or the BA Rate plus 3.75% for Canadian loans.

     The Term Loan, Exit Term Loan and Exit Revolving Credit Facility include various financial covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business,
(xi) limitations on capital expenditures and (xii) certain reporting requirements. Additionally, these facilities include financial performance covenants, including: (i) a Maximum Leverage Ratio (as defined) and (ii) a Minimum Debt Service Coverage Ratio (as defined). As of August 31, 2002, we were in compliance with our debt facility covenants and we had additional availability of $85 million under these facilities.

     Onex and certain affiliates of OCM Cinema hold $25.7 million and $9.7 million, respectively, of our Term Loan, which amounts were issued by the Company pursuant to the plan of reorganization in exchange for pre-petition bank debt held by them. Additionally, as of the effective date of the plan of reorganization, OCM Cinema (and certain of its affiliates) held $177.3 million principal amount of the senior subordinated notes which are included in the allowed general unsecured claims in the U.S. See note 1 for additional information concerning the settlement of these claims.

     As of August 31, 2002, Loeks-Star Theatres has a fully drawn stand-alone revolving credit facility in the amount of $52.2 million. This facility matures in May 2003. The proceeds of the Loeks-Star Theatres facility were used to finance capital expenditures associated with theatre construction and for working capital needs. The facility has financial covenants including a limit on available borrowings equal to 3.5x adjusted EBITDA (as defined), a minimum fixed charge coverage ratio and a minimum tangible net worth requirement. Loeks-Star Theatres was in compliance with these covenants as of August 31, 2002.


     Grupo Cinemex has a stand-alone syndicated loan in the amount of $71.3 million payable in quarterly installments beginning in October 2003. The loan was fully drawn at June 30, 2002 and matures in October 2006. The loan proceeds were used to finance capital expenditures associated with theatre construction and for working capital needs. The loan has financial covenants including, but not limited to, a fixed charge coverage ratio, interest coverage ratio and funded debt ratio. Grupo Cinemex was in compliance with these covenants as of August 31, 2002.


     The Loeks-Star Theatres and Grupo Cinemex borrowings are non-recourse to the Company.

NOTE 6 - REORGANIZATION COSTS

     Reorganization costs are directly associated with the reorganization proceedings under the Company's chapter 11 and CCAA filings and are amounts related to (i) landlord claims related to the rejection/repudiation of theatres in the U.S. and Canada and (ii) accruals or payments for professional and advisory fees incurred directly related to and subsequent to the bankruptcy filing on February 15, 2001.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 6 - REORGANIZATION COSTS, CONTINUED

     Reorganization costs incurred were as follows:

                                                               PREDECESSOR                 SUCCESSOR
                                                     --------------------------------   ---------------
                                                     SIX MONTHS        ONE MONTH        FIVE MONTHS
                                                        ENDED            ENDED           ENDED
                                                     AUGUST 31, 2001   MARCH 31, 2002   AUGUST 31, 2002
                                                     ---------------   --------------   ---------------
Professional advisory fees                               $10,910           $2,322             $--
Lease claim charges                                        6,384               --             --
Other expenses directly related to the bankruptcy          1,293              251             --
                                                         -------           ------             --
     Total                                               $18,587           $2,573             $--
                                                         =======           ======             ==

NOTE 7 - RESTRUCTURING CHARGES

     The Company incurred restructuring charges of $629 thousand and $1.5 million for the six months ended August 31, 2001 and the one month ended March 31, 2002, respectively, which have been reflected in the Restructuring Charges line of the unaudited condensed statement of operations. These costs for the six months ended August 31, 2001 and the one-month ended March 31, 2002 were primarily severance and other expenses. No restructuring charges were incurred for the five months ended August 31, 2002.

     As of August 31, 2002, the Company has restructuring liabilities of $2.8 million, which are included in Accounts Payable and Accrued Expenses in the unaudited condensed balance sheet. Following is a rollforward of the restructuring liabilities:

PREDECESSOR
Balance at February 28, 2002                                  $ 9,185
Plus: amounts accrued during the one month ended March 31,
  2002                                                          1,445
Less: amounts paid during the one month ended March 31, 2002      (32)
                                                              -------
      Balance at March 31, 2002                               $10,598
                                                              =======
SUCCESSOR
Balance at April 1, 2002                                      $10,598
Less: amounts paid during the five months ended August 31,
  2002                                                         (7,773)
                                                              -------
      Balance at August 31, 2002                              $ 2,825
                                                              =======

NOTE 8 - RESTRICTED CASH

     As of February 28, 2002, the Company maintained a restricted cash balance of $524 thousand relating to funds required to be held in a trust account during construction of two theatres in Canada. The projects were completed in July 2002, and therefore there is no restricted cash balance relating to the Canadian operations as of August 31, 2002.

     As of August 31, 2002, the Company had a restricted cash balance of approximately $24.4 million for the purposes of the redemption of Grupo Cinemex's series PRD redeemable preferred stock ($11.6 million) and the payment of a dividend of $30.00 per series PRD redeemable preferred share ($12.8 million). The Grupo Cinemex series PRD redeemable preferred stock has no par value, limited voting rights and earns a cumulative annual dividend equal to five percent of the book value of all of the series PRD redeemable preferred stock. The series PRD redeemable preferred dividend was paid in July 2002. The full restricted cash balance is reported on the Company's August 31, 2002 unaudited condensed balance sheet because Grupo

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 8 - RESTRICTED CASH, CONTINUED

Cinemex's balance sheet is combined as of June 30, 2002, before the dividend was paid. The amounts payable on account of the series PRD redeemable preferred stock redemption and dividends are included on the unaudited condensed balance sheet as Due to former Grupo Cinemex stockholders.

NOTE 9 - GOODWILL AND OTHER INTANGIBLE ASSETS

     The goodwill and other intangible assets balance consists of tradenames, management contracts, and goodwill. The following table sets forth the components of the intangible assets as of February 28, 2002 and August 31, 2002:

                                                                  PREDECESSOR
                                                    ----------------------------------------
                                                            AS OF FEBRUARY 28, 2002
                                                    ----------------------------------------
                                                    GROSS CARRYING   ACCUMULATED
                                                        AMOUNT       AMORTIZATION     NET
                                                    --------------   ------------   --------
Subject to amortization
Goodwill                                               $471,976        $(76,819)    $395,157
Tradenames                                               16,884          (4,140)      12,744
Management contracts                                     11,588          (4,291)       7,297
                                                       --------        --------     --------
                                                       $500,448        $(85,250)    $415,198
                                                       ========        ========     ========

                                                                   SUCCESSOR
                                                    ----------------------------------------
                                                             AS OF AUGUST 31, 2002
                                                    ----------------------------------------
                                                    GROSS CARRYING   ACCUMULATED
                                                        AMOUNT       AMORTIZATION     NET
                                                    --------------   ------------   --------
Not subject to amortization
Goodwill                                               $155,996         $  --       $155,996
Tradenames                                               99,260            --         99,260
Subject to amortization
Excess purchase price -- Grupo Cinemex(a)               179,915            --        179,915
Management contracts                                      8,256          (332)         7,924
                                                       --------         -----       --------
                                                       $443,427         $(332)      $443,095
                                                       ========         =====       ========

     The changes in the carrying amount of goodwill and other intangibles for the six months ended August 31, 2002 are as follows:

                                       FEBRUARY 28,   FRESH-START                  AMORTIZATION/   AUGUST 31,
                                           2002       ADJUSTMENTS   COMBINATIONS     OTHER(B)         2002
                                       ------------   -----------   ------------   -------------   ----------
Goodwill                                 $395,157      $(299,518)     $ 60,357         $  --        $155,996
Excess purchase price -- Grupo
  Cinemex(a)                                   --             --       179,915            --         179,915
Tradenames                                 12,744         77,756         8,900          (140)         99,260
Management contracts                        7,297          1,026            --          (399)          7,924
                                         --------      ---------      --------         -----        --------
                                         $415,198      $(220,736)     $249,172         $(539)       $443,095
                                         ========      =========      ========         =====        ========

------------


(a) Allocation of excess purchase price (based upon the purchase price paid by Onex and OCM Cinema, which may be materially different based on the final allocation) is subject to pending valuation. The Company has assumed that the entire amount of excess purchase price may be allocated to assets subject to amortization.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 9 - GOODWILL AND OTHER INTANGIBLE ASSETS, CONTINUED


(b) Includes effect of foreign currency translation of $140 thousand.



     Excluding the Excess purchase price -- Grupo Cinemex, the estimated amortization expense for each of the next five fiscal years ending February 28 or 29 will be approximately $1.0 million. The Company has assumed that the entire amount of excess purchase price is subject to amortization.


NOTE 10 - COMPREHENSIVE INCOME

     The following components are reflected in the Company's comprehensive income:

                                                        PREDECESSOR                    SUCCESSOR
                                            -----------------------------------    -----------------
                                            SIX MONTHS ENDED    ONE MONTH ENDED    FIVE MONTHS ENDED
                                            AUGUST 31, 2001     MARCH 31, 2002      AUGUST 31, 2002
                                            ----------------    ---------------    -----------------
Net income/(loss)                               $(54,378)          $474,073             $29,143
Other comprehensive income/(loss)                 (1,008)              (135)              2,367
                                                --------           --------             -------
Comprehensive income/(loss)                     $(55,386)          $473,938             $31,510
                                                ========           ========             =======

     The following is a reconciliation of the Company's accumulated other comprehensive income:

PREDECESSOR
Accumulated other comprehensive loss as of March 1, 2002      $(10,370)
Other comprehensive income for the one month ended March 31,
  2002:
     Foreign currency translation adjustment, net of income
      tax benefit of $101                                         (135)
                                                              --------
Accumulated other comprehensive loss as of March 31, 2002
  before reorganization                                       $(10,505)
Elimination due to reorganization (See Note 3)                  10,505
                                                              --------
Accumulated other comprehensive income as of March 31, 2002   $     --
                                                              ========
SUCCESSOR
Accumulated other comprehensive income as of April 1, 2002    $     --
Other comprehensive income for the five months ended August
  31, 2002:
     Foreign currency translation adjustment, net of income
      tax expense of $1,771                                      2,367
                                                              --------
Accumulated other comprehensive income as of August 31, 2002  $  2,367
                                                              ========

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 11 - SEGMENT AND GEOGRAPHIC DATA

     The Company is engaged in one line of business, film exhibition. The following table presents summarized financial information about the Company by geographic area. There were no material amounts of sales among geographic areas.


                                         UNITED STATES    CANADA    INTERNATIONAL   CONSOLIDATED
                                         -------------   --------   -------------   ------------
PREDECESSOR
Six Months Ended August 31, 2001
  Total operating revenues                 $370,510      $ 80,827      $   800       $  452,137
  Income/(loss) from operations              (3,435)        5,265       (1,716)             114
One Month Ended March 31, 2002
  Total operating revenues                 $ 60,254      $ 15,285      $    --       $   75,539
  Income/(loss) from operations               4,338         2,248         (204)           6,382
SUCCESSOR
Five Months Ended August 31, 2002
  Total operating revenues                 $355,675      $ 75,293      $ 5,567       $  436,535
  Income/(loss) from operations              36,170        10,233          347           46,750
  Total assets                              897,867       179,483      489,664        1,567,014


NOTE 12 - RELATED PARTY

ONEX


     The Company has agreed to pay to Onex an advisory fee of $5.0 million dollars for its investment banking and advisory services in connection with the acquisitions of the 49% interest in LST and Grupo Cinemex. The $5.0 million fee has been accrued as of August 31, 2002, is included on the unaudited condensed balance sheet under Accounts Payable and Accrued Expenses.



     The Company has agreed to issue to OCM Cinema warrants to purchase a total of [2,302] shares of class A common stock, at an exercise price of $[5,025] per share, not more than 10 business days following the Company's cash distribution to its general unsecured creditors pursuant to its plan of reorganization, including a distribution to OCM Cinema and certain of its affiliates in respect of the senior subordinated notes formerly held by them.


GRUPO CINEMEX

     As of June 30, 2002, Grupo Cinemex had the following transactions/balances with related parties:

     Grupo Cinemex has outstanding 426,121 shares of series PRD redeemable preferred stock that have been issued to its officers. This series PRD redeemable preferred stock was issued as a result of the conversion of an equal amount of common shares and is redeemable at $27.29 per share, or its peso equivalent (at Grupo Cinemex's option or the option of the series PRD redeemable preferred stockholders). The holders of the series PRD redeemable preferred stock are also entitled to a one time $30.00 dividend per share (see below for further discussion). The amounts payable on account of the redemption and dividends are included on the unaudited condensed balance sheet as Due to former Grupo Cinemex stockholders.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 12 - RELATED PARTY, CONTINUED

     Additionally, Grupo Cinemex owes Cinemex LLC, a subsidiary of Onex and OCM Cinema, $29.6 million for a loan received to fund the payment of a special cash bonus to employees, the redemption of the series PRD redeemable preferred stock and the payment of a dividend of $30.00 per series PRD redeemable preferred share (which was paid on July 1, 2002). As of August 31, 2002, $24.4 million of such loan proceeds were reported on the unaudited condensed balance sheet as Restricted Cash.

CINEPLEX ODEON


     As a result of the change in control of Cineplex Odeon that occurred when Loews Theatres was combined with that company in May 1998, Allen Karp, then president and chief executive officer of Cineplex Odeon, was entitled, under his employment arrangements, to a $2.8 million bonus. Pursuant to an August 1999 employment agreement with Mr. Karp, the Company agreed to increase the $2.8 million bonus amount to $3.8 million and defer its payment until December 2002 (or, if his employment was earlier terminated, a pro-rated amount between the $2.8 million, which was not previously paid, and $3.8 million). On February 28, 2002, the Company amended Mr. Karp's employment agreement, pursuant to which he now serves as non-executive chairman of Cineplex Odeon, and agreed to pay Mr. Karp, rather than the $3.8 million bonus, a Cdn $5.2 million bonus (approximately $3.3 million) in January 2003. The Company has accrued $3.3 million as a short-term obligation on its August 31, 2002 balance sheet to reflect this obligation. Separately, the Company agreed that Mr. Karp could exchange a portion of the bonus payable to him in January 2003, and arising from arrangements the Company made in connection with the reorganization, for shares of our class A common stock, valued at the $3,350 per share reorganization value of our common stock. On July 31, 2002, Mr. Karp notified the Company of his intent to exchange a portion of his bonus for class A common stock. On July 31, 2002, Mr. Karp paid the Company $200 thousand in anticipation of this transaction, and on November 21, 2002, the Company issued 59.7 shares of class A common stock to Mr. Karp.


     Pursuant to an August 1999 employment agreement, the Company loaned Mr. Karp $425 thousand on September 7, 1999, which accrued interest at 8 7/8% per year. On March 6, 2002, in connection with the renegotiation of Mr. Karp's employment arrangements, the Company forgave this loan and accrued interest.

OTHER


     In addition to the $200 thousand received from Mr. Karp as described above, the Company received $2.0 million in respect of the purchase price for the 298.5 shares of class A common stock the Company issued to each of Messrs. Douglas and McCoy, recently elected members of the board of directors, on November 21, 2002. The Company has entered into subscription agreements with Messrs. Carpenter and Reardon, recently elected members of the board of directors, pursuant to which they have subscribed to purchase 298.5 and 29.9 shares, respectively, of class A common stock, for an aggregate purchase price of $1.0 million and $100 thousand, respectively. The purchase price in each transaction will be $3,350 per share, and such shares will be issued upon receipt of payment therefor.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 13 - NON-CASH INVESTING TRANSACTIONS

     As discussed in Note 1 -- The Company and Basis of Presentation, Onex and OCM Cinema LLC acquired Grupo Cinemex (June 19, 2002) and a 49% interest in Loeks-Star Theatres (April 2, 2002). The details of net assets acquired are as follows:

                                                               GRUPO     LOEKS-STAR
                                                              CINEMEX     THEATRES
                                                              --------   ----------
Current assets..............................................  $ 59,522    $  2,619
Non-current assets..........................................   331,779     103,928
Current liabilities.........................................    91,324      12,590
Non-current liabilities.....................................    76,117      55,643
                                                              --------    --------
Net assets..................................................  $223,860    $ 38,314
                                                              ========    ========

     Allocations to certain assets and liabilities may be adjusted based upon a pending valuation we have undertaken and we expect to complete in the current fiscal year.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     As of August 31, 2002, the Company has aggregate capital commitments of $30.6 million related to the completion of construction of three theatre properties (comprising 42 screens). The Company expects to complete construction and to open these theatres during fiscal 2003 through 2005.

     The Company has also guaranteed $87.9 million related to future minimum lease payments under lease agreements entered into by MJT that expire between 2005 and 2030. The Company also has a $4 million standby letter of credit issued under its credit facility to support the commitment with respect to one of the theatre leases.

     Pursuant to agreements the Company entered into in connection with its plan of reorganization, 13 key employees would be entitled to severance payments, totalling $4.3 million for all of these employees, if their employment with the Company is terminated under certain circumstances within nine months of the effective date of the plan.

METREON ARBITRATION

     In May 1997, the Company entered into a 21-year lease with Metreon, Inc., an affiliate of Sony Corporation of America, to operate a megaplex theatre in an entertainment/retail complex developed by Metreon in San Francisco. Since that theatre opened in June 1999, the Company has had a dispute with Metreon with respect to (1) construction costs that Metreon claims are the Company's responsibility under the lease and (2) the nature and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount in dispute with respect to construction costs is approximately $5 million. The estimated difference in operating expenses claimed by Metreon to be allocable to this theatre is approximately $3.5 million per year for the duration of the lease. Metreon has filed a demand for arbitration. In the bankruptcy proceeding, the Company assumed the Metreon lease without prejudice to any of the Company's or Metreon's rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. The Company believes that it has meritorious defenses to all of Metreon's claims against the Company under the lease, and the Company intends to vigorously defend its position.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 14 - COMMITMENTS AND CONTINGENCIES, CONTINUED

ADA LITIGATION

     In 1997, the Department of Justice, in coordination with the New York City Commission on Human Rights, began an investigation of our theatres in New York City with respect to compliance with the ADA and the New York City Human Rights Law. The Department of Justice alleged that its investigation identified numerous violations of the ADA. The Company has vigorously opposed these allegations and will continue to do so. However, the Company cannot assure you that the remediation costs relating to compliance with the ADA, if any, will not be material.

ENVIRONMENTAL LITIGATION

     Two drive-in theatres in the State of Illinois, both formerly leased by the Company, are located on properties on which certain third parties disposed of, or may have disposed of, substantial quantities of debris that may contain hazardous substances. Some of the disposals may have occurred during the terms of the Company's leases. One of these leases terminated in the ordinary course prior to the filing of the Company's bankruptcy and the Company rejected the other lease in the bankruptcy proceeding. Termination or rejection of these leases, however, may not terminate all of the Company's liability in connection with the prior disposal of debris on these properties. In addition, the rejected leased property is the subject of an action filed in August 1998 by the Illinois Attorney General's office seeking civil penalties and various forms of equitable relief in connection with the disposal. The Company believes that its liability, if any, in connection with this action will not be material. However, the Company cannot assure you that any claim by the State of Illinois will be treated as a pre-petition claim, and that any recovery by the State of Illinois will be limited to the distributions to general unsecured claims provided for pre-petition claims in the plan of reorganization. The Company's range of potential liability with respect to this action cannot be reasonably estimated at this time due to several unknown factors, including the scope of contamination at the theatre properties, the likelihood of any particular remedial action being required, the allocation of liability, if any, to other potentially responsible parties, and the ability of such parties to satisfy their share of such liability.

COMPETITION BUREAU INQUIRY


     In April 2000, the Canadian Competition Bureau obtained a court order requiring the Company's subsidiaries, Cineplex Odeon and Cineplex Odeon (Quebec) Inc., to produce certain business information on a confidential basis. Cineplex Odeon fully complied with the order and cooperated with the Competition Bureau in the course of the inquiry. The Competition Bureau announced on December 12, 2002 that it had discontinued the inquiry, as it had not identified any anti-competitive activity.


SIX WEST RETAIL ACQUISITION, INC.

     Six West Retail Acquisition, Inc., a real estate development company, commenced an action on July 24, 1997, alleging that the Company has violated federal antitrust laws by engaging in block booking agreements and monopolizing the motion picture exhibition market in New York City, and that the Company violated its contractual and fiduciary responsibilities in managing three theatres for Six West. The Company believes that Six West's claims are without merit and intends to oppose them vigorously. The Company believes that any recovery by the plaintiff will be limited to the distributions to general unsecured claims provided for pre-

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 14 - COMMITMENTS AND CONTINGENCIES, CONTINUED

petition claims in the plan of reorganization. However, the indemnification obligations to the Company's officers and directors were not affected by the plan of reorganization and accordingly, the Company may have to indemnify certain of the non-corporate defendants for legal fees incurred and for monetary damages if a judgment is rendered against these defendants.

  FANDANGO, INC.


     In connection with the bankruptcy reorganization, the Company filed a motion with the U.S. bankruptcy court to reject agreements it had entered into in March 2000 with Fandango, Inc. with respect to the marketing and distribution by Fandango of the Company's movie tickets and showtimes remotely via the telephone and Internet. Fandango objected to the rejection motion and a hearing was held by the bankruptcy court. Separately, Fandango and its principal stockholder brought actions against Onex and others alleging, among other things, interference with contract and prospective economic advantage, fraud, negligent misrepresentation and breach of contract. On May 29, 2002, the Company entered into a remote ticketing and promotion agreement with America Online pursuant to which AOL Moviefone would provide the Company with substantially the same remote ticketing and showtime marketing and distribution services as Fandango on better economic terms. The effectiveness of the AOL Moviefone agreement is contingent upon approval by the bankruptcy court of the rejection of the Fandango agreements. On August 1, 2002, the bankruptcy court denied the motion to reject the Fandango agreements. On August 23, 2002, the Company filed a notice of appeal to this ruling. Fandango continues to distribute our movie tickets and showtimes, and all pending litigation between the parties was settled pursuant to a settlement agreement effective November 7, 2002.


OTHER

     Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company which may arise as a result of these matters will not have a material adverse effect on its operating results, financial position and cash flows.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 15 - RECONCILIATION TO CANADIAN GAAP

     The unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States ("U.S. GAAP"). The significant differences between U.S. GAAP and Canadian generally accepted accounting principles ("Canadian GAAP") and their effect on the condensed financial statements are described below.

     If the Company reported its financial information under Canadian GAAP, the following selected line items of the statement of operations and balance sheet would have been:

                                                CONSOLIDATED PREDECESSOR            COMBINED SUCCESSOR
                                        -----------------------------------------   -------------------
                                            FOR THE SIX           FOR THE ONE          FOR THE FIVE
                                           MONTHS ENDED           MONTH ENDED          MONTHS ENDED
                                          AUGUST 31, 2001       MARCH 31, 2002        AUGUST 31, 2002
                                        -------------------   -------------------   -------------------
                                           US      CANADIAN      US      CANADIAN      US      CANADIAN
                               NOTES      GAAP       GAAP       GAAP       GAAP       GAAP       GAAP
                              -------   --------   --------   --------   --------   --------   --------
Total operating revenues        (a)     $452,137   $495,626   $ 75,539   $83,883    $436,535   $473,085
Theatre operations, cost of
  concessions and other
  expenses                      (a)      358,933    394,147     57,499    64,082     336,291    365,946
General and administrative      (a)       21,103     22,588      3,906     4,143      24,924     25,731
Depreciation and
  amortization                  (a)       53,543     59,782      6,307     7,507      28,570     32,558
Total operating expenses        (a)      452,023    494,961     69,157    77,177     389,785    424,235
Income from operations          (a)          114        665      6,382     6,706      46,750     48,850
Interest expense                (a)       33,111     35,609      3,914     4,111      18,068     18,537
Equity (income)/loss in
  long-term investments         (a)        1,607       (360)       (87)      (79)     (1,602)        93
Income/(loss) before income
  taxes and extraordinary
  gain                          (a)      (53,191)   (53,171)       (18)      101      30,284     30,220
Income tax expense              (a)        1,187      1,207        199       318       1,141      1,077
Extraordinary gain, net of
  tax                           (b)           --         --    474,290        --          --         --
Net income/(loss)             (a),(b)    (54,378)   (54,378)   474,073      (217)     29,143     29,143
Extraordinary gain per share
  (in whole dollars)            (b)     $     --   $     --   $   8.09   $    --    $     --   $     --
                                        ========   ========   ========   =======    ========   ========
Net income/(loss) per share
  (in whole dollars)          (a),(b)   $  (0.93)  $  (0.93)  $   8.09   $ (0.00)   $ 286.93   $ 286.93
                                        ========   ========   ========   =======    ========   ========

                                                       CONSOLIDATED PREDECESSOR      COMBINED SUCCESSOR
                                                       -------------------------   -----------------------
                                                           FEBRUARY 28, 2002           AUGUST 31, 2002
                                                       -------------------------   -----------------------
                                                           US         CANADIAN         US        CANADIAN
                                                          GAAP          GAAP          GAAP         GAAP
                                                       -----------   -----------   ----------   ----------
Goodwill and other
  intangible assets, net      (b)                      $  415,198    $  415,198    $  443,095   $  347,456
Total assets                (a),(b)                     1,579,719     1,668,891     1,567,014    1,583,293
Total liabilities             (a)                       1,595,266     1,661,830       917,738      975,908
Additional paid-in-capital    (b)                         671,707       671,707       617,765      522,126
Total stockholders' equity  (a),(b)                       (15,547)        7,061       649,276      607,385

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 15 - RECONCILIATION TO CANADIAN GAAP, CONTINUED

(a) ACCOUNTING FOR JOINT VENTURES

     Under U.S. GAAP, our interests in joint ventures are accounted for under the equity method of accounting. Under Canadian GAAP, the equity method of accounting is prohibited for joint ventures; rather, the proportionate consolidation method is required. The proportionate method of accounting and reporting requires the investor's pro rata share of the assets, liabilities, revenues and expenses that are subject to joint control to be combined on a line by line basis with similar items in the investor's financial statements. Had the proportionate method of accounting been applied the respective line items in the balance sheet and income statement would have increased/(decreased) by the following amounts:

                                                               PREDECESSOR                 SUCCESSOR
                                                     --------------------------------   ---------------
                                                     FOR THE SIX       FOR THE ONE      FOR THE FIVE
                                                     MONTHS ENDED      MONTH ENDED      MONTHS ENDED
                                                     AUGUST 31, 2001   MARCH 31, 2002   AUGUST 31, 2002
                                                     ---------------   --------------   ---------------
Total operating revenues                                 $43,489           $8,344           $36,550
Theatre operations, cost of concessions and other
  expenses                                                35,214            6,583            29,655
General and administrative                                 1,485              237               807
Depreciation and amortization                              6,239            1,200             3,988
Income/(loss) from operations                                551              324             2,100
Interest expense                                           2,498              197               469
Equity (income)/loss in long-term investments             (1,967)               8             1,695
Income tax expense                                            20              119               (64)

                                                                 PREDECESSOR         SUCCESSOR
                                                              -----------------   ---------------
                                                              FEBRUARY 28, 2002   AUGUST 31, 2002
                                                              -----------------   ---------------
Total assets                                                       $89,172           $111,918
Total liabilities                                                   66,564             58,170
Total stockholders' equity                                          22,608             53,748

(b) FRESH-START ACCOUNTING

     Under U.S. GAAP, the Company recorded the extinguishment of liabilities related to its emergence from bankruptcy as an extraordinary gain. Under Canadian GAAP, extinguishment of debt is charged directly to beginning retained earnings. Had the extraordinary gain been recorded directly to opening retained deficit instead of within the unaudited combined Statement of Operations, net income under Canadian GAAP would have been lower for the month ended March 31, 2002 by $474.3 million, and income per share -- basic and diluted -- would have been ($0.00).

     In addition, under U.S. GAAP, the excess of the reorganization value over the fair value of the assets is recorded as goodwill. In accordance with Canadian GAAP, the excess of the reorganization value over the fair value of the assets is recorded as a reduction of stockholders' equity. Had the fresh-start adjustments

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)

NOTE 15 - RECONCILIATION TO CANADIAN GAAP, CONTINUED

been recorded in accordance with Canadian GAAP, the respective line items in the balance sheet would have reduced as follows:

                                                  SUCCESSOR
                                              -----------------
                                               AUGUST 31, 2002
                                              -----------------
Goodwill                                          $(95,639)
Total assets                                       (95,639)
Additional paid-in capital                         (95,639)
Total stockholders equity                          (95,639)


NOTE 16 - SUBSEQUENT EVENT



     (A) FORMATION TRANSACTIONS



     To facilitate an initial public equity offering and concurrent debt financings, in October 2002 the Company effected a series of transactions to create a new holding company structure (the "Formation Transactions"). To effect the Formation Transactions:



     - LCEC Corp. was formed as the Company's wholly owned subsidiary and two Delaware corporations, Loews Merger Company ("Mergeco") and Loews Cineplex Theatres Holdco, Inc., were formed as wholly owned subsidiaries of LCEC Corp.



     - The Company was merged with Mergeco, with the Company as the surviving corporation. The outstanding capital stock of Mergeco became capital stock of the surviving corporation.



     - The Company changed its name to Loews Cineplex Theatres, Inc. and LCEC Corp. changed its name to Loews Cineplex Entertainment Corporation.



     - The Company's class A common stock and class B common stock outstanding prior to the merger was exchanged for shares of LCEC Corp.'s class A and class B common stock, and LCEC Corp.'s common stock held by the Company was cancelled. In consideration of LCEC Corp.'s issuance of its common stock to the holders of the Company's common stock, the Company issued shares of its class A and class B common stock to LCEC Corp.



     As a result of these Formation Transactions:



     - All of LCEC Corp.'s outstanding common stock, consisting of 42,559 shares of class A common stock and 63,588 shares of class B common stock, was held by Onex and OCM Cinema.



     -     The Company became a wholly owned subsidiary of LCEC Corp.



     Concurrently with the closing of the Offering referred to below, the following additional transactions will be completed:



     - The Company will distribute to LCEC Corp. the Company's 50% partnership interest in each of Yelmo and Megabox.



     - LCEC Corp. will contribute the common stock of the Company to LCEC Corp.'s newly formed wholly owned subsidiary, Loews Cineplex Theatres Holdco, Inc.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
          (all dollar amounts in thousands, except as otherwise noted)


NOTE 16 - SUBSEQUENT EVENT, CONTINUED



     As a result of these additional transactions:



     - LCEC Corp. will own 50% partnership interests in each of the Yelmo and Megabox partnerships.



     - The Company will become a wholly owned subsidiary of Loews Cineplex Theatres Holdco, Inc.



     As a result of these transactions, the Company will continue to own all of its screens and theatres in the United States and Canada, and its international screens and theatres will be held by LCEC Corp.



     The Formation Transactions were effected to facilitate a proposed initial public offering by LCEC Corp. of its class A common stock (the "Offering") and concurrent debt financings by the Company. The number of shares to be offered and the initial public offering price will be determined at a future date. The Company expects to use proceeds from the concurrent debt financings, together with a portion of the net proceeds of the Offering to be contributed to it, to refinance the Company's existing credit facilities.



(B) LEGAL



     The Canadian Competition Bureau announced on December 12, 2002 that it had discontinued its inquiry against the Company's subsidiaries, Cineplex Odeon and Cineplex Odeon (Quebec) Inc., as it had not identified any anti-competitive activity.



     All pending litigation between the Company and Fandango, Inc. was settled pursuant to a settlement agreement effective November 7, 2002. Fandango continues to distribute our movie tickets and showtimes.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     We emerged from bankruptcy reorganization effective March 21, 2002. In accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," we adopted the provisions of fresh-start accounting which require, among other things, the allocation of the reorganization value to our assets in relation to their fair values, which resulted in a net write-down of assets, including goodwill. For accounting purposes, we have recorded the effects of our reorganization in our unaudited condensed financial statements as of March 31, 2002.

     On April 2, 2002, Onex and OCM Cinema acquired a 49% interest in Loeks-Star Theatres from our partner, and agreed to acquire the remaining 1% interest no later than May 1, 2003. We have owned a 50% interest in Loeks-Star Theatres since its formation and, accordingly, as of April 2, 2002, Onex has a controlling interest in Loeks-Star Theatres. We previously accounted for our 50% interest under the equity method of accounting. Beginning April 2, 2002, we have included the assets, liabilities and results of operations of Loeks-Star Theatres in our historical financial statements on a combined basis. Concurrently with the closing of this offering, Onex and OCM Cinema will contribute their interest in Loeks-Star Theatres to us, or otherwise cause that interest in Loeks-Star Theatres to be combined with us, in exchange for additional shares of our common stock.

     On June 19, 2002, Onex and OCM Cinema acquired Grupo Cinemex. Concurrently with the closing of this offering, Onex and OCM Cinema will cause their interest in Grupo Cinemex to be combined with us, in exchange for additional shares of our common stock. Grupo Cinemex's fiscal year is the calendar year and, therefore, its fiscal quarters end two months prior to our fiscal quarters. Our financial information as of and for the six months ended August 31, 2002 includes the financial information of Grupo Cinemex on a combined basis as of June 30, 2002 or for the period from June 19, 2002 to June 30, 2002.

     On July 31, 2002, we acquired an additional 25.4% interest in Megabox Cineplex for a purchase price of $20.6 million, bringing our total ownership interest in that partnership to 50.0%. We funded this purchase through the sale of additional shares of our common stock to Onex and OCM Cinema.

     The unaudited as adjusted combined balance sheet assumes that this offering and borrowings by us and Grupo Cinemex under our new senior secured credit facilities, and our use of the estimated net proceeds and borrowings as
described in this prospectus, including the redemption of $     million of
equity in Grupo Cinemex held by Onex and OCM Cinema, had occurred as of August 31, 2002.

     The unaudited pro forma combined statements of operations for the year ended February 28, 2002 and the six months ended August 31, 2002 assume that each of the following had occurred as of March 1, 2001:

     - the acquisition by Onex and OCM Cinema of Grupo Cinemex and a 49% interest in Loeks-Star Theatres from our partner, and the combination of the entities that own these interests with Loews subsidiaries;

     - Onex's and OCM Cinema's purchase of an aggregate of [6,147] additional shares of our common stock, for an aggregate purchase price of $20.6 million, to fund our acquisition of an additional 25.4% interest in Megabox Cineplex;

     -     the effects of our reorganization, including:

      - the conversion of $300.0 million of pre-petition bank debt into equity,

      -     the revaluation of our assets,

      -     the renegotiation of leases and theatre closings, and

      - the elimination of certain non-recurring charges associated with the reorganization; and

     - the adoption of SFAS No. 142 which resulted in the cessation of amortization of our goodwill and indefinite-lived intangible assets.

     The unaudited pro forma, as adjusted, combined statements of operations for the year ended February 28, 2002 and the six months ended August 31, 2002 further assume that this offering and our borrowings under our new senior secured credit facilities, and our use of estimated net proceeds and borrowings as described in this prospectus, had occurred as of March 1, 2001.

     The unaudited pro forma combined financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States. Please see the notes to our financial statements included elsewhere in this prospectus for a complete description of the differences between U.S. and Canadian GAAP. The principal differences that affect the pro forma combined financial statements are described below:

     - Under U.S. GAAP, our interests in our partnerships are accounted for under the equity method in our historical financial statements. Under Canadian GAAP, the equity method of accounting is prohibited for joint ventures such as our partnerships; rather, the proportionate consolidation method is required.

     - Under U.S. GAAP, the excess of the reorganization value over the fair value of the assets is recorded as goodwill. In accordance with Canadian GAAP, the excess of the reorganization value over the fair value of the assets is recorded as a reduction of stockholders' equity. Had the fresh-start adjustments been recorded in accordance with Canadian GAAP, goodwill, total assets, additional paid-in capital and total stockholders' equity would have been reduced by $95.6 million as of August 31, 2002.


     The unaudited pro forma combined financial statements are based on the estimates and assumptions set forth in the notes to these statements that management believes are reasonable. The unaudited pro forma combined financial statements are for information purposes only and do not purport to represent what our actual financial condition or results of operations would have been if these transactions been completed as of the date indicated or that may be achieved in the future.


     The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes and other financial information pertaining to us included elsewhere in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

                  UNAUDITED AS ADJUSTED COMBINED BALANCE SHEET
                             AS OF AUGUST 31, 2002

                                                             LOEWS           OFFERING
                                                          CINEPLEX(A)      ADJUSTMENTS       AS ADJUSTED
                                                          -----------      -----------       -----------
                                                                          (IN THOUSANDS)
Assets
Current assets:
  Cash and cash equivalents                               $   91,310        $                 $
  Restricted cash                                             24,414
  Other current assets                                        41,764
                                                          ----------        ---------         ----------
    Total current assets                                     157,488
Property, equipment and leaseholds, net                      806,984
Investment in and advances to partnerships                   129,016
Goodwill and other intangible assets                         443,095
Other long-term assets                                        30,431                 (b),(c)
                                                          ----------        ---------         ----------
    Total assets                                          $1,567,014        $                 $
                                                          ==========        =========         ==========
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable and accrued expenses                   $  165,398
  Deferred revenue                                            27,571
  Due to former Grupo Cinemex stockholders                    24,414
  Due to subsidiary of Onex and OCM Cinema                    29,582                                    (d)
  Current maturities of long-term debt                        13,354                 (c),(e)
  Current portion of capital leases                              811
                                                          ----------        ---------         ----------
    Total current liabilities                                261,130
Long-term debt and other obligations                         601,453                 (c),(d)
New senior secured credit facilities                              --                 (c)
Senior subordinated notes                                         --                 (c)
Long-term capital lease obligations                           22,553
Other long-term obligations                                   32,602
                                                          ----------        ---------         ----------
    Total liabilities                                        917,738
Stockholders' equity:
  Class A common stock                                            --                 (d),(f)
  Class B common stock                                             1
  Special voting stock                                            --                 (g)
  Additional paid-in capital                                 617,765                 (d),(f)
  Accumulated other comprehensive income                       2,367
  Retained earnings                                           29,143
                                                          ----------        ---------         ----------
    Total stockholders' equity                               649,276
                                                          ----------        ---------         ----------
  Total liabilities and stockholders' equity              $1,567,014        $                 $
                                                          ==========        =========         ==========

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED AS ADJUSTED COMBINED BALANCE SHEET


(a) Represents our financial position as of August 31, 2002, as reported, which includes the impact of fresh-start accounting in accordance with SOP 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" and the combinations of Loeks-Star Theatres as of April 2, 2002 and Grupo Cinemex as of June 19, 2002. The Grupo Cinemex assets and liabilities are reflected at estimated fair values (based upon the purchase price paid by Onex and OCM Cinema), which may be materially different based on the final allocation; the carrying values of these assets and liabilities may be affected by a valuation we have undertaken and we expect will be completed in the current fiscal year.


(b) Represents the write-off of unamortized deferred issuance costs associated with the refinancing of the existing long-term debt.

(c) Represents the proceeds from our subsidiaries' new senior secured credit facilities and senior subordinated notes, which are summarized as follows:

                                                             Assumed            Assumed
    Nature of Debt                       Amount           Interest Rate           Term
    --------------                       ------           -------------         -------
                                     (in thousands)
    Loews Cineplex Theatres term
      loan                              $                           %
    Loews Cineplex Theatres
      revolving credit facility
    Loews Cineplex Theatres senior
      subordinated notes
    Grupo Cinemex term loan

    Issuance costs associated with the senior secured credit facilities and the
    senior subordinated notes are estimated to be $     million, $     million
    and $          million for the Loews Cineplex Theatres facility, the senior subordinated notes and the Grupo Cinemex facility, respectively, and will be
    amortized over the life of these financings (assumed to be    years,
    years and    years, respectively).

    The proceeds from these debt financings, net of anticipated financing costs, will be used to repay existing long-term debt and, as to the Grupo Cinemex
    term loan, to redeem $       million of the equity in Grupo Cinemex held by
    Onex and OCM Cinema.

(d) The repayment of this loan will be subordinated in right of payment to the new Grupo Cinemex term loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Facilities--New Grupo Cinemex Senior Secured Credit Facility."

(e)  Represents the estimated net proceeds from this offering of
     $          million, net of $          million in estimated costs and
     expenses, and the use of a portion of the proceeds to repay existing long-term debt.

(f)  Represents the sale of an aggregate of           shares of our class A
     common stock to an officer of Cineplex Odeon and our recently elected
     directors for an aggregate price of $     million. See "Certain
     Relationships and Related Transactions--Recent Sales of Class A Common Stock."

(g) Represents the issuance of the special voting stock, which represents the voting rights attributable to the Loews Canada exchangeable shares.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED FEBRUARY 28, 2002


                                  Loews      Reorganization        Pro Forma        Grupo      Loeks-Star
                               Cineplex(a)    Adjustments        As Reorganized   Cinemex(b)   Theatres(c)
                               -----------   --------------      --------------   ----------   -----------
                                             (in thousands except share and per share data)
Revenues:
 Box office                    $   600,725     $ (28,563)(d)        $572,162       $ 82,674      $49,481
 Concessions                       224,289       (11,829)(d)         212,460         43,892       22,294
 Other                              31,139        (1,123)(d)          30,016         14,951        3,529
                               -----------     ---------            --------       --------      -------
   Total operating revenues        856,153       (41,515)            814,638        141,517       75,304
Expenses:
 Theatre operations and other
   expenses                        652,944       (45,042)(d),(e)     607,902         78,268       55,141
 Cost of concessions                35,080        (2,037)(d)          33,043         10,156        2,866
 General and administrative         42,186            --              42,186          9,050        2,289
 Depreciation and
   amortization                    108,823       (12,439)(g)          96,384         16,453        6,222
 Restructuring charges               9,549        (9,549)(i)              --             --           --
 Loss on sale/disposal of
   theatres and other               33,810       (33,810)(d)              --             --           --
                               -----------     ---------            --------       --------      -------
   Total operating expenses        882,392      (102,877)            779,515        113,927       66,518
Income/(loss) from operations      (26,239)       61,362              35,123         27,590        8,786
Interest expense, net               60,866       (23,412)(j)          37,454          2,566        4,100
Other (income)/expense                  --            --                  --            (14)          --
Equity (income)/loss in
 long-term investments               1,748            --               1,748             --          491
Foreign exchange gain, net              --            --                  --         (2,622)          --
Reorganization costs                96,497       (96,497)(i)              --             --           --
                               -----------     ---------            --------       --------      -------
Income/(loss) before income
 taxes                            (185,350)      181,271              (4,079)        27,660        4,195
Income tax expense                   2,550         3,018(m)            5,568          9,547          180(m)
                               -----------     ---------            --------       --------      -------
Net income/(loss)              $  (187,900)    $ 178,253            $ (9,647)      $ 18,113      $ 4,015
                               ===========     =========            ========       ========      =======
Weighted average shares
 outstanding--basic and
 diluted                        58,622,646                          [100,000]       [66,866](n)   [11,414](n)
Income/(loss) per
 share--basic and diluted      $     (3.21)                         $

                                                            Pro Forma
                                Pro Forma     Pro Forma     Offering     Pro Forma,
                               Adjustments     Combined    Adjustments   As Adjusted
                               -----------    ----------   -----------   -----------
                                  (in thousands except share and per share data)
Revenues:
 Box office                     $     --      $  704,317                 $
 Concessions                          --         278,646
 Other                                --          48,496
                                --------      ----------    --------     ----------
   Total operating revenues           --       1,031,459
Expenses:
 Theatre operations and other
   expenses                           --         741,311
 Cost of concessions                  --          46,065
 General and administrative           --          53,525            (f)
 Depreciation and
   amortization                  (21,789)(h)      97,270
 Restructuring charges                --              --
 Loss on sale/disposal of
   theatres and other                 --              --
                                --------      ----------    --------     ----------
   Total operating expenses      (21,789)        938,171
Income/(loss) from operations     21,789          93,288
Interest expense, net                 --          44,120            (k)
Other (income)/expense                --             (14)
Equity (income)/loss in
 long-term investments             1,226(l)        3,465
Foreign exchange gain, net            --          (2,622)
Reorganization costs                  --              --
                                --------      ----------    --------     ----------
Income/(loss) before income
 taxes                            20,563          48,339
Income tax expense                    --(m)       15,295
                                --------      ----------    --------     ----------
Net income/(loss)               $ 20,563      $   33,044    $            $
                                ========      ==========    ========     ==========
Weighted average shares
 outstanding--basic and
 diluted                          [6,147](n)    [184,427]
Income/(loss) per
 share--basic and diluted                     $


    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED FEBRUARY 28, 2002

(a) Represents our historical results of operations for the year ended February 28, 2002, as reported.


(b) Represents historical operating results of Grupo Cinemex for the twelve months ended December 31, 2001. The results of operations of Grupo Cinemex are based on the historical results of Grupo Cinemex and its subsidiaries for the year ended December 31, 2001, presented under U.S. generally accepted accounting principles. See pages F-84 through F-104 for additional details.


(c) Represents the historical operating results of Loeks-Star Theatres for the year ended February 28, 2002. Prior to April 2, 2002, we used the equity method of accounting to record our 50% interest in Loeks-Star Theatres.

(d) Represents the elimination of the operating results of the theatres we closed during our bankruptcy proceedings and the associated loss on sale/disposal and other related costs.

(e) Represents the elimination of occupancy costs, totaling $9.8 million, as a result of our lease renegotiations in connection with our bankruptcy proceedings.

(f) Represents non-cash compensation expense based on the difference between the initial public offering price per share and the $[3,350] per share
      sale price of the       shares of class A common stock we sold recently.
      See "Certain Relationships and Related Transactions--Recent Sales of Class A Common Stock."

(g) Represents the reduction in depreciation expense due to our write-down in fixed assets upon application of fresh-start accounting in connection with our emergence from bankruptcy.

(h) Represents the elimination of amortization expense related to goodwill and other indefinite-lived intangible assets as a result of our adoption of SFAS No. 142 "Goodwill and Other Intangible Assets."

(i) Represents the elimination of restructuring charges and reorganization costs we incurred in connection with our bankruptcy proceedings.

(j) Represents the reduction in interest expense associated with the reorganization, primarily due to the conversion of $300.0 million of pre-petition bank debt held by Onex and OCM Cinema (or its affiliates) into our equity.

(k) Represents the reduction in interest expense associated with our outstanding debt to be repaid with the proceeds from this offering and the concurrent debt financings of our subsidiaries, Loews Cineplex Theatres and Grupo Cinemex, calculated as follows:

     Nature of Debt                                   Amount       Assumed Interest Rate   Assumed Term
     --------------                                   ------       ---------------------   ------------
                                                  (in thousands)
     Loews Cineplex Theatres term loan               $                                 %
     Loews Cineplex Theatres revolving credit
     facility
     Loews Cineplex Theatres senior subordinated
     notes
     Grupo Cinemex term loan
     Grupo Cinemex subordinated loan

     Each .125 percentage point change in the interest rate on our new senior secured credit facilities would result in a change in interest expense of
     $          million and $          million annually based on our as adjusted
     debt levels of $          million and $          million for the Loews
     Cineplex Theatres and Grupo Cinemex facilities, respectively.

     Each .125 percentage point change in the interest rate on the senior subordinated notes would result in a change in interest expense of $ million annually.

     Each .125 percentage point change in the interest rate on the Grupo Cinemex subordinated loan would result in a change in interest expense of $ million annually.


(l) Represents the net effect of eliminating Loeks-Star Theatres equity income recorded in our historical results of operations under the equity method of accounting from March 1, 2001 through February 28, 2002 and including an additional 25.4% interest in Megabox Cineplex equity income.


(m) Represents the tax effect of the reorganization adjustments, the Loeks-Star Theatres adjustments and the pro forma adjustments, respectively.

(n) Reflects our sale of an aggregate of [78,280] shares of common stock to Onex and OCM Cinema in connection with the combination of the entities that own Grupo Cinemex and a 49% interest in Loeks-Star Theatres with Loews subsidiaries. Also reflects our sale of an aggregate of [6,147] shares of our common stock to Onex and OCM Cinema in July 2002 to fund our acquisition of an additional 25.4% interest in Megabox Cineplex. The purchase price for these shares is reflected at a price of $[3,350] per share.

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED AUGUST 31, 2002

                                                                                                       Loeks-
                               Loews Cineplex(a)      Reorganization     Pro Forma        Grupo         Star
                            Predecessor   Successor    Adjustments     As Reorganized   Cinemex(b)   Theatres(c)
                            -----------   ---------   --------------   --------------   ----------   -----------
                                               (in thousands except share and per share data)
Revenues:
 Box office                 $   52,514    $301,895       $(3,159)(d)      $351,250       $45,082       $ 3,729
 Concessions                    20,869     120,109        (1,403)(d)       139,575        24,595         1,681
 Other                           2,156      14,531          (113)(d)        16,574        10,371           241
                            -----------   --------       -------          --------       -------       -------
   Total operating
     revenues                   75,539     436,535        (4,675)          507,399        80,048         5,651
Expenses:
 Theatre operations and
   other expenses               54,890     319,328        (4,203)(d)       370,015        45,118         4,018
 Cost of concessions             2,609      16,963          (263)(d)        19,309         5,892           212
 General and
   administrative                3,906      24,924(f)         --            28,830(f)     12,614           203
 Depreciation and
   amortization                  6,307      28,570        (1,036)(i)        33,841         9,086           496
 Restructuring charges           1,445          --        (1,445)(j)            --            --            --
 Loss on sale/disposal of
   theatres and other               --          --            --                --            --            --
                            -----------   --------       -------          --------       -------       -------
   Total operating
     expenses                   69,157     389,785        (6,947)          451,995        72,710         4,929
Income/(loss) from
 operations                      6,382      46,750         2,272            55,404         7,338           722
Interest expense, net            3,914      18,068        (1,697)(k)        20,285         1,610           236
Other (income)/expense              --          --            --                --           (11)           --
Equity (income)/loss in
 long-term investments             (87)     (1,602)           --            (1,689)           --            --
Foreign exchange loss, net          --          --            --                --         6,051            --
Reorganization costs             2,573          --        (2,573)(j)            --            --            --
                            -----------   --------       -------          --------       -------       -------
Income/(loss) before
 income taxes                      (18)     30,284         6,542            36,808         (312)           486
Income tax expense                 199       1,141        14,705(n)         16,045           184           190(n)
                            -----------   --------       -------          --------       -------       -------
Net income/(loss)           $     (217)   $ 29,143       $(8,163)         $ 20,763       $  (496)      $   296
                            ===========   ========       =======          ========       =======       =======
Weighted average shares
 outstanding--basic and
 diluted                    58,622,646    [101,567]                       [101,567]      [66,866](o)   [11,414](o)
Income/(loss) per share--
 basic and diluted          $    (0.00)   $ 286.93                        $ 204.64

                                                     Pro Forma
                             Pro Forma    Pro Forma  Offering   Pro Forma,
                            Adjustments   Combined  Adjustments As Adjusted
                            -----------   --------- ----------- -----------
                            (in thousands except share and per share data)
Revenues:
 Box office                  $ (3,307)(e) $396,754               $
 Concessions                   (1,807)(e)  164,044
 Other                           (453)(e)   26,733
                             --------     --------     -----     --------
   Total operating
     revenues                 (5,567)      587,531
Expenses:
 Theatre operations and
   other expenses              (2,784)(e)  416,367
 Cost of concessions             (427)(e)   24,986
 General and
   administrative              (7,149)(e),(g)   34,498         (h)
 Depreciation and
   amortization                  (603)(e)   42,820
 Restructuring charges             --           --
 Loss on sale/disposal of
   theatres and other              --           --
                             --------     --------     -----     --------
   Total operating
     expenses                (10,963)      518,671
Income/(loss) from
 operations                     5,396       68,860
Interest expense, net          (2,447)(e)   19,684          (l)
Other (income)/expense             --          (11)
Equity (income)/loss in
 long-term investments           (356)(m)   (2,045)
Foreign exchange loss, net         --        6,051        --
Reorganization costs               --           --
                             --------     --------     -----     --------
Income/(loss) before
 income taxes                   8,199       45,181
Income tax expense              2,126(e),(n)   18,545
                             --------     --------     -----     --------
Net income/(loss)            $  6,073     $ 26,636     $         $
                             ========     ========     =====     ========
Weighted average shares
 outstanding--basic and
 diluted                       [4,580](o) [184,427]
Income/(loss) per share--
 basic and diluted                        $

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED AUGUST 31, 2002

(a) Represents our historical results of operations for the one month ended March 31, 2002 and the five months ended August 31, 2002, respectively, as reported.


(b) Represents the historical operating results of Grupo Cinemex for the period from January 1, 2002 through June 30, 2002. See pages F-84 through F-104 for additional details.


(c) Represents the historical operating results of Loeks-Star Theatres for the period from March 1, 2002 through April 1, 2002. The results of operations of Loeks-Star Theatres and its subsidiaries for the period April 2, 2002 through August 31, 2002 are included in our historical results on a combined basis.

(d) Represents the elimination of the operating results of the theatres we closed during our bankruptcy proceedings.

(e) Represents the elimination of Grupo Cinemex results of operations for the period from June 19, 2002, the date Grupo Cinemex became an entity under common control, to June 30, 2002. The results of operations of Grupo Cinemex and its subsidiaries for the period from June 19, 2002 to June 30, 2002 are included in the historical operating results on a combined basis.

(f) Includes a $5.0 million advisory fee payable to Onex at the closing of this offering, related to our acquisitions of Grupo Cinemex and a 49% interest in Loeks-Star Theatres. This amount is accrued as of August 31, 2002. See "Certain Relationships and Related Transactions--Onex Advisory Fee."

(g) Represents the elimination of the costs related to a special cash bonus to Grupo Cinemex employees of $6.7 million in connection with the acquisition of Grupo Cinemex.

(h) Represents non-cash compensation expense based on the difference between the initial public offering price per share and the $[3,350] per share
      sale price of the       shares of class A common stock we sold recently.
      See "Certain Relationships and Related Transactions--Recent Sales of Class A Common Stock."

(i) Represents the reduction in depreciation expense due to our write-down in fixed assets upon application of fresh-start accounting in connection with our emergence from bankruptcy.

(j) Represents the elimination of restructuring charges and reorganization costs we incurred in connection with our bankruptcy proceedings.

(k) Represents the change in interest expense associated with the reorganization, primarily due to the conversion of $300.0 million of pre-petition bank debt held by Onex and OCM Cinema (or its affiliates) into our equity.

(l) Represents the reduction in interest expense associated with our outstanding debt to be repaid with the proceeds from this offering and the concurrent debt financings of our subsidiaries, Loews Cineplex Theatres and Grupo Cinemex, calculated as follows:

                                                                                             Assumed
     Nature of Debt                                     Amount       Assumed Interest Rate     Term
     --------------                                     ------       ---------------------   -------
                                                    (in thousands)
     Loews Cineplex Theatres term loan                 $                                 %
     Loews Cineplex Theatres revolving credit
       facility
     Loews Cineplex Theatres senior subordinated
       notes
     Grupo Cinemex term loan
     Grupo Cinemex subordinated loan

     Each .125 percentage point change in the interest rate on our new senior secured credit facilities would result in a change in interest expense of
     $          million and $          million quarterly based on
     our as adjusted debt levels of $          million and $       million for
     the Loews Cineplex Theatres and Grupo Cinemex facilities, respectively.

     Each .125 percentage point change in the interest rate on the senior subordinated notes would result in a change in interest expense of $ million quarterly.

     Each .125 percentage point change in the interest rate on the Grupo Cinemex subordinated loan would result in a change in interest expense of $ million quarterly.


(m) Represents the net effect of eliminating Loeks-Star Theatres income recorded in our historical results of operations under the equity method of accounting from March 1, 2002 through April 1, 2002 and including an additional 25.4% interest in Megabox Cineplex equity income.


(n) Represents the tax effect of the reorganization adjustments, the Loeks-Star Theatres adjustments and the pro forma adjustments, respectively.

(o) Reflects our sale of an aggregate of [78,280] shares of common stock to Onex and OCM Cinema in connection with the combination of the entities that own Grupo Cinemex and a 49% interest in the Loeks-Star Theatres with Loews subsidiaries. Also reflects our sale of an aggregate of [6,147] shares of our common stock to Onex and OCM Cinema in July 2002 to fund our acquisition of an additional 25.4% interest in Megabox Cineplex, less [1,567] shares which are reflected in our historical weighted average shares outstanding. The purchase price for these shares is reflected at a price of $[3,350] per share.

                         GRUPO CINEMEX, S. A. de C. V.

              CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED
              DECEMBER 31, 2001 AND FOR THE SIX-MONTH PERIOD ENDED
    JUNE 30, 2002 (UNAUDITED) (AS RESTATED) AND INDEPENDENT AUDITORS' REPORT

THE FOLLOWING FINANCIAL STATEMENTS OF GRUPO CINEMEX, S.A. DE C.V. ARE INCLUDED IN THIS PROSPECTUS SOLELY FOR THE INFORMATION OF THE INVESTORS. THESE FINANCIAL STATEMENTS ARE NOT REQUIRED TO BE INCLUDED UNDER RULE 3-05 OF REGULATION S-X, AND THEY DO NOT COMPLY WITH REGULATION S-X BECAUSE THEY DO NOT INCLUDE FINANCIAL INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2001.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Grupo Cinemex, S. A. de C. V.
Mexico City, Mexico

     We have audited the accompanying consolidated balance sheet of Grupo Cinemex, S. A. de C. V. and subsidiaries as of December 31, 2001, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the year then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Grupo Cinemex, S. A. de C. V. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 14e, the accompanying 2001 financial statements have been restated.

/s/ DELOITTE & TOUCHE

Mexico City, Mexico

August 12, 2002 (September 30, 2002 as to Note 14e and October 4, 2002 as to
Note 18)

                         GRUPO CINEMEX, S. A. DE C. V.

                          CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 2001 AND JUNE 30, 2002
                   (thousands of U.S. Dollars, except shares)

                                                              DECEMBER 31,    JUNE 30,
                                                                  2001          2002
                                                              ------------   -----------
                                                                             (unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                     $ 20,177      $ 16,227
  Restricted cash                                                               24,414
  Accounts receivable                                              6,844        12,152
  Inventories                                                        871         1,145
  Prepaid expenses                                                   525           938
  Deferred income tax                                              3,878         4,646
                                                                --------      --------
     Total current assets                                         32,295        59,522
VALUE ADDED TAX                                                      618           284
FIXED ASSETS -- Net                                              148,287       139,004
LEASEHOLD RIGHTS -- Net                                           11,068         9,949
DEFERRED CHARGES AND OTHER -- Net                                  9,136         7,484
DEFERRED INCOME TAX                                                3,596         4,489
                                                                --------      --------
TOTAL                                                           $205,000      $220,732
                                                                ========      ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  EQUITY
CURRENT LIABILITIES:
  Accounts payable                                              $ 10,848      $  9,435
  Taxes, other than income taxes, and accrued expenses             6,505        11,938
  Dividend payable to stockholders                                12,325        12,784
  Deferred revenue                                                 3,277         6,900
  Due to related parties                                              --        29,582
                                                                --------      --------
     Total current liabilities                                    32,955        70,639
LONG-TERM DEBT                                                    71,300        71,300
DEFERRED EXCLUSIVITY CONTRACTS AND SCREEN ADVERTISING              5,812         4,817
                                                                --------      --------
          Total liabilities                                      110,067       146,756
                                                                --------      --------
SERIES PRD REDEEMABLE PREFERRED STOCK TO
  OFFICERS, AT REDEMPTION VALUE                                       --        11,630
                                                                --------      --------
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY:
  Series P preferred stock; no par value, 155,652 shares
     authorized, issued and outstanding at December 31,
     2001; 3,165,555 shares authorized, issued and
     outstanding at June 30, 2002                                  2,908        58,064
  Series B common stock; no par value, 4,225,846 shares
     authorized and 3,645,797 shares issued and outstanding
     at December 31, 2001; 209,773 shares authorized, issued
     and outstanding at June 30, 2002                             58,323         1,024
  Notes and interest receivable from officers                     (6,538)       (6,747)
  Retained earnings                                               33,367        10,600
  Accumulated other comprehensive income (loss)                    6,873          (595)
                                                                --------      --------
     Total stockholders' equity                                   94,933        62,346
                                                                --------      --------
TOTAL                                                           $205,000      $220,732
                                                                ========      ========

See accompanying notes to consolidated financial statements.

                         GRUPO CINEMEX, S. A. DE C. V.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                 (AS RESTATED)
               (thousands of U.S. Dollars, except per share data)

                                                              DECEMBER 31,      JUNE 30,
                                                                  2001            2002
                                                              -------------   ------------
                                                                              (unaudited)
                                                              (as restated, see Note 14e)
REVENUES:
  Box office                                                    $ 82,674        $ 45,082
  Concessions                                                     43,892          24,595
  Screen advertising                                              14,183           9,927
  Other                                                              768             444
                                                                --------        --------
       Total revenues                                            141,517          80,048
                                                                --------        --------
COSTS AND EXPENSES:
  Cost of operations:
     Theatre operations and other expenses                        77,214          44,680
     Concession supplies                                          10,156           5,892
     Screen advertising                                            1,054             438
                                                                --------        --------
       Total cost of operations                                   88,424          51,010
  General and administrative expenses                              8,150          11,218
  Development costs                                                  900           1,396
  Depreciation and amortization                                   16,453           9,086
                                                                --------        --------
       Total costs and expenses                                  113,927          72,710
                                                                --------        --------
OPERATING INCOME                                                  27,590           7,338
                                                                --------        --------
OTHER INCOME (EXPENSE):
  Interest expense                                                (4,380)         (1,962)
  Interest income                                                  1,814             352
  Other income                                                        14              11
  Foreign exchange gain (loss) -- net                              2,622          (6,051)
                                                                --------        --------
       Total other income (expense)                                   70          (7,650)
                                                                --------        --------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE                           27,660            (312)
INCOME TAX EXPENSE                                                 9,547             184
                                                                --------        --------
NET INCOME (LOSS)                                                 18,113            (496)
OTHER COMPREHENSIVE INCOME (LOSS) -- Cumulative translation
  adjustment                                                       3,868          (7,468)
                                                                --------        --------
COMPREHENSIVE INCOME (LOSS)                                     $ 21,981        $ (7,964)
                                                                ========        ========
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS           $ 17,481        $(22,950)
                                                                ========        ========
NET INCOME (LOSS ) PER SHARE -- Basic                           $   4.79        $  (7.06)
                                                                ========        ========
NET INCOME (LOSS) PER SHARE -- Diluted                          $   4.60        $  (7.06)
                                                                ========        ========

See accompanying notes to consolidated financial statements.

                         GRUPO CINEMEX, S. A. DE C. V.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
         (thousands of U.S. Dollars, except shares and per share data)

                                                                       NOTES AND
                                                                        INTEREST                ACCUMULATED
                           PREFERRED STOCK         COMMON STOCK        RECEIVABLE                  OTHER           TOTAL
                         -------------------   ---------------------      FROM      RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                          SHARES     AMOUNT      SHARES      AMOUNT     OFFICERS    EARNINGS   INCOME (LOSS)      EQUITY
                         ---------   -------   ----------   --------   ----------   --------   -------------   -------------
BALANCE, JANUARY 1,
  2001                     155,652   $ 2,908    3,645,797   $ 58,323    $(6,115)    $ 27,148      $ 3,005        $ 85,269
  Dividends, $3.13 per
    common and
    preferred share                                                                  (11,894)                     (11,894)
  Net income                                                                          18,113                       18,113
  Accrued interest on
    notes from officers                                                    (423)                                     (423)
  Other comprehensive
    income                                                                                          3,868           3,868
                         ---------   -------   ----------   --------    -------     --------      -------        --------
BALANCE, DECEMBER 31,
  2001                     155,652     2,908    3,645,797     58,323     (6,538)      33,367        6,873          94,933
  Recapitalization       3,009,903    55,156   (3,436,024)   (57,299)                                              (2,143)
  Accretion of
    redeemable
    preferred stock                                                                   (9,487)                      (9,487)
  Dividends, $30.00 per
    redeemable
    preferred share                                                                  (12,784)                     (12,784)
  Net loss                                                                              (496)                        (496)
  Accrued interest on
    notes from officers                                                    (209)                                     (209)
  Other comprehensive
    loss                                                                                           (7,468)         (7,468)
                         ---------   -------   ----------   --------    -------     --------      -------        --------
BALANCE, JUNE 30, 2002
  (UNAUDITED)            3,165,555   $58,064      209,773   $  1,024    $(6,747)    $ 10,600      $  (595)       $ 62,346
                         =========   =======   ==========   ========    =======     ========      =======        ========

See accompanying notes to consolidated financial statements.

                         GRUPO CINEMEX, S. A. DE C. V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                          (thousands of U.S. Dollars)

                                                            DECEMBER 31, 2001   JUNE 30, 2002
                                                            -----------------   -------------
                                                                                 (unaudited)
OPERATING ACTIVITIES:
  Net income (loss)                                             $ 18,113          $   (496)
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization                                16,453             9,086
     Investment write-off                                          1,198
     Deferred income taxes                                        (1,483)           (2,379)
     Changes in operating assets and liabilities:
       Accounts receivable                                        (1,554)           (6,180)
       Accrued interest on notes from officers                      (423)             (209)
       Inventories                                                   239              (362)
       Prepaid expenses                                            1,307               (35)
       Accounts payable and deferred revenues                      6,989             4,169
       Taxes, other than income taxes, and accrued
          expenses                                                  (361)            6,628
                                                                --------          --------
     Net cash provided by operating activities                    40,478            10,222
                                                                --------          --------
INVESTING ACTIVITIES -- Fixed asset purchases                    (28,245)           (9,717)
                                                                --------          --------
FINANCING ACTIVITIES:
  Due to related parties                                              --            29,582
  Payments of notes payable                                      (13,500)               --
  Proceeds from issuance of long-term debt                         6,300                --
  Payment of 2000 capital distribution                            (7,299)               --
  Dividends paid                                                  (2,501)          (12,005)
  Increase in restricted cash                                         --           (24,414)
                                                                --------          --------
     Net cash used in financing activities                       (17,000)           (6,837)
                                                                --------          --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                           (4,004)            2,382
                                                                --------          --------
CASH AND CASH EQUIVALENTS:
  Net decrease                                                    (8,771)           (3,950)
  Beginning of year and period, respectively                      28,948            20,177
                                                                --------          --------
  End of year and period, respectively                          $ 20,177          $ 16,227
                                                                ========          ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year and period, respectively, for:
     Interest                                                   $  6,101          $  2,141
                                                                ========          ========
     Income taxes                                               $ 11,030          $  2,563
                                                                ========          ========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
Dividends declared but unpaid                                   $ 11,894          $ 12,784
                                                                ========          ========
Accretion of redeemable preferred stock                         $     --          $  9,487
                                                                ========          ========

See accompanying notes to consolidated financial statements.

                          GRUPO CINEMEX, S.A. DE C.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

1. NATURE OF BUSINESS, PRINCIPLES OF CONSOLIDATION, BASIS OF PRESENTATION AND FOREIGN CURRENCY FINANCIAL STATEMENTS

     NATURE OF BUSINESS - Grupo Cinemex, S.A. de C.V. and subsidiaries (the "Company") are engaged in the motion picture exhibition industry, and leases and operates motion picture theatres in Mexico. The Company operates the majority of its motion picture theatres in Mexico City, Mexico. As of December 31, 2001 and June 30, 2002, the Company operates 337 and 349 movie screens, respectively, within its 30 and 31 motion picture theatres, respectively.

     On June 19, 2002, an Onex Corporation ("Onex") subsidiary and OCM Cinema Holdings, LLC ("OCM Cinema") purchased all of the outstanding common and preferred shares of the Company, excluding the Company's redeemable preferred stock. As a result of such purchase, Onex, a Canadian corporation, currently has a controlling interest over the Company's operations. Onex has elected to use a convenience date of July 1, 2002 to account for such transaction; therefore, no purchase accounting adjustments are reflected in the Company's June 30, 2002 consolidated financial statements.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Grupo Cinemex, S.A. de C.V. and its 46 subsidiaries. The Company has a 100% ownership interest in such subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

     BASIS OF PRESENTATION - The Company maintains its books and records in Mexican pesos, its functional currency, and prepares its financial statements in accordance with accounting principles generally accepted in Mexico ("Mexican GAAP"). The accompanying financial statements, have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and have been converted into U.S. dollars as discussed below. The most significant difference between Mexican GAAP and U.S. GAAP, as they relate to the Company, is that Mexican GAAP recognizes the comprehensive effects of inflation on financial statements. Financial information for the six months ended June 30, 2001 prepared in accordance with U.S. GAAP is not available without unreasonable effort or expense.

     As noted above, the accompanying financial statements have been prepared in accordance with U.S. GAAP, which also differ in some respects from Canadian generally accepted accounting principles. Note 17 to these consolidated financial statements presents the total stockholders' equity and net income
(loss) that would have been reported had the Company's consolidated financial statements been prepared on the basis of Canadian generally accepted accounting principles.

     In the opinion of the management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements have been included herein. The results of interim periods are not necessarily indicative of results for the entire year.

     FOREIGN CURRENCY FINANCIAL STATEMENTS - The Company's functional currency is the Mexican peso. Accordingly, the financial statements for the year ended December 31, 2001 and for the six-month period ended June 30, 2002 have been translated from Mexican pesos into U.S. dollars using (i) current exchange rates for asset and liability accounts and (ii) the weighted average exchange rate of the reporting period for revenues and expenses. The result of translation is recorded as a component of other comprehensive income on the statements of income and comprehensive income.

     The financial statements should not be construed as representations that Mexican pesos have been, could have been or may in the future be converted into U.S. dollars at such rates or any other rates.

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

1. NATURE OF BUSINESS, PRINCIPLES OF CONSOLIDATION, BASIS OF PRESENTATION AND FOREIGN CURRENCY FINANCIAL STATEMENTS, CONTINUED

     Relevant exchange rates at and for the periods ended December 31, 2001 and June 30, 2002, respectively, used in the preparation of the financial statements were as follows (Mexican pesos per one U.S. dollar):

                                                    DECEMBER 31, 2001   JUNE 30, 2002
                                                    -----------------   -------------
Current exchange rates                                 MxP.9.1695        MxP.9.9568
Weighted average exchange rates                        MxP.9.3410        MxP.9.4246

2.  SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies used in the preparation of the accompanying financial statements follows:

     CASH EQUIVALENTS - The Company considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     RESTRICTED CASH - As of June 30, 2002, restricted cash includes $24,414 held in a trust for purposes of the redemption of the series PRD redeemable preferred stock and the payment of a dividend of $30.00 per redeemable preferred share (see Note 13).

     INVENTORIES - Inventories of concession and theatre supplies are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

     FIXED ASSETS - Fixed assets are recorded at acquisition cost, net of accumulated depreciation and amortization. Costs include major expenditures for improvements and replacements, which extend useful lives or increase capacity, and interest costs associated with significant capital additions. The Company capitalized interest costs of $1,721 and $179, for the year ended December 31, 2001 and for the six-month period ended June 30, 2002, respectively. Routine maintenance costs are expensed as incurred. Depreciation and amortization are calculated using the straight-line method, based on the estimated useful lives of the related assets, as follows:

                                                                  USEFUL LIFE
                                                                    (YEARS)
                                                               ------------------
Building                                                           40 and 20
Leasehold improvements (representing the lease term)           5, 6, 7, 10 and 15
Exhibition equipment                                                   10
Data processing and telecommunication equipment                        3
Furniture and fixtures                                                 10
Vehicles                                                               4

     LEASEHOLD RIGHTS - Leasehold rights represent expenditures made by the Company to guarantee a preferred lease location for certain movie theatres. Such expenditures are not applied against future operating lease obligations, but instead are paid as an up-front premium. Leasehold rights are amortized on a straight-line basis from the time of each theatre's opening day through the noncancelable lease term of the operating leasing agreement. The amortization period for such leasehold rights varies per agreement. The average amortization period is 10 years.

     DEFERRED CHARGES AND OTHER - Deferred charges and other primarily consist of advanced rents, debt issue costs, capitalized software licensing fees and trademarks. Debt issue costs are amortized using the straight-line method over the primary financing term, which is 3 years. Capitalized software licensing fees are amortized using the straight-line method over 3 years reflecting the estimated economic life of the asset being

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

2.  SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

licensed. Trademarks are amortized using the straight-line method over the life of the related trademark, which is generally 10 years. Advanced rents represent the noncurrent portion of advance payments of long-term operating leases, which are charged to facility lease expense generally over 10 years as leased facilities are utilized.

     DEFERRED INCOME TAXES AND EMPLOYEE STATUTORY PROFIT-SHARING - The Company recognizes deferred income tax and employee statutory profit-sharing assets and liabilities for the future consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective income tax or employee statutory profit-sharing bases, measured using enacted rates. The effects of changes in the statutory rates are accounted for in the period that includes the enactment date. Deferred income tax assets are also recognized for the estimated future effects of tax loss carryforwards and asset tax credit carryforwards. Deferred income tax and employee statutory profit-sharing assets are reduced, using a valuation allowance, for any benefits that are not expected to be realized. All personnel are currently employed by a wholly-owned service company, which has not incurred any employee statutory profit-sharing during the periods presented.

     IMPAIRMENT - The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are determined impaired when the estimated future undiscounted cash flows expected to result from the use of the asset are less than the carrying value of the asset. The Company measures an impairment loss as the difference between the carrying value of the asset and its fair value, as determined by discounted cash flows.

     LABOR OBLIGATIONS - In accordance with Mexican law, the Company provides seniority premium benefits to substantially all of its employees. These benefits consist of a one-time payment equivalent to 12 days wages for each year of service (at the employee's most recent salary but not to exceed twice the legal minimum wage) payable upon voluntary termination (after 15 years of service), involuntary termination or death.

     The Company also provides statutorily mandated severance benefits to substantially all of its employees. Such benefits consist of a one-time payment of three months wages plus 20 days wages for each year of service payable upon involuntary termination without cause.

     At December 31, 2001 and June 30, 2002, accumulated labor obligations were not material.

     ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) - Accumulated other comprehensive income (loss) consists of foreign currency translation adjustments at December 31, 2001 and June 30, 2002.

     REVENUE AND EXPENSE RECOGNITION - Revenues are recognized when admissions and concession sales are received at the box office and screen advertising is shown at the theatres. Film rental costs are accrued based on the applicable box office receipts and the mutually agreed-upon firm terms of the film licensing arrangement.

     DEFERRED EXCLUSIVITY CONTRACTS AND SCREEN ADVERTISING - The advances collected on exclusivity contracts are recognized as a reduction of concession supplies expense as earned. The advances collected on screen advertising are recognized as revenue when earned based on screenings.

     FOREIGN CURRENCY TRANSACTIONS - Transactions denominated in foreign currencies are recorded at the exchange rate in effect at the date of such transactions. Monetary assets and liabilities denominated in foreign currencies are converted into the Company's functional currency (Mexican pesos) at the rate of exchange in effect at the balance sheet date; the effect of changes in exchange rates is recorded in the results of operations.

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

2.  SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     USE OF ESTIMATES - The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECENT ACCOUNTING STANDARDS - Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), subsequently amended by Statement of Financial Accounting Standards No. 138 ("SFAS 138"). SFAS 133 and SFAS 138 require that the Company record all derivatives on the balance sheet at fair value, regardless of the purpose or intent for holding them. The accounting for changes in fair value of the derivatives varies, depending if the derivative is considered to be a hedge for accounting purposes, and whether that hedged instrument is a fair value, cash flow, or foreign net investment hedge. The adoption of SFAS 133 and SFAS 138 on January 1, 2001 did not have a material effect on the Company's financial position or results of operations.

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposals of Long-Lived Assets" ("SFAS 144"). In accordance with SFAS 142, goodwill and other intangible assets with indefinite lives will no longer be amortized, but will instead be tested for impairment at least annually. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. The adoption of SFAS 142 and SFAS 144 did not have a material effect on the Company's financial position or results of operations.

3.  ACCOUNTS RECEIVABLE

                                                    DECEMBER 31, 2001   JUNE 30, 2002
                                                    -----------------   -------------
                                                                         (unaudited)
Trade                                                    $2,295            $ 3,825
Refundable income taxes                                   1,280              6,501
Recoverable value-added taxes                             3,254              1,818
Other                                                        15                  8
Allowance for doubtful accounts                              --                 --
                                                         ------            -------
                                                         $6,844            $12,152
                                                         ======            =======

4.  INVENTORIES

                                                    DECEMBER 31, 2001   JUNE 30, 2002
                                                    -----------------   -------------
                                                                         (unaudited)
Concession supplies                                       $731             $  840
Theatre supplies                                           140                305
                                                          ----             ------
                                                          $871             $1,145
                                                          ====             ======

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

5.  FIXED ASSETS

                                                    DECEMBER 31, 2001   JUNE 30, 2002
                                                    -----------------   -------------
                                                                         (unaudited)
Building                                                $ 10,517          $ 10,675
Leasehold improvements                                   108,283           105,592
Exhibition equipment                                      72,917            69,996
Data processing and telecommunication equipment            2,197             2,048
Furniture and fixtures                                     1,011               942
Vehicles                                                     824             1,093
                                                        --------          --------
                                                         195,749           190,346
Accumulated depreciation and amortization                (50,677)          (54,176)
Construction in progress                                   1,766             1,500
Land parcels                                               1,449             1,334
                                                        --------          --------
                                                        $148,287          $139,004
                                                        ========          ========

6.  LEASEHOLD RIGHTS

                                                    DECEMBER 31, 2001   JUNE 30, 2002
                                                    -----------------   -------------
                                                                         (unaudited)
Leasehold rights                                         $15,008           $14,077
Less -- accumulated amortization                          (3,940)           (4,128)
                                                         -------           -------
                                                         $11,068           $ 9,949
                                                         =======           =======

7.  DEFERRED CHARGES AND OTHER

                                                    DECEMBER 31, 2001   JUNE 30, 2002
                                                    -----------------   -------------
                                                                         (unaudited)
Advanced rents                                           $6,614            $5,669
Debt issue costs                                          1,457               875
Capitalized software licensing fees                       1,471             1,480
Patents and trademarks and other                            404               373
                                                         ------            ------
                                                          9,946             8,397
Accumulated amortization                                   (810)             (913)
                                                         ------            ------
                                                         $9,136            $7,484
                                                         ======            ======

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value amounts presented below have been determined by the Company using available market information or other appropriate valuation methodologies that require considerable judgment in developing and interpreting the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and / or estimation methodologies may have a material effect on the estimated fair value amounts.

     The carrying amounts of the Company's cash equivalents, restricted cash, accounts receivable and accounts payable approximate fair value because they have relatively short-term maturities. The carrying amount of the Company's long-term debt also approximates fair value as the syndicated loan contract bears

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

interest at a variable rate tied to market indicators and this contract was recently entered into by the Company in October 2001. The estimated fair values of the Company's financial instruments are as follows:

                                           DECEMBER 31, 2001         JUNE 30, 2002
                                         ---------------------   ---------------------
                                         CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                          AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                         --------   ----------   --------   ----------
                                                                      (unaudited)
Cash and cash equivalents                $20,177     $20,177     $16,227     $16,227
Restricted cash                                                  $24,414     $24,414
Long-term debt                           $71,300     $71,300     $71,300     $71,300

9.  LONG-TERM DEBT

     At December 31, 2001 and June 30, 2002, the Company has a syndicated loan contract with BankBoston N.A. for $71,300, maturing between October 13, 2003 and October 12, 2006 and bearing interest at a variable annual rate of LIBOR plus 2.5% through October 11, 2002 (4.94% and 4.34% at December 31, 2001, and June 30, 2002, respectively), which is payable in quarterly installments. Such loan is collateralized by the shares of the subsidiary Cadena Mexicana de Exhibicion, S.A. de C.V. and 23 subsidiaries. The variable interest rate increases to LIBOR plus 2.75% as of October 12, 2002; LIBOR plus 2.875% as of October 12, 2003; LIBOR plus 3.25% as of October 12, 2004; and LIBOR plus 3.5% as of October 12, 2005 and thereafter.

     The loan referred to above contains restrictive covenants, which requires the Company to maintain certain financial ratios such as a fixed charge coverage ratio, interest coverage ratio and funded debt ratio, as well as restricts the payment of dividends, granting of loans and obtaining additional financings. The Company was in compliance with these convenants at December 31, 2001 and June 30, 2002.

     Contractual maturities of long-term debt are as follows:

YEAR ENDING DECEMBER 31,
------------------------
  2003                                                        $ 4,456
  2004                                                         12,699
  2005                                                         18,267
  2006                                                         35,878
                                                              -------
  Total                                                       $71,300
                                                              =======

10.  BALANCES AND TRANSACTIONS WITH RELATED PARTIES

     a. NOTES AND INTEREST RECEIVABLE FROM OFFICERS - Outstanding notes receivable from officers are denominated in U.S. dollars and earn interest at a fixed rate of 8% per annum. Such notes receivable primarily represent the acquisition of approximately 175,000 shares of common stock in 1999 by officers of the Company. The balance of the notes and interest receivable from officers on December 31, 2001 and June 30, 2002 is $6,538 and $6,747, respectively, and is due on December 31, 2005. The notes and interest receivable are classified as a deduction from capital stock, within stockholders' equity.

     b. DUE TO RELATED PARTIES - On June 20, 2002, the Company received a loan of $29,582 from Cinemex LLC, a subsidiary of Onex and OCM Cinema, for the payment of a special cash bonus to the Company's employees (see note 14.d), the redemption of its Series PRD redeemable preferred stock and the payment of a

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

10.  BALANCES AND TRANSACTIONS WITH RELATED PARTIES, CONTINUED

dividend of $30.00 per redeemable preferred share. As of June 30, 2002, $24,414 of such proceeds are classified as restricted cash.

     c. SERIES PRD REDEEMABLE PREFERRED STOCK TO OFFICERS - As of June 30, 2002, the Company has Series PRD redeemable preferred stock, which was issued to officers (see Note 13).

     d. OTHER RELATED PARTY TRANSACTIONS - Other transactions with related parties for the year ended December 31, 2001 and for the six-month period ended June 30, 2002 are as follows:

                                                           DECEMBER 31,    JUNE 30,
                                                               2001          2002
                                                           ------------   -----------
                                                                          (unaudited)
Construction of movie theatres...........................    $15,091        $3,604
Marketing services.......................................        306           113
Purchases of equipment...................................        239         1,016
Purchases of office supplies.............................        156            88
Fumigation services......................................         55            35
Printing of agendas......................................         24             4

     The construction of the movie theatres operated by the Company is primarily performed by Inmobiliaria y Constructora K, S.A. de C.V. (shareholder of the Company through June 19, 2002) and Constructora Andres Bello, S.A. de C.V. The general manager of such companies was the Chairman of the Board of Directors of the Company through June 30, 2002, and father of a shareholder, co-general manager, and alternate director of the Company. The construction services are generally priced at cost plus a negotiated margin. There were no amounts due by the Company at December 31, 2001 and June 30, 2002 relating to such construction services.

     Marketing, website management, development of electronic mail and software services are provided by Consultores en Informacion Electronica, S.A. de C.V., whose general manager was a shareholder of the Company through June 19, 2002 and is the brother of a shareholder, co-general manager and director of the Company. Such services are generally priced at cost plus a negotiated margin. Accounts payable due to Consultores en Informacion Electronica, S.A. de C.V. for such services were $44 and $19 at December 31, 2001 and June 30, 2002, respectively.

     The Company purchases some of the equipment used for its concession counters from Stein Industries, Inc., whose general manager is also the general manager of Stein International Investments. Stein International Investments was a shareholder of the Company through June 19, 2002. Such services are generally priced at cost plus a negotiated margin. There were no amounts due by the Company at December 31, 2001 and June 30, 2002 relating to such equipment purchases.

     The Company purchases office supplies and marketing products from Printer Pack de Mexico, S.A. de C.V., whose general manager is the brother-in-law of a shareholder of the Company, through June 19, 2002, and who is also alternate director of the Company. Such purchases are generally priced at cost plus a negotiated margin. Accounts payable due to Printer Pack de Mexico, S.A. de C.V. for such purchases were $18 and $14 at December 31, 2001 and June 30, 2002, respectively.

     Fumigation services are provided by Grupo Shiraz, S.A. de C.V., whose general manager is the father of the operating manager of the Company. Such services are generally priced at cost plus a negotiated margin. Accounts payable due to Grupo Shiraz, S.A. de C.V. for such services were $1 and $5 at December 31, 2001 and June 30, 2002, respectively.

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

10.  BALANCES AND TRANSACTIONS WITH RELATED PARTIES, CONTINUED

     The movie agendas distributed at the box offices of the Company's theatres are printed by Compania Editorial Cinemania, S.A. de C.V., whose owners are the daughters of the Chairman of the Board of Directors of the Company through June 30, 2002, and sisters of a shareholder, co-general manager and alternate director of the Company. The printing of such agendas are generally priced at cost plus a negotiated margin. Accounts payable due to Compania Editorial Cinemania, S.A. de C.V. was $10 at December 31, 2001. There were no amounts due at June 30, 2002.

     The Company purchases office supplies from Imaging Supplies de Mexico, S.A. de C.V., whose general manager was a direct shareholder of the Company as of December 31, 2001, and is the son of a shareholder of the Company, through June 19, 2002, and who is also a director of the Company. Such purchases are generally priced at cost plus a negotiated margin. Accounts payable due to Imaging Supplies de Mexico, S.A. de C.V. for such purchases was $5 at June 30, 2002. There were no amounts due at December 31, 2001.

11.  INCOME AND ASSET TAXES

     The Company incurs consolidated income tax and tax on assets with its subsidiaries in the proportion which the holding company owns the voting stock of its subsidiaries at the balance sheet date. As of January 1, 2002, the proportion will be calculated based on the average daily equity percentage, which the holding company owns of its subsidiaries during the year, and the tax results of the subsidiaries are consolidated at 60% of such proportion. Provisional payments of income tax and tax on assets of both the holding company and its subsidiaries are made as if the holding company did not file a consolidated tax return.

     Income tax expense for the year ended December 31, 2001 and for the six-month period ended June 30, 2002 was comprised of the following:

                                                           DECEMBER 31,    JUNE 30,
                                                               2001          2002
                                                           ------------   -----------
                                                                          (unaudited)
Current income tax expense                                   $11,030        $ 2,563
Deferred income tax benefit                                   (1,483)        (2,379)
                                                             -------        -------
Total income tax expense                                     $ 9,547        $   184
                                                             =======        =======

     At December 31, 2001 and June 30, 2002, the components of deferred income tax assets and liabilities were as follows:

                                                           DECEMBER 31,    JUNE 30,
                                                               2001          2002
                                                           ------------   -----------
                                                                          (unaudited)
CURRENT ASSETS:
  Reserves                                                   $ 5,224        $ 5,806
  Tax losses carryforwards                                     1,968          1,860
                                                             -------        -------
  Total current assets                                         7,192          7,666
                                                             -------        -------
CURRENT LIABILITIES:
  Inventories                                                   (305)          (401)
  Prepaid expenses                                            (3,009)        (2,619)
                                                             -------        -------
  Total current liabilities                                   (3,314)        (3,020)
                                                             -------        -------
NET CURRENT ASSET                                            $ 3,878        $ 4,646

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

11.  INCOME AND ASSET TAXES, CONTINUED


                                                           DECEMBER 31,    JUNE 30,
                                                               2001          2002
                                                           ------------   -----------
                                                                          (unaudited)
                                                             =======        =======
NONCURRENT ASSETS:
  Tax loss carryforwards                                     $ 1,985        $ 1,876
  Fixed assets and leaseholds rights                           3,174          4,090
  Valuation allowance                                         (1,563)        (1,477)
                                                             -------        -------
NET NONCURRENT ASSETS                                        $ 3,596        $ 4,489
                                                             =======        =======

     Income tax expense for the year ended December 31, 2001 and for the six-month period ended June 30, 2002 differs from the Mexican statutory income tax rate as follows:

                                                           DECEMBER 31,    JUNE 30,
                                                               2001          2002
                                                           ------------   -----------
                                                                          (unaudited)
Statutory income tax rate                                       35%           (35)%
Nondeductible expenses                                           1              1
Nontaxable income                                               (1)
Effect of change in tax rate                                                   93
                                                                --            ---
Effective tax rate                                              35%            59%
                                                                ==            ===

     STATUTORY INCOME TAX RATE - Through December 31, 2001, the Mexican income tax rate is 35% with the obligation to pay 30% currently and the option of deferring payment of the remaining 5% until profits are distributed. The new tax law enacted January 1, 2002 eliminated the option to defer the payment of 5% of taxable income and reduces the 35% tax rate by one percentage point each year beginning in 2003 until reaching 32% in 2005. The effects of these changes on the calculation of deferred taxes must be recorded as of January 1, 2002, using the tax rate applicable when the temporary differences are expected to reverse. The net effect of these changes was a reduction of $876 in the net deferred tax asset as of January 1, 2002, and was charged to deferred income tax expense.

     CARRYFORWARDS - At December 31, 2001, the Company has net operating loss carryforwards, which are available to offset future taxable income.

                 NET OPERATING
                  LOSS CARRY-     YEAR OF
YEAR GENERATED     FORWARDS      EXPIRATION
--------------   -------------   ----------
     1995           $     3         2005
     1997             4,463         2007
     1999                 2         2009
     2000             6,820         2010
     2001                 6         2011
                    -------
    Total           $11,294
                    =======

     The amounts presented above have been adjusted for Mexican inflation as permitted by Mexican tax law.

     DIVIDEND TAX - Stockholders' equity, except restated paid-in capital and tax retained earnings, will be subject to a 35% dividend tax, payable by the Company, in the event of distribution. Beginning January 1, 2003, such rate will be reduced by one percentage point each year until reaching 32% in 2005. Any income

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

11.  INCOME AND ASSET TAXES, CONTINUED

tax paid on such distribution may be credited against future income tax payable by the Company in the three fiscal years following such payment.

     ASSET TAX - The Company is also subject to an asset tax, which is similar to an alternative minimum tax, under Mexican tax law. The asset tax is calculated by applying 1.8% to the Company's asset position, as defined in the law, and is payable to the extent it exceeds income taxes payable for the same period. Asset taxes paid may be used to offset future income taxes payable if certain conditions in the tax law are met.

12.  COMMITMENTS AND CONTINGENCIES

     LITIGATION - The Company is party to various legal actions in the normal course of its business. The Company is not involved in or threatened by proceedings for which the Company believes it is not adequately insured or indemnified or which, if determined adversely, would have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

     LEASES - The Company leases administrative office space under an operating lease that expires in January 2005. This operating lease contains renewal options for various periods at stipulated rates. Additionally, the Company conducts 30 of its theatre operations in leased premises under non-cancelable operating leases with lease terms expiring from 2004 through 2019. In addition to the minimum annual lease payments, most of these leases provide for contingent rentals based on operating results and are adjusted annually based in most cases on the average ticket price. The Company also has renewal options for various periods at stipulated rates. As of December 31, 2001, minimum rentals due under the operating leases for administrative office space and theatre operations are as follows:

YEAR ENDING DECEMBER 31,
------------------------
  2002                                                        $ 12,102
  2003                                                          13,924
  2004                                                          15,237
  2005                                                          15,237
  2006                                                          15,237
  Thereafter                                                   193,002
                                                              --------
  Total minimum lease payments                                $264,739
                                                              ========

     Total rent expense was $14,979 and $8,282 for the year ended December 31, 2001 and for the six-month period ended June 30, 2002, respectively. Contingent rentals for the year ended December 31, 2001 and for the six month period ended June 30, 2002 totaled $4,381 and $2,402, respectively.

     AGREEMENT WITH CHIEF EXECUTIVE OFFICER - In connection with Onex's and OCM Cinema's purchase of the Company, Onex, the Company and Miguel Angel Davila, the Company's chief executive officer, entered into a binding term sheet that provides for a five-year employment term and Mr. Davila's agreement to purchase up to approximately 2% of the Company's capital stock. Mr. Davila may elect to invest from 35% to 40% of the proceeds he receives from his sale of the Company's stock. The Company has agreed to grant Mr. Davila options to purchase a number of shares equal to three times the number of shares Mr. Davila elects to purchase, at the same per share price. These options will vest based on the operating performance of the Company, up to a maximum of 20% per year, subject to acceleration on Mr. Davila's death or disability.

13.  SERIES PRD REDEEMABLE PREFERRED STOCK TO OFFICERS

     As of June 30, 2002, the Company has 426,121 shares of Series PRD redeemable preferred stock authorized, issued and outstanding as a result of the conversion of an equal number of common shares on June 7, 2002 (see Note 14). Such Series PRD redeemable preferred stock is redeemable at $27.29 per share,

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

13.  SERIES PRD REDEEMABLE PREFERRED STOCK TO OFFICERS, CONTINUED

or its peso equivalent, at the option of either the Company or the Series PRD preferred shareholders. The Series PRD redeemable preferred shares have no par value, limited voting rights and earn a cumulative annual dividend equal to five percent of the book value of the Series PRD redeemable preferred shares. In addition, the Series PRD shareholders are entitled to a one-time $30.00 dividend per share, which has been accrued as of June 30, 2002 and paid on July 1, 2002.

14.  STOCKHOLDERS' EQUITY

     As of December 31, 2001 and June 30, 2002, outstanding shares are as follows:

                                                    DECEMBER 31, 2001   JUNE 30, 2002
                                                    -----------------   -------------
                                                                         (unaudited)
Series B-Class I                                                                500
Series B-Class II                                                           209,273
Series B-F                                                    500
Series B-1                                                499,500
Series B-2                                                450,000
Series B-3                                                280,512
Series B-4                                              1,248,127
Series B-6                                                279,305
Series B-8                                                449,490
Series B-9                                                 77,078
Series B-10                                               361,285
Series P                                                  155,652
Series P-Class II                                                         3,165,555
                                                        ---------         ---------
Total shares outstanding                                3,801,449         3,375,328
                                                        =========         =========

     a. COMMON STOCK - Series B common shares have no par value, have full voting rights, and are of free subscription, allowing them to be acquired by Mexican or foreign individuals or companies. Series B-Class II shares and Series B-1 through B-10 shares represent the variable common stock of the Company. Series B-F shares and Series B-Class I represent the Company's fixed common stock and represents the minimum fixed capital without the right of withdrawal ($16 as of December 31, 2001 and June 30, 2002). Dividends may not be declared to common shareholders without first paying those due to the shareholders of Series P, Series P-Class II or Series PRD redeemable preferred shares (see Note
13).

     b. PREFERRED STOCK - Series P shares and Series P-Class II shares (collectively, the "Preferred Stock") represent no par value variable preferred stock with limited voting rights. The Preferred Stock is of free subscription by Mexican or foreign individuals or companies and grants the holder the right to receive an annual cumulative preferred dividend equivalent to five percent of the book value of the Preferred Stock. Dividends on the Series P-Class II shares are to be paid no later than April 30 each year beginning April 30, 2003. All cumulative Preferred Stock dividends must be paid before payment of any dividends to common shareholders. If the Company pays additional dividends in excess of the stated preferred dividends in any year, the same amount of dividend will be received by both common and preferred shareholders. Undeclared, cumulative preferred dividends in arrears as of December 31, 2001 totaled $727 ($4.67 per preferred share).

     Upon liquidation or dissolution of the Company, all accrued dividends must be paid to the preferred stockholders' before any assets may be distributed to the common stockholders. Once all accrued preferred dividends are paid, the preferred shareholders are entitled to participate equally with the common shareholders in the distribution of the remaining assets of the Company in a liquidation or dissolution.

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

14.  STOCKHOLDERS' EQUITY, CONTINUED

     Series P preferred shares may be converted into common shares as elected by the holder, at a rate of 1 to 1. On March 22, 2002, all Series P shares totaling 155,652 were converted into an equal number of common shares. Pursuant to a special stockholders' meeting held on June 7, 2002, all cumulative preferred dividends totaling $790 at such date were forfeited. Undeclared, cumulative preferred dividends in arrears as of June 30, 2002 totaled $183 ($.06 per preferred share).

     c. RECAPITALIZATION - At a special stockholders' meeting held on June 7, 2002, the Company adopted the following resolutions, which resulted in a recapitalization of its capital stock at such date:

     1. 500 Series B-F and 425,621 Series B-1, B-2, B-3, B-4, B-6, B-8, B-9 and
        B-10 common shares were converted into 426,121 redeemable Series PRD preferred shares (see Note 13).

     2. 3,140,347 Series B-1, B-2, B-3, B-4, B-6, B-8, B-9 and B-10 shares were converted into an equal number of the Series P-Class II shares.

     3. 209,773 Series B-1, B-2, B-3, B-4, B-6, B-8, B-9 and B-10 were converted into 500 shares of Series B-Class I shares and 209,273 shares of Series B-Class II shares.

     4. 25,208 Series B-1 and B-2 shares were converted into Series P-Class II shares.

     5. Cancellation of the remaining authorized, but unissued 108,000 Series B-7 common shares and 472,049 Series B-10 common shares.

     d. OTHER RESOLUTIONS - In addition, during the special stockholders' meeting held on June 7, 2002, the Company approved the cancellation of the Company's stock option plan and the payment of a special cash bonus to the Company's employees of $6,695 (see note 10.b). As of the date of such resolution, no stock options had been issued. As of June 30, 2002, such cash bonus has been accrued and it was paid on July 22, 2002.

     e. NET INCOME (LOSS) PER SHARE - Basic income (loss) per share is computed by dividing net income (loss) attributable to the common stockholders by the weighted average number of common shares outstanding during the periods. Diluted income (loss) per share includes the potential dilution that could occur upon the conversion of preferred stock into common stock computed using the if-converted method.

     Subsequent to the issuance of the Company's December 31, 2001 and June 30, 2002 financial statements, the Company's management determined that declared preferred dividends for the year ended December 31, 2001 and undeclared, cumulative preferred dividends for the year ended December 31, 2001 and for the six-month period ended June 30, 2002 were excluded from the calculation of net income (loss) attributable to common shareholders and therefore, excluded from basic and diluted net income (loss) per share. As a result, the consolidated statements of income and comprehensive income for the year ended December 31, 2001 and the six-month period ended June 30, 2002 have been restated to include such items in the calculation of net income (loss) attributable to common shareholders, as well as basic and diluted net income (loss) per share. The following table sets forth the computation of basic and diluted earnings (losses) per share, for the year ended December 31, 2001 and for the six-month period ended June 30, 2002 (as previously reported and as restated).

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

14.  STOCKHOLDERS' EQUITY, CONTINUED


                              DECEMBER 31,    DECEMBER 31,       JUNE 30,        JUNE 30,
                                  2001            2001             2002            2002
                             --------------   -------------   --------------   -------------
                                              (as restated)    (unaudited)      (unaudited)
                             (as previously                   (as previously   (as restated)
                               reported)                        reported)
Net income (loss)                $18,113         $18,113         $   (496)        $   (496)
  Declared preferred
     dividends                                      (487)         (12,784)         (12,784)
  Undeclared, cumulative
     preferred dividends
     for the year and
     period, respectively             --            (145)              --             (183)
  Accretion of redeemable
     preferred stock                  --              --           (9,487)          (9,487)
                                 -------         -------         --------         --------
Net income (loss)
  attributable to common
  shareholders                   $18,113         $17,481         $(22,767)        $(22,950)
                                 =======         =======         ========         ========
Basic earnings per share:
  Weighted average common
     shares outstanding            3,646           3,646            3,253            3,253
                                 -------         -------         --------         --------
  Net income (loss) per
     share                       $  4.97         $  4.79         $  (7.00)        $  (7.06)
                                 =======         =======         ========         ========
Diluted earnings (loss) per
  share:
  Weighted average common
     shares outstanding            3,646           3,646            3,253            3,253
  Common equivalent shares
     for convertible stock
     outstanding                     156             156               --               --
                                 -------         -------         --------         --------
  Weighted average shares
     outstanding                   3,802           3,802            3,253            3,253
                                 -------         -------         --------         --------
  Net income (loss) per
     share                       $  4.76         $  4.60         $  (7.00)        $  (7.06)
                                 =======         =======         ========         ========

15.  SEGMENT REPORTING

     As mentioned in Note 1, the Company is engaged in the motion picture industry exhibition, and leases and operates 30 and 31 motion picture theatres in Mexico at December 31, 2001 and June 30, 2002, respectively. The Company operates the majority of its motion picture theatres in Mexico City, Mexico. In addition, the Company's activities exhibit similar economic characteristics and involve the same products, production processes, class of customer, and methods of exhibition. Management of the Company evaluates its performance as a whole rather than by product or geographically. As a result, the Company's operations consist of one reportable segment.

16.  NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" ("SFAS 143") in August 2001. SFAS 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It provides accounting

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

16.  NEW ACCOUNTING STANDARDS, CONTINUED

guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. Management has evaluated the effects of adopting SFAS 143, and believes it will not have a material effect on the Company's results of operations or financial position.

     In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements SFAS 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds Statement No. 4, "Reporting Gains and Losses from Extinguishments of Debt", and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements". SFAS 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". SFAS 145 amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provision of SFAS 145 related to the rescission of Statement No. 4 will be applied in the fiscal year beginning after May 15, 2002. The provisions of SFAS 145 related to Statement No. 13 will be applied for transactions occurring after May 15, 2002. Early application of the provisions of this statement is encouraged. The Company does not expect the adoption of SFAS 145 will have a material impact on its consolidated results of operations, financial position or cash flows.

     In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This Statement requires an entity to record costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of this statement is effective January 1, 2003. Management has not yet completed its evaluation of the impact of adopting this Statement.

17.  RECONCILIATION TO CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     These financial statements have been prepared in accordance with U.S. GAAP, which differ in some respects from generally accepted accounting principles in Canada ("Canadian GAAP"). These differences in accounting principles as they pertain to the accompanying financial statements are as follows:

COMPREHENSIVE INCOME

     U.S. GAAP, SFAS No. 130, requires that companies report comprehensive income as a measure of overall performance. Comprehensive income includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. There is no similar concept under Canadian GAAP.

NOTES AND INTEREST RECEIVABLE FROM OFFICERS

     U.S. GAAP requires that outstanding notes receivable from officers and directors for the acquisition of shares be shown as a deduction from capital stock. Under Canadian GAAP, such notes are reflected as assets provided their recoverability is assured.

     Accordingly, at December 31, 2001 and June 30, 2002, notes and interest receivable from officers of $6,538 and $6,747, respectively, would be reclassified as assets under Canadian GAAP.

                          GRUPO CINEMEX, S.A. DE C.V.

     YEAR ENDED DECEMBER 31, 2001 AND SIX-MONTH PERIOD ENDED JUNE 30, 2002
                                  (UNAUDITED)
               (thousands of U.S. Dollars, except per share data)

17.  RECONCILIATION TO CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES,
     CONTINUED

REDEEMABLE PREFERRED STOCK

     The Company's redeemable preferred stock is presented between liabilities and stockholders' equity in the accompanying consolidated balance sheet. Under Canadian GAAP, this interest would be presented as a liability. Had this interest been reported as a liability, total liabilities, as of June 30, 2002, would have increased by $11,630 and there would be no redeemable preferred stock. Additionally, any dividends paid on the redeemable preferred stock or accretion of redeemable preferred stock are recorded as interest expense under Canadian GAAP, rather than a reduction of retained earnings as reported under U.S. GAAP.

FOREIGN CURRENCY TRANSLATION

     Effective January 1, 2002 the Company adopted the revised recommendations of CICA Handbook Section 1650, Foreign Currency Translation. This Canadian GAAP standard requires that all unrealized translation gains or losses on assets and liabilities denominated in foreign currencies be included in earnings for the year, including gains and losses on long-term monetary assets and liabilities, such as long-term debt, which were previously deferred and amortized on a straight-line basis over the remaining lives of the related items. These amendments were applied retroactively with restatement of prior periods. Accordingly, there is no longer a reconciliation difference between US GAAP and Canadian GAAP.

STOCKHOLDERS' EQUITY

                                                           DECEMBER 31,    JUNE 30,
                                                               2001          2002
                                                           ------------   -----------
                                                                          (unaudited)
Stockholders' equity, December 31, 2001 and June 30,
  2002, respectively -- U.S. GAAP                            $ 94,933       $62,346
Reclassification of notes and interest receivable from
  officers                                                      6,538         6,747
                                                             --------       -------
Stockholders' equity, December 31, 2001 and June 30,
  2002, respectively -- Canadian GAAP                        $101,471       $69,093
                                                             ========       =======
NET INCOME (LOSS)

                                                           DECEMBER 31,    JUNE 30,
                                                               2001          2002
                                                           ------------   -----------
                                                                          (unaudited)
Net income (loss) December 31, 2001 and June 30, 2002,
  respectively -- U.S. GAAP                                  $18,113       $   (496)
                                                             -------       --------
Interest expense -- Redeemable preferred stock                              (22,271)
                                                             -------       --------
Net income (loss) December 31, 2001 and June 30, 2002,
  respectively, -- Canadian GAAP                             $18,113       $(22,767)
                                                             =======       ========


18.  SUBSEQUENT EVENT



     Cadena Mexicana de Exhibicion, S.A. de C.V. ("Cadena Mexicana"), a subsidiary of the Company, signed a commitment letter dated October 4, 2002 to enter into a new senior secured credit facility consisting of 1,000,000,000 Mexican pesos of term loans with Scotiabank Inverlat, S.A., BBVA Bancomer, S.A. and a syndicate of other financial institutions. All obligations of Cadena Mexicana under the Cadena Mexicana senior secured credit facility will be guaranteed by the Company. The Company is currently in the process of negotiating the terms of such credit facility.

                       Loews Cineplex Entertainment Logo

                           Joint Bookrunning Managers

GOLDMAN, SACHS & CO.                                        SALOMON SMITH BARNEY
                             ----------------------

CREDIT SUISSE FIRST BOSTON                                   MERRILL LYNCH & CO.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions. All amounts are estimates, other than the SEC registration fee, the National Association of Securities Dealers, Inc. (the "NASD") filing fee and the New York Stock Exchange listing fee.

SEC registration fee........................................   $27,600
NASD filing fee.............................................   $30,500
New York Stock Exchange listing fee.........................   $     *
Printing and engraving expenses.............................   $     *
Legal fees and expenses.....................................   $     *
Accounting fees and expenses................................   $     *
Blue Sky fees and expenses (including legal fees)...........   $     *
Transfer agent and registrar fees and expenses..............   $     *
Miscellaneous fees and expenses.............................   $     *
                                                               -------
     Total..................................................   $     *
                                                               =======

------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by such person in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director

          (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,

          (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          (3) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

          (4) for any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that we shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify each director and officer of our company, and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Our certificate of incorporation and bylaws provide that:

     - we are required to indemnify our directors and officers, subject to very limited exceptions;

     - we may indemnify other employees, agents and other persons, subject to very limited exceptions; and

     - we are required to advance expenses, as incurred, to our directors, officers, employees and agents in connection with a legal proceeding, subject to very limited exceptions.

     We have obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

     The indemnification provisions in our certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

     Reference is also made to the form of Underwriting Agreement, filed with this Registration Statement, which provides for the indemnification of our officers, directors and controlling persons against certain liabilities.

     We have entered into indemnification agreements with each of our directors and executive officers. We have agreed to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as an agent for Loews or any subsidiary except to the extent any claim arises from conduct that was not in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, unless with respect to any criminal action or proceeding, there was no reasonable cause to believe such conduct was unlawful.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     Pursuant to our plan of reorganization, in consideration for Onex Corporation's and OCM Cinema Holdings, LLC's (including certain affiliated investment funds and managed accounts that previously held our pre-petition bank debt who contributed their respective claims against us related to that bank debt to OCM Cinema) contribution to us of $35.0 million in cash to partially fund our distribution to holders of certain U.S. general unsecured claims and the settlement of $300.0 million in claims held by them in respect of our pre-petition senior revolving credit agreement, Onex received 60,000 shares of our class B common stock and OCM Cinema received 40,000 shares of our class A common stock. These shares of our class B common stock and class A common stock were issued to Onex and OCM Cinema, respectively, pursuant to our plan of reorganization, and the issuance was therefore exempt from registration under
Section 1145 of Chapter 11 of the United States Bankruptcy Code.



     On July 24, 2002, Onex and OCM Cinema purchased from us 3,588 shares of class B common stock and 2,559 shares of class A common stock, respectively, for a purchase price of $3,350 per share, which is equal to the equity value per share at the time of the reorganization. These sales were exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act. We used the proceeds of these stock purchases, totaling $20.6 million, to acquire an additional 25.4% interest in Megabox Cineplex.



     Allen Karp, the former president of Cineplex Odeon Corporation, became entitled to a bonus payable in January 2003 arising from arrangements we made in connection with our reorganization. We agreed that Mr. Karp could exchange a portion of that bonus for shares of our class A common stock, valued at the $3,350 per share equity value of our common stock at the time of reorganization. On November 21, 2002, we sold to Allen Karp, non-executive chairman of Cineplex Odeon Corporation, and to Messrs. Douglas and McCoy, recently elected members of our board of directors, 59.7, 298.5 and 298.5 shares, respectively, of our class A common stock, for an aggregate purchase price of $200,000, $1,000,000 and $1,000,000, respectively. The purchase price in each transaction was $3,350 per share, the equity value per share at the time of the reorganization. These sales of our class A common stock were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
    1.1      Form of Underwriting Agreement*
    2.1      Loews Cineplex Entertainment Corporation First Amended
             Chapter 11 Plan dated January 14, 2002**
    2.2      Loews Cineplex Entertainment Corporation Disclosure
             Statement for Debtors' First Amended Chapter 11 Plan dated
             January 14, 2002**
    2.3      Confirmation Order dated March 1, 2002**
    3.1      Registrant's Certificate of Incorporation**
    3.2      Form of Amended and Restated Certificate of Incorporation of
             Registrant to be effective upon the closing of the offering being made pursuant to this Registration Statement**
    3.3      Registrant's By-Laws**
    3.4      Form of Amended and Restated By-Laws of Registrant to be
             effective upon the closing of the offering being made
             pursuant to this Registration Statement**
    3.5      Certificate of Amendment to Registrant's Certificate of
             Incorporation**
    4.1      Specimen Class A Common Stock Certificate
    4.2      Specimen Class B Common Stock Certificate*
    4.3      Specimen Special Voting Stock Certificate*
    4.4      Registration Agreement, dated as of March 21, 2002, among
             Loews Cineplex Entertainment Corporation, 1363880 Ontario
             Inc. and OCM Cinema Holdings, LLC**
    4.5      Form of Exchangeable Share Provisions attaching to the
             exchangeable shares of Loews Cineplex Entertainment
             Corporation Canada**
    5.1      Opinion of Kaye Scholer LLP with respect to legality*
   10.1      Stockholders Agreement, dated as of March 21, 2002, among
             Loews Cineplex Entertainment Corporation, 1363880 Ontario
             Inc. and OCM Cinema Holdings, LLC, as amended**
   10.2      Employment Agreement, dated as of March 21, 2002, between
             Loews Cineplex Entertainment Corporation and Travis Reid, as
             amended**
   10.3      Stock Purchase Agreement, dated as of June 19, 2002, among
             Cinemex LLC, Cinemex Acquisition Corp., Grupo Cinemex, S.A.
             de C.V. and the other persons identified therein**
   10.4      Stock Purchase Agreement, dated as of June 19, 2002, among
             Symphony Acquisition Vehicle, S.A. de C.V., Cinemex
             Acquisition Corp., Consolidated Press Holdings Limited (ACN
             008 394 509), Hoyts Cinemas Ltd. (ACN 066 234 900), Hoyts
             European Holdings, B.V., Hoyts Cinemas America Limited,
             Stichting Administratiekantoor Strawinsky, Hoyts Emerging
             Territories, Ltd., Cinemas Hoyts de Mexico, S. de R.L. de
             C.V. and Grupo Cinemex, S.A. de C.V.**
   10.5      Inducement Agreement, dated as of June 19, 2002, among
             Cinemex LLC, Cinemex Acquisition Corp., Symphony Acquisition
             Vehicle, S.A. de C.V., Grupo Cinemex, S.A. de C.V., Miguel
             Angel Davila Guzman and Adolfo Fastlicht Kurian**
   10.6      Form of Long-Term Incentive Plan of the Registrant*
   10.7      Credit Agreement, dated as of October 11, 2001, among Cadena
             Mexicana de Exhibicion, S.A. de C.V., the banks listed
             therein and BankBoston, N.A.**
   10.8      Form of Support Agreement among the Registrant, Loews
             Cineplex Canada Callco, ULC, Loews Cineplex U.S. Callco, LLC
             and Loews Cineplex Entertainment Corporation Canada**
   10.9      Form of Voting and Exchange Trust Agreement among the
             Registrant, Loews Cineplex Entertainment Corporation Canada
             and the trustee identified therein, as trustee**

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
   10.10     Magic Johnson Theatres Partnership Agreement, dated as of
             March 31, 1994, between S&J Theatres, Inc. and Johnson
             Development Corporation**
   10.11     Joint Venture Agreement, dated as of April 27, 1998, between
             LTM Spanish Holdings, Inc. and Ricardo Evole Martil**
   10.12     Amended and Restated Joint Venture Agreement, dated as of
             July 25, 2002, among Megabox Cineplex, Inc., Loews Cineplex
             Entertainment Corporation and Loews Cineplex International
             Holdings, Inc.**
   10.13     Form of Indemnification Agreement between the Registrant and each of Bryan Berndt, Harry M. Brittenham, Michael A.
             Carpenter, Michael K. Douglas, Bruce A. Karsh, John Bonnett
             McCoy, Anthony Munk, Michael P. Norris, David Barry Reardon
             and Gerald W. Schwartz
   10.14     Stock Purchase and Subscription Agreement, dated as of July
             25, 2002, among Mediaplex, Inc., the Registrant and Megabox
             Cineplex, Inc.**
   10.15     Subscription Agreement, dated as of July 24, 2002, among the
             Registrant, 1363880 Ontario Inc. and OCM Cinema Holdings,
             LLC**
   10.16     Credit Agreement, dated as of June 9, 1999, among Loeks-Star
             Partners, the Banks from time to time party thereto and
             Michigan National Bank, as Agent, as amended**
   10.17     Term Loan Agreement, dated as of March 21, 2002, among the
             Registrant, the lenders listed therein and Bankers Trust
             Company**
   10.18     Priority Secured Credit Agreement, dated as of March 21,
             2002, among the Registrant and Cineplex Odeon Corporation, the lenders listed therein, Bankers Trust Company, Deutsche
             Bank AG, Canada Branch, General Electric Capital Corporation
             and Deutsche Banc Alex. Brown Inc.**
   10.19     Fifth Amendment to Credit Agreement, dated as of April 2,
             2002, among Loeks-Star Partners, the Banks from time to time party thereto and Standard Federal Bank (f/k/a Michigan
             National Bank), as Agent**
   10.20     Form of Stockholders Agreement between the Registrant and
             each of Michael A. Carpenter, Michael K. Douglas, Allen
             Karp, John Bonnett McCoy and David Barry Reardon**
   10.21     Term Sheet, dated June 2002, among Onex Corporation, Grupo
             Cinemex, S.A. de C.V. and Miguel Angel Davila**
   10.22     Letter Agreement, dated October 1, 2002, amending Term
             Sheet, dated June 2002, among Onex Corporation, Grupo
             Cinemex, S.A. de C.V. and Miguel Angel Davila*
   10.23     Form of Subscription Agreement between the Registrant and
             each of Michael A. Carpenter, Michael K. Douglas, Allen
             Karp, John Bonnett McCoy and David Barry Reardon**
   10.24     Form of Assignment Agreement, dated as of August 2, 2002,
             among Onex American Holdings LLC, Loews Executive Investco
             LLC, Loeks Acquisition Corp., Cinemex Acquisition Corp.,
             Cinemex LLC and the Registrant*
   10.25     Form of Assignment Agreement, dated as of August 2, 2002,
             among Onex American Holdings LLC, Loews Partners LP, Loeks
             Acquisition Corp., Cinemex Acquisition Corp., Cinemex LLC
             and the Registrant*
   10.26     Form of Indemnification Agreement between the Registrant and each of David Badain, John C. McBride, Jr., Travis Reid,
             Seymour Smith and John J. Walker
   21.1      Subsidiaries of the Registrant**
   23.1      Consent of PricewaterhouseCoopers LLP, Independent
             Accountants
   23.2      Consent of Kaye Scholer LLP (included in Exhibit 5.1)*
   23.3      Consent of Deloitte & Touche, Independent Auditors
   24.1      Powers of Attorney***

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
   99.1      Financial statements of Loeks-Star Partners for the years
             ended February 28, 2002 and February 22, 2001**
   99.2      Consolidated financial statements of Grupo Cinemex, S.A. de
             C.V. for the years ended December 31, 2000 and 1999


------------

*     To be filed by amendment.

**   Previously filed.


*** Previously filed with respect to Messrs. Karsh, Munk, Schwartz, Reid, Walker and Berndt. Filed herewith with respect to Messrs. Brittenham, Carpenter, Douglas, McCoy and Reardon.


(b) FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedule, together with the Report of Independent Accountants thereon, is filed as part of this Registration
Statement:

                                                              PAGE
                                                              ----
Report of Independent Accountants on Financial Statement
  Schedule..................................................  S-1
Schedule II -- Valuation and Qualifying Accounts............  S-2

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 24, 2002.


                                            LOEWS CINEPLEX ENTERTAINMENT
                                            CORPORATION

                                            By: /s/ TRAVIS REID
                                              ----------------------------------
                                                Name: Travis Reid
                                                Title: President and Chief
                                                Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                                       TITLE                      DATE
---------                                                       -----                      ----



                       *                           Director                          December 24, 2002
------------------------------------------------
              Harry M. Brittenham




                       *                           Director                          December 24, 2002
------------------------------------------------
               Michael K. Douglas




                       *                           Director                          December 24, 2002
------------------------------------------------
              Michael A. Carpenter




                       *                           Director                          December 24, 2002
------------------------------------------------
                 Bruce A. Karsh




                       *                           Director                          December 24, 2002
------------------------------------------------
               John Bonnett McCoy




                       *                           Director                          December 24, 2002
------------------------------------------------
                  Anthony Munk




                       *                           Director                          December 24, 2002
------------------------------------------------
              David Barry Reardon




                       *                           Director                          December 24, 2002
------------------------------------------------
               Gerald W. Schwartz




                       *                           Director, President and Chief     December 24, 2002
------------------------------------------------     Executive Officer (principal
                  Travis Reid                        executive officer)

SIGNATURE                                                       TITLE                      DATE
---------                                                       -----                      ----





               /s/ JOHN J. WALKER                  Senior Vice President, Chief      December 24, 2002
------------------------------------------------     Financial Officer and
                 John J. Walker                      Treasurer (principal
                                                     financial officer)




                /s/ BRYAN BERNDT                   Vice President, Finance and       December 24, 2002
------------------------------------------------     Controller (principal
                  Bryan Berndt                       accounting officer)




*By: /s/ TRAVIS REID
------------------------------------------------
     Travis Reid
     Attorney-in-Fact

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Stockholders of
Loews Cineplex Entertainment Corporation:

     Our audits of the consolidated financial statements referred to in our report dated May 29, 2002, except for Note 18 and 20 which are as of July 30, 2002, appearing in this Form S-1 (Registration Statement Number 333-97723) of Loews Cineplex Entertainment Corporation also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 29, 2002

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                                   ADDITIONS
                                                    BALANCE AT    (CHARGED TO   DEDUCTIONS   BALANCE AT
                                                   BEGINNING OF    COSTS AND    AND OTHER      END OF
                                                      PERIOD       EXPENSES)     CHARGES       PERIOD
                                                   ------------   -----------   ----------   ----------
                                                                      (IN THOUSANDS)
PREDECESSOR
YEAR ENDED FEBRUARY 29, 2000
Reserve for net book value of property, equipment
  and leaseholds.................................     $7,309        $5,534       $12,706       $  137
Reserve for other costs..........................      4,044            --         2,256        1,788

YEAR ENDED FEBRUARY 28, 2001
Reserve for net book value of property, equipment
  and leaseholds.................................        137         7,500         7,589           48
Reserve for other costs..........................      1,788         7,317         5,914        3,191

YEAR ENDED FEBRUARY 28, 2002
Reserve for net book value of property, equipment
  and leaseholds.................................         48         7,527         7,575           --
Reserve for other costs..........................      3,191            --         1,598        1,593

                                 EXHIBIT INDEX


EXHIBIT NO.                            EXHIBIT                               PAGE NO.
-----------                            -------                               --------
    1.1      Form of Underwriting Agreement*
    2.1      Loews Cineplex Entertainment Corporation First Amended
             Chapter 11 Plan dated January 14, 2002**
    2.2      Loews Cineplex Entertainment Corporation Disclosure
             Statement for Debtors' First Amended Chapter 11 Plan dated
             January 14, 2002**
    2.3      Confirmation Order dated March 1, 2002**
    3.1      Registrant's Certificate of Incorporation**
    3.2      Form of Amended and Restated Certificate of Incorporation of
             Registrant to be effective upon the closing of the offering being made pursuant to this Registration Statement**
    3.3      Registrant's By-Laws**
    3.4      Form of Amended and Restated By-Laws of Registrant to be
             effective upon the closing of the offering being made
             pursuant to this Registration Statement**
    3.5      Certificate of Amendment to Registrant's Certificate of
             Incorporation**
    4.1      Specimen Class A Common Stock Certificate
    4.2      Specimen Class B Common Stock Certificate*
    4.3      Specimen Special Voting Stock Certificate*
    4.4      Registration Agreement, dated as of March 21, 2002, among
             Loews Cineplex Entertainment Corporation, 1363880 Ontario
             Inc. and OCM Cinema Holdings, LLC**
    4.5      Form of Exchangeable Share Provisions attaching to the
             exchangeable shares of Loews Cineplex Entertainment
             Corporation Canada**
    5.1      Opinion of Kaye Scholer LLP with respect to legality*
   10.1      Stockholders Agreement, dated as of March 21, 2002, among
             Loews Cineplex Entertainment Corporation, 1363880 Ontario
             Inc. and OCM Cinema Holdings, LLC, as amended**
   10.2      Employment Agreement, dated as of March 21, 2002, between
             Loews Cineplex Entertainment Corporation and Travis Reid, as
             amended**
   10.3      Stock Purchase Agreement, dated as of June 19, 2002, among
             Cinemex LLC, Cinemex Acquisition Corp., Grupo Cinemex, S.A.
             de C.V. and the other persons identified therein**
   10.4      Stock Purchase Agreement, dated as of June 19, 2002, among
             Symphony Acquisition Vehicle, S.A. de C.V., Cinemex
             Acquisition Corp., Consolidated Press Holdings Limited (ACN
             008 394 509), Hoyts Cinemas Ltd. (ACN 066 234 900), Hoyts
             European Holdings, B.V., Hoyts Cinemas America Limited,
             Stichting Administratiekantoor Strawinsky, Hoyts Emerging
             Territories, Ltd., Cinemas Hoyts de Mexico, S. de R.L. de
             C.V. and Grupo Cinemex, S.A. de C.V.**
   10.5      Inducement Agreement, dated as of June 19, 2002, among
             Cinemex LLC, Cinemex Acquisition Corp., Symphony Acquisition
             Vehicle, S.A. de C.V., Grupo Cinemex, S.A. de C.V., Miguel
             Angel Davila Guzman and Adolfo Fastlicht Kurian**
   10.6      Form of Long-Term Incentive Plan of the Registrant*
   10.7      Credit Agreement, dated as of October 11, 2001, among Cadena
             Mexicana de Exhibicion, S.A. de C.V., the banks listed
             therein and BankBoston, N.A.**
   10.8      Form of Support Agreement among the Registrant, Loews
             Cineplex Canada Callco, ULC, Loews Cineplex U.S. Callco, LLC
             and Loews Cineplex Entertainment Corporation Canada**

EXHIBIT NO.                            EXHIBIT                               PAGE NO.
-----------                            -------                               --------
   10.9      Form of Voting and Exchange Trust Agreement among the
             Registrant, Loews Cineplex Entertainment Corporation Canada
             and the trustee identified therein, as trustee**
   10.10     Magic Johnson Theatres Partnership Agreement, dated as of
             March 31, 1994, between S&J Theatres, Inc. and Johnson
             Development Corporation**
   10.11     Joint Venture Agreement, dated as of April 27, 1998, between
             LTM Spanish Holdings, Inc. and Ricardo Evole Martil**
   10.12     Amended and Restated Joint Venture Agreement, dated as of
             July 25, 2002, among Megabox Cineplex, Inc., Loews Cineplex
             Entertainment Corporation and Loews Cineplex International
             Holdings, Inc.**
   10.13     Form of Indemnification Agreement between the Registrant and each of Bryan Berndt, Harry M. Brittenham, Michael A.
             Carpenter, Michael K. Douglas, Bruce A. Karsh, John Bonnett
             McCoy, Anthony Munk, Michael P. Norris, David Barry Reardon
             and Gerald W. Schwartz
   10.14     Stock Purchase and Subscription Agreement, dated as of July
             25, 2002, among Mediaplex, Inc., the Registrant and Megabox
             Cineplex, Inc.**
   10.15     Subscription Agreement, dated as of July 24, 2002, among the
             Registrant, 1363880 Ontario Inc. and OCM Cinema Holdings,
             LLC**
   10.16     Credit Agreement, dated as of June 9, 1999, among Loeks-Star
             Partners, the Banks from time to time party thereto and
             Michigan National Bank, as Agent, as amended**
   10.17     Term Loan Agreement, dated as of March 21, 2002, among the
             Registrant, the lenders listed therein and Bankers Trust
             Company**
   10.18     Priority Secured Credit Agreement, dated as of March 21,
             2002, among the Registrant and Cineplex Odeon Corporation, the lenders listed therein, Bankers Trust Company, Deutsche
             Bank AG, Canada Branch, General Electric Capital Corporation
             and Deutsche Banc Alex. Brown Inc.**
   10.19     Fifth Amendment to Credit Agreement, dated as of April 2,
             2002, among Loeks-Star Partners, the Banks from time to time party thereto and Standard Federal Bank (f/k/a Michigan
             National Bank), as Agent**
   10.20     Form of Stockholders Agreement between the Registrant and
             each of Michael A. Carpenter, Michael K. Douglas, Allen
             Karp, John Bonnett McCoy and David Barry Reardon**
   10.21     Term Sheet, dated June 2002, among Onex Corporation, Grupo
             Cinemex, S.A. de C.V. and Miguel Angel Davila**
   10.22     Letter Agreement, dated October 1, 2002, amending Term
             Sheet, dated June 2002, among Onex Corporation, Grupo
             Cinemex, S.A. de C.V. and Miguel Angel Davila*
   10.23     Form of Subscription Agreement between the Registrant and
             each of Michael A. Carpenter, Michael K. Douglas, Allen
             Karp, John Bonnett McCoy and David Barry Reardon**
   10.24     Form of Assignment Agreement, dated as of August 2, 2002,
             among Onex American Holdings LLC, Loews Executive Investco
             LLC, Loeks Acquisition Corp., Cinemex Acquisition Corp.,
             Cinemex LLC and the Registrant*
   10.25     Form of Assignment Agreement, dated as of August 2, 2002,
             among Onex American Holdings LLC, Loews Partners LP, Loeks
             Acquisition Corp., Cinemex Acquisition Corp., Cinemex LLC
             and the Registrant*
   10.26     Form of Indemnification Agreement between the Registrant and each of David Badain, John C. McBride, Jr., Travis Reid,
             Seymour Smith and John J. Walker

EXHIBIT NO.                            EXHIBIT                               PAGE NO.
-----------                            -------                               --------
   21.1      Subsidiaries of the Registrant**
   23.1      Consent of PricewaterhouseCoopers LLP, Independent
             Accountants
   23.2      Consent of Kaye Scholer LLP (included in Exhibit 5.1)*
   23.3      Consent of Deloitte & Touche, Independent Auditors
   24.1      Powers of Attorney***
   99.1      Financial statements of Loeks-Star Partners for the years
             ended February 28, 2002 and February 22, 2001**
   99.2      Consolidated financial statements of Grupo Cinemex, S.A. de
             C.V. for the years ended December 31, 2000 and 1999


------------

*   To be filed by amendment.

**  Previously filed.


*** Previously filed with respect to Messrs. Karsh, Munk, Schwartz, Reid, Walker and Berndt. Filed herewith with respect to Messrs. Brittenham, Carpenter, Douglas, McCoy and Reardon.